   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 2, 1994
                                                  REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           LONE STAR INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                          (STATE OR OTHER JURISDICTION
                       OF INCORPORATION OR ORGANIZATION)
                                      3241
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)
                                   13-0982660
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                            300 FIRST STAMFORD PLACE
                                P.O. BOX 120014
                            STAMFORD, CT 06912-0014
                                 (203) 969-8600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JOHN S. JOHNSON
                           LONE STAR INDUSTRIES, INC.
                            300 FIRST STAMFORD PLACE
                                P.O. BOX 120014
                            STAMFORD, CT 06912-0014
                                 (203) 969-8600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                              ALAN B. HYMAN, ESQ.
                       PROSKAUER ROSE GOETZ & MENDELSOHN
                                 1585 BROADWAY
                            NEW YORK, NEW YORK 10036
                                 (212) 969-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: From time to time after the effective date of this Registration
Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                                                             PROPOSED
                                                             PROPOSED        MAXIMUM
TITLE OF EACH                                 AMOUNT         MAXIMUM        AGGREGATE
CLASS OF SECURITIES                           TO BE       OFFERING PRICE     OFFERING       AMOUNT OF
TO BE REGISTERED                            REGISTERED     PER UNIT(1)       PRICE(1)    REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per
  share..................................    3,826,548       $16.875       $64,572,998      $22,266.71
- ---------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants...........     891,609         $7.00         $6,241,263      $2,152.17
- ---------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share,
  issuable upon exercise of the
  Warrants...............................     891,609         $18.75       $16,717,669      $5,764.75
- ---------------------------------------------------------------------------------------------------------
10% Senior Notes due 2003................   $21,140,000        98%         $20,717,200      $7,143.91
- ---------------------------------------------------------------------------------------------------------
Total....................................                                                   $37,327.54
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.

     Also registered hereunder pursuant to Rule 416 are an indeterminate number of shares of Common Stock that may become issuable pursuant to antidilution adjustments arising under the Warrants.

                            ------------------------

     THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           LONE STAR INDUSTRIES, INC.
            CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF
                   INFORMATION REQUIRED BY ITEMS OF FORM S-1

                REGISTRATION STATEMENT
                   ITEM AND HEADING                          LOCATION IN PROSPECTUS
                ----------------------                       ----------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....  Outside Front Cover Page of Prospectus

  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front and Outside Back Cover Pages
                                                   of Prospectus
  3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; Summary Financial
                                                   Information; Risk Factors; and Selected
                                                   Historical Financial Data
  4.  Use of Proceeds............................  Use of Proceeds

  5.  Determination of Offering Price............  Not Applicable

  6.  Dilution...................................  Not Applicable

  7.  Selling Security Holders...................  Selling Securityholders

  8.  Plan of Distribution.......................  Outside Front Cover Page of Prospectus;
                                                   Plan of Distribution
  9.  Description of Securities to be
      Registered.................................  Prospectus Summary; Description of
                                                   Securities
 10.  Interests of Named Experts and Counsel.....  Not Applicable

 11.  Information with Respect to the Company....  Inside Front Cover Page of Prospectus;
                                                   Prospectus Summary; The Company; Risk
                                                   Factors; Price Range of Common Stock and
                                                   Warrants; Dividend Policy; Capitalization;
                                                   Selected Historical Financial Data;
                                                   Management's Discussion and Analysis of
                                                   Financial Condition and Results of
                                                   Operations; Business; Management; Principal
                                                   Stockholders; Certain Relationships and
                                                   Related Transactions; Description of
                                                   Securities; Financial Statements

 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Not Applicable

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 1994

PROSPECTUS
                           LONE STAR INDUSTRIES, INC.
                        4,718,157 SHARES OF COMMON STOCK
                     891,609 COMMON STOCK PURCHASE WARRANTS
           $21,140,000 PRINCIPAL AMOUNT OF 10% SENIOR NOTES DUE 2003
                            ------------------------
     This Prospectus relates to the offering by the selling securityholders named herein (the "Selling Securityholders") of up to (i) 3,826,548 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Lone Star Industries, Inc., a Delaware corporation (the "Company"), (ii) 891,609 Common Stock Purchase Warrants, each Warrant entitling the holder thereof to purchase one share of Common Stock at an exercise price of $18.75 until December 31, 2000 (the "Warrants"), (iii) 891,609 shares of Common Stock issuable upon exercise of the Warrants offered hereby and (iv) $21,140,000 aggregate principal amount of 10% Senior Notes due 2003 of the Company (the "Senior Notes"). (The Common Stock, Warrants and Senior Notes shall be referred to herein collectively as the "Securities.") The Securities initially were issued to creditors and equity securityholders of the Company in accordance with the plan of reorganization under which the Company and certain of its subsidiaries emerged from a Chapter 11 bankruptcy proceeding (the "Plan of Reorganization"). See
"Business -- Bankruptcy Reorganization Proceedings." The Company will not receive any of the proceeds from the sale of the Securities offered hereby, except for the exercise price of the Warrants when and if they are exercised.

     The Securities are listed for trading on the New York Stock Exchange, Inc. (the "NYSE"). The closing sales price of the Securities on August 30, 1994 as reported on the NYSE was $17 per share of Common Stock, $7 per Warrant and 98% of the principal amount of the Senior Notes.

     The Senior Notes bear interest at a rate of 10% per annum, payable semi-annually on each of January 31 and July 31. The Senior Notes are general unsecured obligations of the Company. Subject to the certain covenants in the Company's financing agreement, the Senior Notes are redeemable, in whole or in part, at any time at the Company's option at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon.

     In the event of a Change in Control (as defined), the Company is obligated to make an offer to purchase all outstanding Senior Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon. In addition, the Company is obligated in certain instances to make offers to purchase Senior Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon with the Excess Net Proceeds (as defined) of certain sales or dispositions of assets. Sinking fund payments in the amount of $10,000,000 each are required to be made in each of years 2000, 2001 and 2002.

     The Selling Securityholders directly through agents designated from time to time, or through dealers or underwriters to be designated, may sell the Securities offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the specific amount of Securities to be sold, the respective purchase price and public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement.

     The Company has agreed to bear all expenses of registration of the Securities offered hereby under federal and state securities laws and to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Securities registered hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of such Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
                            ------------------------

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS           , 1994.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Securities being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance where such contract or other document is an exhibit to the Registration Statement, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

     The Company also is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements, and other information with the Commission. Such Registration Statement, reports, proxy statements, and other information can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60061. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities are listed on the NYSE. Reports and other information concerning the Company are available for inspection and copying at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that no outstanding stock options or warrants are exercised. Unless the context otherwise requires, as used herein the "Company" shall mean Lone Star Industries, Inc. together with its subsidiaries and affiliates, including Rosebud Holdings, Inc. and its subsidiaries, and "Lone Star" shall mean the Company excluding Rosebud Holdings, Inc. and its subsidiaries.

                                  THE COMPANY

     Lone Star is a cement, construction aggregates and ready-mixed concrete company, with operations in the United States (principally in the midwest and southwest and on the east coast) and Canada. Lone Star's cement operations consist of five cement plants in the midwestern and southwestern regions of the United States and a 25% interest in Kosmos Cement Company, a partnership which operates one cement plant in each of Kentucky and Pennsylvania. These five wholly-owned cement plants produced 3.6 million tons of cement in 1993 and are expected to produce 3.7 million tons in 1994, which approximates the rated capacity of such plants. Lone Star also is engaged in construction aggregate operations including the mining, processing and distribution of sand, gravel and crushed stone and provides a source of ready-mixed concrete and other construction materials. Lone Star's aggregate operations serve the construction market in the New York metropolitan area, the east coast and gulf coast of the United States, the Caribbean and the Nova Scotia and Prince Edward Island areas of Canada. The ready-mixed concrete business operates in central Illinois and the Memphis, Tennessee area. On a pro forma basis after giving effect to the plan of reorganization described below and the adoption of fresh-start reporting in connection therewith, the Company had approximately $270 million in revenues in 1993, with cement, construction aggregates and ready-mixed operations representing approximately 70%, 17% and 13%, respectively, of such revenues.

Bankruptcy Reorganization Proceedings

     In December 1990, Lone Star Industries, Inc. and certain of its subsidiaries commenced proceedings under Chapter 11 of the Federal Bankruptcy Code (the "Chapter 11 Cases"). The Chapter 11 Cases were precipitated by a variety of factors including generally depressed economic and business conditions, increasingly restricted sources of financing, potential defaults under long-term debt agreements, potential litigation exposure relating to concrete railroad crossties, and uncertainty and potential liabilities with respect to environmental, retiree benefit and pension related obligations. The Chapter 11 Cases were filed in order to preserve the Company's assets and enable it to seek a long-term solution to its financial, litigation and business problems.

     Prior to and during the course of the Chapter 11 Cases, the Company implemented a comprehensive organizational and financial restructuring. As part of this process, the Company closed various offices and facilities, centralized and reduced its corporate management structure, sold or otherwise disposed of non-core or unprofitable assets and operations (including substantially all partnership, joint venture and foreign interests), rejected, modified and assumed contracts and leases, and implemented many programs designed to improve the operating procedures, controls, efficiency and profitability of its ongoing operations.

     On April 14, 1994 (the "Plan Effective Date"), the Company emerged from bankruptcy pursuant to a plan of reorganization (the "Plan of Reorganization"). The predecessor to the Company is referred to herein as the "Predecessor Company." Unless the context otherwise requires, as used herein the term "Company" or "Lone Star" means the Company or Lone Star following the Plan Effective Date, and references to the Company prior to the Plan Effective Date mean the Predecessor Company. Upon emergence from bankruptcy (the "Reorganization"), the Company was reorganized around its core domestic operations, while remaining non-core assets and operations (the "Rosebud Assets") were transferred to Rosebud Holdings, Inc. and its subsidiaries (collectively, "Rosebud"), a wholly-owned liquidating subsidiary formed pursuant to the Plan of Reorganization. Also transferred to Rosebud was the Company's right to recover under certain litigations. See "Business -- Liquidating Subsidiary." Pursuant to the Plan of Reorganization, pre-petition equity interests were cancelled and holders thereof were issued a percentage of new equity interests, certain pre-petition indebtedness was discharged, certain pre-petition indebtedness was reinstated or restructured and assumed, certain litigations were settled, certain pre-petition creditors received cash, new indebtedness and a percentage of new equity interests in satisfaction of their claims, and a restructured Board of Directors was designated. The Plan of Reorganization also implemented settlements related to certain retiree health and life insurance benefits, pension and financing obligations.

                                  THE OFFERING

SECURITIES OFFERED HEREBY
  Common Stock................  Up to 4,718,157 shares, including 891,609 shares of Common
                                Stock issuable upon exercise of the Warrants
  Warrants....................  Up to 891,609 Common Stock Purchase Warrants, each Warrant entitling the holder thereof to purchase one share of Common
                                Stock at an exercise price of $18.75 until December 31, 2000.
                                The Warrants are not redeemable by the Company.
  Senior Notes................  Up to $21,140,000 aggregate principal amount of 10% Senior
                                Notes due 2003
SECURITIES OUTSTANDING AS OF
  THE DATE HEREOF
  Common Stock................  12,000,000 shares(1)
  Warrants....................  4,003,333 Common Stock Purchase Warrants(2)
  Senior Notes................  $78 million principal amount of 10% Senior Notes due 2003
DESCRIPTION OF SENIOR NOTES
  OFFERED HEREBY
  Interest Rate...............  10%
  Interest Payment Dates......  January 31 and July 31
  Maturity Date...............  July 31, 2003
  Optional Redemption.........  Subject to certain covenants in the Company's financing agreement, the Senior Notes are redeemable, in whole or in part, at any time at the Company's option at a redemption
                                price of 100% of the principal amount thereof, plus accrued and unpaid interest thereon.
  Mandatory Redemption........  The Company is obligated in certain instances to make offers to purchase Senior Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest
                                thereon with the Excess Net Proceeds (as defined) of certain sales or dispositions of assets.
  Change in Control...........  In the event of a Change in Control (as defined), the Company is obligated to make an offer to purchase all outstanding
                                Senior Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon.
  Ranking.....................  The Senior Notes are general unsecured obligations of the
                                Company.
  Sinking Fund................  Sinking fund payments in the amount of $10,000,000 each are required to be made in each of years 2000, 2001 and 2002;
                                provided, however, that such payments will be reduced by the principal amount of any Senior Notes that the Company has
                                optionally redeemed or purchased and delivered to the trustee for cancellation.
  Guarantees..................  The Senior Notes may be guaranteed in the future by certain
                                Restricted Subsidiaries (as defined). As of the date hereof, there are no guarantees.

  Certain Covenants...........  The Senior Note Indenture contains certain covenants relating to, among other things, (i) limitations on distributions;
                                (ii) limitations on additional indebtedness; (iii)
                                limitations on the consolidation or merger of the Company
                                with or into another person or the conveyance, transfer or lease of substantially all the property of the Company to
                                another person; (iv) limitations on transactions with
                                affiliates; and (v) limitations on liens.
  Rating......................  None
USE OF PROCEEDS...............  None of the proceeds of this Offering will be received by the
                                Company, except for the exercise price of the Warrants when and if they are exercised, which amount, if any, will be used for working capital and general corporate purposes. See "Use of Proceeds."
NYSE SYMBOLS
  Common Stock................  LCE
  Warrants....................  LCE WS
  Senior Notes................  LCE 04
RISK FACTORS..................  Prospective purchasers should consider carefully the factors specified under "Risk Factors."

- ---------------
(1) Includes 578,524 shares of Common Stock which pursuant to the Plan of Reorganization will be distributed to pre-petition unsecured creditors and holders of pre-petition equity interests, but which had not been issued as of August 16, 1994. Does not include (i) 4,003,333 shares of Common Stock reserved for issuance upon exercise of the Warrants and (ii) 750,000 shares of Common Stock reserved for issuance upon exercise of options granted and to be granted under the Company's stock option plans.

(2) Includes 213,962 Common Stock Purchase Warrants which pursuant to the Plan of Reorganization will be distributed to holders of pre-petition equity interests, but which had not been issued as of August 16, 1994.

                         SUMMARY FINANCIAL INFORMATION

     Following the Reorganization, in accordance with AICPA Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," the Company adopted "fresh-start" reporting ("Fresh-Start Reporting") which assumes that a new reporting entity has been formed as of the effective date of a plan of reorganization, which in the case of the Company was deemed to be March 31, 1994 for accounting purposes. As a result of Fresh-Start Reporting, the Company's consolidated financial statements for periods prior to March 31, 1994 are not comparable to consolidated financial statements presented on or subsequent to March 31, 1994. The following summary financial data of the Predecessor Company as of and for the fiscal years ended December 31, 1993, 1992 and 1991, as of and for the six-month period ended June 30, 1993 and as of and for the three-month period ended March 31, 1994, and the following summary financial data of the Company as of and for the three-month period ended June 30, 1994 and the following summary pro forma financial data of the Company for the six-month period ended June 30, 1994 are qualified in their entirety by reference to the financial statements of the Predecessor Company and the Company, respectively, and the related notes thereto and should be read in conjunction with such financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                SUCCESSOR COMPANY                      PREDECESSOR COMPANY
                                               --------------------   ------------------------------------------------------
                                                          PRO FORMA
                                               FOR THE     FOR THE     FOR THE    FOR THE
                                                THREE        SIX        THREE       SIX
                                                MONTHS     MONTHS      MONTHS      MONTHS             FOR THE YEAR
                                                ENDED       ENDED       ENDED      ENDED           ENDED DECEMBER 31,
                                               JUNE 30,   JUNE 30,    MARCH 31,   JUNE 30,   -------------------------------
   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)       1994      1994(1)      1994        1993       1993       1992        1991
- ---------------------------------------------  --------   ---------   ---------   --------   --------   ---------   --------
Net sales....................................  $ 86,995   $132,258    $  33,709   $103,057   $240,071   $ 230,098   $238,692
Joint venture income.........................  $  1,269   $  1,344    $     381   $ 12,610   $ 20,440   $  37,831   $ 24,435
Income (loss) before reorganization items,
  income taxes, and cumulative effect of
  changes in accounting principles...........  $ 11,999   $ (5,428)   $  (3,170)  $  1,063   $  6,196   $ (42,429)  $  2,948
Income (loss) before cumulative effect of
  changes in accounting principles...........  $  7,914   $ (3,800)   $(150,483)  $(41,862)  $(35,258)  $ (45,428)  $ (5,547)
Net income (loss)............................  $  7,914   $ (3,800)   $ (23,118)  $(42,644)  $(36,040)  $(164,342)  $ (5,547)
Net income (loss) applicable to common
  stock(2)...................................  $  7,914   $ (3,800)   $ (24,396)  $(45,200)  $(41,152)  $(169,455)  $(10,661)
                                               --------   ---------   ---------   --------   --------   ---------   --------
Primary Earnings Per Common Share:
  Income (loss) before cumulative effect of
  changes in accounting principles...........  $   0.62   $  (0.32)      (3)      $  (2.67)  $  (2.42)  $   (3.03)  $  (0.64)
  Net income (loss) per share................  $   0.62   $  (0.32)      (3)      $  (2.72)  $  (2.47)  $  (10.18)  $  (0.64)
                                               --------   ---------   ---------   --------   --------   ---------   --------
Weighted average common shares outstanding...    12,000     12,000          n/a     16,644     16,644      16,641     16,582
Cash dividends per common share..............     --         --          --          --         --         --          --
                                               --------   ---------   ---------   --------   --------   ---------   --------
Ratio of earnings to fixed charges(4)........      4.95x     (4)         (4)        (4)          2.80x     (4)          1.12x
                                               --------   ---------   ---------   --------   --------   ---------   --------

                                               SUCCESSOR COMPANY                   PREDECESSOR COMPANY
                                               -----------------        ------------------------------------------
                                                                                             DECEMBER 31,
                                              JUNE 30,   MARCH 31,      JUNE 30,    ------------------------------
                                                1994       1994           1993        1993       1992       1991
                                              --------   ---------      ---------   --------   --------   --------
Financial Position at End of Period:
Total assets................................  $574,415   $579,411       $897,116    $924,885   $952,649   $914,437
Long-term debt(5):
  Senior notes..............................  $ 78,000   $ 78,000          --          --         --         --
  Asset proceeds notes......................  $116,000   $112,000          --          --         --         --
Production payment..........................  $ 20,963   $ 20,963       $  4,000    $  2,000   $  4,000   $  4,000
Liabilities subject to Chapter 11
  proceedings...............................     --         --          $607,306    $627,938   $611,129   $555,331
Redeemable preferred stock..................     --         --          $ 37,500    $ 37,500   $ 37,500   $ 37,500
Common shareholders' equity.................  $101,190   $ 93,313       $ 17,486    $ 12,348   $ 59,698   $226,162

                                                     (footnotes on next page)

- ---------------

(1) The pro forma consolidated financial data reflects the effect of implementation of the Plan of Reorganization, including changes in the operating units of the successor company, reductions in postretirement benefit expenses resulting from settlements reached during the Chapter 11 Cases, increased interest expense related to the issuance of the Senior Notes and the adoption of Fresh-Start Reporting, as if the Company had emerged from bankruptcy and adopted Fresh-Start Reporting as of January 1, 1994. The successor company's results include results of operations previously classified as assets held for sale and exclude the results of operations which have been transferred to Rosebud. See "Pro Forma Consolidated Statement of Operations (Unaudited)" included in Note 4 of Notes to Interim Consolidated Financial Statements and Pro Forma Financial Data included elsewhere herein.

(2) In 1992, the Company adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"), and No. 109, "Accounting for Income Taxes" ("SFAS 109"). The cumulative effect of the change in accounting principles was an after-tax charge of $130,510,000 related to the adoption of SFAS 106 and an increase in earnings of $11,596,000 related to the adoption of SFAS 109. In addition, in 1992 the Company also recorded a pre-tax provision of $66,584,000 in connection with the settlement of the Company's concrete railroad crosstie litigation. See Notes 30, 31 and 33 of Notes to Consolidated Financial Statements included elsewhere herein.

    The three-month period ended March 31, 1994 included an extraordinary gain of $127,520,000 resulting from the discharge of pre-petition liabilities as a result of the Company's emergence from bankruptcy; a pre-tax loss of $133,917,000 to adjust the Company's assets and liabilities to fair value in accordance with Fresh-Start Reporting; and a $6,500,000 pre-tax insurance recovery related to the crosstie litigation settlement recorded in 1992.

(3) On the Plan Effective Date, the Company issued shares of the new Common Stock, the Warrants, the Senior Notes, and the Asset Proceeds Notes (as hereinafter defined), transferred certain assets to Rosebud and adopted Fresh-Start Reporting effective as of March 31, 1994 for accounting purposes. As a result, earnings per share for the three-month period ended March 31, 1994 has not been presented because it is not meaningful.

(4) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss) before reorganization items, income taxes and cumulative effect of changes in accounting principles plus fixed charges. "Fixed charges" consist of interest expense, capitalized interest and one-third of rental expense, which is deemed to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges by $3,283,000 for the three months ended March 31, 1994, and by $42,919,000 for the year ended December 31, 1992. The ratio of earnings to fixed charges is not included for the pro forma periods or the six-month period ended June 30, 1993.

(5) Pursuant to the Plan of Reorganization, the Company issued the Senior Notes, which bear interest at a rate of 10% per annum, payable semi-annually. Pursuant to the Plan of Reorganization, Rosebud, a wholly-owned subsidiary of the Company, issued 10% Asset Proceeds Notes due 1997 in the aggregate principal amount of $138,118,000 (the "Asset Proceeds Notes"). Interest on the Asset Proceeds Notes is payable semi-annually in cash and/or additional Asset Proceeds Notes (at the option of Rosebud) on each of January 31 and July 31. A portion of Rosebud's obligations under the Asset Proceeds Notes is guaranteed by the Company (the "Company Guarantee"). If, at the maturity date of the Asset Proceeds Notes, the aggregate amount of all cash payments of principal and interest on such notes is less than $88,118,000, the Company Guarantee is payable either in cash, five-year notes or a combination thereof to cover the shortfall between the actual payments and $88,118,000, plus interest; provided, however, that the total amount paid pursuant to the Company Guarantee cannot exceed $28,000,000. The Asset Proceeds Notes are included in the successor company's consolidated balance sheet at an amount equal to the estimated fair value of the Company's investment in Rosebud.

                                  THE COMPANY

     The Company was incorporated in Maine in 1919 as International Cement Corporation and in 1936 changed its name to Lone Star Cement Corporation. In 1969, its state of incorporation was changed to Delaware and in 1971 its name was changed to Lone Star Industries, Inc. The Company's executive offices are located at 300 First Stamford Place, P.O. Box 120014, Stamford, Connecticut 06912-0014 and its telephone number is (203) 969-8600.

     In December 1990, Lone Star Industries, Inc. and certain of its subsidiaries commenced the Chapter 11 Cases. The Chapter 11 Cases were precipitated by a variety of factors including generally depressed economic and business conditions, increasingly restricted sources of financing, potential defaults under long-term debt agreements, potential litigation exposure relating to concrete railroad crossties, and uncertainty and potential liabilities with respect to environmental, retiree benefit and pension related obligations. The Chapter 11 Cases were filed in order to preserve the Company's assets and enable it to seek a long-term solution to its financial, litigation and business problems.

     Prior to and during the course of the Chapter 11 Cases, the Company implemented a comprehensive organizational and financial restructuring. As part of this process, the Company closed various offices and facilities, centralized and reduced its corporate management structure, sold or otherwise disposed of noncore or unprofitable assets and operations (including partnership, joint venture and foreign interests), rejected, modified and assumed contracts and leases, settled litigations and implemented many programs designed to improve the operating procedures, controls, efficiency and profitability of its ongoing operations.

     On the Plan Effective Date, the Company effected the Reorganization pursuant to the Plan of Reorganization. Upon emergence from bankruptcy, the Company was reorganized around its core domestic operations, while remaining non-core assets and operations were transferred to Rosebud, a wholly-owned liquidating subsidiary formed pursuant to the Plan of Reorganization. Also transferred to Rosebud was the Company's right to recover under certain litigations. See "Business -- Liquidating Subsidiary." In accordance with the Plan of Reorganization, pre-petition equity interests were cancelled and holders thereof were issued a percentage of new equity interests, certain pre-petition indebtedness was discharged, certain pre-petition indebtedness was reinstated or restructured and assumed, certain litigations were settled, certain pre-petition creditors received cash, new indebtedness and a percentage of new equity interests in satisfaction of their claims, and a restructured Board of Directors was designated. The Plan of Reorganization also implemented settlements related to certain retiree health and life insurance benefits, pension and financing obligations.

     Pursuant to the Plan of Reorganization, Rosebud issued the Asset Proceeds Notes to pre-petition unsecured creditors of the Company. Interest on the Asset Proceeds Notes is payable semi-annually in cash and/or additional Asset Proceeds Notes (at the option of Rosebud) on each of January 31 and July 31. Rosebud paid the first such semi-annual interest payment on July 31, 1994 in cash and intends to make future interest payments in cash, to the extent Rosebud has cash available. The indenture governing the Asset Proceeds Notes (the "Rosebud Indenture") provides that interest and principal on the Asset Proceeds Notes shall be paid from the proceeds of Rosebud Asset dispositions and proceeds, if any, received by Rosebud in connection with certain litigations transferred to it. A portion of Rosebud's obligations under the Asset Proceeds Notes is guaranteed by the Company Guarantee. If, at the maturity date of the Asset Proceeds Notes, the aggregate amount of all cash payments of principal and interest on such notes is less than $88,118,000, the Company Guarantee is payable either in cash, five-year notes or a combination thereof to cover the shortfall between the actual payments and $88,118,000, plus interest; provided, however, that the total amount paid pursuant to the Company Guarantee cannot exceed $28,000,000. The Company Guarantee is secured by a pledge of the Company's right, title and interest in and to all of the issued and outstanding common stock of Rosebud. As of August 29, 1994, Rosebud had made cash payments of principal and interest on the Asset Proceeds Notes of approximately $37,600,000. In connection with the Plan of Reorganization, Lone Star entered into a Management Services and Asset Disposition Agreement (the "Management Services Agreement") with Rosebud pursuant to which, among other things, Lone Star makes management personnel available to manage, market and dispose of the Rosebud Assets in exchange for a fee payable to Lone Star. See
"Business -- Liquidating Subsidiary."

                                  RISK FACTORS

     An investment in the Securities offered hereby involves a high degree of risk. Prospective purchasers of the Securities should consider carefully the following matters, as well as the other information in this Prospectus, in evaluating an investment in such Securities.

LACK OF COMPARABLE OPERATING HISTORY

     As part of the pre-petition restructuring which commenced in 1989 and while the Chapter 11 Cases were pending, the Company disposed of a significant amount of assets (including substantially all partnership, joint venture and foreign interests). In connection with the Reorganization, the Company was reorganized around its core domestic operations, while non-core assets and operations were transferred to Rosebud. Certain assets that had been held for sale under the 1989 restructuring program were included as part of the reorganized entity and other assets that were identified to be sold during the Chapter 11 proceedings as being for sale but had not been sold prior to the conclusion of the Reorganization were transferred to Rosebud for ultimate disposition. In addition, the Company adopted Fresh-Start Reporting, which assumes that a new reporting entity has been formed as of the Plan Effective Date, which was deemed to be March 31, 1994 for accounting purposes, and requires assets and liabilities be adjusted to their fair values as of the effective date. Accordingly, there is no comparable historical financial information available for the assets and businesses that constitute the reorganized Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition."

CONSTRUCTION INDUSTRY CONDITIONS

     Cyclical, Seasonal and Regional Industry. Construction spending and cement consumption historically have fluctuated widely. Demand for cement is correlated to cyclical construction activity, which, in turn, is influenced largely by economic conditions, including (particularly in the case of residential construction) prevailing interest rates and availability of public funds for infrastructure construction projects. The demand for cement also is seasonal, particularly in the northern markets where colder weather affects construction activity.

     Cement manufacturing is largely a regional business due to the low value-to-weight ratio of cement. As such, cement prices differ geographically, depending on plant efficiency, domestic and foreign competition within each market, energy costs, proximity and costs of materials and regional demand. The demand for cement is subject to regional economic fluctuations which may be greater or less than the fluctuations in the economy of the United States as a whole. As a result, the Company's operating results are subject to significant fluctuation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Industry Overview."

     Commodity Product. The markets for the Company's products are highly competitive. Due to the lack of product differentiation, competition in the cement industry is based largely on price. Accordingly, the Company's profitability is dependent on levels of cement demand and on the Company's ability to manage operating costs, and is very sensitive to small shifts in the balance between supply and demand. These factors can significantly impact selling prices and the Company's profitability. Although the Company was able to implement price increases in most of its markets in 1993 and 1994, the maintenance of current price levels cannot be guaranteed and any price deterioration will reduce the Company's level of profitability. See
"Business -- Competitive Conditions."

     Imports. During the 1980's, cement imports rose to record levels, reaching 19% of total domestic consumption in 1987, according to statistics prepared by the Portland Cement Association and the United States Bureau of Mines. This high level of imports was a contributing factor in the decline in selling price of cement in many regional markets during this period. As a result of anti-dumping petitions filed by a group of domestic cement producers beginning in 1990, substantial import duties were levied on cement imported from Mexico and Japan. The duties are subject to annual reviews and revision by the United States Department of Commerce. Although existing anti-dumping orders and the ability to bring anti-dumping actions against importers remain in effect under the North American Free Trade Agreement ("NAFTA"), the anti-dumping provisions would be substantially altered under the recently-concluded Uruguay round of world trade negotiations under the General Agreement on Tariffs and Trade ("GATT"). If enacted, GATT could make anti-dumping orders more difficult to obtain and "sunset" reviews of anti-dumping orders would be required to determine if the orders should remain in effect or be eliminated. The level of cement imports is also affected by other factors, including world economic conditions influencing levels of construction activity, and shipping costs.

     Governmental Regulation. The Company's operations, like others in the cement industry, are subject to extensive, stringent and complex federal, state and local laws and regulations pertaining to the protection of the environment and human health and safety, which require the Company to devote substantial time and resources to ensure continued compliance with these statutory and regulatory requirements. It is not possible to predict with accuracy the environmental requirements that may be imposed on the Company's operations in the future or the range of future costs for compliance by the Company with current or future environmental laws and regulations. There can be no assurances that changes in or additions to the environmental and health and safety laws and regulations or judicial or administrative interpretations thereof will not adversely affect the Company's ability to continue its operations. Moreover, there can be no assurances that the capital, operating and other costs of maintaining compliance with applicable environmental requirements, which could be substantial, will not adversely affect the Company's financial condition or that judicial or administrative proceedings, seeking penalties or injunctive relief, will not be brought against the Company for alleged non-compliance with applicable environmental laws and regulations. See "Business -- Environmental Regulation."

FINANCIAL RESTRICTIONS

     The indenture governing the Senior Notes (the "Senior Note Indenture") and the Financing Agreement, dated April 13, 1994 (the "Credit Agreement"), and other agreements entered into in connection with the Reorganization, impose certain operating and financial restrictions on the Company. Such restrictions affect, and in some respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, repay certain indebtedness prior to its stated maturity, create liens, apply proceeds from asset sales, engage in mergers or acquisitions, make certain capital expenditures, redeem the Senior Notes on an optional basis or pay dividends. In addition, pursuant to the Credit Agreement, and other agreements entered into in connection with the Reorganization, certain of the Company's assets are subject to liens or negative pledges, including those issued to the Pension Benefit Guaranty Corporation ("PBGC") to secure future pension obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition."

     These restrictions may pose substantial risks to holders of the Securities, and could have material adverse effects on the marketability, price and future value of such Securities. Among other consequences, the restrictions may result in the impairment of the Company's ability to obtain additional financing in the future, to make acquisitions and to take advantage of significant business opportunities that may arise, and will also increase the vulnerability of the Company to adverse general economic and industry conditions.

     The Company's ability to meet its debt service and other obligations or to refinance the unpaid balance of its indebtedness at maturity, if appropriate, depends on its future performance, which, in turn, depends on general economic conditions and on financial business, weather, competition (including level of imports) and other factors beyond the Company's control. There can be no assurance that the Company's cash flow will be sufficient to satisfy its debt service and other obligations or that any refinancing of indebtedness, if appropriate, will be obtained or be sufficient to pay such obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition."

ENVIRONMENTAL MATTERS

     Liability to federal or state governmental authorities or third parties may be imposed jointly or severally upon the Company for the investigation and remediation of facilities or sites at which contamination is present or hazardous substances have been or may be released into the environment under certain federal and state laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act ("Superfund") and the Resource Conservation and Recovery Act or comparable state laws. Such liability has arisen or may arise in the future because many of the raw materials, by-products and wastes produced, used or disposed of by the Company or its predecessors contain chemical elements or compounds which have been designated as hazardous substances or which otherwise may cause environmental contamination. The Company has been named as a party potentially responsible and liable for certain specific Superfund or other contaminated sites. There can be no assurances that in the future the Company will not be named as a potentially responsible party at other sites and be held liable for the costs of the investigation and remediation of such sites, which costs could be substantial. Although the Company may be able to avoid the imposition of such liability predicated upon releases or threatened releases of hazardous substances that occurred prior to the commencement of the Chapter 11 Cases or the Reorganization, there can be no assurances that the Company's defenses will prevail in any litigation respecting the foregoing or that the Company's financial condition will not be adversely affected by the imposition of liability for Superfund or contaminated sites for which the Company has been, or may in the future be, identified as a potentially responsible party. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Environmental Regulation" and "Business -- Legal Proceedings."

NO PROCEEDS TO THE COMPANY

     The Company will not receive any proceeds or additional capital from the sale of the Securities being offered hereby by the Selling Securityholders. The Company will, however, receive proceeds from any exercises of the Warrants included in such Securities. The Company could receive up to approximately $16.7 million in gross proceeds if such currently exercisable Warrants are exercised; however, there can be no assurance that the Warrants will be exercised or, if exercised, when prior to their expiration on December 31, 2000 they will be exercised. See "Use of Proceeds" and "Description of Securities -- Warrants."

PUBLIC MARKET FOR THE SECURITIES; LIMITED LIQUIDITY

     The Securities trade on the NYSE. As of August 1, 1994, approximately 37% of the outstanding Common Stock, 22% of the outstanding Warrants and 27% of the outstanding Senior Notes were beneficially owned by the Selling Securityholders. Therefore, the amount of the Securities which is available for trading by securityholders other than the Selling Securityholders is relatively low. Accordingly, there can be no assurance as to the market for, trading in or liquidity of the Securities. See "Price Range of Common Stock and Warrants" and "Principal Stockholders."

     No prediction can be made as to the effect, if any, that future sales of the Securities or the availability of the Securities for future sales, will have on the market price of the Securities prevailing from time to time. Sales of substantial amounts of the Securities, or the perception that such sales could occur, could adversely affect prevailing market prices for the Securities. The Securities being registered hereunder (or exempt from registration under Section 1145 of the Bankruptcy Code) may be sold in the public market from time to time by their beneficial owners. The sale by any such beneficial owner of a significant amount of such Securities could adversely affect prevailing market prices for the Securities. See "Plan of Distribution."

RESTRICTIONS ON PAYMENT OF DIVIDENDS

     The Senior Note Indenture and the Credit Agreement restrict or prohibit the payment of dividends. The Company does not currently anticipate paying cash dividends on the Common Stock at any time in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The Securities offered hereby will be sold by the Selling Securityholders, which will receive the proceeds therefrom. The Company will not receive any of the proceeds from the sale of such Securities, but will receive the exercise price of the Warrants when and if they are exercised. Any proceeds received from the exercise of the Warrants will be used by the Company for working capital and general corporate purposes.

                    PRICE RANGE OF COMMON STOCK AND WARRANTS

     The Common Stock, Warrants and Senior Notes are listed on the NYSE under the symbols "LCE," "LCE WS" and "LCE 04," respectively. The Securities began trading on May 3, 1994. The following table sets forth for each period indicated the high and low sales prices for the Common Stock and Warrants in composite transactions as reported on the NYSE.

                                                                      COMMON
                                                                     STOCK(1)          WARRANTS
                                                                  --------------     ------------
                                                                  HIGH      LOW      HIGH     LOW
                                                                  ----     -----     ----     ---
    1994
    Second Quarter (commencing May 3, 1994)....................  $16      $14 1/2   $7 5/8   $6
    Third Quarter (through August 30, 1994)....................   17 1/4   14 7/8    7 5/8    6 1/8

- ---------------
(1) Prior to April 15, 1994, the Company's old common stock was traded on the NYSE. Pursuant to the Plan of Reorganization, this common stock was cancelled. From April 15, 1994 through May 2, 1994, the Common Stock and Warrants traded on the NYSE on a "when issued" basis.

     On August 30, 1994, the last reported sale price of the Common Stock and Warrants was $17 per share and $7 per Warrant, respectively. As of August 29, 1994, the Company had approximately 2,618 holders of record of Common Stock, 2,558 holders of record of the Warrants, and 244 holders of record of the Senior Notes.

                                DIVIDEND POLICY

     The holders of Common Stock are entitled to dividends as declared from time to time by the Board of Directors of the Company from funds legally available therefor. However, pursuant to the Senior Note Indenture, dividends on the Common Stock can be paid only in certain circumstances and up to a maximum amount. See "Description of Securities -- Senior Notes -- Restricted Investments and Restricted Stock Payments." Additionally, the Credit Agreement prohibits the payment of dividends by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition." The Company does not anticipate paying dividends at any time in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the consolidated cash and cash equivalents and capitalization (including current maturities) of the Company as of June 30, 1994. None of the proceeds of this Offering will be received by the Company, except for the exercise price of the Warrants when and if they are exercised. This table should be read in conjunction with the Company's Interim Consolidated Financial Statements including the related notes thereto, included elsewhere in this Prospectus.

                                                                                       AT
                                                                                    JUNE 30,
                                                                                      1994
                                                                                    --------
                                                                                 (IN THOUSANDS)
Cash and cash equivalents (including cash equivalents of $26,843)..............     $ 28,795
                                                                                    ========
Current maturities:
  Current portion of production payment........................................     $  2,500
Long-term debt:
  Senior Notes.................................................................       78,000
  Asset Proceeds Notes(1)......................................................      116,000
                                                                                    --------
     Total long-term debt......................................................      194,000
                                                                                    --------
Production payment (excluding current maturities)..............................       18,463
Shareholders' Equity:
  Common Stock, $1 par value (authorized -- 25,000,000 shares; issued and
     outstanding -- 12,000,000 shares(2))......................................       12,000
  Warrants to purchase Common Stock(3).........................................       15,613
  Additional paid-in-capital...................................................       65,700
  Retained earnings............................................................        7,914
  Cumulative translation adjustment............................................          (37)
                                                                                    --------
     Total shareholders' equity................................................      101,190
                                                                                    --------
Total capitalization (including current maturities)............................     $316,153
                                                                                    ========

- ---------------
(1) Pursuant to the Plan of Reorganization, Rosebud, a wholly-owned subsidiary of the Company, issued the Asset Proceeds Notes. Interest on the Asset Proceeds Notes is payable semi-annually in cash and/or additional Asset Proceeds Notes (at the option of Rosebud) on each of January 31 and July
     31. A portion of Rosebud's obligations under the Asset Proceeds Notes is guaranteed by the Company Guarantee. If, at the maturity date of the Asset Proceeds Notes, the aggregate amount of all cash payments of principal and interest on such notes is less than $88,118,000, the Company Guarantee is payable either in cash, five-year notes or a combination thereof to cover the shortfall between the actual payments and $88,118,000, plus interest; provided, however, that the total amount paid pursuant to the Company Guarantee cannot exceed $28,000,000. The Asset Proceeds Notes are included in the Company's consolidated balance sheet at an amount equal to the estimated fair value of its investment in Rosebud.

(2) Includes 578,524 shares of Common Stock which pursuant to the Plan of Reorganization will be distributed to pre-petition unsecured creditors and holders of pre-petition equity interests, but which had not been issued as of August 16, 1994. Does not include (i) 4,003,333 shares of Common Stock reserved for issuance upon exercise of the Warrants and (ii) 750,000 shares of Common Stock reserved for issuance upon exercise of options granted and to be granted under the Company's stock option plans.

(3) Includes 213,962 Common Stock Purchase Warrants which pursuant to the Plan of Reorganization will be distributed to holders of pre-petition equity interests, but which had not been issued as of August 16, 1994.

                       SELECTED HISTORICAL FINANCIAL DATA

     Following the Reorganization, in accordance with AICPA Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," the Company adopted "Fresh-Start Reporting." As a result of Fresh-Start Reporting, the Company's consolidated financial statements for periods prior to March 31, 1994 are not comparable to consolidated financial statements presented on or subsequent to March 31, 1994. The following selected financial data of the Predecessor Company as of and for the fiscal years ended December 31, 1993, 1992, 1991, 1990 and 1989, as of and for the six-month period ended June 30, 1993 and as of and for the three-month period ended March 31, 1994, and the following selected financial data of the Company as of and for the three-month period ended June 30, 1994 and the following selected pro forma financial data of the Company for the six-month period ended June 30, 1994 are qualified in their entirety by reference to the financial statements of the Predecessor Company and the Company, respectively, and the related notes thereto and should be read in conjunction with such financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                        SUCCESSOR COMPANY                                      PREDECESSOR COMPANY
                    -------------------------   ---------------------------------------------------------------------------------
                                   PRO FORMA
                      FOR THE       FOR THE       FOR THE      FOR THE
                    THREE MONTHS  SIX MONTHS    THREE MONTHS  SIX MONTHS
   (IN THOUSANDS       ENDED         ENDED         ENDED        ENDED                 FOR THE YEAR ENDED DECEMBER 31,
 EXCEPT PER SHARE     JUNE 30,     JUNE 30,      MARCH 31,     JUNE 30,   -------------------------------------------------------
     AMOUNTS)           1994        1994(1)         1994         1993       1993       1992        1991       1990        1989
- ------------------- ------------  -----------   ------------  ----------  --------   ---------   --------   --------   ----------
Net sales..........   $ 86,995     $ 132,258     $   33,709    $103,057   $240,071   $ 230,098   $238,692   $253,850   $ 337,547
Joint venture
  income...........   $  1,269     $   1,344     $      381    $ 12,610   $ 20,440   $  37,831   $ 24,435   $ 32,846   $  33,877
Income (loss)
  before
  reorganization
  items, income
  taxes, and
  cumulative effect
  of changes in
  accounting
  principles.......   $ 11,999     $  (5,428)    $   (3,170)   $  1,063   $  6,196   $ (42,429)  $  2,948   $(85,774)  $(342,899)
Income (loss)
  before cumulative
  effect of changes
  in accounting
  principles.......   $  7,914     $  (3,800)    $ (150,638)   $(41,862)  $(35,258)  $ (45,428)  $ (5,547)  $(66,739)  $(273,882)
Net income
  (loss)...........   $  7,914     $  (3,800)    $  (23,118)   $(42,644)  $(36,040)  $(164,342)  $ (5,547)  $(66,739)  $(273,882)
Net income (loss)
  applicable to
  common
  stock(2).........   $  7,914     $  (3,800)    $  (24,396)   $(45,200)  $(41,152)  $(169,455)  $(10,661)  $(71,858)  $(279,004)
                      --------     ---------     ----------    --------   --------   ---------   --------   --------   ---------
Primary Earnings
  Per Common Share:
  Income (loss)
  before cumulative
  effect of changes
  in accounting
  principles.......   $   0.62     $   (0.32)       (3)        $  (2.67)  $  (2.42)  $   (3.03)  $  (0.64)  $  (4.34)  $  (16.88)
  Net income (loss)
    per share......   $   0.62     $   (0.32)       (3)        $  (2.72)  $  (2.47)  $  (10.18)  $  (0.64)  $  (4.34)  $  (16.88)
                      --------     ---------     ----------    --------   --------   ---------   --------   --------   ---------
Weighted average
  common shares
  outstanding......     12,000        12,000        n/a          16,644     16,644      16,641     16,582     16,559      16,532
Cash dividends per
  common share.....         --            --             --          --         --          --         --         --   $    1.90
                      --------     ---------     ----------    --------   --------   ---------   --------   --------   ---------
Ratio of earnings
  to fixed
  charges(4).......       4.95x       (4)           (4)          (4)          2.80x     (4)          1.12x    (4)         (4)
                      --------     ---------     ----------    --------   --------   ---------   --------   --------   ---------

                                                                        PREDECESSOR COMPANY
                       SUCCESSOR COMPANY       ---------------------------------------------------------------------
                   -------------------------                                      DECEMBER 31,
                     JUNE 30,     MARCH 31,      JUNE 30,    -------------------------------------------------------
                       1994         1994           1993         1993       1992       1991       1990        1989
                   ------------  -----------   ------------  ----------  --------   --------   --------   ----------
Financial Position
 at End of Period:
Total assets......   $574,415     $ 579,411      $897,116     $924,885   $952,649   $914,437   $909,888   $1,113,615
Long-term debt(5):
  Senior notes....   $ 78,000     $  78,000            --           --         --         --         --           --
  Asset proceeds
    notes.........   $116,000     $ 112,000            --           --         --         --         --           --
  Other...........         --            --            --           --         --         --   $    367   $  392,399
Production
  payment.........   $ 20,963     $  20,963      $  4,000     $  2,000   $  4,000   $  4,000   $  4,000   $   47,000
Liabilities
  subject to
  Chapter 11
  proceedings.....         --            --      $607,306     $627,938   $611,129   $555,331   $544,549           --
Redeemable
  preferred
  stock...........         --            --      $ 37,500     $ 37,500   $ 37,500   $ 37,500   $ 37,500   $   37,500
Common
  shareholders'
  equity..........   $101,190     $  93,313      $ 17,486     $ 12,348   $ 59,698   $226,162   $239,039   $  309,605

                                                        (footnotes on next page)

- ---------------
(1) The pro forma consolidated financial data reflect the effects of implementation of the Plan of Reorganization, including changes in the operating units of the successor company, reductions in postretirement benefit expenses resulting from settlements reached during the Chapter 11 Cases, increased interest expense related to the issuance of the Senior Notes and the adoption of Fresh-Start Reporting, as if the Company had emerged from bankruptcy and adopted Fresh-Start Reporting as of January 1, 1994. The successor company's results include results of operations previously classified as assets held for sale and exclude the results of operations which have been transferred to Rosebud. See "Pro Forma Consolidated Statement of Operations (Unaudited)" included in Note 4 of Notes to Interim Consolidated Financial Statements and Pro Forma Financial Data included elsewhere herein.

(2) In 1992, the Company adopted SFAS 106 and SFAS 109. The cumulative effect of the change in accounting principles was an after-tax charge of $130,510,000 related to the adoption of SFAS 106 and an increase in earnings of $11,596,000 related to the adoption of SFAS 109. In addition, in 1992 the Company also recorded a pre-tax provision of $66,584,000 in connection with the settlement of the Company's concrete railroad crosstie litigation. See Notes 30, 31 and 33 of Notes to Consolidated Financial Statements included elsewhere herein.

    The three-month period ended March 31, 1994 included an extraordinary gain of $127,520,000 resulting from the discharge of pre-petition liabilities as a result of the Company's emergence from bankruptcy; a pre-tax loss of $133,917,000 to adjust the Company's assets and liabilities to fair value in accordance with Fresh-Start Reporting; and a $6,500,000 pre-tax insurance recovery related to the crosstie litigation settlement recorded in 1992.

(3) On the Plan Effective Date, the Company issued shares of the new Common Stock, the Warrants, the Senior Notes, and the Asset Proceeds Notes, transferred certain assets to Rosebud and adopted Fresh-Start Reporting effective as of March 31, 1994 for accounting purposes. As a result, earnings per share for the three-month period ended March 31, 1994 has not been presented because it is not meaningful.

(4) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss) before reorganization items, income taxes and cumulative effect of changes in accounting principles plus fixed charges. "Fixed charges" consist of interest expense, capitalized interest and one-third of rental expense, which is deemed to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges by $3,283,000 for the three months ended March 31, 1994 and by $42,919,000, $87,808,000 and $346,454,000 for the year ended December 31, 1992, 1990 and
    1989, respectively. The ratio of earnings to fixed charges is not included for the pro forma periods or the six-month period ended June 30, 1993.

(5) Pursuant to the Plan of Reorganization, the Company issued the Senior Notes, which bear interest at a rate of 10% per annum, payable semi-annually. Pursuant to the Plan of Reorganization, Rosebud, a wholly-owned subsidiary of the Company, issued the Asset Proceeds Notes. Interest on the Asset Proceeds Notes is payable semi-annually in cash and/or additional Asset Proceeds Notes (at the option of Rosebud) on each of January 31 and July 31. A portion of Rosebud's obligations under the Asset Proceeds Notes is guaranteed by the Company Guarantee. If, at the maturity date of the Asset Proceeds Notes, the aggregate amount of all cash payments of principal and interest on such notes is less than $88,118,000, the Company Guarantee is payable either in cash, five-year notes or a combination thereof to cover the shortfall between the actual payments and $88,118,000, plus interest; provided, however, that the total amount paid pursuant to the Company Guarantee cannot exceed $28,000,000. The Asset Proceeds Notes are included in the successor company's consolidated balance sheets at an amount equal to the estimated fair value of the Company's investment in Rosebud.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

     The Company adopted Fresh-Start Reporting as of March 31, 1994, including adjustments for bankruptcy-related cash transactions through the effective date to properly reflect the Reorganization. Through the adoption of Fresh-Start Reporting, the Company has recorded its assets and liabilities at fair value as of March 31, 1994 and as such, balance sheet comparisons to prior periods are not meaningful. A black line has been used to separate the December 31, 1993 and the March 31, 1994 balance sheets to emphasize the fact that the March 31, 1994 balance sheet relates to the reorganized Company, a new reporting entity.

Activities in Connection with the Plan of Reorganization

     In accordance with the Plan of Reorganization which became effective on April 14, 1994, the Company disbursed $200.5 million in cash and pre-petition creditors and equity holders became entitled to receive the Senior Notes in the aggregate principal amount of $78.0 million, the Asset Proceeds Notes in the aggregate principal amount of $138.1 million and 12 million shares of Common Stock (85% of which was distributed to the pre-petition creditors).

     Holders of the old preferred stock became entitled to receive their pro rata share of 10.5% of the new Common Stock and 1,250,000 Warrants to purchase Common Stock. The holders of the Company's old common stock became entitled to receive the balance of the new Common Stock and 2,753,333 Warrants to purchase Common Stock. Both preferred stock issues and the old common stock were cancelled on the Plan Effective Date.

     The Senior Notes bear interest at a rate of 10% per annum, payable semi-annually, and mature on July 31, 2003. Pursuant to the Senior Note Indenture, the Senior Notes are subject to mandatory redemption by the Company in the event of a Change in Control or with the Excess Net Proceeds (as defined) of certain sales or dispositions of assets. The Senior Note Indenture also provides for optional redemption of the Senior Notes by the Company; however, the Credit Agreement prohibits such optional redemptions except in accordance with the terms thereof. See "Description of Securities -- Senior Notes" for a description of the terms of the Senior Notes. The Asset Proceeds Notes bear interest at a rate of 10% per annum payable in cash and/or in additional Asset Proceeds Notes in semi-annual installments. The Asset Proceeds Notes are to be repaid as the Rosebud Assets are disposed of and proceeds, if any, are received in connection with the litigations transferred to Rosebud. All cash proceeds less a $5.0 million cash reserve are to be deposited in a cash collateral account for distribution to the noteholders. The Asset Proceeds Notes mature on July 31, 1997. These notes are guaranteed, in part, by the Company pursuant to the Company Guarantee. If, at the maturity date, the aggregate amounts of all cash payments of principal and interest on the Asset Proceeds Notes is less than $88.1 million, the Company Guarantee is payable either in cash, five-year notes or a combination thereof (at the option of the Company) to cover the shortfall between the actual payments and $88.1 million, plus interest; provided, however, that the total amount paid pursuant to the Company Guarantee cannot exceed $28.0 million. The Asset Proceeds Notes are recorded on the Company's balance sheet at June 30, 1994 at an amount equal to the estimated fair value of its investment in Rosebud of $116.0 million. To the extent that amounts received upon disposition of the Rosebud Assets and the Company Guarantee are not sufficient to pay the principal and interest of the Asset Proceeds Notes, such notes will not be paid. Other than an initial $5.0 million cash contribution by the Company for working capital purposes, the Company is not obligated to fund additional Rosebud working capital requirements.

     In connection with the Plan of Reorganization, the terms of the Company's production payment agreement were revised as of April 14, 1994. In connection therewith, a new note was issued, with an outstanding principal balance of $21.0 million as of that date, and which bears interest at a rate, at the Company's option, of either prime or LIBOR plus 1.75% through December 31, 1995 and either prime plus .25% or LIBOR plus 2.5% beginning on January 1, 1996. The principal balance is payable semi-annually through July 31, 1998 in increasing installments. Lone Star is required to make payments in advance for minerals used at the two plants subject to the production payment agreement and to take or pay for minerals in amounts sufficient to permit the purchaser to service the note associated with the production payment facility.

     Following the Reorganization, the Company entered into a three-year $35.0 million revolving credit agreement which is collateralized by inventory, receivables, collection proceeds and certain intangible assets. The Company's borrowings under the Credit Agreement are limited to 55% of eligible inventory plus 85% of eligible receivables. Advances under the Credit Agreement bear interest at a rate, at the Company's option, of either prime plus 1.25% or LIBOR plus 3%. A fee of .50% per annum is charged on the unused portion of the credit line. Although the Company from time to time has used the letter of credit facility pioneered by the Credit Agreement, it has not drawn any funds under the Credit Agreement for working capital purposes. Accordingly, there was no outstanding balance at August 31, 1994.

     The Company's financing agreements contain restrictive covenants which, among other things, restrict the payment of cash dividends. See "Dividend Policy."

     In accordance with the Plan of Reorganization, as part of the agreement with the PBGC, the Company has granted the PBGC a mortgage on its Oglesby cement plant, and a security interest in the Company's interest in the Kosmos Cement Company partnership, to secure future pension obligations.

Analysis of Cash Flows and Working Capital

     The Company operated under the protection of the bankruptcy court for the period from December 10, 1990 to April 14, 1994. During such time, the companies which filed Chapter 11 petitions were prohibited from paying claims which arose prior to the filing date outside of a plan of reorganization or without specific bankruptcy court authorization. In addition, during the Chapter 11 Cases, the Company discontinued accruing interest on unsecured pre-petition debt obligations. Also, the Company received interest income on its cash balances during this period. However, as a result of the Chapter 11 Cases, the Company incurred substantial professional fees and administrative expenses which partially offset the above financial benefits.

     Cash flows from operating activities of $0.8 million in the second quarter of 1994 primarily reflect $6.0 million generated by the cement and ready-mixed concrete operations resulting from increased average selling prices and shipments partly offset by payments of professional fees and administrative expenses of $5.2 million related to the Reorganization.

     During the second quarter of 1994, the Company received $15.9 million from investing activities, primarily representing proceeds from the sale of the Pennsuco cement plant in Florida, partly offset by capital expenditures.

     Working capital on June 30, 1994 was $42.8 million, compared to $14.1 million at March 31, 1994. Current assets increased $13.5 million principally due to increased amounts of marketable securities, resulting from the sale of a cement plant in Florida and higher accounts receivable due to seasonal increases, partly offset by decreased inventories and other current assets. Current liabilities decreased $15.1 million primarily due to the payment of Chapter 11 professional fees which were held in escrow pending final approval of the bankruptcy court.

     At June 30, 1994, the carrying value on the Company's books of net assets of Rosebud increased $4.0 million primarily due to the accretion of assets reflecting the shorter time period used in determining the present value. Notes receivable increased $1.0 million due to the receipt of a new trade note partly offset by collections. Investments in joint ventures increased $1.3 million due to results from the Kosmos Cement Company partnership. Net property, plant and equipment decreased $20.9 million reflecting the sale of the Pennsuco cement plant in Florida and depreciation, partly offset by capital expenditures. The reorganization value in excess of amounts allocable to identifiable assets has been reduced by the current period's deferred taxes of $4.1 million. The liability for the Asset Proceeds Notes increased $4.0 million due to the increase in the present value of the assets held by Rosebud. Other liabilities decreased $1.7 million due to the reclassification of certain accruals to current liabilities.

Other Information

     Following the Chapter 11 Cases, the Board of Directors of the Company adopted the Lone Star Industries, Inc. Management Stock Option Plan (the "Management Plan") and the Lone Star Industries, Inc. Directors' Stock Option Plan (the "Directors Plan"). These plans were ratified by the Company's shareholders at its 1994 Annual Meeting. Pursuant to the Management and Directors Plans, the number of shares of Common Stock which may be issued pursuant to options is 700,000 and 50,000 shares, respectively. In June 1994, options to purchase 700,000 and 6,000 shares of Common Stock were granted under the Management and Directors Plans, respectively. See "Management -- Employment Agreements and Plans -- Directors' Compensation" and "Management -- Stock Options."

     In June 1994, Rosebud sold all of its interest in a cement plant located in Santa Cruz, California for $33.0 million. The net proceeds from the sale, after making provisions for an environmental reserve for landfill and other costs related to the transaction, were used to redeem a portion of the outstanding Asset Proceeds Notes on a pro rata basis. The Company transferred an aggregate of $31.8 million to the collateral agent which redeemed such notes (including the payment of accrued and unpaid interest thereon) on August 19, 1994.

     In July 1994, Rosebud reached final agreements with most of its insurance carriers involved in litigation related to the Company's claims for indemnity in the crosstie litigation and for the reimbursement of related defense costs. Rosebud will receive $5.3 million from the insurance carriers involved in the settlements which amount is expected to be used by Rosebud for working capital purposes pursuant to the Rosebud Indenture.

     The Company is subject to federal, state and local laws, regulations and ordinances pertaining to the quality and protection of the environment. Such environmental regulations not only affect the Company's operating facilities but also apply to closed facilities and sold properties. While it is not possible at this time to assess accurately their expected impact on the Company, the capital, operating and other costs of compliance with applicable environmental requirements (currently in effect or likely to be in effect in the future) could be substantial.

     In early March 1994, the Company, along with other cement companies, received a civil investigative demand from the Atlanta, Georgia Regional Office of the U.S. Department of Justice Antitrust Division. The investigation concerns possible violations of Section 1 of the Sherman Antitrust Act (price fixing and market allocation) by cement sellers on a nationwide basis and seeks Company records relating to its cement business. The Company has a long-standing policy of complying with the letter and spirit of the antitrust laws and has fully cooperated with the investigation.

     In 1989 Lone Star and its subsidiary filed a plenary action in the Maryland Federal District Court, and third party complaints in other actions, against Northeast Cement Co. and its affiliates, Lafarge Corporation and Lafarge Canada, Inc., alleging breach of warranties in connection with the purchase from Northeast Cement Company by Lone Star's subsidiary of the cement used to manufacture substantially all of the crossties involved in the railroad crosstie litigation proceedings and claiming a fraudulent sale of defective cement. On April 7, 1994 the Fourth Circuit Court of Appeals vacated the judgment of the District Court and remanded the case for a new trial on all issues relating to both liability and damages. See Note 19 of the Notes to the Interim Consolidated Financial Statements included elsewhere herein. The rights to any recovery of damages in this action have been assigned to Rosebud pursuant to the Plan of Reorganization.

RESULTS OF OPERATIONS

     On April 14, 1994 the Plan of Reorganization became effective. Upon the Plan of Reorganization becoming effective, the Company issued new Common Stock, the Warrants, the Senior Notes and Asset Proceeds Notes, transferred certain assets to Rosebud and for accounting purposes adopted Fresh-Start Reporting as of March 31, 1994. As a result, the Company's financial statements for the period ended June 30, 1994 are not comparable to statements for prior periods. Accordingly, the Company has not presented historical information for the six months ended June 30, 1994, since such information requires consolidating statements of the Predecessor and successor entities. Also affecting comparability are differences in the operating units of the successor company and the Predecessor Company. The successor company's operations include the Pryor, Oklahoma and Maryneal, Texas cement plants which were previously classified as assets held for sale and were excluded from the Predecessor Company's results. The successor company's operations exclude the Nazareth, Pennsylvania and Santa Cruz, California cement plants and the Hawaiian Cement and RMC LONESTAR partnerships. These operations, along with certain other assets, have been transferred to Rosebud. The Predecessor Company's operations also included a Brazilian joint venture which was sold in September 1993.

Three Months Ended June 30, 1994

     Net sales for the three months ended June 30, 1994 were $87.0 million, which is $7.0 million greater than sales from comparable operations for the same period of 1993. The favorable sales reflect increased cement and ready-mixed shipments and higher average ready-mixed concrete and cement selling prices. Increased shipments of construction aggregates in the New York metropolitan area were offset by decreased shipments from Lone Star's Canadian operations.

     Net income for the three months ended June 30, 1994 of $7.9 million, or $0.62 per share, reflects the higher cement and ready-mixed concrete shipments and selling prices combined with reduced selling general and administrative expenses reflecting savings achieved during and after the Company's bankruptcy proceeding. Selling, general and administrative expenses for the current quarter include $1.8 million of costs related to other post-retirement benefit expenses. Net income for the current quarter also reflects joint venture income of $1.3 million which represents the Company's share of earnings from Kosmos Cement Company, a partnership in which the Company has a 25% interest. Joint venture income for the prior year period included the Company's share of earnings from the RMC LONESTAR and Hawaiian Cement partnerships, which were transferred to Rosebud, and the Company's share of earnings from a Brazilian joint venture which was sold in September 1993. The positive net income for the current period was partly offset by higher interest expense primarily due to interest on the Senior Notes.

     The Company's operations are seasonal and, consequently, the interim results are not necessarily indicative of the results to be expected for a full year.

     In future years, first quarter results are expected to reflect losses (which may be significant), due to the impact of the winter months on construction activity, particularly at the Company's northern operations, production curtailments at plants to perform annual maintenance, and higher costs associated with the annual maintenance. Historically, for accounting purposes planned capacity variances during a fiscal year were deferred in the first quarter and recognized during the last nine months. These deferred costs in 1994 totaling $8.4 million were written off as part of the revaluation of assets in accordance with Fresh-Start Reporting. Beginning in 1995, due to a change in the Company's accounting policies, these costs will be expensed as incurred and will primarily impact first quarter results of the year in which they occur. See Note 15 of the Notes to Interim Consolidated Financial Statements included elsewhere herein.

Comparison of Fiscal Year 1993 with Fiscal Year 1992

     Net Sales. Consolidated net sales of $240.1 million were $10.0 million higher in 1993 than 1992. Cement sales of $158.7 million were $11.6 million greater in 1993 than 1992 reflecting increased domestic cement shipments particularly from the Cape Girardeau, Missouri cement plant due to stronger demand and higher average net realized cement selling prices at all locations. The favorable sales volume was partly offset by lower cement sales from the Greencastle, Indiana cement plant as shipments were adversely effected by production interruptions. Excluding the operations classified as assets held for sale, domestic cement shipments increased in 1993 as compared to 1992 by 2% and average unit net realized cement selling prices increased by 7%.

     Sales of construction aggregates of $48.2 million in 1993 approximated that of the prior year. In March 1993, the Company sold a small construction aggregates operation in Mississippi. Excluding shipments from the Mississippi operation sold in 1993, construction aggregates shipments increased 3% over 1992. Higher shipments of lower-priced products into the New York Metropolitan area were offset by the effects of a teamsters strike in New York City and an operating engineers strike on Long Island, New York during summer 1993 which resulted in the reduction of orders from customers in the ready-mixed concrete and asphalt businesses. In 1993, shipments from operations in Illinois also were below the prior year due to delays in obtaining operating permits and production start-up problems encountered when the plant was moved to a new quarry.

     Ready-mixed concrete and concrete products sales were $29.5 million in 1993, which were $1.3 million below 1992 reflecting lower shipments of ready-mixed concrete and concrete block from the Illinois operations due to heavy rains during the summer months and strikes affecting two major customers in the Decatur, Illinois area. The decrease in sales at the Illinois operations was partly offset by increased sales from the Tennessee operations reflecting higher shipments of ready-mixed concrete and higher average selling prices due to increased residential construction activity. In 1993, ready-mixed concrete shipments decreased 4% and average selling prices increased approximately 1% over 1992.

     Sales from other operations, primarily building materials, were $3.6 million in 1993, which were $0.4 million below 1992 primarily due to slow construction activity in Illinois as a result of poor weather and strikes affecting certain customers.

     Gross Profits. Cement gross profits increased by $6.1 million to $26.8 million in 1993 on higher shipments and higher average net realized cement selling prices. Also contributing to the favorable cement gross profits were reduced per ton production costs at the Cape Girardeau, Missouri cement plant as a result of extensive maintenance and repairs performed in 1992, increased revenues from burning waste fuels and lower coal costs. The positive results were partly offset by higher production costs and lower production volume at other locations primarily due to increased kiln down-time for repairs and higher repair and maintenance expenses in 1993. In addition, gross profits were negatively affected by a lower rate of production at the Greencastle, Indiana cement plant due to start up problems associated with the installation of a new clinker cooler in April 1993, and the temporary suspension of the use of waste fuels in late September 1993 pending analysis of an administrative enforcement action commenced by the EPA. See "Business -- Legal Proceedings -- Environmental Matters" and Note 32 of the Notes to Consolidated Financial Statements included elsewhere herein. The suspension of the use of waste fuel resulted in decreased revenues and higher coal costs which unfavorably affected gross profits at the Greencastle plant. Lone Star resumed burning waste fuel, on a limited basis, in January 1994. Lone Star anticipates that its hazardous waste fuel operations at the Greencastle Plant will continue and be fully operational by the end of 1994, unless it is unable to demonstrate compliance with a stringent EPA air emissions standard as a consequence of a recent Court of Appeals decision. See
"Business -- Environmental Regulation."

     Lone Star expects to continue to operate its waste fuel program which is subject to strict federal, state and local rules and regulations. Changes to such rules and regulations, or their interpretations by the relevant agencies, could prohibit the use of such fuels or make their use cost prohibitive, thus depriving Lone Star of the favorable impact on production costs presently being experienced. See "Business -- Environmental Regulation" and Note 32 of the Notes to Consolidated Financial Statements included elsewhere herein.

     Construction aggregates gross profits decreased $0.9 million to a loss of $2.2 million in 1993 reflecting the continued severe effects of depressed construction activity in the Northeast. Lower results from the New York operations reflected higher costs resulting from changes in New York State Department of Transportation specifications for stone used in state road-paving projects. To comply with the needs of its customers to meet the new specifications, the Company blended stone from its Canadian operation with the stone of one of its New York operations. Also contributing to the decrease in the gross profits were lower results from the Canadian operation reflecting increased shipments of low margin products and lower results from the Illinois operation due to lower sales and production volumes, and higher costs as a result of delays in obtaining operating permits after moving the plant to a new quarry location.

     Gross profits from ready-mixed concrete and concrete products decreased $0.7 million to $2.9 million in 1993 reflecting the lower sales of ready-mixed concrete and concrete block in Illinois resulting primarily from the heavy summer rains and strikes affecting two major customers, partly offset by favorable gross profits from the Tennessee operations on higher shipments and increased gross margins resulting from favorable selling prices.

     Other operations gross profits, primarily from building materials, of $0.4 million decreased $0.3 million in 1993 primarily due to lower sales resulting from poor weather and strikes affecting customers in Decatur, Illinois.

     Joint Ventures. Pre-tax income from joint ventures of $20.4 million in 1993 decreased $17.4 million from 1992 principally due to the sale of the Company's Argentine investment in August 1992 and its Brazilian investment in September 1993. The decrease in pre-tax joint venture income also reflects reduced earnings at Hawaiian Cement, a partnership the Company's interest in which has been transferred to Rosebud, attributable to lower shipments of cement, construction aggregates and ready-mixed concrete, partly offset by higher average net realized selling prices for cement and ready-mixed concrete. The decrease in pre-tax earnings from joint ventures was partly offset by higher income from RMC LONESTAR, a partnership, the Company's interest in which has been transferred to Rosebud, and Kosmos Cement Company.

     Other Income. Other income decreased $2.6 million to $11.2 million in 1993 primarily due to interest earned on a prior year income tax refund which was received in 1992 and lower foreign exchange gains, partly offset by increased interest income on notes receivable.

     Litigation Settlement. In February 1994, the Company settled the remaining aspects of shareholder litigation which had been pending in the Federal courts by allowing claims in the Chapter 11 Cases in the amount of $2.5 million. The litigation settlement expense of $66.6 million in 1992 represents the Company's settlement of the crosstie litigation. See Note 33 of the Notes to Consolidated Financial Statements included elsewhere herein.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses of $41.3 were $0.5 million higher in 1993 than the prior year due primarily to increased post-retirement benefits expenses.

     Interest Expense. Interest expense of $1.6 million in 1993 decreased $0.6 million from 1992. Capitalized interest was $0.2 million in 1993 and 1992. Total interest incurred, most of which was not paid, was $1.8 million. The Company stopped accruing interest on all unsecured pre-petition debt obligations as of December 10, 1990, due to the filing for reorganization under Chapter 11. Interest on certain obligations, primarily the production payment, continued to accrue, but remained unpaid pending the Plan of Reorganization becoming effective or upon specific order of the bankruptcy court. Total contractual interest for 1993 would have been $31.2 million. Contractual interest included interest accrued for the period, plus the contractual interest on other outstanding secured debt and on letters of credit which specifically provide for interest.

     Reorganization Items. Reorganization items, related to the Chapter 11 Cases, include a pre-tax loss of $37.3 million in 1993 related to the sale of the Company's Brazilian investment in 1993 and a pre-tax gain of $15.5 million in 1992 which resulted from the sale of the Company's Argentine subsidiary. Other reorganization items, related to the Chapter 11 Cases, of $10.5 million of expense in 1993 were $6.4 million higher than in 1992 due to increased professional fees and administrative expenses in 1993, partly offset by higher interest income earned on higher investment balances.

     Income Taxes. The income tax benefit of $6.4 million in 1993 was $20.8 million favorable as compared to the income tax expense of $14.5 million in 1992. The improvement was due to lower local taxes related to the Brazilian and Argentine operations and the tax benefit related to the loss on the sale of the Brazilian operation in 1993.

     The 1992 income tax expense primarily reflected local and state taxes related to the Company's foreign joint ventures. The Company had deferred tax assets in excess of deferred tax liabilities. Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), a valuation reserve is required for these net tax assets and, as a result, tax benefit could not be recognized for the current domestic losses.

     Cumulative Effect of Changes in Accounting Principles. In 1993, the Kosmos Cement Company partnership adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for

Postretirement Benefits Other than Pensions" ("SFAS No. 106"). As a result, the Company recognized a charge of $0.8 million representing its share of the cumulative effect of the joint venture's change in accounting principle. The Company's share of the cumulative effect was included in the results for 1993. In 1992, the Company adopted SFAS No. 106 and, as a result, the Company recognized a pre-tax charge from the cumulative effect of a change in accounting principle of $144.7 million and also recognized $14.2 million of tax benefits for a net after-tax charge of $130.5 million. The charge resulting from the adoption of SFAS No. 106 did not reflect the results of any negotiations with representatives of the retired salaried and hourly employees in connection with proposed modifications of their benefits. See Note 30 of the Notes to Consolidated Financial Statements included elsewhere herein. The prior year's quarterly results were restated to reflect the adoption of SFAS No. 106 effective January 1, 1992.

     Also in 1992, the Company and its Brazilian joint venture adopted SFAS No.
109. As a result the Company recognized income of $11.6 million due to the cumulative effect of the change in accounting principle. See Notes 10 and 31 of the Notes to Consolidated Financial Statements included elsewhere herein.

     The loss per share from the cumulative effect of changes in accounting principles was $0.05 in 1993 and $7.15 in 1992.

     Net Loss. The net loss of $36.0 million in 1993 was $128.3 million lower than 1992. Included in the net losses for 1993 and 1992 were net charges of $0.8 million and $118.9 million, respectively, related to the cumulative effect of changes in accounting principles. The 1993 pre-tax loss of $41.6 million was $10.7 million greater than 1992 reflecting the net effect of the loss on the sale of the Company's Brazilian investment in 1993, higher other reorganization expenses in 1993 and the gain on the sale of the Company's Argentine subsidiary in 1992. Also contributing to the higher pre-tax loss in 1993 was decreased joint venture income partly offset by the provision for settlement of crosstie litigation recorded in 1992 and increased results from domestic operations in 1993. The improved results from domestic operations were primarily due to higher cement results reflecting increased shipments and higher average net realized cement selling prices partly offset by lower results from the construction aggregates and ready-mixed concrete operations. The lower construction aggregates results were attributable to the continued depressed level of construction activity in the Northeast, and the lower results from ready-mixed concrete operations reflect lower shipments and margins at the Illinois operations.

     The tax benefit in 1993 reflected the benefit realized on the loss of the sale of the Brazilian investment in 1993 partly offset by foreign local taxes related to the Brazilian investment.

     The net loss per common share was $2.47 per share in 1993 as compared to $10.18 per share in 1992. The net loss per share included a $0.05 loss per share in 1993 and a $7.15 loss per share in 1992 related to the cumulative effect of changes in accounting principles.

     The net loss per common share is based on the net loss after deducting provisions for preferred dividends of $5.1 million in both 1993 and 1992. Due to the filing for reorganization under Chapter 11, the Company stopped accruing preferred dividends as of the last payment date, September 15, 1990. Although preferred dividends in 1993 and 1992 were not paid, both classes of the Company's preferred stock, which were cancelled in connection with the Reorganization, were cumulative and the full year's dividend amount was used in computing net income per common share. The total of dividends in arrears on both preferred issues was $16.8 million at December 31, 1993.

     Weighted average common shares outstanding was 16.6 million in both 1993 and 1992.

     Capital Expenditures. Capital expenditures of $19.0 million in 1993 and $22.1 million in 1992 were primarily for major repairs, replacements and upgrading of existing facilities including a new facility in 1992 used to process alternative fuels.

Comparison of Fiscal Year 1992 to Fiscal Year 1991

     Net Sales. Consolidated net sales of $230.1 million in 1992 were $8.6 million below 1991. Cement sales of $147.2 million were $2.1 million higher in 1992 than 1991 reflecting increased domestic cement shipments from all plant locations partly offset by the sale of the Company's cement operation in Uruguay in December 1991. The improved domestic cement sales were partly offset by lower average net realized selling prices in a number of domestic markets, particularly in the northeast market which is supplied by the Nazareth, Pennsylvania plant (which has been transferred to Rosebud), the Indianapolis market which is supplied by the Greencastle, Indiana plant and the markets which are supplied by the Cape Girardeau, Missouri plant. Excluding the operations classified as assets held for sale, domestic cement shipments increased by 14% in 1992 compared to 1991 and average cement net realized selling prices decreased by 4%.

     Sales of construction aggregates of $48.1 million in 1992 were $15.0 million below 1991 reflecting lower shipments and lower average net realized selling prices, particularly in the Northeast, caused by the severe effects of depressed business conditions there. Sales were also unfavorably affected by the Company's decision to stop shipping to certain customers for credit reasons. In 1992, construction aggregates shipments decreased by 17% and average net realized selling prices decreased by 9%.

     Ready-mixed concrete and concrete products sales were $30.8 million in 1992, which were $4.5 million above 1991 reflecting increased shipments of ready-mixed concrete in substantially all of the Company's markets and increased shipments of concrete block in Illinois. The increase in ready-mixed concrete shipments reflected the increase in residential construction in Illinois and Tennessee.

     Sales from other operations, primarily building materials, were $4.0 million in 1992, which were $0.2 million below 1991 due to increased competition from other building materials suppliers in the Midwest.

     Gross Profits. Cement gross profits increased by $7.7 million to $20.7 million in 1992 as higher shipments and production volumes at all plants more than offset lower average net realized selling prices and the effect of the sale of the Uruguayan operation in December 1991. The increase in production volume combined with lower repair and maintenance expenses and a full year's benefit from the new raw mill at the Oglesby plant, which was installed in 1991, resulted in favorable unit production costs at all plants. Production costs were also favorably impacted by lower fuel costs as two plants, operating under specific permits, burned waste fuels.

     Gross profits from construction aggregates decreased $5.7 million to a loss of $1.3 million in 1992, reflecting the continued severe effects of depressed business conditions, particularly in the Northeast. The decline in construction activity resulted in significantly lower shipments and lower average net realized prices at the New York operations. Construction aggregates gross profits were also adversely affected by lower production volume which resulted in higher unit production costs.

     Gross profits from ready-mixed concrete and concrete products increased $1.6 million to $3.6 million in 1992 reflecting higher shipments of ready-mixed concrete due to increased residential construction in the Memphis, Tennessee area and several Illinois markets.

     Other operations gross profits, primarily from building materials, of $0.6 million in 1992 approximated those of 1991.

     Joint Ventures. Pre-tax income from joint ventures of $37.8 million in 1992 increased $13.4 million from 1991 principally due to increased earnings from the Brazilian operation. The increase in earnings was attributable to a considerably higher U.S. dollar average selling price for cement resulting from significant price increases since governmental price controls were removed during the third quarter of 1991. During the first seven months of 1991 governmental price control and monitoring programs caused artificially low average cement selling prices. The improvement in pre-tax income also reflected increased earnings at Hawaiian Cement joint venture attributable to higher shipments of cement and ready-mixed concrete and higher average net realized selling prices for construction aggregates and ready-mixed concrete.

     Partially offsetting the improvements were lower shipments of construction aggregates and lower average cement net realized selling prices caused by the continued slowdown in the construction industry in northern California which adversely affected the RMC LONESTAR partnership, and lower results due to the sale of the Argentine operation in August 1992.

     Other Income. Other income decreased $0.9 million to $13.8 million in 1992 as lower interest income earned on marketable securities combined with the sale of a note receivable during the fourth quarter of 1991 were partly offset by interest earned on a prior year income tax refund which was received in 1992. The lower interest on marketable securities reflected the classification of a greater percentage of interest income as a reorganization item in 1992.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses of $40.8 million in 1992 were $1.3 million lower than 1991. The improvement reflected the sale of the cement operation in Uruguay, lower expenses associated with certain of the Company's cement operations combined with the effect of other Company-wide cost reduction programs. The reduction was almost completely offset by $3.2 million of increased expense related to the current year accrual for post-retirement benefits resulting from the adoption of SFAS No. 106 in 1992. See Note 30 to the Notes to Consolidated Financial Statements included elsewhere herein.

     Interest Expense. Interest expense of $2.2 million in 1992 decreased $1.1 million from 1991. Capitalized interest was $0.2 million in 1992 and $1.3 million in 1991. Total interest incurred, most of which was not paid, was $2.4 million. The Company stopped accruing interest on all unsecured pre-petition debt obligations as of December 10, 1990, due to the filing for reorganization under Chapter 11. Total contractual interest for 1992 would have been $31.9 million. Contractual interest included interest accrued for the period, plus the contractual interest on other outstanding secured debt and on letters of credit which specifically provide for interest.

     Reorganization Items. Reorganization items, related to the Chapter 11 Cases, include a pre-tax gain of $15.5 million in 1992 which resulted from the sale of the Company's Argentine subsidiary for $38.0 million. Other reorganization items, related to the Chapter 11 Cases, of $4.0 million of expense in 1992 were $3.3 million lower than in 1991 due to the inclusion of $5.8 million of costs related to rejected executory contracts in 1991 and higher interest income in 1992 partly offset by increased professional fee expenses in 1992.

     Income Taxes. Income tax expense of $14.5 million in 1992 increased by $13.0 million from 1991. The increase was due to higher local taxes on foreign earnings and the lack of domestic tax benefits available in 1992. All previously provided deferred taxes at January 1, 1992 were utilized upon adoption of SFAS No. 106. The 1992 income tax expense primarily reflected local and state taxes related to the Company's foreign joint ventures. The Company had deferred tax assets in excess of deferred tax liabilities. Under SFAS No. 109, a valuation reserve is required for these net tax assets and, as a result, tax benefit could not be recognized for the current domestic losses.

     Cumulative Effect of Changes in Accounting Principles. In 1992 the Company and its Brazilian joint venture adopted SFAS No. 109. As a result, the Company recognized income of $11.6 million due to the cumulative effect of the change in accounting principle. See Notes 10 and 31 of the Notes to Consolidated Financial Statements included elsewhere herein.

     Also in 1992 the Company adopted SFAS No. 106. As a result, the Company recognized a pre-tax charge from the cumulative effect of a change in accounting principle of $144.7 million and also recognized $14.2 million of tax benefits for a net after-tax charge of $130.5 million. The charge resulting from the adoption of SFAS No. 106 did not reflect the results of any negotiations with representatives of the salaried and hourly employees in connection with proposed modifications of retiree benefits. See Note 30 of the Notes to Consolidated Financial Statements included elsewhere herein.

     The loss per share from the cumulative effect of changes in accounting principles was $7.15 in 1992.

     Net Loss. The net loss of $164.3 million in 1992 was $158.8 million greater than 1991. Included in the net loss for 1992 is a net charge of $118.9 million related to the cumulative effect of changes in accounting principles. Excluding the cumulative effect of changes in accounting principles, the 1992 pre-tax loss of $31.0 million was $26.9 million greater than 1991 reflecting a $66.6 million pre-tax provision for the settlement of crosstie litigation partly offset by increased joint venture income, increased results from domestic operations and the positive effect of reorganization items including the gain on the sale of the Company's

Argentine subsidiary. The improved results from domestic operations were primarily due to higher cement results reflecting increased shipments at all plants combined with higher results from the ready-mixed concrete operations partly offset by lower shipments of construction aggregates and lower average net realized cement and aggregates selling prices.

     The increased tax expense in 1992 reflected the increase in taxes primarily related to higher foreign income and the inability to benefit domestic operating losses in 1992.

     The net loss per common share was $10.18 per share in 1992 as compared to $0.64 in 1991. The net loss per share in 1992 included a $7.15 loss per share related to the cumulative effect of changes in accounting principles.

     The net loss per common share was based on the net loss after deducting provisions for preferred dividends of $5.1 million in both 1992 and 1991. Due to the filing for reorganization under Chapter 11, the Company stopped accruing preferred dividends as of the last payment date, September 15, 1990. Although preferred dividends in 1992 and 1991 were not paid, both preferred issues are cumulative and the full year's dividend amount was used in computing net income per common share. The total of dividends in arrears on both preferred issues was $11.7 million at December 31, 1992.

     Weighted average common shares outstanding was 16.6 million in both 1992 and 1991.

                                    BUSINESS

GENERAL

     Lone Star is a cement, construction aggregates and ready-mixed concrete company, with operations in the United States (principally in the midwest and southwest and on the east coast) and Canada. Lone Star's cement operations consist of five cement plants in the midwestern and southwestern regions of the United States and a 25% interest in Kosmos Cement Company, a partnership which operates one cement plant in each of Kentucky and Pennsylvania. These five wholly-owned cement plants produced 3.6 million tons of cement in 1993 and are expected to produce 3.7 million tons in 1994, which approximates the rated capacity of such plants. Lone Star also is engaged in construction aggregate operations including the mining, processing and distribution of sand, gravel and crushed stone and provides a source of ready-mixed concrete and other construction materials. Lone Star's aggregate operations serve the construction market in the New York metropolitan area, the east coast and gulf coast of the United States, the Caribbean and the Nova Scotia and Prince Edward Island areas of Canada. The ready-mixed concrete business operates in central Illinois and the Memphis, Tennessee area. On a pro forma basis after giving effect to the Plan of Reorganization and the adoption of Fresh-Start Reporting in connection therewith, the Company had approximately $270 million in revenues in 1993, with cement, construction aggregates and ready-mixed operations representing approximately 70%, 17% and 13%, respectively, of such revenues.

BANKRUPTCY REORGANIZATION PROCEEDINGS

     In December 1990, Lone Star Industries, Inc. and certain of its subsidiaries commenced the Chapter 11 Cases. The Chapter 11 Cases were precipitated by a variety of factors including generally depressed economic and business conditions, increasingly restricted sources of financing, potential defaults under long-term debt agreements, potential litigation exposure relating to concrete railroad crossties, and uncertainty and potential liabilities with respect to environmental, retiree benefit and pension related obligations. The Chapter 11 Cases were filed in order to preserve the Company's assets and enable it to seek a long-term solution to its financial, litigation and business problems.

     Prior to and during the course of the Chapter 11 Cases, the Company implemented a comprehensive organizational and financial restructuring. As part of this process, the Company closed various offices and facilities, centralized and reduced its corporate management structure, sold or otherwise disposed of noncore or unprofitable assets and operations (including partnership, joint venture and foreign interests), rejected, modified and assumed contracts and leases, and implemented many programs designed to improve the operating procedures, controls, efficiency and profitability of its ongoing operations.

     On the Plan Effective Date, the Company effected the Reorganization pursuant to the Plan of Reorganization. Upon emergence from bankruptcy, the Company was reorganized around its core domestic operations, while remaining non-core assets and operations were transferred to Rosebud. Also transferred to Rosebud was the Company's right to recover under certain litigations. In accordance with the Plan of Reorganization, pre-petition equity interests were cancelled and the holders thereof were issued a percentage of new equity interests, certain pre-petition indebtedness was discharged, certain pre-petition indebtedness was reinstated, or restructured and assumed, certain pre-petition creditors received cash, new indebtedness and a percentage of new equity interests in satisfaction of their claims, litigations were settled, and a restructured Board of Directors was designated. The Plan of Reorganization also implemented, among other things, settlements relating to (i) a production payment financing transaction, (ii) post-retirement health and welfare benefits for union and non-union retirees of the Company and (iii) pension benefit obligations of the Company. These settlements all provide for certain ongoing obligations of the Company.

     Pursuant to the Plan of Reorganization, Rosebud issued the Asset Proceeds Notes to pre-petition unsecured creditors of the Company. Interest on the Asset Proceeds Notes is payable semi-annually in cash and/or additional Asset Proceeds Notes (at the option of Rosebud) on each of January 31 and July 31. Rosebud paid the first such semi-annual interest payment on July 31, 1994 in cash and intends to make future interest payments in cash, to the extent Rosebud has cash available. The Rosebud Indenture provides that interest and principal on the Asset Proceeds Notes shall be paid from the proceeds of Rosebud Asset dispositions and proceeds, if any, received by Rosebud in connection with certain litigations transferred to it. A portion of Rosebud's obligations under the Asset Proceeds Notes is guaranteed by the Company Guarantee. If, at the maturity date of the Asset Proceeds Notes, the aggregate amount of all cash payments of principal and interest on such notes is less than $88,118,000, the Company Guarantee is payable either in cash, five-year notes or a combination thereof to cover the shortfall between the actual payments and $88,118,000, plus interest; provided, however, that the total amount paid pursuant to the Company Guarantee cannot exceed $28,000,000. The Company Guarantee is secured by a pledge of the Company's right, title and interest in and to all of the issued and outstanding common stock of Rosebud. As of August 29, 1994, Rosebud had made cash payments of principal and interest on the Asset Proceeds Notes of approximately $37,600,000. In connection with the Plan of Reorganization, Lone Star entered into the Management Services Agreement with Rosebud pursuant to which, among other things, Lone Star makes management personnel available to manage, market and dispose of the Rosebud Assets in exchange for a fee payable to Lone Star. See "Liquidating Subsidiary" below in this section.

INDUSTRY OVERVIEW

     Cement is the primary binding material used in the production of ready-mixed concrete. The principal raw materials used in the manufacture of cement are limestone or other calcareous materials, shale or clay, and sand. These raw materials are crushed, ground, mixed together and then introduced into a rotary kiln where they are heated to approximately 2700 degrees Fahrenheit. The resultant marble-sized intermediate material produced by this process is known as clinker. Clinker is then cooled, blended with a small amount of gypsum, and ground to the consistency of face powder to produce cement.

     Clinker can be produced under two basic methods, a "wet" and a "dry" process. In the "wet" process, the raw materials are mixed with water to form a slurry prior to introduction into the rotary kiln. The "dry" process excludes the addition of water and the dry raw materials are introduced directly into the kiln. The "wet" process has the advantage of more ease in the handling and mixing of the raw materials. The disadvantage in this process is that additional heat (fuel) is required to evaporate the moisture in the raw material slurry before the materials can react to form the clinker. In the "dry" process, newer technologies involve the recycling of the hot air from the rotary kiln to pre-heat the raw materials prior to their introduction into the kiln or the addition of separate burners to accomplish a significant portion of the chemical reaction prior to the introduction of the raw materials into the rotary kiln. These new technologies enhance the fuel efficiency inherent in the "dry" process versus the "wet."

     The manufacture of cement (whether "wet" or "dry") is energy intensive with energy accounting for approximately one-third of the total manufacturing costs. The cost for power and fuel, principally coal, varies on a regional basis and with respect to coal is dependent on the transportation costs of the coal. The Company has utilized waste materials as fuel at certain of its plants and is actively exploring such usage at other plants. In this connection, see "Cement Operations," "Environmental Regulation" and "Legal Proceedings -- Environmental Matters" below in this section.

     The demand for cement is derived primarily from residential construction, commercial and industrial construction and public (infrastructure) construction, with these three activities representing approximately 25%, 23% and 47%, respectively, of cement consumption in 1992. The demand for cement is correlated to construction activity, which in turn, is influenced largely by economic conditions, including (particularly in the case of residential construction) prevailing interest rates and the availability of public funds for infrastructure projects. In addition, the demand for cement is subject to regional economic fluctuations which may be greater or less than the fluctuations in the economy of the United States as a whole.

     The United States cement industry is comprised of approximately 50 companies with an annual cement production capacity in the 85 to 87.5 million ton range. The 10 largest companies account for approximately 60% of the total productive capacity. According to statistics compiled by the Portland Cement Association ("PCA") and the United States Bureau of Mines, the demand for cement in 1993 totaled 87.7 million tons with imported cement accounting for 7.9 million tons or 9% of the total demand. The demand for cement appears to have reached its cyclical low point in 1991 with demand falling to 79 million tons and through 1993 had risen 11% from that point. Projections prepared by the PCA show continued increases in the demand for cement, as well as increases in the level of imports, through 1996 reaching the 97 million ton level. While modest increases in the production capacity of the industry can be accomplished through modifications to existing facilities, new productive capacity is not expected due to the high cost of a new plant and the lengthy regulatory permitting process that would be necessary. Imported cement will be required to fill the gap between the demand for cement and the domestic productive capacity. See "Risk Factors -- Construction Industry
Conditions -- Imports."

     Due to the lack of product differentiation, competition in the cement industry is based largely on price. To a lesser extent, service and location of plants and distribution terminals also play a role in determining a company's competitive position. Based on statistics compiled by the Bureau of Mines, the price for cement remained in a narrow range throughout the 1980's. Improvement in the performance of the economy coupled with lower imports and declining domestic production capacity have led to a more favorable supply/demand ratio for cement suppliers, which has enabled Lone Star to implement price increases in both 1993 and 1994.

CEMENT OPERATIONS

     Lone Star produces principally portland cement, the basic binding agent in ready-mixed concrete, and also produces specialty cements such as masonry and oil well and sells slag cement. The major portion of the domestic cement shipped by Lone Star is to unrelated ready-mixed concrete suppliers. Lone Star also supplies its own ready-mixed concrete operations. All of Lone Star's plants are fully integrated from limestone mining through cement production and Lone Star estimates that limestone reserves are sufficient to permit operation of its plants at current levels of production for 30 to 100 years. Adequate supplies of shale, clay and sand are owned, leased or available for purchase by Lone Star. Gypsum generally is purchased under short-term contracts and is readily available in all areas of operation.

     Lone Star has a certain production payment agreement relating to limestone reserves located adjacent to two of the cement plants described below. Pursuant to such agreement, Lone Star transferred such reserves in consideration of its right and obligation to extract and process these reserves into cement. Pursuant to the agreement, Lone Star is required to make payments in advance for minerals used at the two plants and to take or pay for minerals in amounts sufficient to permit the purchaser to service the note associated with the production payment facility. For additional information concerning the production payment agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition."

     Lone Star's cement operations consist of five wholly-owned cement plants and a 25% interest in Kosmos Cement Company, a partnership which operates one cement plant in each of Kentucky and Pennsylvania.

Lone Star also operates a total of 14 cement distribution terminals. The following table sets forth certain information regarding such plants:

                                  TONS OF
                                RATED ANNUAL
                              CEMENT CAPACITY
       PLANT LOCATION          (IN THOUSANDS)        PROCESS                 FUEL               PRINCIPAL MARKET AREA
- ----------------------------  ----------------   ----------------  ------------------------  ----------------------------
Cape Girardeau, Missouri....        1,200        Dry/Precalciner   Coal-Waste-Tires          E. Missouri; Central and
                                                                                             N.E. Arkansas; Mississippi;
                                                                                             S. Louisiana; N. Alabama;
                                                                                             Tennessee; N.W. Kentucky;
                                                                                             S.W. Illinois
Greencastle, Indiana........          750        Wet               Coal-Waste                Indiana; S.E. Illinois; N.
                                                                                             Central Kentucky
Pryor, Oklahoma.............          725        Dry               Coal-Coke-Natural Gas     Oklahoma; Dallas, Texas;
                                                                                             Kansas; W. Missouri
Oglesby, Illinois...........          600        Dry               Coal-Coke-Tires           Central and N. Illinois; S.
                                                                                             Wisconsin
Maryneal, Texas.............          520        Dry/Preheater     Coal-Coke-Natural Gas     W. Texas; E. New Mexico
Kosmos Cement Company
  Kosmosdale, Kentucky......          700        Dry/Preheater     Coal-Oil                  Kentucky; S. Indiana; S.
                                                                                             Ohio; W. Virginia
  Pittsburgh,                         360        Wet               Coal                      W. Pennsylvania; W.
    Pennsylvania............                                                                 Virginia; E. Ohio

     Cape Girardeau Complex. Lone Star's cement complex in Cape Girardeau, Missouri (the "Cape Complex") consists of a cement plant which uses a modern dry/precalciner kiln; a raw materials quarry; and several key distribution terminals. The Cape Complex is located on the Mississippi River and approximately 80% of such plant's cement production is shipped from the Cape Complex by 14 barges owned by Lone Star. Distribution by water is the least expensive method of transporting cement and enables the Cape Complex to serve a wider market than a non-water-based cement plant. Distribution by barge, however, is also subject to interruption from time to time due to changing river conditions brought about by either flood or drought. The Cape Complex also supplies cement to Lone Star's ready-mixed operation that is located in Memphis, Tennessee. Hazardous waste fuels provide up to 30% of the annual energy needs at such plant, contributing further to a reduction of production costs. See "Environmental Regulation" and "Legal Proceedings -- Environmental Matters" below in this section regarding issues affecting, and the potential curtailment of the use of, waste fuels. The distribution terminals which serve the Cape Complex are located in St. Louis, Missouri; Brandon, Mississippi; Paducah, Kentucky; Nashville and Memphis, Tennessee; and New Orleans, Louisiana.

     Greencastle Complex. Lone Star's Greencastle cement plant is located approximately 40 miles west of Indianapolis, Indiana and is the closest cement plant to this market. The close proximity to Indianapolis provides a freight cost advantage to Lone Star. The Greencastle plant produces a high quality Type III portland cement, which is a high early strength cement required in certain applications and sells for a premium relative to other types of portland cement. Although this plant utilizes the "wet" process of clinker production, the Company offsets such disadvantage through lower power and coal costs, higher labor productivity and the use of waste fuels. Hazardous waste fuels provide up to 40% of the annual energy needs at the plant. See "Environmental Regulations" and "Legal Proceedings -- Environmental Matters" below in this section for information regarding issues affecting, and the potential curtailment of, the use of waste fuels. In early 1994, an upgraded precipitator was installed to facilitate the Greencastle Complex's ability to meet anticipated clean air standards that are expected to be promulgated and effective in the next several years. The limestone used in the production of clinker at this plant is subject to the production payment agreement described above. The Greencastle Complex is served by distribution terminals located in Fort Wayne and Elkhart, Indiana and has a warehousing and distribution arrangement in Itasca, Illinois.

     Pryor Complex. The Pryor plant provides cement to the Kansas, Oklahoma and Dallas, Texas areas and is located approximately 50 miles northeast of Tulsa, Oklahoma. This plant produces a cement used in oil wells, in addition to cement used in construction activity. Management believes that this plant has a competitive advantage due to its relatively low power costs. The limestone used in the production of clinker at this plant is subject to the production payment agreement described above. The Pryor Complex has distribution terminals located in Kechi (Wichita) and Bonner Springs (Kansas City), Kansas, Oklahoma City, Oklahoma and Dallas, Texas.

     Oglesby Complex. The Oglesby plant provides cement to the Chicago, Illinois area construction market by truck as well as serving Central and Northern Illinois. This plant also supplies cement to Lone Star's concrete operations in Peoria, Illinois. This plant has improved its operating efficiency over the last several years due to significant capital improvements. A roller mill was installed to improve the consistency of the ground raw materials being fed into the kiln and a high-efficiency separator was installed that has enabled the production of a Type III portland cement. An upgraded precipitator was installed in the spring of 1994 to facilitate the plant's ability to meet anticipated clean air standards that are expected to be promulgated and effective in the next several years. Pursuant to the Plan of Reorganization, Lone Star has granted a security interest in this plant to the PBGC to secure potential claims arising from future pension obligations of the Company. This plant's distribution terminal is located in Milwaukee, Wisconsin.

     Maryneal Complex. The Maryneal plant produces cement used in oil well and construction activity and serves the Western Texas and Eastern New Mexico areas. The Company is exploring the option of burning tires as an alternative to coal at this plant in an effort to reduce its energy costs. Distribution of this plant's production takes place through a terminal located in Amarillo, Texas or through Lone Star's terminal located in Dallas, Texas whereby Lone Star can supplement or replace cement sourced from the Pryor plant.

     Kosmos Cement Company. Kosmos Cement Company ("Kosmos") is a partnership in which Lone Star has a 25% interest. Southdown, Inc., a publicly-traded cement company, holds the remaining 75% interest. Kosmos operates a cement plant in each of Kosmosdale, Kentucky and Pittsburgh, Pennsylvania. Southdown, Inc. is responsible for managing the day-to-day operations of Kosmos; however, all major decisions require unanimous approval from the management committee of which a Lone Star representative is a member. Pursuant to the Plan of Reorganization, Lone Star has pledged its interest in this partnership to the PBGC to secure potential claims arising from future pension obligations of the Company.

     New Orleans Facility. The New Orleans facility is the site of a former cement plant that has been converted to a distribution terminal which the Company has been using for importing cement during 1994. This facility is located off of the Gulf Intercoastal Waterway, which can accommodate oceangoing-sized vessels. Lone Star has decided to utilize certain pieces of equipment from the former cement plant for use in the production of slag cement. Production of slag cement involves the grinding of granulated slag, a by-product of steel mill blast furnaces to a fineness that is 20% finer than regular portland cement. This ground product can be substituted for portland cement in the production of ready-mixed concrete. Slag cement production is scheduled to begin in early 1995.

CONSTRUCTION AGGREGATE OPERATIONS

     Lone Star, through two wholly-owned subsidiaries New York Trap Rock Corporation ("New York Trap Rock") and Construction Aggregates Limited ("Construction Aggregates"), produces construction aggregates including sand, crushed stone and other stone products. Lone Star's total annual production capacity is approximately 8.5 million tons and total reserves are in excess of
1.5 billion tons. Sales volume in 1993 approximated 5.8 million tons. The market for construction aggregates is more highly regionalized than cement operations, with most aggregates sold within a 50-mile radius of a quarry. Two of Lone Star's quarries, however, are located on water, which greatly increases the area in which the product can be distributed. The following table sets forth certain information regarding Lone Star's aggregate operations:

                                ESTIMATED ANNUAL                                 ESTIMATED
                              PRODUCTION CAPACITY           TYPE OF               MINIMUM
         PLANT LOCATION        (IN THOUSAND TONS)          AGGREGATE         RESERVES (YEARS)
         --------------       -------------------          ---------         ----------------
    New York Trap Rock
      Clinton Point.........          4,500          Wappingers Dolomite             60
      West Nyack............          1,100          Diabase Trap Rock               80
    Construction
      Aggregates............          2,500          Devonian Granite               280

New York Trap Rock

     Clinton Point Plant. The Clinton Point quarry is located on the Hudson River approximately 50 miles from the New York City area, which is its primary market. Lone Star owns one barge and leases a fleet of 116 barges used to transport product down the Hudson River to customers located throughout New York City and Long Island. Approximately 80% of Clinton Point's sales are delivered by barge, with the balance delivered by truck to the local market surrounding the plant. The access to water distribution enables this plant to distribute its product to a wider area than truck-based distribution systems. Lone Star's primary customers are ready-mixed concrete producers and asphalt producers, which account for 80% of this plant's sales, with the remainder of the aggregate sold for roadway projects and specialty use such as rip rap for the construction of jetties.

     West Nyack Plant. The West Nyack quarry is located in Rockland County, northwest of New York City, and ships all of its product by truck. The market served by this plant is primarily the counties surrounding the quarry location.

     The West Nyack Plant currently is not cost competitive and the Company is reviewing all of its options regarding New York Trap Rock, including the construction of a modern low-cost plant at West Nyack, at an expected cost of $20 million, or the sale of New York Trap Rock.

Construction Aggregates

     The Construction Aggregates quarry is located in Nova Scotia, Canada and is located on the Strait of Canso, an all-weather deep water harbor, which permits Lone Star to load vessels of up to 65,000 tons. This size vessel enables the plant to deliver a cost-competitive product to the east coast and gulf coast of the United States and the Caribbean markets. The plant also services Nova Scotia and Prince Edward Island in Canada. This plant is a low-cost facility but the lack of available ships to transport product has been a recent deterrent to supplying the United States coastal markets. The granite that is located in the quarry is ideal for use in asphalt and road construction operations where skid resistance is required. Construction Aggregates supplies granite to the Clinton Point quarry where it is blended with dolomite from such quarry to meet certain skid resistance specifications.

READY-MIXED CONCRETE OPERATIONS

     Lone Star's ready-mixed concrete operations in the vicinity of its Cape Girardeau, Greencastle and Oglesby cement complexes have been vertically integrated, enabling it to be a major supplier of ready-mixed concrete and other concrete products in Central Illinois and the Memphis, Tennessee area. Lone Star's ready-mixed concrete operations purchase cement from Lone Star's cement plant in their vicinity and from outside suppliers. Ready-mixed concrete is sold to a variety of end users, but is used primarily in residential construction and infrastructure projects. The Company's sales of ready-mixed concrete was approximately 590,000 cubic yards in 1993. Associated with one of Lone Star's ready-mixed operations in Central Illinois is a small sand and gravel operation that primarily provides these raw materials to Lone Star's ready-mixed concrete operation in that vicinity.

CUSTOMERS AND MARKETING

     Each plant has a broad customer base that encompasses, among others, ready-mixed concrete producers, prestressed concrete producers, other concrete product producers and highway construction firms. Taken as a whole, no single customer of Lone Star accounted for more than 10% of total sales in 1993 and during the six months ended June 30, 1994. Since cement, construction aggregates and ready-mixed concrete operations are very regional in nature, the marketing effort for such operations is handled by a local sales force for each plant. Most purchases of Lone Star's products are done on a spot basis. Accordingly, order backlogs are not significant.

SEASONALITY

     As is true in the construction industry in general, Lone Star's operations are materially affected by seasonal changes, particularly in the northern operations where construction activity declines during colder weather. Inclement weather also is a factor that affects Lone Star's operations. See "Risk
Factors -- Construction Industry Conditions -- Cyclical, Seasonal and Regional Industry."

COMPETITIVE CONDITIONS

     Generally, conditions in the cement, construction aggregate and ready-mixed concrete industry are cyclical and highly competitive. These products are marketed as commodities, with price the principal method of competition. To a lesser extent, other factors such as service, delivery time and proximity to the customer are important considerations. Accordingly, Lone Star's profitability is dependent on levels of cement demand and on Lone Star's ability to manage operating costs, and is very sensitive to small shifts in the balance between supply and demand. Because Lone Star sells in many areas of the country, the number of competitors differs from area to area. Competitors include domestic and foreign producers and importers. See "Risk Factors -- Construction Industry Conditions -- Imports."

     Lone Star's operations are subject to fluctuations in governmental spending for highway construction, housing and other projects as well as fluctuations arising from general business conditions, increases or decreases in private housing construction, the tightening or easing of credit and other factors, including, in particular, the level of interest rates. While sales by Lone Star directly to federal, state and local government agencies are not significant, customers of Lone Star are engaged in government contract construction to an extent which cannot be determined by Lone Star but which is believed to be substantial.

LIQUIDATING SUBSIDIARY

     Rosebud was established pursuant to the Plan of Reorganization for the purpose of disposing of the Rosebud Assets for the benefit of holders of the Asset Proceeds Notes and operating such assets pending their ultimate disposition. Rosebud currently is engaged in the process of selling the Rosebud Assets and concluding the litigations transferred to it; however, it is difficult to estimate the time required to complete this process. Moreover, Rosebud's ability to sell the Rosebud Assets may be affected by events and results of operations at the various operating entities transferred to Rosebud and its ability to conclude the litigations may be affected by events outside of its control.

     The assets and associated liabilities transferred to Rosebud were (a) (i) Lone Star's 50% partnership interest in RMC LONESTAR (a vertically-integrated cement, aggregate and concrete producer in California), (ii) a Lease and Sublease dated December 31, 1987 between RMC LONESTAR and Lone Star relating to Lone Star's interest in the Santa Cruz, California cement plant (which leases were recently assigned in connection with the sale of the Santa Cruz plant) and
(iii) Promissory Notes in the principal amount of $16,833,329 executed by RMC LONESTAR in favor of Lone Star California, Inc. (which company was transferred to Rosebud); (b) Lone Star's 50% partnership interest in Lone Star-Falcon (owner of cement terminals in Texas); (c) Lone Star's 50% partnership interest in Hawaiian Cement (a vertically-integrated supplier of cement, aggregates and ready-mixed concrete in Hawaii); (d) cement plants located in Nazareth, Pennsylvania and Santa Cruz, California (which Santa Cruz plant was sold in June
1994); (e) the right to receive any recovery in certain litigations, the most important of which are (i) Lafarge Corp. et al. v.

Lone Star Industries, Inc., et al. (a suit involving allegations of breach of warranties in connection with Lone Star's purchase of cement used to manufacture substantially all of the crossties involved in the railroad crosstie litigation and an alleged fraudulent sale of defective cement and a claim of violations of the Massachusetts Deceptive Practices Act, which is scheduled for retrial commencing on October 24, 1994); (ii) Lone Star Industries, Inc. v. Liberty Mutual Insurance Company et al. (a suit related to the Company's claim for indemnity in the crosstie litigation and for the reimbursement of related defense costs in connection with the crosstie litigation, which suit was partially settled in July 1994 by most of the remaining defendants by payment to Rosebud of $5.3 million, which amount is expected to be used by Rosebud for working capital purposes pursuant to the Rosebud Indenture); and (iii) Lone Star Industries, Inc. v. Compania Naviera Perez Companc, S.A.C.F.I.M.F.A. et al. (a suit which alleges collusion, fraud and tortious interference by several defendant companies in connection with the auction sale by Lone Star of its Argentinian subsidiary; the dismissal of such suit is now on appeal by Lone Star to the United States Court of Appeals for the Second Circuit after adverse judgments at the Bankruptcy and District Court levels); (f) a secured Promissory
Note in the unpaid principal amount of $6,210,162 executed by Arthur A. Riedel in favor of Lone Star plus unpaid interest since 1991 and related agreements (a judgment for the unpaid principal amount plus interest and costs was awarded and Rosebud currently is in the process of collecting on the judgment); and (g) certain surplus property.

     Lone Star provides management and various other services (including personnel for the Nazareth cement plant operations) to Rosebud pursuant to the Management Services Agreement. Rosebud pays to Lone Star quarterly a fee of .25% of the value of its unsold assets (1.25% in the case of the Nazareth cement plant) and reimburses Lone Star for all of Lone Star's payments to third parties on behalf of Rosebud. For the various litigations, Rosebud pays Lone Star a quarterly fee of $10,000. For the quarter ended June 30, 1994, Rosebud paid Lone Star a fee of $500,000 for services rendered during such quarter. No fees or other payments will be made to any officer or employee of Lone Star for services to Rosebud except as may be made pursuant to the Lone Star Industries, Inc. Rosebud Incentive Plan (the "Rosebud Incentive Plan") which was established in connection with the Reorganization to ensure that the values obtained for the Rosebud Assets are maximized. The Rosebud Incentive Plan provides that after payment of the Asset Proceeds Notes in full, a pool of 20% of the net proceeds from Rosebud Asset dispositions, up to a maximum of $5,000,000, will be available for distribution among key employees of the Company to be selected by the Compensation and Stock Option Committee of the Company's Board of Directors. That committee also will determine the amounts of the incentive awards, except that no individual may receive more than 15% of the aggregate funds awarded nor is an individual eligible to receive an incentive payment unless he or she is employed by the Company on the date(s) such payments are to be distributed. Mr. David W. Wallace, the Company's Chairman of the Board and Chief Executive Officer, is not eligible to receive incentive payments.

     The Asset Proceeds Notes bear interest at a rate of 10% per annum, payable in cash and/or additional Asset Proceeds Notes (at the option of Rosebud), in semi-annual installments on each of January 31 and July 31, and have a maturity date of July 31, 1997. Rosebud paid the first such semi-annual interest payment on July 31, 1994 in cash, and intends to make future interest payments in cash, to the extent Rosebud has cash available. The Rosebud Indenture provides that interest and principal on the Asset Proceeds Notes shall be paid from proceeds of Rosebud Asset dispositions and proceeds, if any, received by Rosebud in connection with certain litigations transferred to it. The Asset Proceeds Notes are secured by liens and security interests, as the case may be, on all of the Rosebud Assets pursuant to a Security, Pledge and Collateral Agency Agreement between Rosebud and Chemical Bank, as collateral agent. A portion of Rosebud's obligations under the Asset Proceeds Notes is guaranteed by the Company Guarantee. If, at the maturity date of the Asset Proceeds Notes, the aggregate amounts of all cash payments of principal and interest on such notes is less than $88,118,000, the Company Guarantee is payable in either cash, five-year notes or a combination thereof (at the option of Lone Star) to cover the shortfall between the actual payments and $88,118,000, plus interest; provided, however, that the total amount paid pursuant to the Company Guarantee cannot exceed $28,000,000. The Company Guarantee is secured by a pledge of the Company's right, title and interest in and to all of the issued and outstanding common stock of Rosebud. As of August 29, 1994, Rosebud had made cash payments of principal and interest on the Asset Proceeds Notes of approximately $37,600,000 (primarily from the sale of the Santa Cruz, California cement plant). To the extent that amounts received upon disposition of the Rosebud Assets and the Company Guarantee are not sufficient to pay the principal and interest of the Asset Proceeds Notes, such notes will not be paid. Other than an initial $5,000,000 cash contribution by Lone Star for working capital purposes, Lone Star is not obligated to fund additional Rosebud working capital requirements.

     In connection with the sale of the Santa Cruz cement plant, Rosebud has committed, on behalf of Lone Star, to complete, and is presently undertaking, the closure of a former waste landfill area on a portion of a site that was the subject of now-resolved investigation by Santa Cruz County authorities at an anticipated cost of approximately $1.2 million, which funds were set aside from the proceeds of the sale of such plant. Rosebud has committed to perform other environmental remediation activities on behalf of Lone Star. See "Legal Proceedings -- Environmental Matters" below in this section.

ENVIRONMENTAL REGULATION

     The Company, like others in the construction materials and cement manufacturing industry, is subject to federal, state and local laws and regulations pertaining to the protection of the environment and human health and safety. Many of these laws and regulations apply to the Company's current operations, as well as to past activities and closed or formerly owned or operated properties or facilities. These laws and regulations are extensive and technically complex and require the Company to devote time and resources to ensure continued compliance with applicable requirements. While it is not possible to predict with accuracy the range of future costs for the Company's program of compliance with current or future environmental laws and regulations, the capital, operating and other costs of the program could be substantial. In certain instances, future changes in regulatory requirements may require the Company to undertake capital improvement projects or to cease or curtail certain current operations. For information concerning certain environmental proceedings involving the Company, see "Legal Proceedings -- Environmental Matters" below in this section.

     The Company's operations are required to comply with laws and regulations governing water discharges, air emissions and the handling, use and disposal of hazardous and non-hazardous waste materials, and those designed to protect worker health and safety. In addition, if releases of hazardous substances are discovered to have occurred at facilities currently or previously owned or operated by the Company, or at facilities to which the Company has sent waste materials, the Company may be subject to liability for the investigation and remediation of such sites.

     The federal Water Pollution Control Act, commonly known as the Clean Water Act, provides a comprehensive federal regulatory scheme governing the discharge of pollutants to waters of the United States. This regulatory scheme requires that permits be secured for discharges of wastewater, including stormwater runoff associated with industrial activity, to waters of the United States. The Company has secured or has applied for all required permits in connection with its wastewater and stormwater discharges.

     The Clean Air Act provides a comprehensive federal regulatory scheme governing the emission of air pollutants. In addition, the states in which the Company operates have enacted laws and regulations governing the emission of air pollutants and requiring permits for sources of air pollutants. In 1990, Congress enacted amendments to the Clean Air Act to provide for a uniform federal regulatory scheme governing control of air pollutant emissions and permit requirements. As a result of the Clean Air Act Amendments of 1990, by 1995 the Company will be required to apply for federal operating permits for each of its cement manufacturing facilities. As part of the permitting process, the Company may be required to install equipment to monitor emissions of air pollutants from its facilities. In addition, the Clean Air Act Amendments require the United States Environmental Protection Agency ("EPA") to develop regulations directed at reducing emissions of toxic air pollutants from a variety of industrial sources, including the portland cement manufacturing industry. As part of this process, EPA will identify maximum available control technology ("MACT") for the reduction of emissions of air toxics from cement manufacturing facilities. Following EPA's promulgations of MACT for the cement industry, the Company, like others in the industry, may be required to install additional control technology at its cement manufacturing facilities and meet more stringent air emissions standards. It is possible that EPA will promulgate separately MACT standards for those cement manufacturing facilities (like Lone Star's Greencastle and Cape Girardeau plants) which burn hazardous waste fuels ("HWF") which standards may be even more stringent than those which apply to cement manufacturing facilities not utilizing hazardous wastes as a fuel source.

     The federal Resource Conservation and Recovery Act ("RCRA") establishes a cradle to grave regulatory scheme governing the generation, treatment, storage, handling, transportation and disposal of solid wastes. Solid wastes which are classified as hazardous wastes pursuant to RCRA, as well as facilities which treat, store or dispose of such hazardous wastes, are subject to stringent regulatory requirements. Generally, wastes produced by the Company's operations are not classified as hazardous wastes and are subject to less stringent federal and state regulatory requirements. In particular, cement kiln dust ("CKD"), a by-product of cement manufacturing, is currently exempted from regulation as a hazardous waste pursuant to the Bevill Amendment to RCRA. The EPA has recently completed the Congressionally-mandated study of the potential hazards posed by CKD, and is expected to issue a regulatory determination regarding the need for regulatory controls on the management, handling and disposal of CKD by January 1995. It is not possible to predict at this time what EPA's regulatory determination regarding the need for additional regulatory controls on the management, handling and disposal of CKD will be, and what, if any, increased costs will be incurred by the Company to comply with any such new regulatory requirements.

     Lone Star's cement manufacturing facilities which use hazardous waste fuels as an energy source are subject to strict RCRA, state and local requirements governing hazardous waste treatment, storage and disposal facilities, including those contained in the federal Boiler and Industrial Furnace regulations (the "BIF Rules"). Lone Star's two cement manufacturing facilities which burn HWF (Cape Girardeau and Greencastle plants) qualified for and are currently operating under interim status pursuant to RCRA and the BIF Rules. While Lone Star believes that it is currently in compliance with the extensive and complex technical requirements of the BIF Rules, there can be no assurances that Lone Star will be able to maintain compliance with the BIF Rules or that changes to such rules or their interpretation by the relevant agencies or courts might not make it more difficult or cost prohibitive to maintain compliance or continue to burn HWF. In February 1994, a decision was issued by the United States Court of Appeals for the District of Columbia Circuit in a lawsuit challenging certain aspects of the BIF Rules. Among other things, that court's decision vacated and remanded to EPA a challenged BIF Rules air emissions standard applicable to wet process cement kilns with which Lone Star's Greencastle cement plant had been complying, but upheld two related standards. Lone Star has, together with other cement manufacturers adversely affected by the Court's decision, filed a petition for certiorari to the United States Supreme Court for review of the D.C. Circuit's ruling and is working with EPA to adopt an interim replacement standard. Lone Star also is seeking to demonstrate that the Greencastle plant can comply with one of the remaining standards. Nevertheless, there can be no assurances that any of these efforts will be successful. Unless the court's decision is reversed, an appropriate modification of the remanded standard is adopted by EPA with which Lone Star can comply or Lone Star can successfully demonstrate compliance with one of the remaining standards, Lone Star's Greencastle cement plant may have to cease or curtail its use of hazardous waste fuels.

     In addition, Lone Star is currently engaged in the process of securing the permit required under RCRA and the BIF Rules for each of the Cape Girardeau and Greencastle cement plants to enable it to continue the use of HWF at those facilities. The permitting process is lengthy and complex, involving the submission of extensive technical data. There can be no assurances that Lone Star will be successful in securing a final RCRA permit for either or both of its HWF facilities, or, if able to secure such permits, that the permits will contain terms and conditions with which Lone Star will be able to comply or which will not require costly upgrades to the facilities to enable Lone Star to achieve such compliance.

     The Company's operations are also subject to federal and state laws and regulations designed to protect worker health and safety. Worker protection at the Company's cement manufacturing and aggregate facilities are governed by the federal Mine Safety and Health Act ("MSHA"). Worker protection at the Company's other operations are governed by the federal Occupational Safety and Health Act ("OSHA"). Safety and health standards designed for worker protection have been promulgated under both MSHA and OSHA which apply to the Company's operations.

     The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund"), as well as many comparable state statutes, creates a joint and several liability scheme for the investigation and remediation of facilities where releases of hazardous substances are found to have occurred. Liability may be imposed upon current owners and operators of the facility, upon owners and operators of the facility at the time of the release and upon generators and transporters of hazardous substances released at the facility. Many of the raw materials, by-products and wastes used or produced by industrial facilities, including cement manufacturing facilities, may contain chemical elements or compounds which have been designated as hazardous substances. In addition, other past and present operations of the Company may have used or disposed of materials containing hazardous substances in the course of their operations. As a consequence, federal or state governmental authorities or third parties may seek to recover the costs of investigation and remediation or to require the Company to investigate and remediate facilities where hazardous substances have been released which are presently or were previously owned or operated by the Company or which are locations where hazardous substances generated by the Company have been disposed. The Company has been named by the EPA as a potentially responsible party for the investigation and remediation of several Superfund sites and is currently undertaking investigation and remediation activities at several facilities presently or formerly owned or operated by the Company under similar state environmental requirements. See "Legal Proceedings -- Environmental Matters" below in this section. There can be no assurances that the Company will not be named as a potentially responsible party at additional Superfund Sites, or that additional releases of hazardous substances will not be found to have occurred at facilities presently or formerly owned or operated by the Company.

EMPLOYEES

     As of August 29, 1994, the Company had approximately 1,535 employees, of whom approximately 1,035 were members of various labor unions. Except for employees at certain cement distribution terminals, all of the Company's hourly employees in its cement, construction aggregates and ready-mixed concrete operations are represented by labor unions. Although the Company transferred certain of its cement plant operations to Rosebud in connection with the Reorganization, the Company remains obligated under the collective bargaining agreements covering its hourly employees engaged in operations transferred to Rosebud.

     A number of collective bargaining agreements covering the Company's hourly employees are scheduled to expire during 1995 and 1996. Significant agreements that expire in early 1995 are those with the International Brotherhood of Teamsters who represent the truck drivers employed by Lone Star's ready-mixed concrete operations in Memphis, Tennessee and Peoria, Illinois. The Company does not anticipate any unusual circumstances or difficulties in obtaining replacement agreements.

     In 1994, there have been no labor disruptions at any of the Company's facilities. The Company believes that relations with its employees are good.

PROPERTIES

     Lone Star's main operations are conducted at its plants and distribution terminals described above. Lone Star owns all of the cement plants and a majority of the distribution terminals used in its cement operations. With respect to those distribution terminals not owned, Lone Star holds a landlease for the underlying real property and owns the facilities located on such property. There are two additional distribution terminals that are leased to third parties and a former quarry site that is jointly owned is also leased to a third party. Lone Star has sold certain limestone reserves adjacent to two of its cement plants, pursuant to the production payment agreement. See "Cement Operations" above in this section. Lone Star owns or leases its aggregate plant sites or has purchased the aggregate minerals in place. In each case, subject to lease termination dates, it has the right to continue mining operations until the deposit is no longer suitable for commercial exploitation. The ready-mixed concrete plants are located on owned land or sites held under leases for varying terms. No difficulty is anticipated in renewing leases as they expire or finding satisfactory alternative plant sites. The Company leases executive offices in Stamford, Connecticut and owns or leases offices in Indianapolis, Indiana and West Nyack, New York. The Company also owns or leases other offices in the United States.

LEGAL PROCEEDINGS

     The Company is involved in a number of pending legal proceedings, the more significant of which are discussed in this section. See also "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Financial Condition," "Certain Relationships and Related Transactions" and Notes to the Company's financial statements included elsewhere herein.

Environmental Matters

     While the Company generally has been able to maintain its operations in compliance with the requirements of environmental laws and regulations, it has been, or is presently, involved in certain environmental enforcement matters. For example, in September 1992, as part of an EPA enforcement initiative targeting facilities burning hazardous waste fuels, a complaint was issued by EPA against the Company's Greencastle cement facility alleging violations of the BIF Rules and seeking a civil penalty in excess of $3.8 million. The Company was able to resolve with EPA all the matters alleged in the complaint and paid a penalty of $315,000. The Company was also able to resolve certain violations alleged by the State of Indiana in connection with the Greencastle cement plant's hazardous waste fuel burning operations and paid a penalty of $87,250. In March 1994, the EPA commenced an administrative proceeding against Lone Star in connection with alleged violations of regulations governing the handling and burning of hazardous waste fuels at the Company's Cape Girardeau cement facility. In this proceeding, EPA is seeking in excess of $500,000 in civil penalties. The Company is currently engaged in negotiations with EPA and expects to be able to satisfactorily resolve this proceeding, which settlement may also include the payment of a penalty.

     Past operations of the Company or its predecessors have resulted in releases of hazardous substances at sites currently or formerly owned by the Company or where waste materials generated by the Company have been disposed. The Company has been identified as one of the parties that may be held responsible by federal or state governmental authorities pursuant to CERCLA or similar state laws for the costs of investigation and remediation of contamination at sites where waste materials generated by the Company were deposited. For twelve such sites which are on the National Priority List of sites requiring investigation and remediation pursuant to CERCLA, the Company is one of numerous potentially responsible parties and available factual information indicates that the Company's contributions of waste to the site was small and the Company may have certain defenses arising out of the Reorganization. For one of those sites the Company was recently notified by EPA that it is eligible to participate in a de minimis settlement to resolve its liability for that site for a cost of approximately $14,000, subject to certain limitations and the potential for a reopener if the total clean-up exceeds a certain sum; the Company intends to avail itself of this settlement opportunity.

     With respect to sites located in the vicinity of Salt Lake City, Utah, where waste materials, including CKD, generated by the Company and its predecessors were deposited as fill, the Company has reached a settlement agreement with federal, state and local governmental authorities to resolve the Company's liability for those sites, including natural resource damages, in exchange for a general unsecured claim of $18.5 million in the bankruptcy proceedings. This settlement agreement is currently undergoing the public review mandated by CERCLA and, following the conclusion of that process, bankruptcy court approval of the settlement agreement will be sought at a hearing currently scheduled for September 22, 1994. One local governmental authority, which filed a claim in the bankruptcy proceedings, determined not to participate in the settlement agreement. The Company expects such claim to be resolved by the bankruptcy court in connection with approval of the settlement agreement. If in the future the local governmental authority seeks to impose liability upon the Company with respect to these sites, the Company will have various defenses available to it; provided, however, there can be no assurance that the Company's defenses will prevail. In addition, in connection with the Company's bankruptcy proceedings, settlement agreements were entered into between the Company and the other individuals and entities identified by EPA as potentially responsible parties as well as other property owners generally resolving the Company's liability to those individuals and entities. With respect to certain of those individuals and entities, the settlement agreements which also resolve a related cost-recovery and property damage action pending in federal district court in Utah, are subject to those individuals and entities reaching settlements with EPA, the negotiation of which is continuing.

     In connection with the Company's prior lumber yard operations, the Company has been involved in the investigation and clean up of certain sites contaminated by wood treating chemicals. With respect to one former wood treating site previously leased by the Company, in connection with the Chapter 11 Cases the Company resolved its liability to State and local governmental entities by agreeing to conduct additional investigation and, if necessary, remediation up to a total cost of $2 million. The Company sued two of its insurance carriers for its defense costs and indemnification in such dispute. The Company was awarded a judgment on the defense cost claim, which is currently on appeal. The Company's claim with respect to indemnification is pending.

     Additional investigation and remedial activities are also required at a former wood treating facility located on land which was transferred to Rosebud pursuant to the Plan of Reorganization. The Company is currently negotiating a consent order with state governmental authorities regarding additional investigative and clean up efforts required at the site, including ground water monitoring and possible remediation, which activities are anticipated to be undertaken by Rosebud and funded through a sale of the property. There can be no assurances, however, that such funds will be available or that governmental authorities will not seek to recover costs of investigation or remediation from the Company, which remains liable therefor pursuant to an agreement approved by the bankruptcy court.

Other Legal Proceedings

     Reorganization Proceedings. These proceedings in the United States Bankruptcy Court for the Southern District of New York are entitled "In re: New York Trap Rock Corporation, Lone Star Industries, Inc. et al., Debtors" Chapter 11 Case Nos. 90B21276-21286, 21334 and 21335. See "Bankruptcy Reorganization Proceedings" earlier in this section.

     Cement Industry Antitrust Investigation. In early March 1994, the Company, along with other cement companies, received a civil investigative demand from the Atlanta, Georgia Regional Office of the U.S. Department of Justice Antitrust Division. The investigation concerns possible violations of Section 1 of the Sherman Antitrust Act (price fixing and market allocation) by cement sellers on a nationwide basis and seeks Company records relating to its cement business. The Company has a long-standing policy of complying with the letter and spirit of the antitrust laws and has fully cooperated with the investigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the directors and executive officers of the Company.

                                         OFFICE AND DATE FROM WHICH INDIVIDUAL FIRST
          NAME            AGE              BECAME AN EXECUTIVE OFFICER OR DIRECTOR
          ----            ---            -------------------------------------------
David W. Wallace            70  Chairman of the Board and Chief Executive Officer (Class I
                                  Director; 1970)
William M. Troutman         53  President and Chief Operating Officer (1986); Director (Class
                                  II Director; 1992)
James E. Bacon              63  Director (Class II Director; 1992)
Theodore F. Brophy          71  Director (Class III Director; 1992)
Arthur B. Newman            50  Director (Class I Director; 1994)
Allen E. Puckett            75  Director (Class I Director; 1974)
Robert G. Schwartz          66  Director (Class III Director; 1994)
Jack R. Wentworth           66  Director (Class III Director; 1992)
John J. Martin              63  Senior Vice President of the Company (1979) and President of
                                  Rosebud (1994)
Roger J. Campbell           58  Vice President -- Cement Operations (1986)
William J. Caso             50  Vice President -- Taxes and Insurance (1994)
Pasquale P. Diccianni       52  Vice President -- Cement Sales and Aggregate Operations
                                  (1988)
Thomas S. Hoelle            42  Vice President -- Planning (1994)
Gerald F. Hyde, Jr.         51  Vice President -- Personnel and Labor Relations (1983)
John S. Johnson             63  Vice President, General Counsel, and Secretary (1994)
Harry M. Philip             45  Vice President -- Cement Manufacturing (1994)
Michael W. Puckett          49  Vice President -- Cement Sales and Concrete Operations (1985)
William E. Roberts          54  Vice President, Chief Financial Officer, Controller and
                                  Treasurer (1988)

DIRECTORS

     David W. Wallace has served as Chairman of the Board and Chief Executive Officer of Lone Star since January 1991. He is also Chairman of the Executive Committee of the Board. Mr. Wallace was Chairman of the Board and Chief Executive Officer of Todd Shipyards Corporation during the pendency of its Chapter 11 bankruptcy case which began in 1987 and ended with approval of a Plan of Reorganization in late 1990. Prior to July 1984, he was Chairman of the Board and President, Bangor Punta Corporation, a diversified company whose operations included general aviation aircraft and law enforcement equipment. Since 1985, Mr. Wallace has been Chairman of the Board of FECO Engineered Systems, Inc., a manufacturer and engineer of high technology industrial ovens. Mr. Wallace was also Chairman of the Board of National Securities & Research Corporation, an advisor to a family of eleven mutual funds, from 1988 to 1993. He is Chairman of the Board of The Putnam Trust Company, and a director of Zurn Industries, Inc. and Holmes Protective Company.

     William M. Troutman is a member of the Executive Committee of the Board. Since 1986, he has been President and Chief Operating Officer of Lone Star.

     James E. Bacon is a member of the Executive, Audit and Compensation and Stock Option Committees of the Board. He is a private investor and consultant. From 1986 to 1990, he was Executive Vice President and a Director of United States Trust Company, a bank holding company, and a Trustee of United States Trust

Company of New York. Mr. Bacon is a director of Accuhealth, Inc. Mr. Bacon was also a director of Todd Shipyards Corporation from September 1991 to June 1992 and a director of Prime Hospitality Corp. from July 1992 to January 1994. He is a trustee of Nuveen Select Tax-Free Income Portfolio and a trustee of the Federation of Protestant Welfare Agencies (N.Y.).

     Theodore F. Brophy is a member of the Executive and Audit Committees of the Board. Until May 1988, Mr. Brophy was Chairman and Chief Executive Officer of GTE Corporation, a telecommunications company. In 1988, he was Chairman, United States Delegation to the World Administrative Conference on Space Communications. Mr. Brophy is also a director of Transcell Technologies Inc.

     Arthur B. Newman has been a General Partner in The Blackstone Group, a private investment banking firm, since May, 1991. Previously, Mr. Newman was a Managing Director and head of the Restructuring and Reorganization Group of Chemical Bank from August 1989 and prior thereto was a Senior Partner at Ernst & Young.

     Allen E. Puckett is Chairman of the Audit Committee of the Board. Since April 1987 he has been Chairman Emeritus of Hughes Aircraft Company, a manufacturer of aerospace and missile systems, data processing systems and industrial electronics equipment. From 1978 to 1987 he was Chairman of the Board and Chief Executive Officer of Hughes Aircraft Company. Dr. Puckett is also a director of General Dynamics Corporation and Logicon, Inc.

     Robert G. Schwartz is a member of the Executive and Compensation and Stock Option Committees of the Board. Mr. Schwartz retired as Chairman of the Board of Directors, President and Chief Executive Officer of the Metropolitan Life Insurance Company in 1993, having held these positions since 1989. He has continued as a director of the Metropolitan Life Insurance Company, and is also a director of CS First Boston, Inc., COMSAT Corporation, Lowe's Companies, Inc., Mobil Corporation, Potlatch Corporation and The Reader's Digest Association, Inc., and a member of the Board of Trustees of the Consolidated Edison Company of New York. Mr. Schwartz is a member of the Business Council and a Trustee of the Committee for Economic Development.

     Jack R. Wentworth is Chairman of the Compensation and Stock Option Committee of the Board. From 1984 to 1993 he was Dean of the Graduate School of Business at Indiana University and is now Arthur M. Weimer Professor of Business Administration. Professor Wentworth is also a director of Kimball International, Inc., Market Facts, Inc., Bank One Bloomington NA. and KPT Inc.

     The Company's Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes of directors, each class to be as nearly equal in number of directors as possible. The initial term of office of each director in the first class will expire at the annual meeting of stockholders in 1997; the initial term of office of each director in the second class will expire at the annual meeting of stockholders in 1995; and the initial term of office of each director in the third class shall expire at the annual meeting of stockholders in 1996. At each annual election, the successors to the class of directors whose term expires at that time shall be elected to hold office for a term of three years, and until their respective successors shall be elected and qualified, to succeed those directors whose term expires, so that the term of one class of directors will expire each year. Under the Delaware General Corporation Law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. The classification of the Board of Directors of the Company makes it more difficult to replace the Board of Directors as well as for another party to obtain control of the Company by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge officers of the Company, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

     The Company has standing Audit, Compensation and Stock Option and Executive Committees of the Board. The functions of the Audit Committee are to recommend the principal auditors of Lone Star, to consult with the principal auditors with regard to the plan of audit, to review the report of audit and the accompanying management letter, to consult with the principal auditors with regard to the adequacy of internal controls, and to consult with Lone Star's internal auditors on the above matters.

     The functions of the Compensation and Stock Option Committee are to approve compensation arrangements for senior management and to approve and recommend to the Board of Directors the adoption of any compensation plans in which officers and directors are eligible to participate, and to grant stock options or other benefits under any such plans.

     The Executive Committee is empowered to exercise all of the authority of the Board of Directors, except that it does not have the power to rescind any action previously taken by the board of directors or to take certain actions enumerated in the Company's By-Laws (such as amend the Restated Certificate of Incorporation, change the Company's dividend policy or adopt an agreement of merger or consolidation).

     The Company has no nominating committee of the Board of Directors or committee of the Board performing a similar function.

EXECUTIVE OFFICERS

     All of the executive officers of the Company were elected at a meeting of the Board of Directors on August 24, 1994. Their terms of office continue until the next annual meeting of the Board of Directors and until their successors shall have been elected and qualified. All of the executive officers have been employed by the Company as an officer or in an executive capacity for more than five years.

EXECUTIVE COMPENSATION

     The following table shows compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers for the three fiscal years ending December 31, 1993:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM COMPENSATION
                                                                          -------------------------------------------------

                                  ANNUAL COMPENSATION                             AWARDS                    PAYOUTS
                               -----------------------                    -----------------------    ----------------------
             (A)               (B)      (C)       (D)          (E)           (F)          (G)           (H)         (I)
                                                              OTHER       RESTRICTED   SECURITIES                  ALL
                                                              ANNUAL        STOCK      UNDERLYING     LTIP        OTHER
                                      SALARY     BONUS    COMPENSATION     AWARD(S)     OPTIONS/     PAYOUTS   COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR     ($)       ($)        ($)(1)          ($)        SARS(#)        ($)        ($)(2)
 ---------------------------   ----   ------     -----    ------------    ----------   ----------    -------   ------------
David W. Wallace.............  1993   $250,000     --          --            --           --            --          2,249
  Chairman of the              1992    250,000     --          --            --           --            --          2,189
  Board of Directors           1991    250,000     --          *             --        100,000(3)       --           *
  and Chief Executive Officer
William M. Troutman..........  1993    325,000     --          --            --           --            --          2,249
  President and Chief          1992    325,000     --          --            --           --            --          2,189
  Operating Officer            1991    325,000     --          *             --           --            --           *
John J. Martin...............  1993    250,000     --          --            --           --            --          2,249
  Senior Vice President        1992    250,000     --          --            --           --            --          2,189
  General Counsel and          1991    250,000     --          *             --           --            --           *
  Secretary(4)
Roger J. Campbell............  1993    170,000     --          --            --           --            --          2,249
  Vice President --            1992    170,000     --          --            --           --            --          2,189
  Cement Operations            1991    170,000     --          *             --           --            --           *
Pasquale P. Diccianni........  1993    165,000     --          --            --           --            --          2,249
  Vice President --            1992    165,000     --        32,573          --           --            --          2,189
  Cement Sales and             1991    165,000     --          *             --           --            --           *
  Aggregates

- ---------------
(1) Perquisites and other personal benefits were less than 10% of the total annual salary and bonus for 1992 and 1993 for each of the named executive officers except for Mr. Diccianni in whose case $18,782 was paid under an executive medical plan in 1992.

(2) Contributions by the Company on behalf of the named executive officers under the Savings Plan for Salaried Employees.

(3) Cancelled pursuant to the Plan of Reorganization.

(4) Mr. Martin's position with the Company changed to that of President of Rosebud as of July 1, 1994.

 *  Under the transition rules of the Commission, no disclosure is required.

EMPLOYMENT AGREEMENTS AND PLANS

Employment Agreements and Change in Control and Severance Arrangements

     Effective July 1, 1994, the Company entered into two-year employment agreements (the "Employment Agreements") with David W. Wallace, William M. Troutman and John J. Martin. Pursuant to such agreements, Mr. Wallace agreed to be employed as Chairman and Chief Executive Officer of the Company at an annual salary of $150,000; Mr. Troutman agreed to be employed as President and Chief Operating Officer of the Company at an annual salary of $275,000; and Mr. Martin agreed to be employed as Senior Vice President of the Company and President of Rosebud at an annual salary of $200,000. Messrs. Wallace and Troutman's employment agreements are renewable for successive two-year terms.

     The Employment Agreements respecting Messrs. Wallace and Troutman may be terminated (i) by either party upon written notice at least six months prior to the expiration of the current term, (ii) by the Company for any reason other than "cause" (as defined in the Employment Agreements) by written notice setting forth the effective date of termination (which shall be at least six months after such notice), (iii) by Mr. Wallace or Mr. Troutman if terminated for "good reason" (as defined in the Employment Agreements), (iv) in the case of Mr. Wallace, by him as a result of any "incapacity" (as defined in his Employment Agreement), and (v) by the Company for "cause" (as defined in the Employment Agreements). In the event the Company terminates an Employment Agreement other than for cause, or if Messrs. Wallace and Troutman terminate their respective Employment Agreements for "good reason," the Company is required to make a severance payment in an amount equal to the employee's salary for the period from the effective date of termination through the latter of (i) the initial term, or (ii) one year (or 18 months if terminated for "good reason") after the effective date of termination, whichever is greater. Upon a "change in control" (as defined in the Employment Agreement) of the Company, Mr. Wallace and Mr. Troutman may terminate their employment with the Company and receive severance pay equal to two years' salary.

     Mr. Martin's Employment Agreement may be terminated (i) by the Company for any reason other than "cause" or "unsatisfactory performance" (both as defined in the Employment Agreement) by written notice setting forth the effective date of the termination (which shall be at least seven days after receipt of such notice), (ii) by the Company for cause or unsatisfactory performance, and (iii) by Mr. Martin for "good reason" (as defined in the Employment Agreement). If the Company terminates Mr. Martin's Employment Agreement other than for cause, or Mr. Martin terminates the Employment Agreement for good reason, he is entitled to receive a severance payment equal to his salary for the remainder of the term of his agreement. In the event the Company terminates Mr. Martin's Employment Agreement for unsatisfactory performance, the Company is required to make a severance payment (a) of $250,000 if such termination is prior to July 1, 1995, and (b) of an amount equal to the lesser of (i) $200,000, or (ii) Mr. Martin's salary through the expiration of the term of his Employment Agreement, if such termination occurs on or after July 1, 1995. Upon a "change of control" (as defined in the Employment Agreement) of the Company, Mr. Martin may terminate his employment with the Company and receive severance pay equal to the full amount of unpaid compensation through the remaining term of his Employment Agreement.

     Effective July 1, 1994, the Company entered into change of control agreements (the "Change of Control Agreements") with nine of its executive officers, including Roger J. Campbell and Pasquale P. Diccianni, other than Messrs. Wallace, Troutman and Martin. Pursuant to such agreements, each officer other than Mr. Diccianni, during the five-year period commencing on July 1, 1994, will be entitled to receive a lump-sum cash payment equal to two years of his base salary in the event of termination of such officer's employment as a result of the occurrence of certain events subsequent to a change in control of the Company (as defined in such agreements). Pursuant to Mr. Diccianni's agreement, during a two-year period commencing on July 1, 1994, he will be entitled to a lump-sum cash payment equal to one year's base salary (subject to reduction) in the event of termination of his employment as a result of the occurrence of certain events following a sale (as defined in the agreement) of New York Trap Rock. Pursuant to the Employment and Change in Control Agreements, if such officers receive severance payments they also will be entitled to medical and other insurance benefits for a specified period of time following termination of employment.

     Mr. Troutman is entitled to receive annual retirement benefits at age 65 of $225,000, including the benefits payable to him pursuant to the Salaried Employees Pension Plan and an annuity purchased by Lone Star for Mr. Troutman in 1989. If Mr. Troutman ceases full-time employment with the Company between ages 55 and 62, he may elect to receive his retirement benefits reduced by 5% for each year before age 62. Thereafter there will be no reduction. If Mr. Troutman is disabled at any time, the retirement benefits shall commence immediately. Upon his death the retirement benefits will be paid to his spouse until her death.

     Upon retirement, Messrs. Wallace, Troutman and Martin, and their respective spouses, will be entitled to full payment for certain medical services and expenses pursuant to agreement between each of them and the Company. These medical benefit payments are to be reduced by an annual deductible of $1,000 prior to age 65 and $750 thereafter, with a lifetime benefit limit for each person of $1,000,000. Upon retirement, Lone Star will also provide Messrs. Wallace, Troutman and Martin retiree life insurance on the same basis as that presently in effect for Lone Star's salaried retirees. Mr. Martin will also be provided retirement benefits pursuant to an annuity purchased for him in 1989.

     In recognition of their significant contributions to the Reorganization, the Company, with the approval of the Board of Directors and the Bankruptcy Court, paid confirmation bonuses of $600,000 to Mr. Wallace; $360,000 to Mr. Troutman; $200,000 to Mr. Martin; $100,000 to Mr. Campbell; and an aggregate of $300,000 to other officers and employees.

Separation and Retention Plan

     Because of the rejection and/or termination of employment agreements with officers during 1991 and to enable the Company to retain and, if necessary, to attract key personnel, the Bankruptcy Court entered an Order approving a separation pay and retention award plan (the "Separation and Retention Plan") pursuant to which the Compensation and Stock Option Committee could designate certain key executive personnel for separation pay and retention payment awards. Seventeen current employees of the Company, including Messrs. Campbell and Diccianni and certain other executive officers but not including Messrs. Wallace, Troutman and Martin, were designated as such key employees (the "Key Employees").

     The Separation and Retention Plan is comprised of two components. The first component provides the Key Employees with a supplement to Lone Star's Standard Severance Pay Program (described below) in the event of involuntary termination of their employment (the "Separation Payments"). The second component provided for payments to Key Employees which were designed to encourage such employees to remain with Lone Star throughout the Reorganization Proceedings (the "Retention Award") and in view of the effectiveness of the Plan of Reorganization such payments totaling $1,139,598.60 have been made to Key Employees, including $85,000 for Mr. Campbell and $82,500 for Mr. Diccianni, less applicable withholding.

     The Separation Payments are equal to three months base salary and would be provided to the Key Employees upon the occurrence of either of the following events which may occur on or after the effective date of the Plan of Reorganization and prior to February 17, 1995, the first anniversary of the confirmation of the Plan of Reorganization (i) discharge from employment for reasons other than Cause (as defined in the Separation and Retention Plan); or
(ii) termination of employment for Good Reason (as defined in the Separation and Retention Plan). A Separation Payment has been made by the Company to three Key Employees.

     The Separation Payments would be in addition to those provided under Lone Star's Standard Severance Payment Plan in the event of involuntary termination of salaried employees. Under the Standard Severance Payment Plan, those employees with less than five years service would receive a payment equal to four weeks salary. Those employees working for five years or more are entitled to severance payments equal to one week's salary for each year of service, up to a maximum of fifty-two weeks.

Rosebud Incentive Plan

     The Rosebud Incentive Plan provides that after payment of the Asset Proceeds Notes in full, a pool of 20% of the net proceeds from remaining Rosebud Asset dispositions, up to a maximum of $5,000,000, will be available for distribution to key employees of the Company to be selected by the Compensation and Stock Option Committee of the Company's Board of Directors. That Committee will also determine the amounts of the incentive awards. No individual may receive more than 15% of the aggregate funds awarded nor is an individual eligible to receive an incentive payment unless he or she is employed by the Company on the date(s) such payments are to be distributed. Mr. David W. Wallace, Chairman of the Board of the Company, is not eligible to receive incentive payments. As yet, no individuals have been designated by the Compensation and Stock Option Committee to participate in the Rosebud Incentive Plan.

Directors' Compensation

     Directors who are not Lone Star employees ("Non-Employee Directors") are compensated for their services at an annual rate of $20,000 plus $1,000 for each board and board committee meeting attended, have rights pursuant to certain indemnification agreements, and are provided with $100,000 of life insurance. Such insurance continues for directors who leave the board of directors after five or more years of service as a director. In addition, Non-Employee Directors who have five or more years of service as a director are entitled to receive annual payments of $15,000 for ten years, commencing on the earlier of the director's death (in which case payments are to be made to his beneficiary) or his leaving the board of directors. All of the directors are Non-Employee Directors except for Messrs. Troutman and Wallace. Mr. Wallace, having served more than five years as a Non-Employee Director, is entitled to receive $15,000 for 10 years upon his retirement from the board. In 1988, Lone Star deposited $1,500,000 into a bank trust fund to provide for payment of these annual payments and claims under the directors' indemnification agreements; however, the rights of directors to such payments are not limited by the amount of money in this fund. At June 30, 1994 the balance in this fund was $1,324,147 and eight persons were receiving payments under the directors retirement program.

     Effective as of April 14, 1994, the Company established the Directors Plan in which Non-Employee Directors are eligible to participate. The Directors Plan provides for the issuance of options to purchase up to 50,000 shares of Common Stock, subject to adjustment under certain circumstances.

     Each year during the term of the Directors Plan, each eligible Non-Employee Director will automatically be granted an option to purchase 1,000 shares of Common Stock. Pursuant to the Directors Plan, the per share exercise price of an option will be the fair market value of a share of Common Stock on the date of grant. All of such options vest six months and expire 10 years after the date of grant. The Directors Plan is administered by the Board of Directors and expires on March 10, 2004. Pursuant to the Directors Plan, on June 10, 1994 each Non-Employee Director was granted a 10-year option to purchase 1,000 shares of Common Stock, which option vests in full six months from the date of grant.

STOCK OPTIONS

     Effective as of April 14, 1994, the Company established the Management Plan in which officers and other key management employees are eligible to participate. The Management Plan provides for the issuance of incentive and non-qualified stock options to purchase up to 700,000 shares of Common Stock, subject to adjustment under certain circumstances. The Compensation and Stock Option Committee of the Board of Directors has the exclusive authority to determine the persons eligible to participate and to determine the amount and the terms and conditions of the awards made to each participant, within the parameters of the Management Plan. Pursuant to the Management Plan, the per share exercise price of an option will not be less than the fair market value of a share of Common Stock on the date of grant. All of such options will expire 10 years from the date of grant. The Management Plan terminates on March 10, 2004.

     In June 1994, incentive and non-qualified options to purchase an aggregate of 700,000 shares of Common Stock were granted pursuant to the Management Plan, which options were granted at the fair market value of the Common Stock on the date of grant and expire 10 years from such date. Options were granted to officers and other key management employees, including Messrs. Wallace, Troutman, Martin, Campbell and Diccianni, who received options to purchase 125,000, 125,000, 25,000, 75,000, and 25,000 shares, respectively. All of such options vest in four equal installments, with the first 25% vesting on July 1, 1994 and the balance on January 1, 1995, 1996 and 1997, except for options granted to (i) Messrs. Wallace and Troutman which vested in full on the date of grant and (ii) Mr. Martin which vest in the following three installments: 6,504 on each of July 1, 1994 and January 1, 1995 and the balance on January 1, 1996.

     Information concerning Stock Option Plans of the Company in effect on December 31, 1993 is not provided because such plans were terminated and all options outstanding thereunder were cancelled pursuant to the Plan of Reorganization, without any such options being exercised.

EMPLOYEE STOCK PURCHASE PLAN

     Effective as of June 9, 1994, the Company established the Lone Star Industries, Inc. Employees Stock Purchase Plan (the "Employee Plan"), in which all eligible employees, including officers, may elect to purchase shares of Common Stock by means of a monthly payroll deduction of not less than 2% nor more than 6% of base pay. The Company contributes 25% of such deduction, plus all brokerage commissions payable for the purchase transactions. The number of shares of Common Stock purchased for the employee in each purchase transaction depends upon the market price of the Common Stock at the time such purchases are made. The employee acquires immediate and full ownership of all shares and fractional interests in shares purchased for such employee's account at the time of such purchase.

SALARIED EMPLOYEES PENSION PLAN

     In 1984, Lone Star terminated its Retirement Plan for Salaried Employees and established the Lone Star Industries, Inc. Salaried Employees Pension Plan with the same type of benefits as the terminated plan. All benefits earned under the provisions of the terminated plan became fully vested and guaranteed annuity contracts were purchased to cover such benefits.

     The following table shows the estimated annual benefits payable upon retirement to persons in specified compensation and years of credited service classifications under the Salaried Employees Pension Plan:

                                  ESTIMATED ANNUAL PENSION BENEFIT PAYABLE AT NORMAL RETIREMENT
                                        ASSUMING THE FOLLOWING YEARS OF CREDITED SERVICE
      ASSUMED AVERAGE          ------------------------------------------------------------------
    ANNUAL COMPENSATION        10          15           20           25           30           35
    -------------------        --          --           --           --           --           --
$125,000...................  $18,900     $27,800     $ 36,800     $ 45,800     $ 54,800     $ 63,700
 150,000...................   23,000      33,900       44,900       55,900       66,800       77,800
 175,000...................   27,100      40,000       53,000       65,900       78,900       91,800
 200,000...................   31,200      46,100       61,100       76,000       90,900      105,800
 250,000...................   39,400      58,300       77,200       96,100      115,000      133,900
 300,000...................   47,700      70,500       93,400      116,300      139,100      162,000
 350,000...................   55,900      82,700      109,600      136,400      163,200      190,100
 400,000...................   64,100      94,900      125,700      156,500      187,300      218,100

     The compensation covered by the Plan includes base pay, subject to ERISA limitations of $228,860 for 1992, $235,840 for 1993 and $150,000 for 1994. Base
pay is shown in the second column of the Summary Compensation Table.

     The years of Credited Service for Roger J. Campbell, Pasquale D. Diccianni, John J. Martin, William M. Troutman and David W. Wallace are 8, 29, 14, 11 and 3, respectively.

     The benefits shown in this table are payable for the lifetime of the individuals. The benefits shown are payable without reduction at age 62 or later, and are not subject to any deductions or offsets. However, ERISA currently limits benefits payable at age 65 to $115,641 for 1993 and $118,800 for 1994.

                             PRINCIPAL STOCKHOLDERS

     The following table presents certain information regarding the beneficial ownership of Common Stock at August 1, 1994 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (b) each director, (c) each executive officer named in the Summary Compensation Table, and (d) all directors and current executive officers as a group.

                                                         AMOUNT AND NATURE OF       PERCENTAGE OF
                  NAME AND ADDRESS OF                    BENEFICIAL OWNERSHIP     OUTSTANDING SHARES
                   BENEFICIAL OWNERS                       OF COMMON STOCK        OF COMMON STOCK(1)
                  -------------------                    --------------------     ------------------
Metropolitan Life Insurance Company and Metropolitan
  Insurance and Annuity Company........................        2,714,958(2)              21.1%
  One Madison Avenue
  New York, NY 10010
The TCW Group, Inc. and Affiliates(3)..................        2,003,199                 16.7%
  18th Floor
  865 South Figueroa St.
  Los Angeles, CA 90071
James E. Bacon.........................................               99(4)                  (5)
Theodore F. Brophy.....................................               --(4)                  (5)
Arthur B. Newman.......................................               --(4)                  (5)
Allen E. Puckett.......................................              598(4)                  (5)
Robert G. Schwartz.....................................            5,000(4)                  (5)
William M. Troutman....................................          125,643(4)(6)            1.0%
David W. Wallace.......................................          125,929(4)(7)            1.0%
Jack R. Wentworth......................................               39(4)                  (5)
Roger J. Campbell......................................           18,917(4)                  (5)
Pasquale P. Diccianni..................................            6,753(4)(8)               (5)
John J. Martin.........................................            7,414(4)                  (5)
All directors and executive officers as a group (18
  persons).............................................          368,506(9)               3.0%

- ---------------
(1) The percentage of outstanding shares of Common Stock calculation assumes for each beneficial owner that all of the currently exercisable options and warrants beneficially owned by such person or entity are exercised in full by such beneficial owner and that no other options or warrants are deemed to be exercised by any other stockholders.

(2) Includes 891,609 shares of Common Stock issuable upon exercise of Warrants held by such principal stockholder.

(3) TCW Special Credits, an affiliate of The TCW Group, Inc. serves as general partner of various limited partnerships and investment advisor of various funds and third party accounts with power to vote and direct the disposition of shares of Common Stock owned by such limited partnerships, funds and third party accounts. TCW Asset Management Company, a subsidiary of The TCW Group, Inc., is the managing general partner of TCW Special Credits. The TCW Group, Inc. may be deemed to be a beneficial owner of such shares for purposes of the reporting requirement of the Exchange Act; however, The TCW Group, Inc. and its affiliates expressly disclaim beneficial ownership of these shares.

(4) Includes shares of Common Stock which the directors and executive officers had the right to acquire through the exercise of Warrants held by them as follows: James E. Bacon -- 83 shares; Allen E. Puckett -- 413 shares; William M. Troutman -- 538 shares; David W. Wallace -- 777 shares; Jack R. Wentworth -- 33 shares; and John J. Martin -- 418 shares. Also includes shares of Common Stock which the executive officers had the right to acquire through the exercise of options within 60 days of August 1, 1994, as follows: William M. Troutman -- 125,000 shares; David W. Wallace -- 125,000 shares; Roger J. Campbell -- 18,750 shares; Pasquale P. Diccianni -- 6,250 shares; and John J. Martin -- 6,504 shares. Does not include shares of Common Stock which the directors and executive officers had the right to acquire through the exercise of options not exercisable within 60 days of

    August 1, 1994, as follows: James E. Bacon -- 1,000 shares; Theodore F. Brophy -- 1,000 shares; Arthur B. Newman -- 1,000 shares; Allen E.
    Puckett -- 1,000 shares; Robert G. Schwartz -- 1,000 shares; Jack R. Wentworth -- 1,000 shares; Roger J. Campbell -- 56,250 shares; Pasquale P. Diccianni -- 18,750 shares; and John J. Martin -- 18,496 shares.

(5) Represents less than 1% of the outstanding shares of Common Stock.

(6) Does not include 80 shares of Common Stock jointly held by Mr. Troutman's father and son, as to which shares he disclaims beneficial ownership.

(7) Does not include 99 shares of Common Stock (including 83 shares of Common Stock issuable upon exercise of Warrants) held by Mr. Wallace's wife, as to which shares he disclaims beneficial ownership.

(8) Does not include 793 shares of Common Stock (including 663 shares of Common Stock issuable upon exercise of Warrants) owned by Mr. Diccianni's wife, as to which shares he disclaims beneficial ownership.

(9) Includes or excludes, as the case may be, shares of Common Stock as indicated in the preceding footnotes. With respect to the executive officers not named above, (i) includes 21 shares of Common Stock issuable upon exercise of Warrants and 81,250 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 1, 1994 and (ii) excludes 243,750 shares of Common Stock issuable upon exercise of options not exercisable within such time period and an aggregate of 1,001 shares of Common Stock held by the wives of two such officers, as to which shares beneficial ownership is disclaimed by such officers.

                            ------------------------

     Except as noted in the footnotes above (i) none of such shares is known by the Company to be shares with respect to which such beneficial owner has the right to acquire beneficial ownership and (ii) the Company believes the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As authorized by the stockholders at the 1988 Annual Meeting, the Company has entered into indemnification agreements with Mr. John J. Martin, an executive officer, and each of the directors named in this Prospectus.

     The provisions of each indemnification agreement provide for indemnification to the fullest extent permitted by law. They cover all amounts paid in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise (a "proceeding"), related to the fact that such director or officer is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the request of the Company in any capacity with another entity, or by reason of anything done or not done by such director or officer in any such capacity.

     Indemnification would not, however, be available if a person or body appointed by the Company's Board of Directors who is not a party to the proceeding for which indemnification is sought and who may be or consist of one or more members of the Board (or, under certain circumstances discussed below, independent legal counsel) determines that such indemnification is not permitted under applicable law and such determination is not successfully challenged before a court. A director's or officer's rights under the indemnification agreement are not exclusive of any other indemnity rights; however, the agreements prevent double payment.

     The indemnification agreements provide for the prompt advancement of expenses incurred in connection with any proceeding and obligate the director or officer to reimburse the Company for amounts so advanced if it is subsequently determined that the director or officer is not entitled to indemnification. The indemnification agreements further provide that the director or officer is entitled to indemnification for, and advancement of, expenses incurred in any proceeding seeking to collect from the Company an indemnity claim or advancement of expenses under the indemnification agreements, the Company's By-Laws or otherwise, or in seeking to recover under a directors' and officers' liability insurance policy, whether or not the director or officer is successful. Pursuant to the indemnification agreements all legal actions brought against the director or officer by or in the right of the Company must be brought within a period of two years from the date of the accrual of such actions (or any shorter period that would otherwise be applicable), after which period any such cause of action will be extinguished.

     After a change in control (as defined) of the Company not approved by the Company's board of directors, all determinations to be made by or on behalf of the Company regarding a director's or officer's right to indemnification and to the advancement of expenses are required to be made by independent legal counsel to be selected by the director or officer and approved by the board. In the event of a potential change in control (as defined) of the Company, the director or officer may require the Company to establish a trust for such director's or officer's benefit and to fund such trust in an amount sufficient to cover reasonably anticipated costs in connection with any claims.

     Pursuant to the Plan of Reorganization, the Company assumed, to the extent such obligations have not been rejected prior to Confirmation, all obligations relating to indemnification and exculpation of the Company, and its subsidiaries and affiliates, respective present or former directors, officers, employees, fiduciaries, agents or controlling persons as arise under applicable laws or as provided in any of (i) the Company's Amended and Restated Certificate of Incorporation, (ii) the Company's by-laws, (iii) any agreement with the Company or (iv) the certificate of incorporation, by-laws or similar documents or agreements of any of the Company's subsidiaries, all as in effect prior to or as of the Plan Effective Date, and in each case with respect to matters occurring on or prior to the Plan Effective Date. In addition, the Company provides directors and officers liability insurance.

     Also pursuant to the Plan of Reorganization, all of the Company's present and former officers and directors, agents, employees, professionals and counsel (collectively, the "Released Parties") were discharged and released from any and all claims asserted or assertable by any person arising in any way out of such person's relationship with or work performed for the Company on or prior to the Plan Effective Date; except, however, that (i) the foregoing discharge and release only applies to those claims for which the Released Parties are entitled to indemnification by the Company pursuant to applicable laws or as provided in any of (a) the Company's Amended and Restated Certificate of Incorporation, (b) the Company's by-laws, (c) any agreement with the Company, or (d) the certificates of incorporation, by-laws or similar documents or agreements of any of the Company's subsidiaries, all as in effect prior to or as of the Plan Effective Date, and in each case with respect to matters occurring on or prior to the Plan Effective Date, and (ii) the discharge and release does not apply to
(a) any of the Company's present officers or directors who were released prior to the Plan Effective Date by order of the bankruptcy court and as to such individuals, the terms of their respective releases shall govern, (b) any of the Company's present officers or directors who are the subject of a proceeding to recover property or money commenced by the Company prior to the Plan Effective Date, or (c) any claims asserted or assertable by or against any of the Company's present or former officers or directors in the following litigations settled in the United States District Court for the District of Connecticut: (1) Cohn v. Lone Star Industries, Inc., et al., Civ. No. B-89-617 (JAC), and (2) Garbarino, et ano. v. Stewart, et al., Civ. No. B-90-631 (JAC).

     Mr. Arthur B. Newman, a director of the Company, is a General Partner in The Blackstone Group. Pursuant to an Order of the bankruptcy court, the Company employed The Blackstone Group as its financial advisor during the Reorganization. Fees paid to The Blackstone Group for services rendered in connection with the Reorganization prior to the confirmation of the Plan of Reorganization were approved by the bankruptcy court and fees paid for services rendered thereafter were not subject to bankruptcy court approval.

     Mr. Robert G. Schwartz, a director of the Company, was formerly Chairman of the Board of Directors, President and Chief Executive Officer of Metropolitan Life Insurance Company ("MetLife") and continues to serve as a director of MetLife, a principal stockholder of the Company and one of the Selling Securityholders. In connection with the Reorganization, Metropolitan Insurance and Annuity Company ("MIAC") and its parent, MetLife, filed claims against the Company with respect to their aggregate holdings of $50 million outstanding principal amount of the Company's defaulted 9.5% Promissory Notes due 1991 and with respect to the Company's rejection of a lease for office space at One Commerce Green located in Houston, Texas. These claims have been allowed and paid in accordance with the terms of the Plan of Reorganization. MetLife was also the holder of 275,000 shares of the Company's $13.50 Cumulative Convertible Preferred Stock which was cancelled as of the Plan Effective Date and for which shares of Common Stock and Warrants have been issued to MetLife. The shares of Common Stock, Warrants and Senior Notes which MetLife and MIAC received pursuant to the Plan of Reorganization are being registered hereunder. In addition, effective July 1993, MetLife, through various subsidiaries, has been a manager of accounts established under group annuity contracts for the Lone Star Industries, Inc. Savings Plan for Salaried Employees, for which services MetLife is paid a fee based on a percentage of funds under management, together with reimbursement for certain direct costs incurred by MetLife. For the year ended December 31, 1993, MetLife received $11,175 for services rendered. This management arrangement may be terminated by the Company at any time. Assets held under management by MetLife were approximately $7,500,000 at July 31, 1994.

     MetLife is currently a defendant in several cases in which the Company is also a defendant. In certain of these cases, MetLife may have cross claims against the Company. If MetLife brings a cross claim action against the Company, the Company believes that it will have valid defenses available to it; provided, however, there can be no assurance that the Company's defenses will prevail.

     As of July 18, 1994, the Company, MetLife, MIAC and TCW Special Credits, as agent and nominee for the entities listed on Schedule I thereto (a principal stockholder of the Company and one of the Selling Securityholders) entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which the Company agreed to register the Securities held by such entities and maintain an effective registration statement until such time as in the opinion of counsel a prospectus is not required to be delivered in connection with the sale of the registered securities. The securities registered hereunder are being registered pursuant to the Registration Rights Agreement. The Selling Securityholders also were granted "piggyback" registration rights. Pursuant to the Registration Rights Agreement, the Company agreed to pay all of the expenses incident to the registration, offering and sale of the Securities offered hereby to the public other than commissions, fees and discounts of the underwriters, dealers or agents. Under the Registration Rights Agreement, the Company agreed to indemnify the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act.

                           DESCRIPTION OF SECURITIES

GENERAL

     The Company is authorized to issue 25,000,000 shares of Common Stock. As of August 16, 1994, 12,000,000 shares of Common Stock were outstanding, which includes 578,524 shares which pursuant to the Plan of Reorganization will be distributed to pre-petition unsecured creditors and holders of pre-petition equity interests but which had not been issued as of such date. In addition, 4,709,333 shares of Common Stock were reserved for issuance upon exercise of outstanding warrants and options.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. The Company's Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors. The holders of Common Stock are entitled to dividends as declared from time to time by the Board of Directors from funds legally available therefor and such holders will be entitled to receive pro rata all assets of the Company available for distribution to such holders upon liquidation. No shares of Common Stock have any preemptive rights to subscribe for additional shares of capital stock.

     Under the Senior Note Indenture, dividends on the Common Stock can be paid only in certain circumstances and up to a maximum amount. See "Senior
Notes -- Restricted Investments and Restricted

Stock Payments" below. In addition, the Credit Agreement prohibits the payment of dividends by the Company.

     The Company's Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes of directors, each class to be as nearly equal in number of directors as possible. The initial term of office of each director in the first class will expire at the annual meeting of stockholders in 1997; the initial term of office of each director in the second class will expire at the annual meeting of stockholders in 1995; and the initial term of office of each director in the third class shall expire at the annual meeting of stockholders in 1996. At each annual election, the successors to the class of directors whose term expires at that time shall be elected to hold office for a term of three years, and until their respective successors shall be elected and qualified, to succeed those directors whose term expires, so that the term of one class of directors will expire each year. Under the Delaware General Corporation Law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. The classification of the Board of Directors of the Company makes it more difficult to replace the Board of Directors as well as for another party to obtain control of the Company by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge officers of the Company, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

WARRANTS

     As of August 16, 1994, there were 4,003,333 Warrants outstanding, including 213,962 Warrants which pursuant to the Plan of Reorganization will be distributed to holders of pre-petition equity interests but which had not been issued as of such date. Each Warrant entitles the holder thereof to purchase one share of Common Stock. The Warrants are non-callable, non-redeemable and exercisable until December 31, 2000 at a price of $18.75 per share.

     The number of shares of Common Stock purchasable upon the exercise of each Warrant and the exercise price of the Warrant are subject to adjustment if the Company (i) pays a dividend in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or issues by reclassification or recapitalization of its shares of Common Stock, other securities of the Company or (iv) issues certain stock rights convertible into, or exchangeable for, Common Stock. An adjustment will not result from the Company's sale of Common Stock on the open market or the declaration of regular cash dividends.

SENIOR NOTES

     The Senior Notes were issued under an indenture dated as of March 29, 1994 (the "Senior Note Indenture") between the Company and Chemical Bank, as trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Senior Note Indenture and those made part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act") as in effect on the date of the Senior Note Indenture. The Senior Notes are subject to all such terms, and reference is made to the Senior Note Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Senior Note Indenture does not purport to be complete and is qualified in its entirety by reference to the Senior Note Indenture, including the definitions therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings as defined in the Senior Note Indenture.

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the Senior Note Indenture. Reference is made to the Senior Note Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Adjusted Consolidated Net Income" means, with respect to the period commencing on the Effective Date and continuing through the last day of the fiscal quarter of the Company immediately preceding the date of determination
(i) the sum of fifty percent of the Consolidated Net Income for each fiscal year or partial fiscal year in such period minus (ii) the sum of one hundred percent of the Consolidated Net Losses for each fiscal year or partial fiscal year in such period.

     "Affiliate" means any Person directly or indirectly controlling or controlled by or under common control with the Company or any Guarantor, as the case may be; provided, however, that the term Affiliate, with respect to the Company, will not include any wholly-owned Restricted Subsidiary of the Company. For this purpose, "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Board of Directors" means the Board of Directors of any Person or any committee of the Board authorized to act for it hereunder.

     "Capital Stock" means any shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease" means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment would be capitalized on a balance sheet of the lessee in accordance with GAAP.

     "Capitalized Rent" under any Capitalized Lease will mean, at any time as of which the amount thereof is to be determined, the lesser of (i) 10 times the amount of the maximum net rent payable under such lease during any period of 12 consecutive months subsequent to the date as of which the rental obligation is to be determined and (ii) the lesser of (x) the aggregate amount of net rent payable under such lease until the expiration thereof in accordance with its terms and (y) the aggregate amount of net rent payable thereunder until the first date as of which the lessee will have the right to terminate such lease, together with any other payments required on the part of the lessee to effect such termination. The net rent payable under any lease for any period will be the total amount of the rent payable by the lessee with respect to such period but will not include amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. The amount to be included in net rent for any given period with respect to any portion thereof which may be a variable will be such amount as the Company will in good faith determine is reasonably to be expected to be due as a result of such variable.

     "Cash Equivalents" means, at any time: (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; (iv) repurchase agreements and reverse repurchase agreements, in each case maturing within 180 days from the date of acquisition, collateralized by marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (v) money market funds described in clause (v) of the definition of Permitted Investments.

     "Change of Control" means (a) a sale of all or substantially all of the assets of the Company as an entirety to any person (within the meaning of Rule 13d-3 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act),
(b) the approval by the stockholders of the Company of a plan of liquidation or dissolution, or (c) any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Section 13(d) and 14(d) of the Exchange Act) becoming, directly or indirectly, the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act (in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or otherwise), of greater than 50% of the total voting power entitled to vote in the election of directors, managers or trustees of the Company or such other person surviving the transaction.

     "Consolidated Net Income (Loss)", with respect to any period subsequent to the Effective Date, means net income (or loss) of the Company and its Subsidiaries, other than Rosebud, Construction Aggregates and any Subsidiary referred to in clause (A)(i) of the definition of Restricted Subsidiary (as set forth below), all as consolidated (except as expressly provided herein) and determined in accordance with GAAP but excluding, without duplication, (i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto); (ii) net income (or loss) of any Person combined with such Person or one of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination; (iii) gains or losses in respect of Sales of Assets (net of fees and expenses relating to the transaction giving rise thereto and on an after-tax basis); (iv) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders; and
(v) any net income of any Person who is not a wholly-owned Subsidiary (except to the extent of the amount of dividends or distributions actually paid in cash to the Company or a wholly-owned Subsidiary of the Company during such period, but not in excess of the Company's pro rata share of such Person's net income).

     "Consolidated Net Worth" means the total assets of a Person and its Restricted Subsidiaries minus the total liabilities of a Person and its Restricted Subsidiaries, as consolidated (except for the exclusion of Subsidiaries which are not Restricted Subsidiaries) and determined in accordance with GAAP; provided, however, when determining the Consolidated Net Worth of a Person and its Restricted Subsidiaries for purposes of Section 5.01(iv) of the Senior Note Indenture, New York Trap Rock and NYTR Transportation will be excluded.

     "Construction Aggregates" means Construction Aggregates Limited, a corporation organized under the laws of Nova Scotia.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Dividends" means any dividends declared by a Person on its Capital Stock (other than (i) dividends payable to the Company or dividends payable by Subsidiaries of a Restricted Subsidiary to such Restricted Subsidiary, (ii) dividends payable solely in Capital Stock of the Company and (iii) dividends required under the terms of Preferred Stock of a Restricted Subsidiary permitted under Section 4.10 of the Senior Note Indenture).

     "EBITDA" means, in respect of any period subsequent to the Effective Date, the Consolidated Net Income (or Consolidated Net Loss), plus (i) any amounts that were deducted from revenues in determining such Consolidated Net Income (or Consolidated Net Loss) in respect of depreciation, amortization and Interest Expense, (ii) the aggregate amount of any provisions (or minus any credits) for federal, state, and local franchise, income and similar taxes (including taxes based on capital), and (iii) without duplication, the aggregate amount of all non-cash charges to Consolidated Net Income (or Consolidated Net Loss); minus
(a) non-cash items increasing Consolidated Net Income and (b) interest income.

     "Employee Settlement Agreements" means settlement agreements in effect on the Effective Date with (i) the PBGC, (ii) the Official Committee of Retired Employees of the Company and its Subsidiaries and

(iii) the Unions, and all related agreements, documents and instruments, as amended, modified and supplemented from time to time to the extent permitted under Section 4.16(d) of the Senior Note Indenture.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Controlled Group" means a group which includes the Company and which is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended.

     "Event of Default" has the meaning assigned to such term in Section 6.01 of the Senior Note Indenture.

     "Excepted Lease" means (i) any lease existing on the Effective Date and renewals or extensions thereof and (ii) any lease between the Company or any Restricted Subsidiary (other than New York Trap Rock and NYTR Transportation) and the Company or any wholly-owned Restricted Subsidiary (other than New York Trap Rock and NYTR Transportation) and (iii) any lease which is a Trap Rock Permitted Transaction.

     "Excess Net Proceeds" means at any date of determination, the excess of (i) all Net Proceeds received from time to time subsequent to the Effective Date during the Company's fiscal year (or portion thereof) in which such date occurs by the Company or any Restricted Subsidiary over (ii) $2 million.

     "Fair Value" means fair market value as determined in good faith by the Board of Directors of the Company.

     "First Fiscal Year" means the first four complete fiscal quarters following the Effective Date.

     "GAAP" means generally accepted accounting principles in effect from time to time.

     "Guarantee" means the Guarantee set forth in Article 10 of the Senior Note Indenture to be made for the benefit of the holders of Senior Notes from time to time by the Guarantors.

     "Guarantee Agreement" means the Guarantee Agreement, dated of even date with the Senior Note Indenture, between the Company and Chemical Bank, as Trustee, pursuant to which the Company has guaranteed the payment of a portion of the Asset Proceeds Notes issued pursuant to the Rosebud Indenture.

     "Guarantor" means each Restricted Subsidiary in existence from time to time other than New York Trap Rock and NYTR Transportation.

     "Incentive Compensation Plan" means the incentive compensation plan for certain employees of the Company with respect to the sale of assets of Rosebud as in effect on the Effective Date and any replacement or modification thereto so long as such replacement or modification is not materially disadvantageous to the Holders or the Company.

     "Indebtedness" of any Person means, without duplication, (a) all indebtedness for money borrowed, created, incurred or assumed by such Person or guaranteed by such Person or for which it is otherwise liable or responsible (such as by agreement to purchase indebtedness of others), (b) all amounts owing by such Person under Purchase Money Indebtedness or other purchase money liens or conditional sales or other title retention agreements, (c) all indebtedness secured by any mortgage, pledge or other lien or encumbrance upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (d) all Capitalized Rent under any Capitalized Lease (other than Excepted Leases), (e) the lowest mandatory or optional redemption price or liquidation value of outstanding Preferred Stock issued by such Person, if a Restricted Subsidiary, and owned by any Person other than the Company or another Restricted Subsidiary, (f) all obligations under any agreement relating to the fixing of interest rates on any Indebtedness, such as an interest rate swap, cap or collar agreement if and to the extent the same would constitute a liability on the balance sheet of such Person prepared in accordance with GAAP and (g) all obligations in respect of standby letters of credit issued at the request of such Person; provided, however, that the term Indebtedness excludes (i) trade payables and other accrued current liabilities incurred in the ordinary course of business; (ii) any obligations to the Company or any Restricted Subsidiary; (iii) any obligations arising from the Production Payment Transaction, (iv) in the case of the Company, any obligations arising under the Guarantee Agreement and (without limitation) any obligations on any Payment Notes hereafter issued thereunder and (v) any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with the proper depository in trust money (or evidences of such indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as and when due, and thereafter such money and evidences of indebtedness so deposited shall not be included in any computation of the assets of such Person. In determining the Indebtedness of the Company and its Restricted Subsidiaries, any Indebtedness for which the Company and one or more Restricted Subsidiaries or for which two or more Restricted Subsidiaries are obligated shall be deemed to be Indebtedness of only one such Person.

     "Interest Expense" means, in respect of any period subsequent to the Effective Date, (i) all interest charges on Indebtedness of the Company and its Restricted Subsidiaries (and, in the case of Preferred Stock included in the definition of Indebtedness, mandatory dividends thereon when payable, regardless of when declared, other than liquidating and similar dividends) paid or payable (or, with respect to any original issue discount, accrued) in respect of such period, including without limitation all late charges, funding cost adjustments, prepayment and yield protection fees paid or payable in respect of Indebtedness, and interest payable on obligations arising under the Production Payment Transaction, during such period and (ii) 4% of the amount of all lease payments (other than lease payments under Capitalized Leases) during such period in connection with any sale-leaseback transaction entered into after the date hereof.

     "Interest Expense Ratio" means the ratio of (i) the aggregate EBITDA for the four complete fiscal quarters (or such smaller number of fiscal quarters as have elapsed since the Effective Date) immediately preceding the date of calculation to (ii) the aggregate Interest Expense for such four immediately preceding fiscal quarters (or shorter period, as the case may be); provided, however, that in calculating the Interest Expense Ratio for purposes of determining whether proposed Indebtedness may be incurred or a sale-leaseback transaction may be entered into (A) Interest Expense will be calculated on a pro forma basis giving effect to the incurrence of such proposed Indebtedness or sale-leaseback transaction as if it were incurred on the first day of such four fiscal quarter period and (B) if the incurrence of such Indebtedness or the entering into of any sale-leaseback transaction relates to any transaction proposed by the Company (and otherwise permitted hereunder), any EBITDA, determined on a pro forma basis, which the Company or its Subsidiaries would have received had such transaction been consummated immediately prior to such four fiscal quarter period (calculating, in the event of an acquisition, such EBITDA, to the extent practicable, from actual financial results for the appropriate period) will be included within the aggregate EBITDA referenced in clause (i) above for purposes of such calculation.

     "Inventory" means finished goods, work in process, repair parts and supplies, fuels and packages, raw materials and goods in transit.

     "Investment" means, other than in the ordinary course of business, providing any cash or assets to, or extending credit to, or becoming liable in respect of, or otherwise providing for, payment of any Indebtedness of, any Person, whether or not in exchange for securities of any Person or other consideration.

     "Kosmos" means Kosmos Cement Company, a Kentucky partnership.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any Capitalized Lease in the nature thereof, and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction other than an information filing), but does not include, in the case of the Company and its Restricted Subsidiaries, the lien granted to the Trustee under Section 7.07 of the Senior Note Indenture.

     "Management Services Agreement" means the management services and asset disposition agreement in effect on the Effective Date between the Company and Rosebud and its Subsidiaries and any replacement or modification thereto so long as such replacement or modification is not materially disadvantageous to the Holders or the Company.

     "Material Restricted Subsidiary" has the meaning assigned to such term in
Section 6.01 of the Senior Note Indenture.

     "Maturity Date" of the Senior Notes means July 31, 2003.

     "Moody's" means Moody's Investors Services, Inc. and its successors.

     "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Net Proceeds" with respect to any Sale of Assets, means the cash (in U.S. dollars or currency freely convertible into U.S. dollars) received from such Sale of Assets after (i) provision for all income or other taxes measured by or resulting from such sale or other disposition or the transfer of the proceeds thereof to the Company that are payable by the Company or any of its Subsidiaries (as reasonably and in good faith estimated by the Chief Financial Officer of the Company or such Subsidiary), (ii) payment of all brokerage commissions, legal and accounting fees and expenses and other fees and expenses related to such sale or other disposition, (iii) deduction of any amounts required to be paid to the lender pursuant to any Permitted Working Capital Loans or West Nyack Indebtedness upon such Sale of Assets to the extent actually paid, (iv) deduction of amounts provided by the Company or its Subsidiaries as a reserve on its regularly prepared balance sheets (or the notes thereto), in accordance with GAAP consistently applied (including, without limitation, subject to the next succeeding sentence, all amounts escrowed, pledged or otherwise set aside to assume payment of such liabilities), against any liabilities associated with the assets sold in such Sale of Assets and retained by the Company or its Subsidiaries, including, without limitation, trade payables, payroll and pension and other employment and postemployment benefit liabilities and liabilities related to environmental matters, or against any indemnification obligations associated with the sale or other disposition, (v) deduction of amounts set aside in good faith for the construction, acquisition or improvement of assets as contemplated by clause (D) of the proviso to the definition of "Sale of Assets," and (vi) deduction of any amounts required to discharge any Permitted Liens on the assets sold, leased, conveyed or otherwise disposed of. Net Proceeds (i) will not include any proceeds from the transfer of the Non-Core Assets pursuant to the Plan of Reorganization but (ii) will include, when received in cash (x) any Net Proceeds from the sale or other disposition of any non-cash proceeds received by the Company or any of its Subsidiaries from a Sale of Assets and (y) any Net Proceeds released from escrow, pledge or other set aside pursuant to the contract, settlement or other instrument or document governing such aspect of the Sale of Assets and amounts no longer reserved or set aside as described in clause (iv) or (v), respectively, of the immediately preceding sentence.

     "New York Trap Rock" means New York Trap Rock Corporation, a Delaware corporation.

     "NYTR Transportation" means NYTR Transportation Corp., a Delaware corporation.

     "Officer" means the Chairman of the Board, the President, any Senior Vice-President, Executive Vice-President or any other Vice-President, the Treasurer or the Secretary of the Company or a Guarantor, as the case may be.

     "Officers' Certificate" means a certificate signed by any two Officers of the Company or a Guarantor, as the case may be.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. Such counsel may be an employee of or counsel for the Company, the Trustee or a Guarantor or other counsel.

     "Payment Notes" has the meaning assigned to such term in the Guarantee Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Acquisitions" means (i) any acquisition of assets in the ordinary course of business and (ii) if approved by the Board of Directors of the Company, any acquisition out of the ordinary course of business (including by way of merger or consolidation) of Capital Stock or other equity interests (but not of less than 100% of such Capital Stock or other equity interests then outstanding other than director's qualifying shares) or assets of, any Person (provided such Capital Stock, equity interests or assets primarily relate to a line of business in which the Company or a Subsidiary is operating immediately prior to such acquisition); provided, in the case of either clause (i) or (ii), that neither the Company nor any Restricted Subsidiary of the Company (other than the acquired Person and its Subsidiaries) incurs any liability, contingent or otherwise, for the payment of any deferred portion of the purchase price therefor, other than Purchase Money Indebtedness, or for any Indebtedness, obligation or liability, contingent or otherwise, other than any such liability, contingent or otherwise, which the Company could incur without violation of the Senior Note Indenture, For purposes of this definition, "ordinary course of business" shall exclude any acquisition of all or substantially all of the Capital Stock or assets of a Person, a division or line of business.

     "Permitted Investment" means (i) any Investment in the Company or any Restricted Subsidiary (whether or not such Person is a Restricted Subsidiary before such Investment) other than New York Trap Rock and NYTR Transportation;
(ii) Investments in obligations of, or guaranteed by the United States government or any agency or political subdivision thereof; (iii) Investments in commercial paper issued by corporations maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's or "A-1" or better by S&P or an equivalent rating or better by any other nationally recognized securities rating agency; (iv) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having combined capital, surplus and undivided profits totalling more than $500,000,000 maturing within one year of the date of purchase; (v) money market funds organized under the laws of the United States of America or any state thereof that invest substantially all of their assets in any of the types of Investments described in clause (ii), (iii) or (iv) above or (xii) below including funds held by Chemical Bank (e.g. the "Hanover Fund"); (vi) any additional Investments in, or purchases of additional interests in, Kosmos; (vii) one or more capital contributions to Rosebud on or before the Effective Date in a maximum aggregate amount of $5 million and any advance to Rosebud or its Subsidiaries or Affiliates permitted under the Management Services Agreement; (viii) any Investment in Construction Aggregates, provided the aggregate amount of such Investments net of cash repayments during the appropriate period, will not exceed $2 million in any successive 12-month period and will not when aggregated with Investments described in clause (xiii) below exceed $5 million in the First Fiscal Year; (ix) any Investments required pursuant to any agreement existing on the date hereof; (x) Permitted Acquisitions; (xi) non-cash consideration received in a Sale of Assets or series of related Sales of Assets, to the extent permitted in Section 4.13 of the Senior Note Indenture; (xii) Cash Equivalents; (xiii) Investments in any Affiliates during the First Fiscal Year in the aggregate amount of not more than $5 million; (xiv) other Investments expressly required by the Plan of Reorganization; and (xv) Trap Rock Permitted Transactions.

     "Permitted Liens" means (i) Liens which may be granted from time to time to secure and/or maintain Permitted Working Capital Loans; (ii) Liens provided for or expressly contemplated by the Plan of Reorganization or existing on the Effective Date; (iii) Liens in favor of the Trustee on all property and funds held or collected by the Trustee as security for the performance by the Company of its obligations of payment to, and reimbursement and indemnification of, the Trustee for its services under the Senior Note Indenture and any similar liens in favor of the Trustee under any indenture under which the Payment Notes may be issued; (iv) Liens for taxes or assessments and similar charges, or imposed in connection with litigation or asserted claims, either not delinquent or contested in good faith by appropriate proceedings and as to which the Company or a Subsidiary shall have set aside on its books such reserves as it deems adequate (provided such reserves will be in accordance with GAAP); (v) Liens incurred, or pledges and deposits made, in connection with workers' compensation, unemployment insurance and other social security benefits, or securing the performance of leases, statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, but only to the extent any of the foregoing are incurred in good faith in the ordinary course of business; (vi) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's and vendors' Liens, incurred in good faith in the ordinary course of business either in respect of amounts not delinquent or contested in good faith by appropriate proceedings as to which the Company or a Subsidiary will have set aside on its books such reserves as it deems adequate (provided such reserves will be in accordance with GAAP); (vii) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or irregularities of title incident thereto that do not in the aggregate materially detract from the value of the property or assets of the Company or any of its Subsidiaries, as the case may be, or materially impair the use of such property in the operation of the Company's or any Subsidiary's business;

(viii) Liens created by Restricted Subsidiaries of the Company to secure Indebtedness of such Restricted Subsidiaries to the Company or to any wholly-owned Restricted Subsidiaries (other than New York Trap Rock and NYTR Transportation) thereof; (ix) any Lien on any asset acquired as a part of a Permitted Acquisition; (x) Liens on the Capital Stock or other securities of any Unrestricted Subsidiary or any asset (including the stock of any Subsidiary thereof) of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; (xi) Liens on assets acquired in connection with the incurrence of Purchase Money Indebtedness in accordance with the definition thereof; (xii) Liens granted in connection with the incurrence of Refinancing Indebtedness in accordance with the definition thereof; (xiii) Liens securing Employee Settlement Agreements; (xiv) Liens required under the Production Payment Transaction in accordance with the definition thereof; (xv) any Liens on the West Nyack, New York, plant and related facilities of the Company and/or its Restricted Subsidiaries incurred in connection with West Nyack Indebtedness;
(xvi) Liens under Capital Leases and sale and leaseback transactions, each to the extent permitted under Section 4.10 of the Senior Note Indenture; (xvii) Liens on the Capital Stock of Rosebud to secure the Company's obligations under the Guarantee Agreement or any Payment Notes issued thereunder; (xviii) other Liens expressly required to be granted under the Plan of Reorganization; (xix) any other Liens existing from time to time securing obligations not exceeding, in the aggregate, $1.5 million; and (xx) Liens hereafter created to replace other Permitted Liens to the extent they secure the same obligations and are in property having an aggregate value no greater than the property subject to the replaced Lien.

     "Permitted Working Capital Loans" means Indebtedness for money borrowed under committed revolving credit or similar committed facilities for working capital purposes, or the issuance of letters of credit pursuant to any such facility, which facility may or may not be secured by a lien on assets customary for working capital loans (which shall not include real property or tangible assets (other than Inventory) relating to physical facilities) including, without limitation, cash, Inventory, general intangibles, Receivables and/or the Capital Stock of Construction Aggregates and Subsidiaries of the Company (other than Rosebud and its Subsidiaries, New York Trap Rock and NYTR Transportation) with total assets with a book value greater than or equal to $500,000, and proceeds thereof, that the Company or any Restricted Subsidiary of the Company may have from time to time, to the extent that the aggregate principal amount of all such Indebtedness outstanding under all such facilities at any time does not exceed the greater of (i) $35 million or (ii) the sum of 85% of the book value of the Receivables of the Company and its Restricted Subsidiaries and 60% of the book value of the Inventory of the Company and its Restricted Subsidiaries.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

     "Plan" means any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:

          (i) were the responsibility of the Company or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof for which the Company or a member of its ERISA Controlled Group reasonably could expect to incur liability under Section 4069 or 4212(c) of ERISA,

          (ii) are currently the responsibility of the Company or a member of its ERISA Controlled Group, or

          (iii) hereafter becomes the responsibility of the Company or a member of its ERISA Controlled Group, including any such plans as may, within the last five years prior to the Effective Date, have been, or may hereafter be, terminated for whatever reason.

     "Preferred Stock", as applied to the stock of any Person, means any class of stock of such Person which has a preference in respect of dividends of such Person or other distribution of assets, or in respect of amounts payable in the event of any voluntary or involuntary liquidation, dissolution and winding up of such Person, over any other class of stock of such Person.

     "Production Payment Transaction" means the Second Amended and Restated Conveyance of Production Payments and the Second Amended and Restated Marketing Agreement, each dated as of March 29, 1994, the Amended and Restated Option Agreement and the Amended and Restated Expense and Interest Agreement, each dated as of September 1, 1988, all such documents between the Company and John Fouhey, as Trustee for Selleck Hill Trust, and all related documents and instruments, as each of the foregoing may have been amended, amended and restated or supplemented on or prior to the Effective Date.

     "Purchase Money Indebtedness" means any Indebtedness incurred by the Company or any of its Restricted Subsidiaries in connection with the acquisition or construction by the Company or such Restricted Subsidiary, after the Effective Date, of equipment or other fixed assets, including Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of such assets; provided that a) the principal amount of such Indebtedness does not exceed 75% of the Fair Value of the assets being acquired or the cost of construction paid by or charged to the Company or such Restricted Subsidiary and b) such Indebtedness shall not be secured by any assets of the Company or any Restricted Subsidiary other than the assets acquired or constructed with the proceeds of such Indebtedness.

     "Receivables" means all "accounts", all "chattel paper", all "documents", all "instruments" evidencing "accounts" and all proceeds thereof, as each such term is defined in the Uniform Commercial Code as in effect in the State of New York on the Effective Date.

     "Refinancing Indebtedness" means Indebtedness, the proceeds of which are used to extend, renew, refinance or refund then outstanding Indebtedness of the Company or its Restricted Subsidiaries permitted under the Senior Note Indenture, if such refinancing or refunding Indebtedness (i) does not have a principal amount in excess of the principal amount of the Indebtedness being so refinanced or refunded, plus customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; (ii) gives its holders collateral with no greater value (as determined by the Company's Board of Directors) and no more guaranties from the Company and its Subsidiaries (other than Unrestricted Subsidiaries) than the Indebtedness being refinanced; (iii) has an Average Life to Stated Maturity no shorter than the Indebtedness being refinanced; and (iv) is at least as junior or no more senior in right of payment to the Senior Notes, as the case may be, as the Indebtedness being refinanced (it being understood that the fact that such Indebtedness is secured by a Permitted Lien or guaranteed by an Unrestricted Subsidiary will not cause the Indebtedness to be excluded from the definition of Refinancing Indebtedness under this clause
(iv)).

     "Reportable Event" shall have the meaning set forth in Section 4043(b) of ERISA other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations), or is the occurrence of the events described in Section 4068(f) or 4063(a) of ERISA.

     "Restricted Stock Payments" means any payment on account of the purchase, redemption or other retirement of any shares of Capital Stock or any other distribution in respect thereof (other than Dividends, payments to the Company or by Subsidiaries of a Restricted Subsidiary to such Restricted Subsidiary, dividends payable solely in Capital Stock of the Company and dividends required under the terms of Preferred Stock of a Restricted Subsidiary permitted under
Section 4.10 of the Senior Note Indenture).

     "Restricted Subsidiary" means, for any time of determination: (A) any Subsidiary which has assets with a book value at such time in excess of $1,000,000 (as reflected in the Company's most recent audited consolidated financial statements) other than: (i) a Subsidiary substantially all of the physical properties of which are located, and substantially all of the business of which is carried on, outside the limits of the United States of America (including Alaska and Hawaii) or which is organized under the laws of any jurisdiction other than the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, or the States or the possessions of the United States; (ii) a Subsidiary the primary business of which consists of purchasing accounts receivable and/or making loans secured by accounts receivable or providing services directly related thereto, or which is otherwise primarily engaged in the finance business; (iii) Rosebud, its Subsidiaries and its and their successors-in-interest; or (iv) Construction Aggregates; (B) any Subsidiary specified in clause (i), (ii), or (iv) of clause (A) above which the Company, by resolution of the Board of Directors, shall have designated as a Restricted Subsidiary; and (C) New York Trap Rock and NYTR Transportation.

     "Rosebud" means Rosebud Holdings, Inc., a Delaware corporation and a Subsidiary of the Company.

     "S&P" means Standard & Poor's Corporation and its successors.

     "Sale of Assets" means any sale, lease or other conveyance (including by way of merger or consolidation) of assets (including the Capital Stock of any Subsidiary of the Company but excluding the Capital Stock of the Company) of (i) the Company or any Restricted Subsidiary or (ii) any Unrestricted Subsidiary to the extent and solely to the extent that the Company or any Restricted Subsidiary actually receives a distribution of some or all of the Net Proceeds of such sale, lease or conveyance; provided, however, that the term "Sale of Assets" does not include (A) any consolidation or merger involving the Company or any Subsidiary for the purpose of reincorporating the Company or such Subsidiary in another jurisdiction; (B) any sale, lease, conveyance or other disposition of assets (including by way of merger or consolidation) (x) by the Company to one or more of its wholly-owned Restricted Subsidiaries (other than New York Trap Rock or NYTR Transportation) or (y) by a wholly-owned Restricted Subsidiary (other than New York Trap Rock or NYTR Transportation) to the Company or another wholly-owned Restricted Subsidiary (other than New York Trap Rock or NYTR Transportation) or (z) between New York Trap Rock and NYTR Transportation;
(C) any sale, lease or conveyance required under the Production Payment Transaction; (D) any sale, lease, conveyance or other disposition of assets of the Company or any Subsidiary to the extent the proceeds thereof are reinvested substantially contemporaneously with their receipt in the construction, acquisition or improvement of assets by the Company and/or any Restricted Subsidiary which the Board of Directors has in good faith determined will be useful in the business to be conducted by the Company or such Restricted Subsidiary; (E) any sale of Receivables provided such sale is without recourse to the Company or its Restricted Subsidiaries or any sale of Receivables with recourse to the Company or its Restricted Subsidiaries provided such sale is Indebtedness permitted under the Senior Note Indenture; (F) any sale, assignment, transfer, lease, conveyance or other disposition of assets that is governed by and permitted under the provisions of Article 5 of the Senior Note Indenture; (G) any sale, assignment, transfer, lease, conveyance or other disposition of assets that is in the ordinary course of business (it being agreed that, for purposes of this definition, "ordinary course of business" shall not include any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets or Capital Stock of a Subsidiary or all or substantially all of the assets of a division or line of business) or (H) any sale, assignment, transfer, lease, conveyance or other disposition of any property, right or interest of the Company or any Subsidiary to Rosebud or any of its Subsidiaries or Affiliates as contemplated by the Plan of Reorganization. For purposes of the Senior Notes Indenture, a reinvestment of proceeds shall be considered substantially contemporaneous if (1) the Board of Directors of the appropriate Person has approved the construction, acquisition or improvement within 12 months before or 6 months after the consummation of the sale, lease or other conveyance of assets and (2) such company shall have entered into a definitive agreement for such construction, acquisition or improvement or shall have commenced such construction, acquisition or improvement within 12 months after such sale, assignment, transfer, lease, conveyance or other disposition.

     "Subsidiary" shall mean any Person more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock or partnership interests or any other equity interest which ordinarily has voting power for the election of directors or, if the Person is not a corporation, voting power to direct the management of such Person, whether at all times or only so long as no senior class of stock or equity has such voting power by reason of any contingency.

     "Termination Event" shall mean (i) a Reportable Event, or (ii) the initiation of any action by the Company, any member of the Company's ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under Section 4041(c) of ERISA, or (iii) the institution of proceedings by the PBGC under
Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

     "Trap Rock Permitted Transaction" means (i) any lease or purchase of assets or services by or from the Company or any Restricted Subsidiary from or by New York Trap Rock or NYTR Transportation on terms no less favorable to the Company or such Restricted Subsidiary than would be obtained in an arms' length transaction; (ii) any borrowings by New York Trap Rock or NYTR Transportation directly or indirectly through the Company of the proceeds of Permitted Working Capital Loans or West Nyack Indebtedness;

(iii) any capital contributions, loans or Investments by the Company or any Restricted Subsidiary to or in New York Trap Rock or NYTR Transportation for purposes of repairing or replacing its assets or upgrading such assets for environmental or safety purposes or providing for winter maintenance or extending their useful life, provided that any such capital contribution, loan or Investment in excess of $1 million shall be approved by the Company's Board of Directors; and (iv) any transaction between New York Trap Rock and NYTR Transportation.

     "Unions" mean the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers; the United Paperworkers International Union; the United Steelworkers of America; the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers, Local 445; the International Union of Operating Engineers; the International Association of Machinists; and the Laborers International Union of North America, Local 60.

     "Unrestricted Subsidiary" shall mean any Subsidiary which is not a Restricted Subsidiary.

     "U.S. Government Obligations" means direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the timely payment of which the full faith and credit of the United States of America is pledged.

     "West Nyack Indebtedness" means the first $25 million of principal amount of Indebtedness from time to time outstanding (and accrued interest thereon), including without limitation Capitalized Leases, sale-leaseback transactions or any other kind of Indebtedness incurred in connection with the West Nyack Modernization.

     "West Nyack Modernization" means the proposed modernization of the West Nyack, New York, plant and related facilities owned by the Company and/or its Restricted Subsidiaries.

Paying Agent and Registrar

     Principal of, and interest on the Senior Notes are payable, and the Senior Notes may be presented for registration of transfer or exchange, at the offices or agencies of the respective Paying Agents and Registrars in New York, New York. Holders must surrender the Securities to a Paying Agent to collect principal payments. The initial Paying Agent and Registrar is the Trustee. The Company may pay principal and interest by check and may mail interest checks to the registered holders of the Senior Notes. The Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. The Company or any of its subsidiaries may act as Paying Agent or Registrar and the Company may change the Paying Agent or Registrar without prior notice to holders of Notes. In addition, if the Company fails to maintain a Registrar or Paying Agent, the Trustee may act as such.

Maturity, Interest and Principal

     The Senior Notes have a maturity date of July 31, 2003 and bear interest at an annual rate of 10% with interest payable semiannually on January 31 and July 31 of each year. Interest is computed on the basis of a 360 day year of twelve 30-day months. The Senior Notes were issued in the original aggregate principal amount of $78,000,000.

     The Senior Notes are general unsecured obligations of the Company; however, the Senior Notes may be entitled to the benefit of the Guarantee.

Denominations

     Senior Notes will be issued in registered form without coupons only in $1,000 denominations and in integral multiples of $1,000.

Optional Redemption; Open Market Purchases

     Pursuant to the Senior Note Indenture, the Senior Notes are subject to redemption (otherwise than through the mandatory redemption described below) upon at least 30 days' written notice to the holders thereof, at any time in whole, or from time to time in part, at the election of Company, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest, if any, to the date fixed for redemption in such notice ("Redemption Price"). If less than all the Senior Notes are to be redeemed, the Trustee will select the Senior Notes or portions thereof to be redeemed pro rata, by lot or such other method as the Trustee considers fair and equitable to the holders of the Senior Notes. The Senior Note Indenture also provides that the Senior Notes may also be purchased by the Company on the open market from time to time, without penalty or premium. However, the Credit Agreement prohibits such optional redemptions except in accordance with the terms thereof.

Mandatory Redemption

     Upon a Sale of Assets, the Excess Net Proceeds derived therefrom are to be deposited with the Trustee within 45 days after the end of each fiscal quarter of the Company; provided, however, if the Company has determined in good faith to reinvest substantially contemporaneously all or any portion of the Net Proceeds derived from any such Sale of Assets in the construction, acquisition or improvement of assets by the Company and/or any Restricted Subsidiary, then those Net Proceeds will not be available for deposit with the Trustee. If at any time there is at least $5,000,000 of Excess Net Proceeds on deposit with the Trustee, all such monies will be used by the Trustee to redeem the Senior Notes at the Redemption Price. The amount of any such deposited monies will be reduced by the principal amount of any Senior Notes that the Company has (during a period commencing with the public announcement that a Sale of Assets has occurred in respect of which a deposit of Excess Net Proceeds is expected to be made and ending on the earlier of (i) ninety days after the date of such announcement or (ii) the date on which the deposit is required to be made in accordance with the first sentence of this paragraph) optionally redeemed or purchased and delivered to the Trustee for cancellation ("Redemption Credit Securities").

Sinking Fund

     Commencing in the year 2000, the Company is required to make three annual payments of $10,000,000 each into a sinking fund account maintained with the Trustee for redemption of the Senior Notes. The amount of any such required sinking fund account will be reduced, without duplication, by the principal amount of any Senior Notes that the Company has optionally redeemed or purchased and delivered to the Trustee for cancellation; provided, however, that no such reduction shall be made in respect of any Redemption Credit Securities.

Guarantee

     The Company is obligated to cause each Guarantor to unconditionally guarantee the due and punctual payment of the principal of, and interest on, the Senior Notes.

     Upon any Sale of Assets permitted by the terms of the Senior Note Indenture, or any transaction which would be a Sale of Assets if not for the provisions of clause (D) of the definition of Sale of Assets, which, in either case, consists of all of the Capital Stock of a Guarantor or the sale of a Guarantor by means of any merger or consolidation permitted under the Senior Notes Indenture, such Guarantor's obligations in respect of the Guarantee will be released.

     In addition, if any Guarantor ceases to be a Restricted Subsidiary by virtue of its having had total assets with a book value of less than $1,000,000 on the last day of each of any four consecutive fiscal quarters of the Company, such Guarantor will be released from its obligation under the Guarantee.

     As of the date hereof, there are no Guarantors of the Senior Notes.

Restricted Investments and Restricted Stock Payments

     The Company will not itself, and will not permit any Restricted Subsidiary to, declare any Dividends or make any Restricted Stock Payment or Investment (other than Permitted Investments), unless, in the case of Dividends, such Dividends are declared to be payable not more than 60 days after the date of declaration and unless, in each case, after giving effect to the proposed Dividend, Restricted Stock Payment or Investment and to any other Dividends declared but not yet paid, at the date (hereinafter called the "Computation Date") of such declaration (in case of a Dividend) or of such Restricted Stock Payment or Investment (i) the Company could incur $1.00 of additional Indebtedness under
Section 4.10 of the Senior Note Indenture without taking into consideration the proviso thereto, (ii) there is no outstanding Default or Event of Default and
(iii) the sum of:

          (A) Adjusted Consolidated Net Income, plus:

          (B) the aggregate amount of net cash proceeds to the Company from sales subsequent to the Effective Date of shares of its Capital Stock (other than Preferred Stock of a Restricted Subsidiary permitted under Section 4.10 of the Senior Note Indenture and other than sales to a Subsidiary of the Company), plus:

          (C) in the case of the disposition or repayment of any Investment (other than Permitted Investments), if such Investment was made by a Restricted Subsidiary or the Company after the Effective Date in accordance with Section 4.08 of the Senior Note Indenture, an amount equal to the lesser of the return of capital to such Restricted Subsidiary or the Company, as the case may be, with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment;

shall be greater than the aggregate amount of all such Dividends declared and Restricted Stock Payments and Investments (other than Permitted Investments) made during the period commencing on the Effective Date and continuing to and including the Computation Date; provided, however, that without regard to the foregoing restrictions, (a) the Company may retire any shares of any class of its Capital Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of its Capital Stock, and neither any such retirement nor any such proceeds so used shall be included in any computation provided for above and (b) any Restricted Subsidiary may make any required payments (including without limitation, dividend, sinking fund, and mandatory redemption payments) on or in respect of any Preferred Stock of such Restricted Subsidiary permitted under Section 4.10 of the Senior Note Indenture. For purposes of Section 4.08 of the Senior Note Indenture, the issuance of Capital Stock upon the conversion of any Indebtedness of the Company will be deemed to constitute a sale for cash of such Capital Stock and the net proceeds of such sale will be deemed to be an amount equal to the principal amount of such Indebtedness, less applicable expenses and cash payments for fractional shares.

     For the purposes of any computation provided for above, the amount of any Dividend declared or Restricted Stock Payment made in property other than cash, and the amount of any Investment in a Person other than a Restricted Subsidiary made through the transfer to it of any such property, will be deemed to be the Fair Value of such property at the time of declaration (in the case of Dividends) or at the time of payment or distribution or the making of such Investment.

Certain Limitations on Indebtedness, etc.

     The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to create, incur or assume or guarantee or otherwise become liable or responsible for, any Indebtedness, or enter into any sale-leaseback transaction (other than an Excepted Lease) unless immediately thereafter and after giving effect thereto, the Interest Expense Ratio shall be at least equal to 2.0:1.0; provided, however, that nothing contained in the foregoing will prevent the Company or any Restricted Subsidiary from creating, incurring or assuming or guaranteeing or otherwise becoming liable or responsible for (i) the Indebtedness evidenced by the Senior Notes and the Senior Note Indenture; (ii) any Refinancing Indebtedness; (iii) any Permitted Working Capital Loans; (iv) any West Nyack Indebtedness; and (v) other Indebtedness having an aggregate outstanding principal amount of no more than $1.5 million.

     Furthermore, the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on any asset owned by the Company or any of its Restricted Subsidiaries except Permitted Liens.

Sales of Assets

     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate a Sale of Assets unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale of Assets at least equal to the Fair Value of the shares or assets sold or otherwise disposed of and (ii) at least 80% of such consideration (including consideration described in clause (D)) consists of (A) cash (which will be deemed to include amounts subject to post-closing adjustments or contingencies and held in escrow or payable pursuant to a promissory note maturing within 60 days of consummation of such sale or disposition), (B) Cash Equivalents, (C) readily marketable securities which the Company in good faith expects to liquidate promptly following such Sale of Assets, (D) the assumption of liabilities by the purchaser pursuant to such Sale of Assets (including, in the case of the sale of the Capital Stock of a Restricted Subsidiary, liabilities of such Restricted Subsidiary) or (E) assets which the Board of Directors has in good faith determined to be a like kind swap or similar swap or trade arrangement involving property intended to produce business and/or tax benefits for the Company and its Restricted Subsidiaries and (iii) if such Sale of Assets or series of related Sales of Assets involves aggregate payments or value in excess of $5 million, it will be approved by a majority of the directors of the Company who are not also employees of the Company.

Change of Control

     Upon the occurrence of a Change of Control, the Company will be obligated to make an offer to purchase (a "Change of Control Offer") and will, subject to the provisions described below, purchase, on a Business Day (the "Change of Control Purchase Date") not more than 90 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Senior Notes at a purchase price (the "Change of Control Purchase Price") equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Company will, subject to the provisions described below, be required to purchase all Senior Notes properly tendered into the Change of Control Offer and not withdrawn.

     Notice of a Change of Control Offer will be mailed by the Company not later than the 60th day after the Change of Control to the holders of Senior Notes at their last registered addresses with a copy to each Guarantor, the Trustee and the Paying Agent. The Change of Control Offer will remain open from the time of mailing for at least 20 Business Days and until 5:00 p.m., New York City time, on the Business Day preceding the Change of Control Purchase Date.

     On the Change of Control Purchase Date, the Company will (i) accept for payment Senior Notes or portions thereof (but only in principal amounts which are integral multiples of $1,000) validly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money, in immediately available funds, sufficient to pay the Change of Control Purchase Price of all Senior Notes or portions thereof so tendered and accepted, and (iii) deliver to the Trustee the Senior Notes so accepted together with an Officer's Certificate setting forth the Senior Notes or portions thereof tendered to and accepted for payment by the Company.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

Events of Default

     An "Event of Default" is defined in the Senior Note Indenture to mean, among other things, (i) failure by the Company or any Guarantor to pay interest when the same becomes due and payable and continuance of such failure for 30 days after such date; (ii) failure by the Company or any Guarantor to pay principal when and as the same will become due and payable, whether at maturity, upon acceleration, in connection with any sinking fund payment obligation or redemption or otherwise or default under any of the Company's purchase obligations with respect to a Change of Control; (iii) default by the Company or any of its Restricted

Subsidiaries under any Indebtedness in excess of $1,000,000 or the Employee Settlement Agreements, which default has resulted in an acceleration thereof;
(iv) one or more final judgments against the Company or any of its Restricted Subsidiaries for payments of money which in the aggregate exceed $1,000,000, occur and such judgments are not stayed or otherwise rescinded; (v) failure by the Company or any of its Restricted Subsidiaries to perform certain covenants in the Senior Note Indenture and continuance of such failure for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in principal amount of the Senior Notes; (vi) certain events of bankruptcy, insolvency or reorganization of the Company or any of its Material Restricted Subsidiaries; (vii) any Termination Event with respect to a Plan shall occur which could reasonably be expected to result in the imposition of a Lien on the assets of the Company or any Restricted Subsidiary under Title IV of ERISA in excess of $1,000,000; (viii) a material Lien, other than a Permitted Lien, is imposed on any assets of the Company or a member of its ERISA Controlled Group in favor of the PBGC or a Plan; or (ix) the Company or a member of its ERISA Controlled Group will partially or completely withdraw from a Multiemployer Plan which withdrawal results in the imposition of withdrawal liability in excess of $1,000,000 which remains unpaid or will be a "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments of more than $1,000,000 to a Multiemployer Plan resulting from the Company's or a member of its ERISA Controlled Group's complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA). The Senior Note Indenture provides that the Trustee must, within 90 days after the occurrence of a Default, give to the holders of the Senior Notes notice of all uncured Defaults known to it, provided that, except in the case of Default in payment on any Senior Notes, the Trustee will be protected in withholding notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the holders of Senior Notes.

     The Company or any Guarantor will be required to furnish to the Trustee within 120 days after the close of each fiscal year ending after the Effective Date; and within 60 days after the end of each of the first three fiscal quarters of the Company and such Guarantor, an Officers' Certificate stating whether such officers know of any Default or Event of Default under the Senior
Note Indenture during such period, and the status of each such Default or Event of Default.

     The Trustee or the holders of not less than 25% in principal amount of the Senior Notes will be authorized, upon the happening of any Event of Default specified in the Senior Note Indenture, to declare all unpaid principal and accrued interest on the Senior Notes to the date of acceleration, due and payable.

     The holders of 66 2/3% in principal amount of the Senior Notes are authorized to waive any Default or Event of Default and rescind such declaration if the Default or Event of Default, except a Default in the payment of principal of or interest on any Senior Notes, or a Default with respect to a covenant or provision which cannot be modified or amended without consent of the holder of each outstanding Senior Note affected. Subject to all provisions of the Senior
Note Indenture and applicable law, the holders of a majority in principal amount of the Senior Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Amendment, Supplement and Waiver

     Subject to certain exceptions, the Senior Note Indenture, the Guarantee or the Senior Notes may be amended or supplemented with the consent of the holders of at least 66 2/3 percent in principal amount of the respective issue of Senior Notes then outstanding, and any existing Default or compliance with any provision may be waived (other than a continuing Default or Event of Default in the payment of principal or interest of any Senior Note) with the consent of the holders of 66 2/3 percent in principal amount of Senior Notes then outstanding. Without the consent of any holder of Senior Notes, the Company and the Trustee may amend or supplement the Senior Note Indenture or the Senior Notes, among other things, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's obligations in the case of a merger or acquisition, in order to effect the granting or release of the Guarantee with respect to any Guarantor as permitted under the Senior Note Indenture, or to make any change that does not adversely affect the rights of any holder of the Senior Notes.

     Without the consent of each holder affected, the Company may not, among other things, reduce the principal amount of Senior Notes whose holders are necessary to consent to an amendment of the Senior Note Indenture; reduce the rate or change the interest payment time of any Senior Note or alter the redemption provisions with respect thereto; reduce the principal of or change the fixed maturity of any Senior Note; make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Senior Notes or rights of holders to receive payment of principal or interest; waive a Default in the payment of principal or interest on any Senior Note; or change any of the provisions in the Senior Note Indenture relating to a Change of Control.

                            SELLING SECURITYHOLDERS

     The following table presents certain information regarding the Securities held by the Selling Securityholders, which were issued to the Selling Securityholders in connection with the Plan of Reorganization. This information was furnished to the Company by the Selling Securityholders and has not been verified. Because the Selling Securityholders may sell all or some part of the Securities which they hold pursuant to this Prospectus and the fact that this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Securities that will be held by the Selling Securityholders upon termination of this offering. See "Plan of Distribution." None of the Selling Securityholders has had, any position, office or other material relationship during the past three years with the Company, other than as the result of the ownership of the Securities of the Company or as set forth elsewhere in this Prospectus. See "Principal Stockholders" and "Certain Relationships and Related Transactions." The Securities offered by this Prospectus may be offered from time to time in whole or in part by the persons named below or by their transferee, as to whom applicable information will, to the extent required, be set forth in a Prospectus Supplement.

                                  COMMON STOCK

                                                         NUMBER OF     PERCENT OF     AMOUNT TO BE
SELLING SECURITYHOLDERS                                   SHARES         CLASS          OFFERED
- -----------------------                                  ---------     ----------     ------------
Metropolitan Life Insurance Company....................  2,351,426(1)     18.2%         2,351,426(1)
Metropolitan Insurance and Annuity Company.............    363,532         3.0%           363,532
                                                         ---------                      ---------
          Total........................................  2,714,958(2)     21.1%         2,714,958(2)
The TCW Group, Inc. and Affiliates, as general partner
  or investment advisor for the following entities(3):
  TCW Special Credits Fund IIIb........................     14,078       (4)               14,078
  Weyerhaeuser Company Master Retirement Trust.........    148,564         1.2%           148,564
  TCW Special Credits Fund III.........................    542,743         4.5%           542,743
  The Common Fund for Bond Investments.................     44,977       (4)               44,977
  Inland Steel Industries Pension Trust................      3,248       (4)                3,248
  TCW Special Credits Trust............................    194,230         1.6%           194,230
  TCW Special Credits Fund IIIb........................    348,944         2.9%           348,944
  TCW Special Credits Trust IIIb.......................    249,899         2.1%           249,899
  Delaware State Employees' Retirement Fund............     24,197       (4)               24,197
  TCW Special Credits Fund IV..........................    135,317         1.1%           135,317
  TCW Special Credits Plus Fund........................    148,501         1.2%           148,501
  TCW Special Credits Trust IV.........................    114,961         1.0%           114,961
  TCW Special Credits Trust IV-A.......................     33,540       (4)               33,540
                                                         ---------                      ---------
          Total........................................  2,003,199        16.7%         2,003,199

                                    WARRANTS

                                                         NUMBER OF     PERCENT OF     AMOUNT TO BE
SELLING SECURITYHOLDERS                                  WARRANTS        CLASS          OFFERED
- -----------------------                                  ---------     ----------     ------------
Metropolitan Life Insurance Company....................    891,609        22.2%           891,609

                           10% SENIOR NOTES DUE 2003

                                                                                         PRINCIPAL
                                                          PRINCIPAL      PERCENT OF     AMOUNT TO BE
SELLING SECURITYHOLDERS                                    AMOUNT          CLASS          OFFERED
- -----------------------                                   ---------      ----------     ------------
Metropolitan Life Insurance Company....................  $ 4,056,000         5.2%       $ 4,056,000
Metropolitan Insurance and Annuity Company.............    2,628,000         3.4%         2,628,000
                                                         -----------                    -----------
          Total........................................  $ 6,684,000         8.6%       $ 6,684,000
The TCW Group, Inc. and Affiliates, as general partner
  or investment advisor for the following entities(3):
  TCW Special Credits Fund IIIb........................  $   101,000        (4)         $   101,000
  Weyerhaeuser Company Master Retirement Trust.........    1,071,000         1.4%         1,071,000
  TCW Special Credits Fund III.........................    3,918,000         5.0%         3,918,000
  The Common Fund for Bond Investments.................      321,000        (4)             321,000
  Inland Steel Industries Pension Trust................       23,000        (4)              23,000
  TCW Special Credits Trust............................    1,402,000         1.8%         1,402,000
  TCW Special Credits Fund IIIb........................    2,521,000         3.2%         2,521,000
  TCW Special Credits Trust IIIb.......................    1,806,000         2.3%         1,806,000
  Delaware State Employees' Retirement Fund............      174,000        (4)             174,000
  TCW Special Credits Fund IV..........................      978,000         1.3%           978,000
  TCW Special Credits Plus Fund........................    1,072,000         1.4%         1,072,000
  TCW Special Credits Trust IV.........................      829,000         1.1%           829,000
  TCW Special Credits Trust IV-A.......................      240,000        (4)             240,000
                                                         -----------                    -----------
          Total........................................  $14,456,000        18.5%       $14,456,000

- ---------------
(1) Includes 891,609 shares of Common Stock issuable upon the exercise of Warrants held by such Selling Securityholder. Does not include 363,532 shares held by MIAC, an indirect, wholly-owned subsidiary of MetLife, as to which shares MetLife may be deemed the beneficial owner.

(2) Includes 891,609 shares of Common Stock issuable upon the exercise of Warrants held by MetLife.

(3) TCW Special Credits, an affiliate of The TCW Group, Inc., serves as general partner of the various limited partnerships and investment advisor of various funds and third party accounts listed in the table with the power to vote and direct the disposition of the Securities owned by such limited partnerships, funds and third party accounts. TCW Asset Management Company, a subsidiary of The TCW Group, Inc., is the managing general partner of TCW Special Credits.

(4)  Represents less than 1% of the applicable outstanding class of Securities.

                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale of the Securities offered hereby, except for the exercise price of the Warrants when and if they are exercised. The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of Securities for whom they may act as agent. The Selling Securityholders and any such underwriters, dealers or agents who participate in the distribution of the Securities may be deemed to be underwriters, and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be an underwriter, the Selling Securityholders may be subject to certain statutory liabilities of the Securities Act, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. At any time a particular offer of the Securities is made, if required, a Prospectus Supplement will be distributed that will set forth the aggregate amount of the Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities.

     The Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Securityholders or by agreement between the Selling Securityholders and underwriters or dealers.

     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-3, 10b-6 or 10b-7, which provisions may limit the timing or purchases and sales of any of the Securities by the Selling Securityholders and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, to the extent applicable, any person engaged in a distribution of the Securities may not simultaneously engage in market-making activities with respect to the particular Securities being distributed for a period of nine business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

     Pursuant to the Registration Rights Agreement, the Company agreed to pay all of the expenses incident to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, dealers or agents. Under the Registration Rights Agreement, the Selling Securityholders will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act. See "Certain Relationships and Related Transactions."

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed on for the Company by John S. Johnson, General Counsel of the Company.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company and its subsidiaries at December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, and the consolidated balance sheet of the Company and its subsidiaries at March 31, 1994, included herein and elsewhere in the Registration Statement, have been so included in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. Reference is made to the report on the financial statements and schedules at December 31, 1993 and 1992 and for each of the three years ended December 31, 1993, which includes explanatory paragraphs that describe certain uncertainties.

     The combined financial statements and schedules of the International Division of the Company as of December 31, 1992, and for each of the two years in the period ended December 31, 1992, have been audited by Price Waterhouse LLP, independent accountants, whose report thereon appears herein. Such report has been given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

Interim Consolidated Financial Statements (unaudited):
  Consolidated Statements of Operations for the Three Months Ended June 30, 1994 and
     March 31, 1994 and the Three and Six Months Ended June 30, 1993..................  F-2
  Consolidated Statements of Retained Earnings for the Three Months Ended June 30,
     1994 and March 31, 1994 and the Three and Six Months Ended June 30, 1993.........  F-3
  Consolidated Balance Sheets -- June 30, 1994, March 31, 1994 and December 31,
     1993.............................................................................  F-4
  Consolidated Statements of Cash Flows for the Three Months Ended June 30, 1994 and
     March 31, 1994 and the Six Months Ended June 30, 1993............................  F-5
  Notes to Interim Consolidated Financial Statements..................................  F-6
Report of Coopers & Lybrand L.L.P.....................................................  F-23
Consolidated Balance Sheet -- March 31, 1994..........................................  F-24
  Notes to Consolidated Balance Sheet.................................................  F-25
Report of Coopers & Lybrand L.L.P.....................................................  F-40
Report of Price Waterhouse LLP........................................................  F-41
Consolidated Financial Statements:
  Consolidated Statements of Operations for the Years Ended December 31, 1993, 1992
     and 1991.........................................................................  F-42
  Consolidated Balance Sheets -- December 31, 1993 and 1992...........................  F-43
  Consolidated Statements of Changes in Common Shareholders' Equity for the Years
     Ended December 31, 1993, 1992 and 1991...........................................  F-44
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1992
     and 1991.........................................................................  F-45
  Notes to Consolidated Financial Statements..........................................  F-46
Pro Forma Financial Data (unaudited):
  Pro Forma Financial Data............................................................  F-76
  Pro Forma Consolidated Statements of Operations for the Three Months Ended March 31,
     1994 and the Six Months Ended June 30, 1994......................................  F-77
  Pro Forma Consolidated Statement of Operations for the Year Ended December 31,
     1993.............................................................................  F-78
  Notes to Unaudited Pro Forma Consolidated Statements of Operations..................  F-79

                           LONE STAR INDUSTRIES, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                 (IN THOUSANDS)

                                             SUCCESSOR COMPANY                PREDECESSOR COMPANY
                                             -----------------   ----------------------------------------------
                                               FOR THE THREE     FOR THE THREE    FOR THE THREE    FOR THE SIX
                                               MONTHS ENDED       MONTHS ENDED    MONTHS ENDED    MONTHS ENDED
                                               JUNE 30, 1994     MARCH 31, 1994   JUNE 30, 1993   JUNE 30, 1993
                                             -----------------   --------------   -------------   -------------
Consolidated Income
Revenues:
  Net sales.................................      $86,995          $   33,709       $  70,580       $ 103,057
  Joint venture income......................        1,269                 381          10,981          12,610
  Other income, net.........................          823               2,691           2,497           5,067
                                                  -------          ----------       ---------       ---------
                                                   89,087              36,781          84,058         120,734
                                                  -------          ----------       ---------       ---------
Deductions from revenues:
  Cost of sales.............................       61,403              29,694          56,827          85,328
  Selling, general and administrative
    expenses................................        7,487               9,836          10,074          20,280
  Depreciation and depletion................        5,979               6,688           6,577          13,161
  Recovery of litigation settlement.........           --              (6,500)          --              --
  Interest expense..........................        2,219                 233             428             902
                                                  -------          ----------       ---------       ---------
                                                   77,088              39,951          73,906         119,671
                                                  -------          ----------       ---------       ---------
Income (loss) before reorganization items
  and income taxes..........................       11,999              (3,170)         10,152           1,063
Reorganization items:
  Adjustments to fair value.................        --               (133,917)          --              --
  Loss on sale of assets....................        --                  --            (44,889)        (44,889)
  Other items...............................        --                (13,396)         (2,589)         (5,197)
                                                  -------          ----------       ---------       ---------
                                                    --               (147,313)        (47,478)        (50,086)
                                                  -------          ----------       ---------       ---------
Income (loss) before income taxes and
  cumulative effect of change in accounting
  principle.................................       11,999            (150,483)        (37,326)        (49,023)
  (Provision) credit for income taxes.......       (4,085)               (155)          9,039           7,161
                                                  -------          ----------       ---------       ---------
Income (loss) before cumulative effect of
  change in accounting principle and
  extraordinary item........................        7,914            (150,638)        (28,287)        (41,862)
Cumulative effect of change in accounting
  principle:
  Postretirement benefits other than
    pensions................................        --                  --              --               (782)
Extraordinary item: gain on discharge of
  prepetition liabilities...................        --                127,520           --              --
                                                  -------          ----------       ---------       ---------
Income (loss) before preferred dividends....        7,914             (23,118)        (28,287)        (42,644)
Provision for preferred dividends...........        --                 (1,278)         (1,278)         (2,556)
                                                  -------          ----------       ---------       ---------
Net income (loss) applicable to common
  stock.....................................      $ 7,914          $  (24,396)      $ (29,565)      $ (45,200)
                                                  =======          ==========       =========       =========
Weighted average common shares
  outstanding...............................       12,000               (a)            (a)             (a)
                                                  =======          ==========       =========       =========
Primary and fully diluted income per common
  share:
Income before cumulative effect of change in
  accounting principle......................      $  0.62               (a)             (a)             (a)
Cumulative effect of change in accounting
  principle.................................         --                 (a)             (a)             (a)
Extraordinary gain on discharge of
  prepetition liabilities...................         --                 (a)             (a)             (a)
                                                  -------          ----------       ---------       --------
Net income per common share.................      $  0.62               (a)             (a)             (a)
                                                  =======          ==========       =========       ========

- ---------------
(a) Earnings per share are not meaningful due to reorganization and revaluation entries and the issuance of 12 million shares of new common stock.

      The accompanying Notes to Interim Consolidated Financial Statements are an integral part of the Financial Statements.

                           LONE STAR INDUSTRIES, INC.

            CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (UNAUDITED)
                                 (IN THOUSANDS)

                                         SUCCESSOR
                                          COMPANY                        PREDECESSOR COMPANY
                                     -----------------    -------------------------------------------------
                                       FOR THE THREE       FOR THE THREE     FOR THE THREE     FOR THE SIX
                                       MONTHS ENDED        MONTHS ENDED      MONTHS ENDED     MONTHS ENDED
                                       JUNE 30, 1994      MARCH 31, 1994     JUNE 30, 1993    JUNE 30, 1993
                                     -----------------    ---------------    -------------    -------------
Accumulated deficit, beginning of
  period...........................       $--                $(187,896)        $(166,356)       $(151,856)
Net income (loss)..................         7,914              (23,118)          (28,287)         (42,787)
                                          -------            ---------         ---------        ---------
Retained earnings (accumulated
  deficit).........................         7,914             (211,014)         (194,643)        (194,643)
Elimination of accumulated
  deficit..........................         --                 211,014            --               --
                                          -------            ---------         ---------        --------
Retained earnings (accumulated
  deficit) end of period...........       $ 7,914            $ --              $(194,643)       $(194,643)
                                          =======            =========         =========        =========

      The accompanying Notes to Interim Consolidated Financial Statements are an integral part of the Financial Statements.

                           LONE STAR INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                PREDECESSOR
                                                                        SUCCESSOR COMPANY         COMPANY
                                                                     ------------------------   ------------
                                                                      JUNE 30,     MARCH 31,    DECEMBER 31,
                                                                        1994        1994          1993
                                                                     ---------    ----------   ------------
                                                                    (UNAUDITED)
Assets:
  Current assets:
    Cash including cash equivalents of $26,843, $3,498 and
      $243,220.....................................................   $  28,795     $ 12,147     $  244,397
    Accounts and notes receivable, net.............................      42,374       29,711         49,022
    Inventories:
      Finished goods...............................................      18,844       23,743         20,277
      Work in process and raw materials............................       2,734        2,126          1,987
      Supplies and fuel............................................      18,229       18,925         16,162
                                                                      ---------     --------     ----------
                                                                         39,807       44,794         38,426
  Current assets of assets held for sale...........................      --           --             20,634
  Other current assets.............................................       4,347       15,127          2,733
                                                                      ---------     --------     ----------
         Total current assets......................................     115,323      101,779        355,212
  Net assets of liquidating subsidiary (See Note 5)................     116,000      112,000        --
  Assets held for sale.............................................      --           --             65,663
  Notes receivable.................................................       1,096          105          5,058
  Joint ventures...................................................      18,769       17,500         88,574
  Property, plant and equipment....................................     316,799      332,263        682,830
  Less accumulated depreciation and depletion......................       5,433       --            284,745
                                                                      ---------     --------     ----------
                                                                        311,366      332,263        398,085
  Reorganization value in excess of amounts allocable to
    identifiable assets............................................      10,257       14,372        --
  Cost in excess of net assets of businesses acquired, net.........      --           --              9,273
  Other assets and deferred charges................................       1,604        1,392          3,020
                                                                      ---------     --------     ----------
         Total assets..............................................   $ 574,415     $579,411     $  924,885
                                                                      =========     ========     ==========
Liabilities and Shareholders' Equity:
  Current liabilities:
    Accounts payable...............................................   $  14,622     $ 15,927     $   16,079
    Accrued liabilities............................................      54,841       68,718         60,353
    Other current liabilities......................................       3,064        2,994          3,227
                                                                      ---------     --------     ----------
         Total current liabilities.................................      72,527       87,639         79,659
  Asset proceeds notes of liquidating subsidiary (See Note 5)......     116,000      112,000        --
  Senior notes payable.............................................      78,000       78,000        --
  Production payment...............................................      18,463       18,463        --
  Deferred income taxes............................................       5,000        5,000          3,356
  Postretirement benefits other than pensions......................     126,014      125,260        141,950
  Pensions.........................................................      21,519       22,351
  Other liabilities................................................      35,702       37,385         21,886
  Liabilities subject to Chapter 11 proceedings....................      --           --            627,938
  Contingencies (See Notes 18 and 19)
Shareholders' Equity:
  Redeemable preferred stock.......................................      --           --             37,500
  Non-redeemable preferred stock (involuntary liquidating value,
    1993 - $1,102).................................................      --           --                248
  Common stock.....................................................      12,000       12,000         18,103
  Warrants to purchase common stock................................      15,613       15,613        --
  Additional paid-in capital.......................................      65,700       65,700        239,870
  Retained earnings (deficit)......................................       7,914       --           (187,896)
  Cumulative translation adjustment................................         (37)      --            --
  Pension liability adjustment.....................................      --           --            (21,157)
  Treasury stock, at cost..........................................      --           --            (36,572)
                                                                      ---------     --------     ----------
         Total liabilities and shareholders' equity................   $ 574,415     $579,411     $  924,885
                                                                      =========     ========     ==========

      The accompanying Notes to Interim Consolidated Financial Statements are an integral part of the Financial Statements.

                           LONE STAR INDUSTRIES, INC.

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                    SUCCESSOR COMPANY         PREDECESSOR COMPANY
                                                    ------------------   ------------------------------
                                                      FOR THE THREE      FOR THE THREE     FOR THE SIX
                                                       MONTHS ENDED       MONTHS ENDED    MONTHS ENDED
                                                      JUNE 30, 1994      MARCH 31, 1994   JUNE 30, 1993
                                                    ------------------   --------------   -------------
Cash Flows from Operating Activities:
Income (loss) before cumulative effect of change
  in accounting principle and extraordinary
  item............................................       $  7,914          $ (150,638)      $ (41,862)
Adjustments to arrive at net cash provided (used)
  by operating activities:
  Depreciation and depletion......................          5,979               6,688          13,161
  Deferred income taxes...........................          4,080                 155           1,133
  Provision for crosstie litigation settlement....           --                (6,500)           --
  Loss on sale of joint venture interest..........           --                  --            32,389
  Changes in operating assets and liabilities:
     Accounts and notes receivable................        (14,997)             22,157         (12,552)
     Inventories and other current assets.........          3,340             (17,189)        (11,567)
     Accounts payable and accrued liabilities.....          2,560              (1,808)         (1,190)
  Unremitted earnings of joint ventures...........         (1,269)                619            (872)
  Adjustments to fair value.......................           --               133,917            --
  Other reorganization items......................           --                13,396           5,197
  Other, net......................................         (1,598)             (5,866)          2,272
                                                         --------          ----------       ---------
Net cash provided (used) by operating activities
  before reorganization items.....................          6,009              (5,069)        (13,891)
Operating cash flows from reorganization items:
  Interest received on cash accumulated because of
     Chapter 11 proceedings.......................           --                 1,998           2,132
  Professional fees and administrative expenses...         (5,247)             (5,849)         (6,235)
  Professional fees escrow pursuant to the
     reorganization plan..........................          --                (12,431)         --
                                                         --------          ----------       ---------
Net cash used by reorganization items.............         (5,247)            (16,282)         (4,103)
                                                         --------          ----------       ---------
Net cash provided (used) by operating
  activities......................................            762             (21,351)        (17,994)
Cash Flows from Investing Activities:
Capital expenditures..............................         (5,984)             (6,695)         (8,968)
Proceeds from sales of assets.....................         21,829                --              --
Proceeds from sales of assets held for sale.......          --                  2,457           6,758
Collection of notes receivable....................          --                     93             576
Advances to equity investees......................          --                   --            (5,000)
Other, net........................................             41                (293)         (1,602)
Proceeds from sales of assets due to Chapter 11
  proceedings.....................................          --                   --               721
                                                         --------          ----------       ---------
Net cash provided (used) by investing
  activities......................................         15,886              (4,438)         (7,515)
Cash Flows from Financing Activities:
Cash distribution pursuant to the reorganization
  plan............................................          --               (200,451)           --
Transfer to liquidating subsidiary................          --                 (5,010)           --
Reduction of production payment...................          --                 (1,000)         (4,000)
                                                         --------          ----------       ---------
Net cash used by financing activities.............          --               (206,461)         (4,000)
                                                         --------          ----------       ---------
Net increase (decrease) in cash and cash
  equivalents.....................................         16,648            (232,250)        (29,509)
Cash and cash equivalents, beginning of period....         12,147             244,397         168,605
                                                         --------          ----------       ---------
Cash and cash equivalents, end of period..........       $ 28,795          $   12,147       $ 139,096
                                                         ========          ==========       =========

      The accompanying Notes to Interim Consolidated Financial Statements are an integral part of the Financial Statements.

                           LONE STAR INDUSTRIES, INC.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position of the company as of June 30, 1994, and the results of operations for the three months ended June 30, 1994, the three months ended March 31, 1994 and the three and six months ended June 30, 1993 and the cash flows for the three months ended June 30, 1994, the three months ended March 31, 1994 and the six months ended June 30, 1993. As discussed in Notes 2, 3, and 4, the company emerged from its bankruptcy proceedings on April 14, 1994, with an effective date for accounting purposes of March 31, 1994. Accordingly, the March 31, 1994 accompanying consolidated balance sheet presents the financial position of the reorganized Lone Star as of the effective date. The financial statements contained herein should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 1993, included elsewhere herein. The company's operations are seasonal and, consequently, interim results are not necessarily indicative of the results to be expected for a full year. In addition, having operated for over three years in bankruptcy, results of operations prior to emergence from bankruptcy are not indicative of results of operations outside of Chapter 11 proceedings. Also affecting comparability are differences in the operating units of the successor company and the predecessor company.

NOTE 2 -- REORGANIZATION

     In November 1989, in an effort to improve the company's operating results and to generate cash to pay maturing debt obligations, the company implemented a restructuring program involving the sale of certain marginal operations and facilities. Although progress was made in implementing the restructuring program, depressed economic conditions and the shortage of financing available to potential buyers during 1990 impeded the company's ability to complete the sale of all assets within the time frame and at the values estimated in 1989. In addition, during the fourth quarter of 1990, the company was unable to secure short-term borrowing arrangements, at acceptable terms and conditions, following the termination of its revolving-credit agreement and its agreement with financial institutions to sell trade receivables in November 1990. Without such financing or other sources of cash, the company probably would have been in default under its long-term debt agreements in the first quarter of 1991. The company decided to seek reorganization under Chapter 11 of Title 11 of the United States Code ("Chapter 11") to achieve a long-term solution to its financial, litigation and business problems. On December 10, 1990 (the "petition date"), Lone Star Industries, Inc. together with certain of its subsidiaries (including two subsidiaries filing on December 21, 1990) ("filed companies"), filed voluntary petitions for reorganization under Chapter 11 in the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court"), and operated their respective businesses as debtors-in-possession during the pendency of the bankruptcy proceedings.

     On February 17, 1994, with the approval of all voting classes of creditors and equity holders, the Bankruptcy Court confirmed the Debtors Modified Amended Consolidated Plan of Reorganization dated November 4, 1993 (as further modified on February 17, 1994) (the "plan"). On April 14, 1994, (the "effective date") the plan became effective, and distributions to creditors and shareholders commenced (as provided by the plan, a reserve for approximately $40,000,000 in disputed unresolved claims has been established). In accordance with the plan, certain core cement, ready-mixed concrete and construction aggregates operations constitute the reorganized Lone Star. Other non-core assets and their associated liabilities of the company including the Nazareth, Pennsylvania cement plant, the Santa Cruz, California cement plant and the company's interests in the RMC LONESTAR, Hawaiian Cement and Lone Star Falcon joint ventures, certain surplus real estate and certain litigations have been transferred to Rosebud Holdings, Inc., a wholly-owned liquidating subsidiary and its subsidiaries (collectively "Rosebud") for disposition and distribution of the proceeds of such dispositions, for the benefit of unsecured creditors (See Note 5).

     The plan provides for distributions on the effective date to claims which were allowed at that time, and for the establishment of a reserve for certain disputed, contingent, and unliquidated claims. On the effective date,

                           LONE STAR INDUSTRIES, INC.

the escrow agent administering the reserve received a distribution of cash and securities attributable to the reserved claims. On the effective date, the total amount of allowed and reserved claims was $590,944,000, which the company expects to be reduced to approximately $584,016,000 when all claims are paid. On the effective date the company estimated that when all claims were paid, allowed and reserved secured claims would approximate $435,000, allowed and reserved priority claims would approximate $5,676,000, and allowed and reserved convenience claims (under $5,000) would approximate $2,152,000. The plan provided that these claimants are to receive full payment in cash. In connection with the plan, holders of allowed and reserved unsecured claims, which the company estimated would be $575,753,000 when all claims are paid, were entitled to receive their pro rata share of (i) $192,188,000 in cash, (ii) $78,000,000 ten year 10% senior unsecured notes of the reorganized company (the company's March 31, 1994 balance sheet includes accrued interest of $1,300,000 for the period from February 1, 1994 through March 31, 1994 per the terms of the senior unsecured notes indenture), (iii) $138,118,000 secured asset proceeds notes of Rosebud, to be paid out of the proceeds from the disposition of its assets (See
Note 5) and (iv) 85.0% of the common stock of reorganized Lone Star. The aggregate recovery on unsecured claims will depend on the ultimate value of the common stock, the senior unsecured notes, and the secured asset proceeds notes (the value of the secured asset proceeds notes will reflect the sums realized from the disposition of assets and litigation recoveries of Rosebud).

     Holders of the company's cumulative convertible preferred stock became entitled to receive a pro rata share of 10.5% of the common stock of reorganized Lone Star and 1,250,000 warrants to purchase common stock of the reorganized Lone Star. The holders of common stock of Lone Star became entitled to receive the balance of reorganized Lone Star's common equity and 2,753,333 warrants to purchase common stock in the reorganized Lone Star. The warrants are exercisable through December 31, 2000, and each warrant provides for the purchase of one share of the common stock of reorganized Lone Star at a price of $18.75 per share.

     In addition, in accordance with the plan, as part of the agreement with the Pension Benefit Guaranty Corporation ("PBGC") the company granted the PBGC a mortgage on the Oglesby, Illinois plant, and a security interest in the Kosmos Cement Company partnership, to secure certain contingent future pension obligations.

NOTE 3 -- BASIS OF PRESENTATION

     As of the effective date of the plan, the sum of allowed claims plus post-petition liabilities of the company exceeded the value of its preconfirmation assets. In addition, the company experienced a change in control as pre-reorganization equity holders received less than 50% of the reorganized Lone Star common stock issued pursuant to the plan. Therefore, in accordance with AICPA Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP No. 90-7"), the company has adopted "fresh-start" reporting which assumes that a new reporting entity has been created and requires assets and liabilities to be adjusted to their fair values as of the effective date.

     Although the plan became effective on April 14, 1994, for accounting purposes the effective date of the plan is considered to be March 31, 1994, and accordingly, the company has reflected fresh-start reporting in the March 31, 1994 balance sheet. Adjustments were recorded as of March 31, 1994 to reflect the effects of the consummation of the plan and to reflect the implementation of fresh-start reporting. The reorganization value of the company was determined using several factors and by reliance on various valuation methods, including discounted cash flows, price/earnings ratios and other applicable ratios. Reorganization value generally approximates fair value of the entity before considering liabilities and approximates the amount a buyer would pay for the assets of the entity after the reorganization. Based on information from parties in interest and from Lone Star's financial advisors, the total reorganization value of the Company was $579,411,000. The reorganization value was then allocated to the company's assets and liabilities in conformity

                           LONE STAR INDUSTRIES, INC.

with the Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB No. 16"), as specified by SOP No. 90-7. Income related to the settlement of liabilities subject to the company's Chapter 11 proceedings is included in the accompanying consolidated statement of operations as an extraordinary gain on discharge of prepetition liabilities. The gains or losses related to the adjustments of assets and liabilities to fair value are included in reorganization items in the accompanying consolidated statement of operations (See Note 10). The reorganization value in excess of amounts allocable to identifiable assets is the portion of the reorganization value of the company which was not attributed to specific tangible or identified intangible assets of the company.

     Total equity of reorganized Lone Star under fresh-start reporting at March 31, 1994 was less than total equity included in the plan. This is due to the different discount rates used to value the company's liability for postretirement benefits other than pensions, in the plan and under generally accepted accounting principles.

NOTE 4 -- ADJUSTMENTS TO RECORD EFFECTS OF PLAN OF REORGANIZATION

     The effect of the plan and the company's adoption of fresh-start reporting on its March 31, 1994 balance sheet are as follows:

       ADJUSTMENTS TO RECORD EFFECTIVENESS OF THE PLAN OF REORGANIZATION
                                 (IN THOUSANDS)

                                                               EFFECTS OF
                                             PREDECESSOR        PLAN OF         FRESH START     SUCCESSOR
                                               COMPANY       REORGANIZATION      REPORTING       COMPANY
                                             -----------     --------------     -----------     ---------
Assets:
Current assets:
Cash including cash equivalents............   $ 220,466        $ (208,319)       $       --     $  12,147
Accounts and notes receivable, net.........      42,758           (13,047)               --        29,711
Inventories................................      50,135             5,248           (10,589)       44,794
Current assets of assets held for sale.....      22,991           (22,991)               --            --
Other current assets.......................       5,856            12,391            (3,120)       15,127
                                             -----------     --------------     -----------     ---------
          Total current assets.............     342,206          (226,718)          (13,709)      101,779
Net assets of liquidating subsidiary (See
  Note 5)..................................          --           208,668           (96,668)      112,000
Assets held for sale.......................      66,024           (66,024)               --            --
Notes receivable...........................       4,965            (4,860)               --           105
Joint ventures.............................      89,405           (65,571)           (6,334)       17,500
Property, plant and equipment..............     397,638           (57,968)           (7,407)      332,263
Reorganization value in excess of amounts
  allocable to identifiable assets.........          --                --            14,372        14,372
Cost in excess of net assets and deferred
  charges..................................       9,132                --            (9,132)           --
Other assets and deferred charges..........       3,038                --            (1,646)        1,392
                                             -----------     --------------     -----------     ---------
          Total assets.....................   $ 912,408        $ (212,473)       $ (120,524)    $ 579,411
                                               ========       ===========         =========      ========

                           LONE STAR INDUSTRIES, INC.

       ADJUSTMENTS TO RECORD EFFECTIVENESS OF THE PLAN OF REORGANIZATION
                                 (IN THOUSANDS)

                                                                EFFECTS           FRESH
                                             PREDECESSOR       OF PLAN OF         START       SUCCESSOR
                                               COMPANY       REORGANIZATION     REPORTING      COMPANY
                                             -----------     --------------     ---------     ---------
Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable...........................   $   16,055       $     (128)      $   --        $  15,927
Accrued liabilities........................       61,489            6,034           1,195        68,718
Other current liabilities..................        2,471              523           --            2,994
                                              ----------       ----------       ---------     ---------
          Total current liabilities........       80,015            6,429           1,195        87,639
Asset proceeds notes of liquidating
  subsidiary (See Note 5)..................        --             112,000           --          112,000
Senior notes payable.......................        --              78,000           --           78,000
Production payment.........................        --              18,463           --           18,463
Deferred income taxes......................        3,506             --             1,494         5,000
Postretirement benefits other than
  pensions.................................      142,715             --           (17,455)      125,260
Other liabilities..........................       31,565               12           5,808        37,385
Pensions...................................        --                --            22,351        22,351
Liabilities subject to Chapter 11
  proceedings..............................      620,942         (620,942)          --            --
Equity:
Predecessor Company:
  Redeemable preferred stock...............       37,500          (37,500)          --            --
Non-redeemable preferred stock.............          244             (244)          --            --
Common stock...............................       18,103          (18,103)          --            --
Additional paid-in capital.................      239,874              291        (240,165)        --
  Retained earnings........................     (204,327)         127,229          77,098         --
  Pension liability adjustment.............      (21,157)              --          21,157         --
Treasury stock, at cost....................      (36,572)          36,572           --            --
Successor Company:
  Common Stock.............................        --              12,000              --        12,000
  Warrants.................................        --              15,613              --        15,613
  Additional paid-in capital...............        --              57,707           7,993        65,700
                                              ----------       ----------       ---------     ---------
          Total liabilities and
            shareholders' equity...........   $  912,408       $ (212,473)      $(120,524)    $ 579,411
                                              ==========       ==========       =========     =========

                           LONE STAR INDUSTRIES, INC.

     The following entries record the provisions of the plan and the adoption of fresh-start reporting:

     Entries to record debt discharge:

                                                                  DEBIT           CREDIT
                                                              -------------    -------------
    Liabilities subject to Chapter 11 proceedings...........  $584,016,000
      Cash..................................................                    $200,451,000
      Asset proceeds notes of liquidating subsidiary
         (See Note 5).......................................                     112,000,000
      Senior debt...........................................                      78,000,000
      Common stock..........................................                      10,200,000
      Additional paid-in capital............................                      55,845,000
      Gain on discharge of prepetition liabilities..........                     127,520,000
                                                              ------------      ------------
                                                              $584,016,000      $584,016,000
                                                              ============      ============
    Entries to record exchange of stock for stock:
    Preferred stock.........................................  $ 37,744,000
    Common stock (old)......................................    18,103,000
      Treasury stock........................................                    $ 36,572,000
      Common stock (new)....................................                       1,800,000
      Warrants to purchase common stock.....................                      15,613,000
      Additional paid-in capital............................                       1,862,000
                                                              ------------     ------------
                                                              $ 55,847,000     $ 55,847,000
                                                              ============     ============
    Entries to record other effects of the plan:
    Inventories.............................................  $  5,248,000
    Net assets of liquidating subsidiary....................   208,668,000
    Other current assets....................................    12,391,000
    Liabilities subject to Chapter 11 proceedings...........    36,926,000
    Reorganization expenses.................................       291,000
      Cash and marketable securities........................                    $  7,868,000
      Accounts receivable...................................                      13,047,000
      Current assets of assets held for sale................                      22,991,000
      Assets held for sale..................................                      66,024,000
      Notes receivables.....................................                       4,860,000
      Joint ventures........................................                      65,571,000
      Property, plant and equipment.........................                      57,968,000
      Accrued expenses and accounts payable.................                       5,906,000
    Other current liabilities...............................                         523,000
      Production payment....................................                      18,463,000
      Other liabilities.....................................                          12,000
      Additional paid-in capital............................                         291,000
                                                              ------------      ------------
                                                              $263,524,000      $263,524,000
                                                              ============      ============

                           LONE STAR INDUSTRIES, INC.

     Entries to record the adoption of fresh-start reporting and to eliminate the deficit:

                                                                 DEBIT            CREDIT
                                                              ------------     ------------
    Reorganization value in excess of amounts allocable to
      identifiable assets...................................  $ 14,372,000
    Postretirement benefits other than pensions.............    17,455,000
    Gain on discharge of prepetition liabilities............   127,520,000
    Additional paid-in capital..............................   232,172,000
      Inventories...........................................                   $ 10,589,000
      Other current assets..................................                      3,120,000
      Net assets of liquidating subsidiary..................                     96,668,000
      Joint ventures........................................                      6,334,000
      Property, plant and equipment.........................                      7,407,000
      Cost in excess of net assets and deferred charges.....                      9,132,000
      Other assets and deferred charges.....................                      1,646,000
      Accrued expenses and accounts payable.................                      1,195,000
      Pensions..............................................                     22,351,000
      Other liabilities.....................................                      5,808,000
      Deferred income taxes.................................                      1,494,000
      Pension liability adjustment..........................                     21,157,000
      Accumulated deficit...................................                    204,618,000
                                                              ------------     ------------
                                                              $391,519,000     $391,519,000
                                                              ============     ============

     The company's emergence from its Chapter 11 proceedings resulted in a new reporting entity with no retained earnings or accumulated deficit as of March 31, 1994. Accordingly, the company's consolidated financial statements for periods prior to March 31, 1994 are not comparable to consolidated financial statements presented on or subsequent to March 31, 1994. A black line has been drawn on the accompanying consolidated financial statements to distinguish between the pre-reorganization and post-reorganization company.

PRO FORMA INFORMATION

     The following pro forma condensed financial information of the company and its subsidiaries illustrates the estimated financial effects of the implementation of the company's plan of reorganization (which resulted in the end of the company's 1989 Restructuring Program) and its adoption of fresh-start reporting. Pro forma statement of operations data for the three months ended March 31, 1994 have been presented as if the company had emerged from Chapter 11 bankruptcy proceedings and adopted fresh-start reporting as of January 1, 1994. The pro forma data is unaudited.

                           LONE STAR INDUSTRIES, INC.

                           LONE STAR INDUSTRIES, INC.

           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1994
                                 (IN MILLIONS)

                                                                     EFFECT OF PLAN OF
                                                                      REORGANIZATION
                                                                      AND FRESH START      PRO FORMA
                                                      HISTORICAL         REPORTING          RESULTS
                                                      ----------     -----------------     ---------
    Revenues:
    Net sales.......................................   $   33.7           $  11.6           $  45.3
    Joint venture income............................        0.4              (0.3)              0.1
    Other income....................................        2.7              (1.5)              1.2
                                                       --------           -------           -------
                                                           36.8               9.8              46.6
                                                       --------           -------           -------
    Deductions from revenues:
    Cost of sales...................................       29.7              17.7              47.4
    Recovery of litigation settlement...............       (6.5)              6.5                --
    Selling, general and administrative.............        9.9              (1.6)              8.3
    Depreciation and depletion......................        6.7              (0.6)              6.1
    Interest expense................................        0.2               2.0               2.2
                                                       --------           -------           -------
                                                           40.0              24.0              64.0
                                                       --------           -------           -------
    Loss before reorganization items................       (3.2)            (14.2)            (17.4)
    Reorganization items:
    Adjustments to fair value.......................     (133.9)            133.9             --
    Other...........................................      (13.4)             13.4             --
                                                       --------           -------           -------
    Total reorganization items......................     (147.3)            147.3             --
                                                       --------           -------           -------
    Income (loss) before income taxes and
      extraordinary item............................     (150.5)            133.1             (17.4)
    Credit (provision) for income taxes.............       (0.2)              5.4               5.2
                                                       --------           -------           -------
    Loss before extraordinary item..................     (150.7)            138.5             (12.2)
    Extraordinary item: gain on discharge of
      prepetition liabilities.......................      127.5            (127.5)            --
                                                       --------           -------           -------
    Loss before provision for preferred dividends...   $  (23.2)          $  11.0           $ (12.2)
                                                       ========           =======           =======

     The above pro forma condensed financial information includes estimated adjustments for the following items:

     As a result of the implementation of the plan and adoption of fresh-start reporting the company's 1989 restructuring program ended effective as of the effective date of the plan. Operating results of the cement plants at Pryor, Oklahoma and Maryneal, Texas, which were formerly included in assets held for sale are included in the pro forma consolidated operating results for the three months ended March 31, 1994 (See Note 11).

     The operating results of the assets which were transferred to a liquidating subsidiary for distribution for the benefit of unsecured creditors, have been eliminated from the pro forma statement of operations for the three months ended March 31, 1994.

                           LONE STAR INDUSTRIES, INC.

     In connection with the adjustment of the March 31, 1994 property, plant and equipment balances to reflect the estimated values of the assets under fresh-start reporting, the pro forma consolidated operating results for the three months ended March 31, 1994 have been adjusted to include the estimated change in depreciation expense related to the new values.

     Interest expense related to long-term debt, including the senior unsecured notes of the reorganized company has been included in the pro forma statement of operations for the three months ended March 31, 1994.

     The provision for preferred dividends for the three months ended March 31, 1994 has been eliminated from the statement of operations as common and preferred shareholders' equity of the old company has been eliminated and replaced with common equity of the new company as of March 31, 1994.

     All Chapter 11 reorganization items included in the statement of operations for the three months ended March 31, 1994 have been eliminated.

     The extraordinary gain on discharge of prepetition liabilities has been eliminated.

     The pro forma statement of operations has been adjusted to reflect the reduction in expenses resulting from settlements, including settlements reached with the Pension Benefit Guaranty Corporation and retirees in accordance with the requirements of fresh-start reporting.

     Cost of sales has been adjusted to reflect the company's change in its method of accounting for inventory for interim reporting purposes and the expensing of $8.4 million of deferred costs in accordance with the adoption of fresh-start reporting. (See Note 15). In addition, cost of sales has been adjusted to reflect $1.5 million of costs related to its construction aggregates barges which were deferred during the first quarter of 1994 and subsequently written-off in accordance with fresh-start reporting. Similar costs will be incurred and expensed in future years.

                           LONE STAR INDUSTRIES, INC.

     The following pro forma condensed financial information for the six months ended June 30, 1994 illustrates the estimated operating results as if the company had emerged from its Chapter 11 proceedings and adopted a fresh-start reporting as of January 1, 1994 by combining the pro forma results for the three months ended March 31, 1994 and the actual results for the three months ended June 30, 1994. Because of the seasonality of the company's business, interim results are not necessarily indicative of full year results.

                           LONE STAR INDUSTRIES, INC.
           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1994
                                 (IN MILLIONS)

                                                                                          PRO FORMA
                                         PRO FORMA RESULTS        ACTUAL RESULTS           RESULTS
                                              FOR THE                FOR THE               FOR THE
                                         THREE MONTHS ENDED     THREE MONTHS ENDED     SIX MONTHS ENDED
                                           MARCH 31, 1994         JUNE 30, 1994         JUNE 30, 1994
                                         ------------------     ------------------     ----------------
Revenues:
Net sales..............................        $ 45.3                 $87.0                 $132.3
Joint venture income...................           0.1                   1.3                    1.4
Other income...........................           1.2                   0.8                    2.0
                                               ------                 -----                 ------
                                                 46.6                  89.1                  135.7
                                               ------                 -----                 ------
Deductions from revenues:
Cost of sales..........................          47.4                  61.4                  108.8
Selling, general and administrative....           8.3                   7.5                   15.8
Depreciation and depletion.............           6.1                   6.0                   12.1
Interest expense.......................           2.2                   2.2                    4.4
                                               ------                 -----                 ------
                                                 64.0                  77.1                  141.1
Income (loss) before income taxes......        $(17.4)                $12.0                   (5.4)
                                               ======                 =====                 ======
Credit for income taxes*...............                                                        1.6
                                                                                            ------
Net (loss).............................                                                     $ (3.8)
                                                                                            ======

- ---------------
* The credit for income taxes is based on a pro forma tax rate of 30% for the year which includes the pro forma first quarter loss and the effect of percentage depletion.

NOTE 5 -- ROSEBUD HOLDINGS, INC. LIQUIDATING SUBSIDIARY

     As part of the plan, Lone Star transferred on April 14, 1994 certain non-core assets and their related liabilities to Rosebud Holdings, Inc., a wholly-owned liquidating subsidiary, and its subsidiaries (collectively "Rosebud"). The assets transferred consist of the company's interests in the RMC LONESTAR, Lone Star Falcon and Hawaiian Cement partnerships, cement plants located in Santa Cruz, California, and Nazareth, Pennsylvania, certain promissory notes executed by RMC LONESTAR, certain surplus real estate, the company's interest in any recovery resulting from the litigation against Northeast Cement Company and its affiliates, Lafarge Corporation, and Lafarge Canada, Inc., certain other miscellaneous assets including a note receivable and certain litigation and insurance claims, and a $5,000,000 cash investment by the company to be used for working capital purposes. The company is under no obligation to fund additional Rosebud working capital requirements.

     It was estimated by the company in connection with the plan that disposition of the non-core assets would generate, over time, gross proceeds of approximately $113,000,000 to $170,000,000. Lone Star's investment in

                           LONE STAR INDUSTRIES, INC.

Rosebud is included in Lone Star's June 30, 1994 fresh-start balance sheet at $116,000,000, which is the present value of estimated net proceeds generated by the sale of assets and collection of insurance claims and cash generated from operations, and was determined by using the middle of the range of the proceeds contained in the plan, discounted at 14%, plus cash, marketable securities and escrow deposits at June 30, 1994. The increase of $4.0 million from March 31, 1994 is primarily due to the accretion of assets reflecting the shorter time period used in determining the present value. Other than litigation against certain insurance companies, this amount does not include any amount for potential recovery from any litigation including the Northeast Cement Company litigation (See Note 19).

     At the effective date of the plan, Rosebud issued asset proceeds notes in the aggregate principal amount of $138,118,000. The asset proceeds notes bear interest at a rate of 10% per annum payable in cash and/or in additional asset proceeds notes, in semi-annual installments. The asset proceeds notes are to be repaid as Rosebud's assets are disposed of and proceeds, if any, are received in connection with the litigation transferred to Rosebud. All net cash proceeds less a $5,000,000 cash reserve are to be deposited in a cash collateral account for distribution to the noteholders. The asset proceeds notes mature on July 31, 1997. These notes are guaranteed, in part, by Lone Star. In the event that, at the maturity date, the aggregate amounts of all cash payments of principal and interest on the asset proceeds notes is less than $88,118,000, the guarantee is payable in either cash, five-year notes or a combination thereof to cover the shortfall between the actual payments and $88,118,000 dollar for dollar plus interest provided however that the amount paid pursuant to the guarantee cannot exceed $28,000,000. The asset proceeds notes are recorded on Lone Star's June 30, 1994 balance sheet at an amount equal to the estimated value of assets to be utilized to liquidate these obligations.

     In June 1994, a subsidiary of Rosebud sold all of its interest in a cement plant located in Santa Cruz, California for $33,063,000. The net proceeds from the sale, after making provisions for an environmental reserve for landfill and other costs related to the transaction, were used to redeem a portion of the outstanding asset proceeds notes on a pro rata basis and to pay interest on the redeemed notes through the date of redemption. $31,719,000 has been transferred to the collateral agent who made payments to note holders on August 19, 1994.

     In addition, in July 1994, Rosebud reached final agreements with all but one insurance carrier involved in litigation related to the reimbursement of defense costs. Rosebud will receive $5,300,000 from the insurance carriers involved in the settlements.

NOTE 6 -- PRODUCTION PAYMENT

     As part of the plan, the company's production payment agreement terms were revised as of April 14, 1994. In connection therewith, a new note was issued, with an outstanding principal balance of $20,963,000 as of that date, and which bears interest at the company's option at a rate of either prime or LIBOR plus 1.75% through December 31, 1995 and either prime plus .25% or LIBOR plus 2.5% beginning on January 1, 1996. The principal balance is payable semi-annually through July 31, 1998 in increasing installments.

NOTE 7 -- REVOLVING CREDIT LINE

     Upon emergence from Chapter 11, the company entered into a three-year $35,000,000 revolving credit agreement which is collateralized by inventory, receivables, collection proceeds and certain intangible assets. The company's borrowings under this agreement are limited to 55% of eligible inventory plus 85% of eligible receivables. Advances under the agreement bear interest at a rate, at the Company's option, of either prime plus 1.25% or LIBOR plus 3%. A fee of .50% per annum is charged on the unused portion of the credit line. There was no outstanding balance at June 30, 1994.

     The company's financing agreements contain restrictive covenants which, among other things, restrict the payment of cash dividends.

                           LONE STAR INDUSTRIES, INC.

NOTE 8 -- SENIOR UNSECURED NOTES

     Upon emergence from its Chapter 11 proceedings, the company issued $78,000,000 of ten year senior unsecured notes. The notes bear interest at a rate of 10% per annum, payable semi-annually.

NOTE 9 -- STOCK OPTIONS

     Upon emergence from Chapter 11 proceedings, the board of directors of the company adopted the Lone Star Industries, Inc. Management Stock Option Plan ("Management Plan") and the Lone Star Industries, Inc. Directors Stock Option Plan ("Directors Plan"). Both plans were ratified by the company's shareholders at the 1994 Annual Meeting. Total options authorized for grant are 700,000 and 50,000 under the Management and the Directors Plans, respectively. In June 1994, options to purchase common stock for 700,000 shares at an exercise price of $15.375 and 6,000 shares at an exercise price of $15.6875 were granted under the Management and Directors Plans, respectively.

NOTE 10 -- REORGANIZATION ITEMS

     The effects of transactions occurring as a result of the Chapter 11 filings have been segregated from ordinary operations in the accompanying consolidated statements of operations. Such items for the three months ended March 31, 1994 and the three and six months ended June 30, 1993 include the following (in thousands):

                                                      FOR THE          FOR THE         FOR THE
                                                    THREE MONTHS     THREE MONTHS     SIX MONTHS
                                                       ENDED            ENDED           ENDED
                                                     MARCH 31,         JUNE 30,        JUNE 30,
                                                        1994             1993            1993
                                                    ------------     ------------     ----------
    Professional fees and administrative
      expenses....................................    $ (15,431)       $ (3,578)       $ (7,329)
    Interest income...............................        2,035             989           2,132
                                                      ---------        --------        --------
                                                        (13,396)         (2,589)         (5,197)
    Loss on sale of assets........................      --              (44,889)        (44,889)
    Adjustments to fair value.....................     (133,917)         --              --
                                                      ---------        --------        --------
                                                      $(147,313)       $(47,478)       $(50,086)
                                                      =========        ========        ========

NOTE 11 -- RESTRUCTURING PROGRAM

     In November 1989, the Lone Star Board of Directors approved a restructuring program which included the proposed sale of certain facilities and marginal businesses, interests in certain joint ventures, an investment in preferred stock, surplus real estate, and certain other assets. The assets held for sale, including related current and other assets, were classified as assets held for sale in the accompanying consolidated December 31, 1993 balance sheet at their estimated net realizable values. As a result of the effectiveness of the company's plan of reorganization, certain assets included in the restructuring program have been transferred to Rosebud to be sold with the proceeds to be used to pay off the asset proceeds notes, and other assets are being retained by the company.

     In accordance with the plan, the company will retain the Pryor, Oklahoma and Maryneal, Texas cement plants. The results from the operations which the company is retaining, but which were previously classified as assets held for sale, consist of net sales of $14,030,000, $16,831,000 and $28,060,000 for the three months ended March 31, 1994 and the three and six months ended June 30, 1993, respectively, and pre-tax income of $1,278,000, $1,799,000 and $2,999,000 for the three months ended March 31, 1994 and the three and six months ended June 30, 1993, respectively.

                           LONE STAR INDUSTRIES, INC.

NOTE 12 -- KOSMOS CEMENT COMPANY

     Summarized financial information of Kosmos Cement Company, a 25% owned partnership which produces and sells cement in Kentucky and Pennsylvania, for the three months ended June 30, 1994 and March 31, 1994 and the three and six months ended June 30, 1993 is as follows (in thousands):

                                              FOR THE        FOR THE        FOR THE       FOR THE
                                            THREE MONTHS   THREE MONTHS   THREE MONTHS   SIX MONTHS
                                               ENDED          ENDED          ENDED         ENDED
                                              JUNE 30,      MARCH 31,       JUNE 30,      JUNE 30,
                                                1994           1994           1993          1993
                                            ------------   ------------   ------------   ----------
    Net sales.............................    $19,619       $ 6,825        $18,626        $26,077
    Gross profit..........................    $ 3,956       $   159        $ 3,319        $ 3,462
    Income (loss) before cumulative effect
      of change in accounting
      principles..........................    $ 4,284       $   (59)       $ 3,431        $ 3,514
    Cumulative effect of change in
      accounting principles...............    $  --         $  --          $  --          $(3,126)
    Net income (loss).....................    $ 4,284       $   (59)       $ 3,431        $   388

     In the first quarter of 1993, the Kosmos Cement Company partnership adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." As a result, the company recognized a charge of $782,000 representing its share of the partnership's cumulative effect of the change in accounting principles.

NOTE 13 -- CASH AND CASH EQUIVALENTS

     Cash equivalents include the company's marketable securities which are comprised of short-term, highly liquid investments with original maturities of three months or less. Interest paid during the three months ended June 30, 1994, the three months ended March 31, 1994, and the three and six months ended June 30, 1993 was $57,000, $20,000, $31,000 and $63,000, respectively. Income taxes paid during the three months ended June 30, 1994, the three months ended March 31, 1994 and the three and six months ended June 30, 1993 were $57,000, $756,000, $51,000, and $77,000, respectively.

NOTE 14 -- INTEREST

     Interest expense of $2,259,000, $271,000, $482,000, and $1,001,000 has been accrued for the three months ended June 30, 1994, the three months ended March 31, 1994 and the three and six months ended June 30, 1993, respectively. Interest capitalized during the three months ended June 30, 1994, the three months ended March 31, 1994 and the three and six months ended June 30, 1993 was $40,000, $38,000, $54,000 and $100,000, respectively.

     The filed companies stopped accruing interest on all of their unsecured debt as of the petition date. The amount not accrued for the three months ended March 31, 1994 and the three and six months ended June 30, 1993 was $7,398,000, $7,427,000 and $14,853,000, respectively.

NOTE 15 -- INVENTORIES

     Effective April 1, 1994, the company adopted, on a prospective basis, a change in the method of accounting for inventory for interim reporting purposes. Under the previous method, planned capacity variances were deferred in periods of low production and absorbed later in the year. Under the new method, the expense resulting from capacity variances will be recognized as incurred. Fresh-start adjustments recorded as of March 31, 1994 included the write-off of $8,391,000 of deferred costs related to operations included in predecessor company results.

                           LONE STAR INDUSTRIES, INC.

NOTE 16 -- EARNINGS PER SHARE

     Due to the company having common stock equivalents in excess of 20% of the number of shares of outstanding common stock, primary and fully diluted earnings per share of the successor company are calculated using the modified treasury stock method in accordance with Accounting Principles Board Opinion No. 15, "Earnings per Share," and are based on adjusted weighted average shares outstanding of 13,774,000 and adjusted net income of $8,585,000.

NOTE 17 -- SALE OF FLORIDA CEMENT PLANT

     In June 1994, the company sold its interest in a cement plant located in Florida for $21,750,000, which approximated book value.

NOTE 18 -- ENVIRONMENTAL MATTERS

     The company is subject to federal, state and local laws, regulations and ordinances pertaining to the quality and the protection of the environment. Such environmental regulations not only affect the company's operating facilities but also apply to closed facilities and previously owned and operated properties.

     While it is not possible to predict with accuracy the range of future costs for the company's program of compliance with current or future environmental regulations or their expected impact on the company, the capital, operating and other costs of the program could be substantial.

     In order to save on fuel costs, the company is blending and burning hazardous waste fuels at two of its cement manufacturing plants. This process involves obtaining permits and complying with applicable state and federal environmental regulations. While the company believes it is in substantial compliance with such regulations, changes in them or in their interpretation by the relevant agencies or courts could limit, effectively prohibit the use of, or make prohibitive the cost of using, hazardous waste fuels, thus depriving the company of the economic benefits of its waste fuel program. In February 1994, the United States Court of Appeals for the District of Columbia Circuit (i) vacated and remanded a facility-specific standard promulgated by the U.S. Environmental Protection Agency ("U.S. EPA") for ascertaining the presence of products of incomplete combustion designed for wet process cement kilns that burn hazardous waste fuels, ruling that the standard had been promulgated without sufficient notice, but (ii) upheld related standards applicable to the industry. In April 1994, the Circuit Court denied plaintiffs' motion to reconsider its decision. Unless the Circuit Court's decision (from which a petition for certiorari to the U.S. Supreme Court has been filed) is reversed or a modification of the remanded standard is adopted by U.S. EPA, or the company can institute operational changes which will enable it to meet the industry standards upheld by the Circuit Court, the company's Greencastle, Indiana cement plant may have to cease or curtail its use of hazardous waste fuels. Meanwhile, the Circuit Court's ruling is stayed pending the Supreme Court's decision on plaintiffs' petition for certiorari, and the company is investigating modifications to operations at this plant that would enable it to continue to burn hazardous waste fuels under the surviving standards. The Circuit Court's ruling has no impact upon the current use of hazardous waste fuels at the company's Cape Girardeau, Missouri cement plant.

     Since 1991, federal and state environmental agencies have conducted inspections and instituted inquiries and administrative actions regarding waste fuel operations at both of the company's waste fuel burning facilities. In the first half of 1994 the company paid amounts totalling approximately $402,000 representing negotiated settlements with federal and state environmental authorities of administrative actions that alleged violations of regulations pertaining to the handling and burning of hazardous waste fuels at the Greencastle plant. In March 1994, U.S. EPA, Region 7, instituted an administrative proceeding regarding waste fuel operations at the company's Cape Girardeau plant, seeking over $500,000 in civil penalties. The company is holding settlement negotiations with officials of Region 7.

                           LONE STAR INDUSTRIES, INC.

     Cement kiln dust, ("CKD") a by-product of cement manufacturing, is currently exempted from environmental regulation by the Bevill Amendment to the Federal Resource Conservation and Recovery Act pending the completion of a Congressionally-mandated study and regulatory determination by U.S. EPA regarding the need for regulatory controls on the management, handling and disposal of cement kiln dust. The regulatory determination is scheduled to be made in January 1995. It is impossible at this time to predict with accuracy what increased costs (or range of costs), if any, changes in regulatory control of CKD would impose on the company.

     The company and certain of its subsidiaries have been identified as parties that may be held responsible by various federal, state and local authorities with respect to contamination at certain sites of former operations or sites where waste materials from the company or its subsidiaries, such as equipment containing polychlorinated biphenyls, were deposited, including sites placed on the National Priority List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). These include sites located: in Utah (seven sites, including three NPL sites discussed below); Illinois (one NPL site); Texas (two sites, including one NPL site); Missouri (one NPL site); Washington (two NPL sites); Minnesota (two NPL sites); Colorado (one NPL site); Florida (four sites, including two related NPL sites and two non-NPL sites described below); California (one non-NPL site described below); Pennsylvania (one NPL site); and Louisiana (one NPL site).

     Except for the Utah NPL sites described below, all of the NPL sites referred to above involve numerous potentially responsible parties ("PRP's") and factual investigation indicates that in each case the company's or subsidiary's contributions of waste were small in comparison to those of other PRP's. Except for the Utah sites, no timely proofs of claim were filed with the Bankruptcy Court by the environmental regulatory agencies with respect to NPL sites, none of which are currently owned or leased by the company or its subsidiaries. However, a number of PRP's filed timely proofs of claim with the Bankruptcy Court with respect to various NPL sites; these claims have either been (i) allowed in full as de minimis, (ii) resolved through negotiation and allowed as general unsecured claims, or (iii) objected to and disallowed in the company's Chapter 11 proceedings.

     Following are descriptions of proceedings involving certain NPL and non-NPL sites mentioned above:

     In July 1989, the company was advised by U.S. EPA, Region 8 that it was a PRP under CERCLA with respect to three adjoining sites in Salt Lake City, Utah on which CKD and small amounts of chrome-containing kiln brick from the company's Utah cement plant had been deposited. In July 1990, the U.S. EPA and the Utah Department of Health issued a record of decision selecting a remedial action calling for removal of the CKD, over a period of time, to a location to be selected in the Salt Lake City vicinity where an industrial type landfill would be constructed. The company has reached an agreement with the U.S. Department of Justice, U.S. EPA, the U.S. Department of the Interior, the Utah Department of Environmental Quality and Davis County, Utah regarding a settlement pursuant to which among other things, U.S. EPA will receive a general unsecured claim in the company's bankruptcy proceedings in exchange for releases from further liability for investigation and clean-up costs and natural resource damage claims and protection against third-party claims for investigation and clean-up costs. The agreement has been executed by the company and by the respective governmental agencies and is subject to a CERCLA-mandated public notice and comment period and approval by the company and the Bankruptcy Court.

     In October 1989, the company commenced an action in United States District Court in Utah seeking contribution from the two principal owners of these Utah NPL sites, who had also been named PRP's, for their share of investigative clean-up costs. Following pre-trial litigation, settlement agreements with the landowners were negotiated and approved by the Bankruptcy Court, pursuant to which the landowners receive general unsecured claims in the company's bankruptcy proceedings and all their claims against the company were dismissed with prejudice, subject to the landowners' reaching settlements with U.S. EPA, the negotiation of which is continuing.

                           LONE STAR INDUSTRIES, INC.

     In a transaction in the early 1970's, the company acquired subsidiaries that conducted woodtreating or wood-dipping operations at two sites in Florida. Contamination from chemicals at these non-NPL sites has been the subject of various proceedings by federal, state or local environmental authorities, as well as lawsuits involving private parties.

     In 1992, pursuant to an Administrative Order on Consent with U.S. EPA, Region 4, entered into prior to the company's Chapter 11 filing, a clean up of soils and water in excavated areas at the Dania, Florida site was completed by a subsidiary of the company and approved by U.S. EPA in 1992. The subsidiary has entered into a stipulation approved by the Bankruptcy Court, with the State of Florida Department of Environmental Protection ("FDEP") (which filed a claim in the company's bankruptcy proceedings) committing to undertake a groundwater monitoring program and, if necessary, groundwater treatment in settlement of the State's proof of claim it filed in the bankruptcy proceedings. The subsidiary is currently negotiating a consent order with FDEP setting forth the monitoring and possible remediation efforts in detail. This site has been transferred to Rosebud pursuant to the plan.

     In 1992, pursuant to a stipulation in Florida state court, executed prior to its Chapter 11 filing, a subsidiary of the company completed the clean-up of soils under Florida environmental regulations at a site in Dade County, Florida which it had leased for woodtreating operations in the 1960's and 1970's. In settlement of the proofs of claim filed in the company's bankruptcy proceedings, the subsidiary has executed a stipulation with state and county environmental authorities regarding entry into a consent order whereby the subsidiary has committed to undertake further groundwater investigation of the site and, if necessary, soil remediation, groundwater treatment and groundwater monitoring programs all within a specified monetary cap.

     Prior to its Chapter 11 filing, the subsidiary filed a lawsuit in federal district court in Florida against other PRP's, including past and present owners of the site, for cost recovery and contribution under CERCLA. Two of the PRP's filed counterclaims and proofs of claim in the bankruptcy proceedings. The subsidiary has entered into a settlement agreement, approved by the Bankruptcy Court, with the PRP's pursuant to which they will reimburse the subsidiary for a portion of its clean-up costs and dismiss their federal and state court and claims filed in the bankruptcy proceedings, with prejudice and the subsidiary will dismiss its court claims against them with prejudice, while committing to undertake the further investigation and, if necessary, remedial work under the Bankruptcy Court stipulation with state and county environmental authorities described above.

     In August 1992, Santa Cruz County, California authorities served the company with written notice that it had commenced a criminal and civil investigation of long-term waste disposal practices at a site formerly owned by the company and now owned by a partnership in which a subsidiary of Rosebud holds a partnership interest. The investigation and negotiations by the company and others with interests in the site culminated in the resolution of the matter by the concurrent filing of a complaint and stipulated final judgment. Pursuant to the settlement, certain county and state authorities received an administrative priority claim in the company's bankruptcy proceedings totaling $150,000 and all claims raised in the complaint were released and dismissed. Rosebud Holdings, Inc. has also committed to complete and is presently undertaking the closure of a former waste landfill area on the investigated site at an anticipated cost of approximately $1,200,000, which is for the account of the Rosebud subsidiary. The closure work is not expected to commence until 1995.

     The Company believes that it has adequately provided for estimated remediation and other costs at these and other known sites.

NOTE 19 -- LITIGATION

     Between 1983 and 1989 a Lone Star subsidiary (among those who filed Chapter 11 petitions) manufactured and sold approximately 500,000 concrete railroad crossties to various railroads. In 1989 and early 1990 purchasers of most of the crossties sued Lone Star and such subsidiary, alleging that the crossties were defective because of cracking, and seeking substantial compensatory and punitive damages. The suits by

                           LONE STAR INDUSTRIES, INC.

four purchasers, which sought damages of over $200,000,000 were consolidated for pre-trial purposes in the U.S. District Court for the District of Maryland under the Federal Courts Multi-District Rules. In addition, an administrative proceeding was brought by the Baltimore Mass Transit Authority ("MTA"), involving crossties sold to the MTA, and an MTA procurement officer found Lone Star and its subsidiary liable to the MTA for damages in an amount of approximately $10,000,000.

     Lone Star determined that it would be in the best interest of the company to settle the proceedings brought by the railroads, and in late 1992 Lone Star entered into separate agreements with each of the four purchasers providing for the release of their respective claims against the company and its subsidiaries relating to the crossties, and for the railroads to receive in the aggregate allowed liquidated unsecured claims in its bankruptcy proceedings of $57,200,000, for one railroad to receive a cash payment of $5,000,000 and for the payment of $4,384,000 to another railroad from an escrow fund established to hold the proceeds from the sale of property by a Lone Star subsidiary on which that railroad had obtained liens in the litigation. These agreements have been approved by the Bankruptcy Court, and the $9,384,000 cash payments have been made. The claims were treated in accordance with the provisions of the company's plan.

     In 1989 Lone Star and its subsidiary filed a plenary action in the Maryland Federal District Court, and third party complaints in other actions, against Northeast Cement Co. and its affiliates, Lafarge Corporation and Lafarge Canada, Inc. ("Lafarge"), alleging breach of warranties in connection with the purchase from Northeast Cement Co. by Lone Star's subsidiary of the cement used to manufacture substantially all of the crossties involved in the above proceedings and claiming a fraudulent sale of defective cement. The plenary action and the third party complaints sought compensatory damages growing out of the various crosstie actions, including the foregoing settlements and defense costs at approximately $15,750,000. The plenary action brought against the cement supplier was tried before a jury in the Maryland Federal District Court in late 1992. The jury found that Lone Star had proven its claims of fraud, breach of certain warranties and negligence, but Lone Star's recovery was limited to $1,213,000 for direct lost profits due to limitations on the awarding of damages in the trial judge's instructions to the jury. Lone Star believed that these instructions were in error and filed a motion for a new trial on damages based on the judge's refusal to permit the jury to even consider certain damages. Lafarge also moved for judgment as a matter of law and for a new trial. Following a hearing on March 5, 1993 the judge denied these motions. Lone Star consequently appealed to the Federal Circuit Court of Appeals for the Fourth Circuit for a new trial on the issue of damages. Lafarge also filed an appeal. On April 7, 1994 the Fourth Circuit Court of Appeals vacated the judgment of the District Court and remanded the case for a new trial on all issues relating to both liability and damages and permitted the company to amend its complaint to add a claim of violation of a Massachusetts consumer protection law which allows for attorney fees and doubling and trebling of damages. A request by Lafarge for a rehearing of that decision by the Fourth Circuit Court of Appeals en banc was denied and new trial is scheduled for October of this year. The rights to any recovery of damages in this action have been assigned to Rosebud pursuant to the plan.

     The primary insurance carrier insuring the company has asserted that Lone Star has only limited insurance coverage for the various crosstie claims and, while agreeing that certain defense costs are covered by insurance, did not agree to Lone Star's position as to the amount of defense costs covered. Consequently, in 1989 Lone Star began an action in the Superior Court of the State of Delaware against the insurance companies (both primary and excess carriers) which insured it during the 1983 to 1989 period, seeking a declaratory judgment as to their duty under the applicable policies to indemnify Lone Star for all damages incurred by it in the various crosstie proceedings which includes the settlements of $66,584,000 and as to the duty of the primary insurance carrier to pay the costs of defending those proceedings. The Superior Court made a preliminary ruling that the primary insurance carrier has a duty to pay certain of the costs of the company's defense in the crosstie proceedings. With the approval of the Bankruptcy Court, Lone Star settled its claims against the primary insurance carrier for defense costs for payments to Lone Star of $14,733,000 in cash; and setoffs to the carrier's claim in the bankruptcy of approximately $4,778,000.

                           LONE STAR INDUSTRIES, INC.

     Lone Star, with the approval of the Bankruptcy Court, settled its indemnity action against the primary insurance carrier in March 1994 for $6,500,000 as a set-off to a claim filed in the company's bankruptcy proceedings by that carrier. The rights to any additional recoveries from insurance carriers has been assigned to Rosebud pursuant to the plan. Rosebud and certain of the remaining insurance carriers have negotiated a settlement of the indemnity action which provides for payments to Rosebud of $5,300,000. Pre-trial preparation in the action was stayed by agreement of the parties during these negotiations. Rosebud is in the process of continuing the indemnity action against any insurance carriers as to which no settlement has been reached and will also seek to recover the costs of the Lafarge action.

     In addition, a settlement with all parties has been reached in the consolidated shareholders' class action lawsuits brought against the company and certain of its past and present officers and directors. The settlement involves the actions entitled Cohn v. Lone Star Industries, Inc., et al. filed in November 1989 on behalf of persons who purchased Lone Star common stock between February 8, 1988 and November 16, 1989 and the action entitled Garbarino, et ano. v. Stewart, et al. filed in December 1990 on behalf of persons who purchased Lone Star common stock between November 16, 1989 and December 9, 1990. The settlements were adopted and approved by an order and final judgment of a magistrate judge and the order and judgment was in turn approved and adopted by an order of the U.S. District Court for the District of Connecticut on January 20, 1994.

     The terms of the settlement agreement, which was entered into by Mr. James
E. Stewart, the former Chairman and Chief Executive Officer of Lone Star, includes the dismissal of the claims against Mr. Stewart and the officers and directors of Lone Star and the agreement of Lone Star's directors and officers liability insurers to pay $40,000,000 to establish settlement funds on behalf of the plaintiff classes. In order to participate in these settlement funds, eligible plaintiffs were required to submit a proof of claim by July 29, 1994. Distribution from these settlement funds is to take place on or about October 29, 1994. Lone Star was dismissed without prejudice from the Cohn action, the only action in which it was named as a defendant by the plaintiffs. The settlement does not constitute an admission by Lone Star, or any of its past and present officers, directors and employees of any liability or wrongdoing on their part. In connection with the company's bankruptcy proceedings, in order to resolve the claims filed by both plaintiff classes without admitting any liability, a claim in the aggregate of $2,500,000 was allowed to the plaintiff classes by the company. The proceeds from the claim have been added to the settlement funds for distribution in October 1994.

     The company, along with numerous other parties, has been named a defendant in a series of toxic tort lawsuits filed in a Texas state court commencing in March, 1994 in which multiple plaintiffs claim to have suffered injury from the proximity of deposits of toxic wastes or substances at a site located near Galveston, Texas. The wastes or substances are alleged to have been deposited at the site starting in the 1940's. The company has retained Texas counsel and has filed, or is in the process of filing, answers denying the allegations of the various complaints. The company intends to contest these lawsuits vigorously. The company's insurance carriers have been notified of the claims but the extent of the company's insurance coverage, if any, for these lawsuits has not yet been determined.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of
Lone Star Industries, Inc.:

     We have audited the accompanying consolidated balance sheet of Lone Star Industries, Inc. and Consolidated Subsidiaries as of March 31, 1994. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Lone Star Industries, Inc. and Consolidated Subsidiaries as of March 31, 1994, in conformity with generally accepted accounting principles.


/s/ COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.
Stamford, Connecticut
August 10, 1994

                           LONE STAR INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                    MARCH 31,
                                                                                      1994
                                                                                    ---------
Assets:
  Current assets:
     Cash including cash equivalents of $3,498....................................   $ 12,147
     Accounts and notes receivable, net...........................................     29,711
     Inventories:
          Finished goods..........................................................     23,743
          Work in process and raw materials.......................................      2,126
          Supplies and fuel.......................................................     18,925
                                                                                     --------
                                                                                       44,794
  Other current assets............................................................     15,127
                                                                                     --------
          Total current assets....................................................    101,779
  Net assets of liquidating subsidiary (See Note 4)...............................    112,000
  Notes receivable................................................................        105
  Joint ventures..................................................................     17,500
  Property, plant and equipment...................................................    332,263
  Reorganization value in excess of amounts allocable to identifiable assets......     14,372
  Other assets....................................................................      1,392
                                                                                     --------
          Total assets............................................................   $579,411
                                                                                     ========
Liabilities and Shareholders' Equity:
  Current liabilities:
     Accounts payable.............................................................   $ 15,927
     Accrued liabilities..........................................................     68,718
     Other current liabilities....................................................      2,994
                                                                                     --------
          Total current liabilities...............................................     87,639
  Asset proceeds notes of liquidating subsidiary (See Note 4).....................    112,000
  Senior notes payable............................................................     78,000
  Production payment..............................................................     18,463
  Deferred income taxes...........................................................      5,000
  Postretirement benefits other than pensions.....................................    125,260
  Pensions........................................................................     22,351
  Other liabilities...............................................................     37,385
  Contingencies (See Notes 23 and 24)
  Shareholders' Equity:
     Common stock.................................................................     12,000
     Warrants to purchase common stock............................................     15,613
     Additional paid-in capital...................................................     65,700
                                                                                     --------
          Total shareholders' equity..............................................     93,313
                                                                                     --------
          Total liabilities and shareholders' equity..............................   $579,411
                                                                                     ========

              The accompanying Notes to Consolidated Balance Sheet
               are an integral part of the Financial Statements.

                           LONE STAR INDUSTRIES, INC.

                      NOTES TO CONSOLIDATED BALANCE SHEET

NOTE 1 -- BASIS OF PRESENTATION

     On February 17, 1994, with the approval of all classes of creditors and equity holders, the Bankruptcy Court confirmed the Lone Star Plan of Reorganization (the "plan"). On April 14, 1994, the plan became effective, and distributions to creditors and shareholders commenced. Although the plan became effective on April 14, 1994, for accounting purposes the effective date of the plan is considered to be March 31, 1994, and accordingly, the company has adopted fresh-start reporting as of March 31, 1994.

     As of the effective date of the plan, the sum of allowed claims plus post-petition liabilities of the company exceeded the value of its preconfirmation assets. In addition, the company experienced a change in control as pre-reorganization equity holders received less than 50% of the new Lone Star common stock issued pursuant to the plan. Therefore, in accordance with AICPA Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP No. 90-7"), the company has adopted "fresh-start" reporting which assumes that a new reporting entity has been created and assets and liabilities should be reported at their estimated fair values as of the effective date.

     Adjustments were recorded as of March 31, 1994 to reflect the effects of the consummation of the plan of reorganization and to reflect the implementation of fresh-start reporting. The reorganization value of the company was determined using several factors and by reliance on various valuation methods, including discounted cash flows, price/earnings ratios and other applicable ratios. Reorganization value generally approximates fair value of the entity before considering liabilities and approximates the amount a buyer would pay for the assets of the entity after the restructuring. Based on information from parties in interest and from Lone Star's financial advisors, the total reorganization value of the Company is $579,411,000. The reorganization value was then allocated to the company's assets and liabilities in conformity with the Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB No. 16"), as specified by SOP No. 90-7. The reorganization value in excess of amounts allocable to identifiable assets is the portion of the reorganization value of the company which was not attributed to specific tangible or identified intangible assets of the company.

     Total equity of new Lone Star under fresh-start reporting is less than total equity included in the plan. This is due to the different discount rates used to value the company's liability for postretirement benefits other than pensions, in the plan and under generally accepted accounting principles.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION -- The consolidated financial statements include the accounts of Lone Star Industries, Inc. and subsidiaries. All intercompany transactions have been eliminated. Joint ventures are accounted for under the equity method.

     CASH AND CASH EQUIVALENTS -- Cash equivalents include the company's marketable securities which are comprised of short-term, highly liquid investments with original maturities of three months or less. Marketable securities are recorded at fair market value.

     INVENTORIES -- Inventories are stated at fair market value.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at appraised value and depreciated over the estimated useful lives of the assets using the straight-line method. Significant expenditures which extend the useful lives of existing assets are capitalized. Maintenance and repair costs are charged to current earnings. Cost depletion is calculated using the units of production method. The cost of

                           LONE STAR INDUSTRIES, INC.

assets and related accumulated depreciation is removed from the accounts when such assets are disposed of, and any related gains or losses are reflected in current earnings.

     INCOME TAXES -- In accordance with SFAS No. 109, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the company's assets and liabilities.

     PENSION PLANS -- The company and certain of its consolidated subsidiaries have a number of retirement plans which cover substantially all of its employees. Defined benefit plans for salaried employees provide benefits based on employees' years of service and average compensation for a specified period of time. Defined benefit plans for hourly paid employees, including those covered by multi-employer pension plans under collective bargaining agreements, generally provide benefits of stated amounts for specified periods of service. The company's policy is to fund amounts as are necessary on an actuarial basis to provide assets sufficient to meet the benefits to be paid to plan members in accordance with the requirements of the Employees Retirement Income Security Act of 1974 ("ERISA"). Assets of the plans are administered by an independent trustee and are invested principally in fixed income, equity securities and real estate.

     REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS
- -- The portion of the company's reorganization value which was not attributed to specific tangible or identified intangible assets of the company is amortized using the straight-line method over a period not to exceed forty years.

NOTE 3 -- REORGANIZATION

     On February 17, 1994, with the approval of all classes of creditors and equity holders, the Bankruptcy Court confirmed the plan. On April 14, 1994, the plan became effective, and distributions to creditors and shareholders commenced (as provided by the plan, a reserve for approximately $40,000,000 in disputed unresolved claims was established). In accordance with the confirmed plan, certain core cement, ready-mixed concrete and construction aggregates operations constitute the reorganized Lone Star. Other non-core assets of the company and their associated liabilities including the Nazareth, Pennsylvania cement plant, the Santa Cruz, California cement plant and the company's interest in the RMC LONESTAR, Hawaiian Cement and Lone Star Falcon joint ventures and certain surplus real estate have been transferred to Rosebud Holdings, Inc., a liquidating subsidiary and its subsidiaries (collectively "Rosebud"), for sale and the distribution of the proceeds of sale, and of certain litigation which has also been transferred to Rosebud, for the benefit of creditors (See Note 4).

     On the effective date, the total amount of allowed and reserved claims was $590,944,000, which the company expects to be reduced to approximately $584,016,000 when all claims are finalized. On the effective date the company estimated that when all claims were paid, allowed and reserved secured claims would approximate $435,000, allowed and reserved priority claims would approximate $5,676,000, and allowed and reserved convenience claims (under $5,000) would approximate $2,152,000. The plan provided that these claimants are to receive full payment in cash. Also in connection with the plan, holders of allowed and reserved unsecured claims,which the company estimated would be $575,753,000 when all claims are paid, were entitled to receive their pro rata share of (i) $192,188,000 in cash, (ii) $78,000,000 ten year 10% senior unsecured notes of the reorganized company, (the company's March 31, 1994 balance sheet includes accrued interest of $1,300,000 for the period from February 1, 1994 through March 31, 1994 per the terms of the senior unsecured notes agreements) (iii) $138,118,000 secured asset proceeds notes of Rosebud, to be paid out of the proceeds from the disposition of its assets (See Note 5) and
(iv) 85.0% of the common stock of reorganized Lone Star. The aggregate recovery on unsecured claims will depend on the ultimate value of the common stock, the senior notes, and the secured notes (the value of the secured notes will reflect the sums realized from the disposition of assets of Rosebud).

                           LONE STAR INDUSTRIES, INC.

     Holders of preferred stock became entitled to receive their pro rata share of 10.5% of the common stock of reorganized Lone Star and 1,250,000 warrants to purchase common stock of the reorganized Lone Star. The holders of common stock of Lone Star became entitled to receive the balance of the reorganized company's common equity and 2,753,333 warrants to purchase common stock in the reorganized Lone Star. The warrants are exercisable through December 31, 2000, and provide for the purchase of shares of the common stock of reorganized Lone Star at a price of $18.75 per share.

     In addition, in accordance with its plan of reorganization, as part of the agreement with the Pension Benefit Guaranty Corporation ("PBGC") the company has granted the PBGC a mortgage on the Oglesby, Illinois plant, and a security interest in the Kosmos Cement Company partnership, to secure future pension obligations.

NOTE 4 -- ROSEBUD HOLDINGS, INC. LIQUIDATING SUBSIDIARY

     As part of its extinguishment of debt, Lone Star transferred on April 14, 1994 certain non-core assets and their associated liabilities to Rosebud. Those assets transferred consist of the company's interest in the RMC LONESTAR, Lone Star Falcon and Hawaiian Cement partnerships, cement plants in Santa Cruz, California, and Nazareth, Pennsylvania, certain promissory notes executed by RMC LONESTAR, certain surplus real estate, the company's interest in any recovery resulting from the litigation against Northeast Cement Company and its affiliates, Lafarge Corporation, and Lafarge Canada, Inc., certain other miscellaneous litigation and insurance claims, and a $5,000,000 cash investment by the company to be used for working capital purposes. The company is under no obligation to fund additional Rosebud working capital requirements.

     It was estimated in the company's plan that disposition of the non-core assets would generate, over time, gross proceeds of approximately $113,000,000 to $170,000,000. Lone Star's investment in Rosebud is included in Lone Star's March 31, 1994 fresh start balance sheet at $112,000,000, which is the present value of estimated net proceeds generated by the sale of assets and collection of insurance claims and cash generated from operations, and was determined by using the middle of the range of the proceeds contained in the plan, discounted at 14%. This amount does not include any amount for potential recovery from any litigation including the Northeast Cement Company litigation (See Note 24).

     At the effective date of the plan, Rosebud issued asset proceeds notes in the aggregate principal amount of $138,118,000. The asset proceeds notes bear interest at a rate of 10% per annum payable in cash and/or in additional asset proceeds notes in semi-annual installments. The notes are to be repaid as Rosebud's assets are sold and proceeds, if any, are received in connection with the litigation transferred to Rosebud. All cash proceeds less a $5,000,000 cash reserve are to be deposited in a cash collateral account for distribution to the noteholders. The notes mature on July 31, 1997. These notes are guaranteed, in part, by Lone Star. In the event that, at the maturity date, the aggregate amounts of all cash payments of principal and interest on the notes is less than $88,118,000, the guarantee is payable to cover the shortfall between the actual payments and $88,118,000 dollar for dollar plus interest provided however that the amount paid pursuant to the guarantee cannot exceed $28,000,000. The asset proceeds notes are recorded on Lone Star's March 31, 1994 fresh-start balance sheet at an amount equal to the investment in Rosebud of $112,000,000.

                           LONE STAR INDUSTRIES, INC.

NOTE 5 -- ACCOUNTS AND NOTES RECEIVABLE

     Receivables consist of the following (in thousands):

                                                                                 MARCH 31, 1994
                                                                                 --------------
Trade accounts and notes receivable............................................     $ 34,439
Other notes receivable.........................................................           52
Other receivables..............................................................        4,063
                                                                                    --------
                                                                                      38,554
Less: Allowance for doubtful accounts..........................................        8,843
                                                                                    --------
                                                                                    $ 29,711
                                                                                    ========

     Due to the nature of the company's products, a majority of the company's accounts receivable are from businesses in the construction industry. Although the company's customer base is geographically diversified, collection of receivables is partially dependent on the economics of the construction industry.

NOTE 6 -- INVENTORIES

     Inventories consist of the following (in thousands):

                                                                                 MARCH 31, 1994
                                                                                 --------------
Finished goods.................................................................     $ 23,743
Work in process and raw materials..............................................        2,126
Supplies and fuel..............................................................       18,925
                                                                                    --------
                                                                                    $ 44,794
                                                                                    ========

NOTE 7 -- OTHER CURRENT ASSETS

     Other current assets consist of the following (in thousands):

                                                                                 MARCH 31, 1994
                                                                                 --------------
Professional fees escrow.......................................................     $ 12,432
Prepaid expenses...............................................................        2,695
                                                                                    --------
                                                                                    $ 15,127
                                                                                    ========

NOTE 8 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (in thousands):

                                                                                 MARCH 31, 1994
                                                                                 --------------
Land...........................................................................     $ 48,721
Buildings and equipment........................................................      235,242
Construction in progress.......................................................       10,661
Automobiles and trucks.........................................................       37,639
                                                                                    --------
                                                                                     332,263
                                                                                    ========

                           LONE STAR INDUSTRIES, INC.

NOTE 9 -- JOINT VENTURES

     The company's investment in and advances to joint ventures at March 31, 1994 represents its 25% interest in Kosmos Cement Company ("Kosmos"), a partnership with cement plants in Kosmosdale, Kentucky and Pittsburgh, Pennsylvania.

     Summarized financial information of Kosmos as of March 31, 1994 is as follows (in thousands):

                                                                                 MARCH 31, 1994
                                                                                 --------------
Current assets.................................................................     $ 24,060
Property, plant and equipment, net.............................................       75,065
Cost in excess of net assets of businesses acquired............................       25,312
Other assets...................................................................            4
Current liabilities............................................................       (3,375)
Other liabilities..............................................................       (3,457)
                                                                                    --------
Net assets.....................................................................     $117,609
                                                                                    ========

     At March 31, 1994, the company's share of the underlying net assets of Kosmos Cement Company exceeded its investment by $11,902,000 and is being amortized over the estimated remaining life of the assets.

NOTE 10 -- ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                                                 MARCH 31, 1994
                                                                                 --------------
Professional fees..............................................................     $ 18,897
Postretirement benefits other than pensions....................................       10,487
Pensions.......................................................................        6,913
Insurance......................................................................        3,036
Payroll and vacation pay.......................................................        3,030
Taxes other than income taxes..................................................        2,920
Other..........................................................................       23,435
                                                                                    --------
                                                                                    $ 68,718
                                                                                    ========

NOTE 11 -- OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following (in thousands):

                                                                                 MARCH 31, 1994
                                                                                 --------------
Current portion of production payment and other................................     $  2,523
Income taxes payable...........................................................          471
                                                                                    --------
                                                                                    $  2,994
                                                                                    ========

NOTE 12 -- PRODUCTION PAYMENT

     The company entered into a production payment arrangement concerning specific limestone reserves located adjacent to two cement plants, and pursuant to the terms of the document, is obligated to extract and process those reserves into cement for the purchaser free and clear of all expenses. The proceeds have been deferred and are being reflected in income, together with related costs and expenses, as the limestone is processed into cement and the cement is sold.

                           LONE STAR INDUSTRIES, INC.

     The company's production payment agreement terms were revised as of April 14, 1994. The company is now required to make such payments in advance for minerals used at such two plants and to take or pay for minerals in amounts sufficient to permit the purchaser to service its new note associated with the production payment facility. The production payment, with an outstanding principal balance of $20,963,000 as of April 14, 1994, bears interest at the company's option at a rate of either prime or LIBOR plus 1.75% through December 31, 1995 and either prime plus .25% or LIBOR plus 2.5% beginning on January 1, 1996. The principal balance is payable semi-annually through July 31, 1998 in increasing installments. As of March 31, 1994, the company expects to remit payments as follows: 1994 -- $1,000,000, 1995 -- $3,000,000, 1996 -- $4,000,000,
1997 -- $5,000,000, 1998 -- $7,963,000.

NOTE 13 -- LONG-TERM DEBT

     Upon emergence from its Chapter 11 proceedings, the company issued $78,000,000 of ten year senior unsecured notes, which bear interest at a rate of 10% per annum. The indenture governing the senior notes and other agreements entered into in connection with the reorganization, impose certain operating and financial restrictions on the company. Such restrictions affect, and in some respects significantly limit or prohibit, among other things, the ability of the company to incur additional indebtedness, repay certain indebtedness prior to its stated maturity, create liens, apply proceeds from asset sales, engage in mergers and acquisitions, make certain capital expenditures or pay dividends.

     Commencing in the year 2000, the company is required to make three annual payments of $10,000,000 each into a sinking fund account for redemption of the senior notes. The amount of any such required sinking fund account will be reduced, without duplication, by the principal amount of any senior notes that the company has optionally redeemed or purchased.

NOTE 14 -- REVOLVING CREDIT LINE

     Upon emergence from Chapter 11, the company entered into a three year $35,000,000 revolving credit agreement which is collateralized by inventory, receivables, collection proceeds and certain intangible assets. The company's borrowings under this agreement are limited to 55% of eligible inventory plus 85% of eligible receivables. The advances under the agreement bear interest at a rate of either prime plus 1.25% or LIBOR plus 3%, at the company's option. A fee of .50% per annum is charged on the unused portion of the line.

     The indenture governing the revolving credit agreement and other agreements entered into in connection with the reorganization, impose certain operating and financial restrictions on the company. Such restrictions affect, and in some respects significantly limit or prohibit, among other things, the ability of the company to incur additional indebtedness, repay certain indebtedness prior to its stated maturity, create liens, apply proceeds from asset sales, engage in mergers and acquisitions, make certain capital expenditures or pay dividends. In addition, pursuant to the credit agreement, and other agreements entered into in connection with the reorganization, certain of the company's assets are subject to liens or negative pledges.

NOTE 15 -- LEASES

     Minimum rental commitments under all non-cancelable leases principally pertaining to land, buildings and equipment are as follows: remaining nine months of 1994 -- $4,622,000; 1995 -- $4,532,000; 1996 -- $515,000;
1997 -- $406,000; 1998 -- $389,000; after 1998 -- $287,000. Certain leases include options for renewal or purchase of leased property.

     A subsidiary of the company was leasing its Florida cement plant for approximately twenty years at a current annual rental of $2,500,000. In June 1994, the company sold its interest in the cement plant located in Florida, for $21,750,000, which approximated book value.

                           LONE STAR INDUSTRIES, INC.

NOTE 16 -- COMMON STOCK

     The company has 25,000,000 of authorized shares of $1.00 par value common stock. Upon emergence from its Chapter 11 proceedings, the company issued 12,000,000 shares of common stock (See Note 3). 750,000 shares of stock have been reserved for issuance under the company's stock option plans (See Note 18).

NOTE 17 -- WARRANTS

     As of March 31, 1994, the company had 4,003,333 outstanding warrants to purchase common stock at an exercise price of $18.75 per share. The warrants expire on December 31, 2000.

NOTE 18 -- STOCK OPTIONS

     Upon emergence from its Chapter 11 proceedings, the board of directors of the company adopted the Lone Star Industries, Inc. Management Stock Option Plan ("Management Plan") and the Lone Star Industries, Inc. Directors Stock Option Plan ("Directors Plan"). As of March 31, 1994, no options were outstanding or granted. Total options available for grant at March 31, 1994 were 700,000 and 50,000 under the Management and the Directors plans, respectively. In June 1994, options to purchase 700,000 shares of common stock at an exercise price of $15.375 per share and 6,000 shares of common stock at an exercise price of $15.6875 per share were granted under the Management and Directors Plans, respectively.

NOTE 19 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH AND SHORT-TERM INVESTMENTS -- the carrying amount approximates fair value because of the short maturity of those instruments.

     NOTE RECEIVABLE -- The fair values of notes receivable are estimated based on discounted future cash flows. The carrying amount of notes receivables approximates fair value.

     LONG-TERM DEBT -- The fair value of long-term debt is based on rates negotiated with the pre-petition creditors and approximates carrying value.

NOTE 20 -- PENSION PLANS

     The company sponsors a number of defined benefit retirement plans which cover substantially all employees. Defined benefit plans for salaried employees provide benefits based on employees' years of service and average compensation. Defined benefit plans for hourly paid employees generally provide benefits of stated amounts for specified periods of service. The company's policy is to fund at least the minimum amount required under ERISA in accordance with appropriate actuarial assumptions.

                           LONE STAR INDUSTRIES, INC.

     The following table presents the plans' funded status and amounts recognized in the accompanying consolidated balance sheet at March 31, 1994 (in thousands):

                                                                              MARCH 31, 1994
                                                                        --------------------------
                                                                        OVER-FUNDED   UNDER-FUNDED
                                                                           PLANS         PLANS
                                                                        -----------   ------------
Actuarial present value of benefit obligations:
  Vested benefits.....................................................     $4,387      $132,674
  Non-vested benefits.................................................        181         5,610
                                                                           ------      --------
  Accumulated benefit obligation......................................      4,568       138,284
                                                                           ------      --------
  Projected benefit obligation........................................      4,568       141,334
  Plan assets at fair value...........................................      4,624       112,013
                                                                           ------      --------
  Projected benefit obligation (in excess of) or less than plan
     assets...........................................................         56       (29,321)
                                                                           ------      --------
  Pension asset/(liability)...........................................     $   56      $(29,321)
                                                                           ======      ========

     The weighted average discount rates of 7.0% in 1994, and the rate of annual increase in future compensation levels of 5.5% in 1994 were used in determining the actuarial present values of the projected benefit obligation. The expected long-term rates of return on plan assets was 8.0% for 1994. Future obligations are secured by the grant to the Pension Benefit Guaranty Corporation (PBGC) of a mortgage on the Ogelsby, Illinois cement plant and a security interest in the Kosmos Cement Company partnership.

NOTE 21 -- POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The company currently provides retiree life insurance and health plan coverage to employees qualifying for early, normal or disability pension benefits under the company's salaried employees pension plan and certain of the pension plans providing for hourly-compensated employees. Life insurance protection presently provided to retirees under the salaried employees pension plan is one-half their active employment coverage (approximately two times earnings) declining to 25% of their active employment coverage at age 70. The coverage provided under hourly plans is fixed, as provided under the terms of the plans. Health care coverage presently is extended to retirees and their qualified dependents during the retirees' lifetime. The coverage provided assumes participation by the retiree in the Medicare program and benefit payments are integrated with Medicare benefit levels. Medicare Part B coverage is provided for certain hourly employees. The company's postretirement benefit plans other than pension plans are not funded. Claims are paid as incurred.

     The actuarial and recorded liabilities for these postretirement benefits, none of which have been funded, are as follows at March 31, 1994 (in thousands):

                                                                                 MARCH 31, 1994
                                                                                 --------------
Accumulated postretirement benefit obligation:
  Retirees.....................................................................     $ 93,767
  Fully eligible active plan participants......................................       22,393
  Other active plan participants...............................................       19,587
                                                                                    --------
Accrued postretirement benefit obligation......................................      135,747
Less current portion...........................................................       10,487
                                                                                    --------
Long-term accrued post-retirement benefit cost.................................     $125,260
                                                                                    ========

                           LONE STAR INDUSTRIES, INC.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% as of the March 31, 1994. Compensation levels are assumed to increase at a rate of 5.5% annually.

     For measurement purposes, a 16% and 10 1/2% annual medical rate of increase was assumed for 1994 for pre-medicare and post-medicare claims, respectively; the rate was assumed to decrease 1% each year to 6% per year after 2004 for pre-medicare claims, and decrease 1/2% per year to 6% after 2003 for post-medicare claims. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of March 31, 1994 by approximately $9,500,000.

     As part of its emergence from Chapter 11 proceedings, the company reached settlements with the salaried and union retirees with respect to reductions and modifications of retiree medical and life insurance benefits. As part of the settlement with salaried retirees, the company has established a Voluntary Employees Beneficiary Association ("VEBA"), a tax-exempt trust, and has agreed to make defined quarterly contributions to the trust. The Company has the option to prepay all future quarterly contributions to the VEBA in a single cash amount equal to 110% of the discounted present value (using an 8.5% discount factor) of all future quarterly contributions.

NOTE 22 -- INCOME TAXES

     As of December 31, 1993, the company had investment tax credit carryforwards for federal income tax purposes of $15,610,000 which expire at various dates through 2001. The company also has regular tax net operating loss carryforwards of approximately $105,122,00 which expire at various dates through 2007 and an alternative minimum tax credit carryforward of $4,047,000. The Internal Revenue Code of 1986, as amended (the "Code"), imposes limitations under certain circumstances on the use of carryforwards upon the occurrence of an "ownership change" (as defined in Section 382 of the Code). An "ownership change" has resulted from the issuance of equity securities by the company as part of its Plan of Reorganization (See Note 3). Such an "ownership change" could limit the use or continued availability of the company's carryforwards.

                           LONE STAR INDUSTRIES, INC.

     The components of net deferred tax assets (liabilities) as of March 31, 1994 are as follows (in thousands):

                                                                                 MARCH 31, 1994
                                                                                 --------------
Current tax assets related to:
  Reserves for retiree benefits................................................     $   3,670
  Reserves not yet deducted....................................................        13,986
                                                                                    ---------
                                                                                       17,656
Non-current tax assets related to:
  Reserves not yet deducted....................................................        15,019
  Reserve for pension benefits.................................................         7,823
  Reserve for retiree benefits.................................................        43,841
  Loss carryforwards...........................................................        87,110
  Investment credits...........................................................        14,418
  Alternative minimum tax credits..............................................         4,047
                                                                                    ---------
                                                                                      172,258
Non-current tax liabilities related to:
  Fixed assets.................................................................       (58,495)
  Domestic joint ventures......................................................        (8,697)
                                                                                    ---------
                                                                                      (67,192)
                                                                                    ---------
Gross federal tax asset........................................................       122,722
Valuation allowance............................................................      (122,722)
Net federal tax asset..........................................................            --
State & other..................................................................        (5,000)
                                                                                    ---------
Net deferred liability.........................................................     $  (5,000)
                                                                                    =========

NOTE 23 -- ENVIRONMENTAL MATTERS

     The company is subject to federal, state and local laws, regulations and ordinances pertaining to the quality and the protection of the environment. Such environmental regulations not only affect the company's operating facilities but also apply to closed facilities and previously owned and operated properties.

     While it is not possible to predict with accuracy the range of future costs for the company's program of compliance with current or future environmental regulations or their expected impact on the company, the capital, operating and other costs of the program could be substantial.

     In order to save on fuel costs, the company is blending and burning hazardous waste fuels at two of its cement manufacturing plants. This process involves obtaining permits and complying with applicable state and federal environmental regulations. While the company believes it is in substantial compliance with such regulations, changes in them or in their interpretation by the relevant agencies or courts could limit, effectively prohibit the use of, or make prohibitive the cost of using, hazardous waste fuels, thus depriving the company of the economic benefits of its waste fuel program. In February 1994, the United States Court of Appeals for the District of Columbia Circuit (i) vacated and remanded a facility-specific standard promulgated by the U.S. Environmental Protection Agency ("U.S. EPA") for ascertaining the presence of products of incomplete combustion designed for wet process cement kilns that burn hazardous waste fuels, ruling that the standard had been promulgated without sufficient notice, but (ii) upheld related standards applicable to the industry. In April 1994, the Circuit Court denied plaintiffs' motion to reconsider its decision. Unless the Circuit Court's

                           LONE STAR INDUSTRIES, INC.

decision (from which a petition for certiorari to the U.S. Supreme Court has been filed) is reversed or a modification of the remanded standard is adopted by U.S. EPA, or the company can institute operational changes which will enable it to meet the industry standards upheld by the Circuit Court, the company's Greencastle, Indiana cement plant may have to cease or curtail its use of hazardous waste fuels. Meanwhile, the Circuit Court's ruling is stayed pending the Supreme Court's decision on plaintiffs' petition for certiorari, and the company is investigating modifications to operations at this plant that would enable it to continue to burn hazardous waste fuels under the surviving standards. The Circuit Court's ruling has no impact upon the current use of hazardous waste fuels at the company's Cape Girardeau, Missouri cement plant.

     Since 1991, federal and state environmental agencies have conducted inspections and instituted inquiries and administrative actions regarding waste fuel operations at both of the company's waste fuel burning facilities. In the first half of 1994 the company paid amounts totalling approximately $402,000 representing negotiated settlements with federal and state environmental authorities of administrative actions that alleged violations of regulations pertaining to the handling and burning of hazardous waste fuels at the Greencastle plant. In March 1994, U.S. EPA, Region 7, instituted an administrative proceeding regarding waste fuel operations at the company's Cape Girardeau plant, seeking over $500,000 in civil penalties. The company is holding settlement negotiations with officials of Region 7.

     Cement kiln dust, ("CKD") a by-product of cement manufacturing, is currently exempted from environmental regulation by the Bevill Amendment to the Federal Resource Conservation and Recovery Act pending the completion of a Congressionally-mandated study and regulatory determination by U.S. EPA regarding the need for regulatory controls on the management, handling and disposal of cement kiln dust. The regulatory determination is scheduled to be made in January 1995. It is impossible at this time to predict with accuracy what increased costs (or range of costs), if any, changes in regulatory control of CKD would impose on the company.

     The company and certain of its subsidiaries have been identified as parties that may be held responsible by various federal, state and local authorities with respect to contamination at certain sites of former operations or sites where waste materials from the company or its subsidiaries, such as equipment containing polychlorinated biphenyls, were deposited, including sites placed on the National Priority List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). These include sites located: in Utah (seven sites, including three NPL sites discussed below); Illinois (one NPL site); Texas (two sites, including one NPL site); Missouri (one NPL site); Washington (two NPL sites); Minnesota (two NPL sites); Colorado (one NPL site); Florida (four sites, including two related NPL sites and two non-NPL sites described below); California (one non-NPL site described below); Pennsylvania (one NPL site); and Louisiana (one NPL site).

     Except for the Utah NPL sites described below, all of the NPL sites referred to above involve numerous potentially responsible parties ("PRP's") and factual investigation indicates that in each case the company's or subsidiary's contributions of waste were small in comparison to those of other PRP's. Except for the Utah sites, no timely proofs of claim were filed with the Bankruptcy Court by the environmental regulatory agencies with respect to NPL sites, none of which are currently owned or leased by the company or its subsidiaries. However, a number of PRP's filed timely proofs of claim with the Bankruptcy Court with respect to various NPL sites; these claims have either been (i) allowed in full as de minimis, (ii) resolved through negotiation and allowed as general unsecured claims, or (iii) objected to and disallowed in the company's Chapter 11 proceedings.

     Following are descriptions of proceedings involving certain NPL and non-NPL sites mentioned above:

     In July 1989, the company was advised by U.S. EPA, Region 8 that it was a PRP under CERCLA with respect to three adjoining sites in Salt Lake City, Utah on which CKD and small amounts of chrome-containing kiln brick from the company's Utah cement plant had been deposited. In July 1990, the

                           LONE STAR INDUSTRIES, INC.

U.S. EPA and the Utah Department of Health issued a record of decision selecting a remedial action calling for removal of the CKD, over a period of time, to a location to be selected in the Salt Lake City vicinity where an industrial type landfill would be constructed. The company has reached an agreement with the U.S. Department of Justice, U.S. EPA, the U.S. Department of the Interior, the Utah Department of Environmental Quality and Davis County, Utah regarding a settlement pursuant to which among other things, U.S. EPA will receive a general unsecured claim in the company's bankruptcy proceedings in exchange for releases from further liability for investigation and clean-up costs and natural resource damage claims and protection against third-party claims for investigation and clean-up costs. The agreement has been executed by the company and by the respective governmental agencies and is subject to a CERCLA-mandated public notice and comment period and approval by the company and the Bankruptcy Court.

     In October 1989, the company commenced an action in United States District Court in Utah seeking contribution from the two principal owners of these Utah NPL sites, who had also been named PRP's, for their share of investigative clean-up costs. Following pre-trial litigation, settlement agreements with the landowners were negotiated and approved by the Bankruptcy Court, pursuant to which the landowners receive general unsecured claims in the company's bankruptcy proceedings and all their claims against the company were dismissed with prejudice, subject to the landowners' reaching settlements with U.S. EPA, the negotiation of which is continuing.

     In a transaction in the early 1970's, the company acquired subsidiaries that conducted woodtreating or wood-dipping operations at two sites in Florida. Contamination from chemicals at these non-NPL sites has been the subject of various proceedings by federal, state or local environmental authorities, as well as lawsuits involving private parties.

     In 1992, pursuant to an Administrative Order on Consent with U.S. EPA, Region 4, entered into prior to the company's Chapter 11 filing, a clean up of soils and water in excavated areas at the Dania, Florida site was completed by a subsidiary of the company and approved by U.S. EPA in 1992. The subsidiary has entered into a stipulation approved by the Bankruptcy Court, with the State of Florida Department of Environmental Protection ("FDEP") (which filed a claim in the company's bankruptcy proceedings) committing to undertake a groundwater monitoring program and, if necessary, groundwater treatment in settlement of the State's proof of claim it filed in the bankruptcy proceedings. The subsidiary is currently negotiating a consent order with FDEP setting forth the monitoring and possible remediation efforts in detail. This site has been transferred to Rosebud pursuant to the plan.

     In 1992, pursuant to a stipulation in Florida state court, executed prior to its Chapter 11 filing, a subsidiary of the company completed the clean-up of soils under Florida environmental regulations at a site in Dade County, Florida which it had leased for woodtreating operations in the 1960's and 1970's. In settlement of the proofs of claim filed in the company's bankruptcy proceedings, the subsidiary has executed a stipulation with state and county environmental authorities regarding entry into a consent order whereby the subsidiary has committed to undertake further groundwater investigation of the site and, if necessary, soil remediation, groundwater treatment and groundwater monitoring programs all within a specified monetary cap.

     Prior to its Chapter 11 filing, the subsidiary filed a lawsuit in federal district court in Florida against other PRP's, including past and present owners of the site, for cost recovery and contribution under CERCLA. Two of the PRP's filed counterclaims and proofs of claim in the bankruptcy proceedings. The subsidiary has entered into a settlement agreement, approved by the Bankruptcy Court, with the PRP's pursuant to which they will reimburse the subsidiary for a portion of its clean-up costs and dismiss their federal and state court and claims filed in the bankruptcy proceedings, with prejudice and the subsidiary will dismiss its court claims against them with prejudice, while committing to undertake the further investigation and, if necessary, remedial work under the Bankruptcy Court stipulation with state and county environmental authorities described above.

                           LONE STAR INDUSTRIES, INC.

     In August 1992, Santa Cruz County, California authorities served the company with written notice that it had commenced a criminal and civil investigation of long-term waste disposal practices at a site formerly owned by the company and now owned by a partnership in which a subsidiary of Rosebud holds a partnership interest. The investigation and negotiations by the company and others with interests in the site culminated in the resolution of the matter by the concurrent filing of a complaint and stipulated final judgment. Pursuant to the settlement, certain county and state authorities received an administrative priority claim in the company's bankruptcy proceedings totaling $150,000 and all claims raised in the complaint were released and dismissed. Rosebud Holdings, Inc. has also committed to complete and is presently undertaking the closure of a former waste landfill area on the investigated site at an anticipated cost of approximately $1,200,000, which is for the account of the Rosebud subsidiary. The closure work is not expected to commence until 1995.

     The Company believes that it has adequately provided for estimated remediation and other costs at these and other known sites.

NOTE 24 -- LITIGATION

     Between 1983 and 1989 a Lone Star subsidiary (among those who filed Chapter 11 petitions) manufactured and sold approximately 500,000 concrete railroad crossties to various railroads. In 1989 and early 1990 purchasers of most of the crossties sued Lone Star and such subsidiary, alleging that the crossties were defective because of cracking, and seeking substantial compensatory and punitive damages. The suits by four purchasers, which sought damages of over $200,000,000 were consolidated for pre-trial purposes in the U.S. District Court for the District of Maryland under the Federal Courts Multi-District Rules. In addition, an administrative proceeding was brought by the Baltimore Mass Transit Authority ("MTA"), involving crossties sold to the MTA, and an MTA procurement officer found Lone Star and its subsidiary liable to the MTA for damages in an amount of approximately $10,000,000.

     Lone Star determined that it would be in the best interest of the company to settle the proceedings brought by the railroads, and in late 1992 Lone Star entered into separate agreements with each of the four purchasers providing for the release of their respective claims against the company and its subsidiaries relating to the crossties, and for the railroads to receive in the aggregate allowed liquidated unsecured claims in its bankruptcy proceedings of $57,200,000, for one railroad to receive a cash payment of $5,000,000 and for the payment of $4,384,000 to another railroad from an escrow fund established to hold the proceeds from the sale of property by a Lone Star subsidiary on which that railroad had obtained liens in the litigation. These agreements have been approved by the Bankruptcy Court, and the $9,384,000 cash payments have been made. The claims were treated in accordance with the provisions of the company's plan.

     In 1989 Lone Star and its subsidiary filed a plenary action in the Maryland Federal District Court, and third party complaints in other actions, against Northeast Cement Co. and its affiliates, Lafarge Corporation and Lafarge Canada, Inc. ("Lafarge"), alleging breach of warranties in connection with the purchase from Northeast Cement Co. by Lone Star's subsidiary of the cement used to manufacture substantially all of the crossties involved in the above proceedings and claiming a fraudulent sale of defective cement. The plenary action and the third party complaints sought compensatory damages growing out of the various crosstie actions, including the foregoing settlements and defense costs at approximately $15,750,000. The plenary action brought against the cement supplier was tried before a jury in the Maryland Federal District Court in late 1992. The jury found that Lone Star had proven its claims of fraud, breach of certain warranties and negligence, but Lone Star's recovery was limited to $1,213,000 for direct lost profits due to limitations on the awarding of damages in the trial judge's instructions to the jury. Lone Star believed that these instructions were in error and filed a motion for a new trial on damages based on the judge's refusal to permit the jury to even consider certain damages. Lafarge also moved for judgment as a matter of law and for a new trial. Following a hearing on March 5, 1993 the judge denied these motions. Lone Star consequently appealed to the Federal Circuit Court of Appeals for the Fourth Circuit for a new trial on the issue of damages. Lafarge also filed an appeal. On April 7, 1994 the Fourth Circuit Court of Appeals vacated the judgment of the District

                           LONE STAR INDUSTRIES, INC.

Court and remanded the case for a new trial on all issues relating to both liability and damages and permitted the company to amend its complaint to add a claim of violation of a Massachusetts consumer protection law which allows for attorney fees and doubling and trebling of damages. A request by Lafarge for a rehearing of that decision by the Fourth Circuit Court of Appeals en banc was denied and new trial is scheduled for October of this year. The rights to any recovery of damages in this action have been assigned to Rosebud pursuant to the plan.

     The primary insurance carrier insuring the company has asserted that Lone Star has only limited insurance coverage for the various crosstie claims and, while agreeing that certain defense costs are covered by insurance, did not agree to Lone Star's position as to the amount of defense costs covered. Consequently, in 1989 Lone Star began an action in the Superior Court of the State of Delaware against the insurance companies (both primary and excess carriers) which insured it during the 1983 to 1989 period, seeking a declaratory judgment as to their duty under the applicable policies to indemnify Lone Star for all damages incurred by it in the various crosstie proceedings which includes the settlements of $66,584,000 and as to the duty of the primary insurance carrier to pay the costs of defending those proceedings. The Superior Court made a preliminary ruling that the primary insurance carrier has a duty to pay certain of the costs of the company's defense in the crosstie proceedings. With the approval of the Bankruptcy Court, Lone Star settled its claims against the primary insurance carrier for defense costs for payments to Lone Star of $14,733,000 in cash; and setoffs to the carrier's claim in the bankruptcy of approximately $4,778,000.

     Lone Star, with the approval of the Bankruptcy Court, settled its indemnity action against the primary insurance carrier in March 1994 for $6,500,000 as a set-off to a claim filed in the company's bankruptcy proceedings by that carrier. The rights to any additional recoveries from insurance carriers has been assigned to Rosebud pursuant to the plan. Rosebud and certain of the remaining insurance carriers have negotiated a settlement of the indemnity action which provides for payments to Rosebud of $5,300,000. Pre-trial preparation in the action was stayed by agreement of the parties during these negotiations. Rosebud is in the process of continuing the indemnity action against any insurance carriers as to which no settlement has been reached and will also seek to recover the costs of the Lafarge action.

     In addition, a settlement with all parties has been reached in the consolidated shareholders' class action lawsuits brought against the company and certain of its past and present officers and directors. The settlement involves the actions entitled Cohn v. Lone Star Industries, Inc., et al. filed in November 1989 on behalf of persons who purchased Lone Star common stock between February 8, 1988 and November 16, 1989 and the action entitled Garbarino, et ano. v. Stewart, et al. filed in December 1990 on behalf of persons who purchased Lone Star common stock between November 16, 1989 and December 9, 1990. The settlements were adopted and approved by an order and final judgment of a magistrate judge and the order and judgment was in turn approved and adopted by an order of the U.S. District Court for the District of Connecticut on January 20, 1994.

     The terms of the settlement agreement, which was entered into by Mr. James
E. Stewart, the former Chairman and Chief Executive Officer of Lone Star, includes the dismissal of the claims against Mr. Stewart and the officers and directors of Lone Star and the agreement of Lone Star's directors and officers liability insurers to pay $40,000,000 to establish settlement funds on behalf of the plaintiff classes. In order to participate in these settlement funds, eligible plaintiffs were required to submit a proof of claim by July 29, 1994. Distribution from these settlement funds is to take place on or about October 29, 1994. Lone Star was dismissed without prejudice from the Cohn action, the only action in which it was named as a defendant by the plaintiffs. The settlement does not constitute an admission by Lone Star, or any of its past and present officers, directors and employees of any liability or wrongdoing on their part. In connection with the company's bankruptcy proceedings, in order to resolve the claims filed by both plaintiff classes without admitting any liability, a claim in the aggregate of $2,500,000 was allowed to the plaintiff classes by the company. The proceeds from the claim have been added to the settlement funds for distribution in October 1994.

                           LONE STAR INDUSTRIES, INC.

     The company, along with numerous other parties, has been named a defendant in a series of toxic tort lawsuits filed in a Texas state court commencing in March, 1994 in which multiple plaintiffs claim to have suffered injury from the proximity of deposits of toxic wastes or substances at a site located near Galveston, Texas. The wastes or substances are alleged to have been deposited at the site starting in the 1940's. The company has retained Texas counsel and has filed, or is in the process of filing, answers denying the allegations of the various complaints. The company intends to contest these lawsuits vigorously. The company's insurance carriers have been notified of the claims but the extent of the company's insurance coverage, if any, for these lawsuits has not yet been determined.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Lone Star Industries, Inc.:

     We have audited the consolidated financial statements of Lone Star Industries, Inc. and Consolidated Subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, as listed on Page F-1 of this registration statement. We have also audited the financial statement schedules as listed in item 16b in this registration statement. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We did not audit the combined financial statements or the financial statement schedule information of the foreign operations of the Company (which, as discussed in Note 10, were substantially sold in 1993), which financial statements represent total assets of 13% of the consolidated assets as of December 31, 1992 and total revenues of 10% and 14% of the consolidated revenues for 1992 and 1991, respectively. These statements were audited by other auditors, whose report, which has been furnished to us, includes an explanatory paragraph regarding the change, as discussed in Note 31 herein, in accounting for income taxes by the Company's foreign operations, and our opinion, insofar as it relates to the amounts included for the foreign operations, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lone Star Industries, Inc. and Consolidated Subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. In addition, in our opinion, based upon our audits and the report of other auditors, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

     The accompanying consolidated financial statements and financial statement schedules have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, in December 1990, Lone Star Industries, Inc. and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. These filings and related circumstances raise substantial doubt about their ability to continue as going concerns. The continuation of their businesses as going concerns is contingent upon, among other things, a plan of reorganization becoming effective, future profitable operations, and the ability to generate sufficient cash from operations, asset sales and financing sources to meet obligations. The accompanying financial statements and financial statement schedules do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a consequence of these uncertainties.

     As discussed in Note 32, the accompanying consolidated financial statements include accruals related to the remediation of certain environmental sites. The Company's ultimate liability for remediation costs, at these and other sites, in excess of amounts recorded in the accompanying financial statements, is not presently determinable.

     As discussed in Notes 30 and 31 to the consolidated financial statements, the Company changed its method of accounting for other postretirement benefits and income taxes in 1992.

/s/ COOPERS & LYBRAND

COOPERS & LYBRAND
Stamford, Connecticut
February 17, 1994

                    REPORT OF OTHER INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Lone Star Industries, Inc.

     In our opinion, the combined balance sheet and the related combined statements of income and equity and of cash flows and supporting Schedules I, V, VI, VIII and X to the Form 10-K (none of which are presented separately herein) present fairly, in all material respects, the financial position of Lone Star Industries, Inc. International Division at December 31, 1992 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1992, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the combined financial statements of Lone Star Industries, Inc. International Division for any periods subsequent to December 31, 1992.

     As discussed in Note 31 to the financial statements, the Company changed its method of accounting for income taxes in 1992.

/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
Stamford, Connecticut
February 4, 1993

                           LONE STAR INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              1993         1992          1991
                                                            --------     ---------     --------
Revenues:
  Net sales...............................................  $240,071     $ 230,098     $238,692
  Joint venture income....................................    20,440        37,831       24,435
  Other income, net.......................................    11,238        13,824       14,747
                                                            --------     ---------     --------
                                                             271,749       281,753      277,874
                                                            --------     ---------     --------
Deductions from revenues:
  Cost of sales...........................................   193,884       188,440      203,742
  Provision for litigation settlements....................     2,500        66,584         --
  Selling, general and administrative expenses............    41,278        40,817       42,137
  Depreciation and depletion..............................    26,254        26,131       25,745
  Interest expense (contractual interest of $31,227 in
     1993, $31,914 in 1992 and $33,357 in 1991)...........     1,637         2,210        3,302
                                                            --------     ---------     --------
                                                             265,553       324,182      274,926
                                                            --------     ---------     --------
Income (loss) before reorganization items and income
  taxes...................................................     6,196       (42,429)       2,948
Reorganization items:
  (Loss) gain on sale of assets...........................   (37,335)       15,525          391
  Other...................................................   (10,470)       (4,046)      (7,385)
                                                            --------     ---------     --------
Total reorganization items................................   (47,805)       11,479       (6,994)
                                                            --------     ---------     --------
Loss before income taxes and cumulative effect of changes
  in accounting principles................................   (41,609)      (30,950)      (4,046)
  Credit (provision) for income taxes.....................     6,351       (14,478)      (1,501)
                                                            --------     ---------     --------
Loss before cumulative effect of changes in accounting
  principles..............................................   (35,258)      (45,428)      (5,547)
Cumulative effect of changes in accounting principles:
  Postretirement benefits other than pensions.............      (782)     (130,510)        --
  Income taxes............................................      --          11,596         --
                                                            --------     ---------     --------
                                                                (782)     (118,914)        --
                                                            --------     ---------     --------
Loss before preferred dividends...........................   (36,040)     (164,342)      (5,547)
  Provisions for preferred dividends......................    (5,112)       (5,113)      (5,114)
                                                            --------     ---------     --------
Net loss applicable to common stock.......................  $(41,152)    $(169,455)    $(10,661)
                                                            ========     =========     ========
Weighted average common shares outstanding................    16,644        16,641       16,582
                                                            ========     =========     ========
Primary and fully diluted loss per common share:
  Loss before cumulative effect of changes in accounting
     principles...........................................  $  (2.42)    $   (3.03)    $  (0.64)
  Cumulative effect of changes in accounting principles...     (0.05)        (7.15)        --
                                                            --------     ---------     --------
  Net loss................................................  $  (2.47)    $  (10.18)    $  (0.64)
                                                            ========     =========     ========

          The accompanying Notes to Consolidated Financial Statements are an integral part of the Financial Statements.

                           LONE STAR INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                         AS OF DECEMBER 31,
                                                                       -----------------------
                                                                         1993          1992
                                                                       ---------     ---------
ASSETS
Current Assets
Cash, including cash equivalents of $243,220 and $167,767............  $ 244,397     $ 168,605
Accounts and notes receivable, net...................................     49,022        34,137
Inventories..........................................................     38,426        38,504
Current assets of assets held for sale...............................     20,634        20,151
Other current assets.................................................      2,733         2,806
                                                                       ---------     ---------
          Total current assets.......................................    355,212       264,203
Assets held for sale.................................................     65,663        69,177
Notes receivable.....................................................      5,058         7,172
Joint ventures.......................................................     88,574       187,874
Property, plant and equipment, net...................................    398,085       408,271
Cost in excess of net assets of businesses acquired, net.............      9,273         9,659
Other assets and deferred charges....................................      3,020         6,293
                                                                       ---------     ---------
          Total assets...............................................  $ 924,885     $ 952,649
                                                                       =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable.....................................................  $  16,079     $  14,117
Accrued liabilities..................................................     60,353        57,135
Other current liabilities............................................      3,227         4,000
                                                                       ---------     ---------
          Total current liabilities..................................     79,659        75,252
Deferred income taxes................................................      3,356        15,612
Postretirement benefits other than pensions..........................    141,950       137,618
Other liabilities....................................................     21,886        15,588
Liabilities subject to Chapter 11 proceedings........................    627,938       611,129
Contingencies (Notes 1 and 32)
Redeemable preferred stock...........................................     37,500        37,500
Non-redeemable preferred stock (involuntary liquidating value,
  1993 -- $1,102)....................................................        248           252
Common stock, $1 par value. Authorized: 25,000,000 shares.
  Shares issued: 1993 -- 18,102,723; 1992 -- 18,102,007..............     18,103        18,102
Additional paid-in capital...........................................    239,870       239,867
Accumulated deficit..................................................   (187,896)     (151,856)
Pension liability adjustment.........................................    (21,157)       (9,843)
Treasury stock, at cost..............................................    (36,572)      (36,572)
                                                                       ---------     ---------
          Total liabilities and shareholders' equity.................  $ 924,885     $ 952,649
                                                                       =========     =========

          The accompanying Notes to Consolidated Financial Statements are an integral part of the Financial Statements.

                           LONE STAR INDUSTRIES, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                             FOR THE YEARS ENDED DECEMBER 31
                                                           ------------------------------------
                                                             1993          1992          1991
                                                           ---------     ---------     --------
Common Stock
Balance at beginning of year.............................  $  18,102     $  18,101     $ 18,099
  Conversions of $4.50 non-redeemable preferred stock....          1             1            2
                                                           ---------     ---------     --------
Balance at end of year...................................     18,103        18,102       18,101
                                                           ---------     ---------     --------
Additional Paid-In Capital
Balance at beginning of year.............................    239,867       240,329      241,502
  Conversions of $4.50 non-redeemable preferred stock....          3             3           13
  Excess of cost over market value of treasury stock
     issued to employee stock purchase plan..............         --          (465)      (1,186)
                                                           ---------     ---------     --------
Balance at end of year...................................    239,870       239,867      240,329
                                                           ---------     ---------     --------
Accumulated Deficit
Balance at beginning of year as restated.................   (151,856)       12,486       18,033
  Net loss...............................................    (36,040)     (164,342)      (5,547)
                                                           ---------     ---------     --------
Balance at end of year...................................   (187,896)     (151,856)      12,486
                                                           ---------     ---------     --------
Pension Liability Adjustment
Balance at beginning of year.............................     (9,843)       (7,625)          --
  Excess of additional pension liability over
     unrecognized prior service cost.....................    (11,314)       (2,218)      (7,625)
                                                           ---------     ---------     --------
Balance at end of year...................................    (21,157)       (9,843)      (7,625)
                                                           ---------     ---------     --------
Treasury Stock
Balance at beginning of year.............................    (36,572)      (37,129)     (38,595)
  Shares issued to employee stock purchase plan..........         --           557        1,466
                                                           ---------     ---------     --------
Balance at end of year...................................    (36,572)      (36,572)     (37,129)
                                                           ---------     ---------     --------
Total common shareholders' equity, end of year...........  $  12,348     $  59,698     $226,162
                                                           =========     =========     ========

          The accompanying Notes to Consolidated Financial Statements are an integral part of the Financial Statements

                           LONE STAR INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1993         1992         1991
                                                             --------     --------     --------
Cash Flows from Operating Activities:
Loss before cumulative effect of changes in accounting
  principles...............................................  $(35,258)    $(45,428)    $ (5,547)
Adjustments to arrive at net cash provided (used) by
  operating activities:
  Depreciation and depletion...............................    26,254       26,131       25,745
  Provision for litigation settlements.....................     2,500       57,200        --
  Deferred income taxes....................................   (10,546)       2,920        1,902
  Provision for doubtful accounts..........................     1,605        1,083        3,133
  Changes in operating assets and liabilities:
     Accounts and notes receivable.........................    (2,895)       3,382         (218)
     Inventories and other current assets..................       846        6,063        8,253
     Accounts payable and accrued expenses.................    (2,198)     (13,295)         701
  Unremitted earnings of joint ventures....................      (951)     (17,942)     (10,182)
  Loss (gain) on sale of joint venture interests...........    37,335      (15,525)        (391)
  Reorganization items.....................................    10,470        4,046        7,385
  Other, net...............................................     9,793        8,655        2,522
                                                             --------     --------     --------
Net cash provided by operating activities before
  reorganization items.....................................    36,955       17,290       33,303
Operating cash flows from reorganization items:
  Interest received on cash accumulated because of
     Chapter 11 proceedings................................     5,102        4,500        4,219
  Professional fees and administrative expenses............   (10,459)      (5,910)      (3,160)
                                                             --------     --------     --------
Net cash (used) provided by reorganization items...........    (5,357)      (1,410)       1,059
                                                             --------     --------     --------
Net cash provided by operating activities..................    31,598       15,880       34,362
Cash Flows from Investing Activities:
Capital expenditures.......................................   (18,999)     (22,122)     (17,612)
Proceeds from sales of assets held for sale................     9,206        7,934       29,166
Proceeds from sales of assets due to Chapter 11
  proceedings..............................................    71,162       39,675        4,135
Sales of property, plant and equipment.....................       888        1,064          711
Collection of notes receivable.............................       908        4,418        4,104
Investment and advances to equity investees................    (5,000)      (3,500)      (3,585)
Other, net.................................................    (5,971)      (3,239)      (1,796)
                                                             --------     --------     --------
Net cash provided by investing activities..................    52,194       24,230       15,123
Cash Flows from Financing Activities:
Net reduction of short-term debt...........................     --           --          (1,687)
Reduction of production payment............................    (8,000)      (8,000)      (8,000)
Proceeds from long-term debt...............................     --           --             174
                                                             --------     --------     --------
Net cash used by financing activities......................    (8,000)      (8,000)      (9,513)
                                                             --------     --------     --------
Net increase in cash and cash equivalents..................    75,792       32,110       39,972
Cash and cash equivalents, beginning of period.............   168,605      136,495       96,523
                                                             --------     --------     --------
Cash and cash equivalents, end of period...................  $244,397     $168,605     $136,495
                                                             ========     ========     ========

          The accompanying Notes to Consolidated Financial Statements are an integral part of the Financial Statements.

                           LONE STAR INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  CHAPTER 11 PROCEEDINGS AND BASIS OF FINANCIAL STATEMENT PRESENTATION

     In November 1989, in an effort to improve the company's operating results and generate cash to pay maturing debt obligations, the company implemented a restructuring program involving the sale of certain marginal operations and facilities. Although progress was made in implementing the restructuring program, depressed economic conditions and the shortage of financing available to potential buyers during 1990 impeded the company's ability to complete the sale of all assets within the time frame and at the values estimated in 1989. In addition, during the fourth quarter of 1990, the company was unable to secure short-term borrowing arrangements, at acceptable terms and conditions, following the November 1990 termination of its revolving-credit agreement and its agreement with financial institutions to sell trade receivables. Without such financing or other sources of cash, the company probably would have been in default under its long-term debt agreements in the first quarter of 1991. The company decided to seek reorganization under Chapter 11 of Title 11 of the United States Code ("Chapter 11") to achieve a long-term solution to its financial, litigation and business problems. On December 10, 1990 (the "petition date"), Lone Star Industries, Inc. together with certain of its subsidiaries (including two subsidiaries on December 21, 1990) ("filed companies"), filed voluntary petitions for reorganization under Chapter 11 in the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court"), and began operating their respective businesses as debtors-in-possession. On February 17, 1994, the Bankruptcy Court confirmed the company's Plan of Reorganization which had been sent along with a related Disclosure Statement, to all creditors and security holders involved in the company's bankruptcy proceedings, in late 1993 and which had been overwhelmingly approved by such creditors and security holders (the "confirmed plan"). It is expected that the confirmed plan will become effective by March 31, 1994 (See Note 3).

     Under Chapter 11, the filed companies cannot pay claims which arose prior to the filing of the petitions for relief under the federal bankruptcy laws outside of the plan of reorganization or without specific Bankruptcy Court authorization. These claims, which will be satisfied pursuant to the plan of reorganization, are reflected in the December 31, 1993 and 1992 consolidated balance sheets as liabilities subject to Chapter 11 proceedings. Additional amounts for claims may arise from claims for contingencies and other disputed amounts that are not included in the debtors' books and records as remaining unresolved claims are liquidated (See Note 17).

     The filed companies have received approval from the Bankruptcy Court to pay certain of their prepetition obligations. Such obligations have been included in the appropriate liability captions on the accompanying consolidated balance sheets. Claims secured by the assets of the filed companies ("secured claims") also may not be paid outside the plan of reorganization or without specific Bankruptcy Court authorization, and actions to enforce the claims against the filed companies' assets are stayed, although the holders of such claims have the right to move the Bankruptcy Court for relief from the stay.

     As a result of the Chapter 11 filings, events of default occurred with respect to substantially all of the company's debt which was outstanding as of the petition date. Default remedies since the petition date have been stayed. In addition, the company has discontinued accruing interest on its unsecured prepetition debt obligations.

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities and commitments in the normal course of business. The appropriateness of using the going concern basis is dependent upon, among other things, the company's future profitable operations, and the ability to generate sufficient cash from operations, asset sales (See Note 4) and financing sources to meet obligations. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of the carrying value of recorded asset amounts or the amounts and classification of liabilities that might be necessary as a consequence of the plan of reorganization becoming effective. The company expects to adopt "fresh-start" reporting, in accordance with the Statement of Position No. 90-7, "Financial Reporting by Entities in

                           LONE STAR INDUSTRIES, INC.

Reorganization Under the Bankruptcy Code", upon the effectiveness of its plan of reorganization. See Note 3, "Plan of Reorganization", including pro forma information for further discussion of estimated adjustments to the carrying values of historical assets and liabilities that will be required in future financial statements to reflect the plan of reorganization becoming effective.

     The company is not actively marketing certain facilities which were classified as assets held for sale in the 1989 restructuring program and, in accordance with the confirmed plan of reorganization the company expects to retain certain of these operating facilities.

     Accordingly, prior to the plan of reorganization becoming effective these operations continued to be classified as assets held for sale in the accompanying consolidated financial statements. In accordance with its plan of reorganization, the company expects to dispose of certain assets which were not previously included in the company's restructuring program and are not currently classified as assets held for sale (See Note 4).

     The accompanying consolidated financial statements include results of both filed and non-filed entities. The entities which had not filed for reorganization under Chapter 11 primarily consist of the foreign operations, the joint ventures and a subsidiary with net assets of $45,780,000, which mainly consists of a cement plant in Florida leased to a third party (See Notes 10 and 11).

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION -- The consolidated financial statements include the accounts of Lone Star Industries, Inc. and all domestic and foreign subsidiaries. All intercompany transactions have been eliminated. Joint ventures are accounted for under the equity method.

     INVENTORIES -- Inventories are stated at the lower of cost or market. Cost is determined principally by the average cost method.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Significant expenditures which extend the useful lives of existing assets are capitalized. Maintenance and repair costs are charged to current earnings. Cost depletion is calculated using the units of production method. The cost of assets and related accumulated depreciation is removed from the accounts when such assets are disposed of, and any related gains or losses are reflected in current earnings.

     INCOME TAXES -- Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the company's assets and liabilities. Provision is made for appropriate taxes on the unremitted earnings of joint ventures and foreign subsidiaries which are not considered to be permanently reinvested or restricted. The company's equity income in corporate joint ventures is presented on a pre-tax basis. Joint venture taxes are combined with the company's tax provision.

     PENSION PLANS -- The company and certain of its consolidated subsidiaries have a number of retirement plans which cover substantially all of its employees. Defined benefit plans for salaried employees provide benefits based on employees' years of service and average compensation for a specified period of time. Defined benefit plans for hourly paid employees, including those covered by multi-employer pension plans under collective bargaining agreements, generally provide benefits of stated amounts for specified periods of service. The company's policy is to fund amounts as are necessary on an actuarial basis to provide assets sufficient to meet the benefits to be paid to plan members in accordance with the requirements of the Employees Retirement Income Security Act of 1974 ("ERISA"). Assets of the plans are administered by an independent trustee and are invested principally in fixed income, equity securities and real estate.

     INCOME PER COMMON SHARE -- Primary income per common share is based on the weighted average number of shares outstanding in each year after providing for cumulative preferred dividends including amounts in arrears (See Notes 22 and 23). Fully diluted income per common share assumes that dilutive

                           LONE STAR INDUSTRIES, INC.

convertible preferred stock had been converted and dilutive stock options had been exercised at the beginning of each year or on the date of issuance.

     COST IN EXCESS OF NET ASSETS OF BUSINESSES ACQUIRED -- The excess of the cost of purchased businesses over the fair value of net assets at dates of acquisition is amortized using the straight-line method over periods not to exceed forty years.

     CASH AND CASH EQUIVALENTS -- Cash equivalents include the company's marketable securities which are comprised of short-term, highly liquid investments with original maturities of three months or less. Marketable securities are recorded at cost, which approximates market value.

NOTE 3.  PLAN OF REORGANIZATION

     On February 17, 1994 the Bankruptcy Court confirmed the Lone Star Plan of Reorganization (the "confirmed plan"). At the hearing for the confirmation of the plan, the Official Committee of Equity Holders and certain other parties withdrew their objections to confirmation of the plan as a result of negotiated settlements. The Alternative Plan which had been proposed by that committee was rejected by the company's creditors and preferred shareholders and was withdrawn. In accordance with the confirmed plan certain core cement, ready-mixed concrete and construction aggregates operations will constitute the reorganized Lone Star. Other non-core assets of the company including the Nazareth, Pennsylvania cement plant, the Santa Cruz, California cement plant and the company's interest in the RMC LONESTAR, Hawaiian Cement and Lone Star Falcon joint ventures and certain surplus properties will be transferred to a liquidating corporation for distribution for the benefit of creditors. The confirmed plan is expected to become effective in late March 1994 and distributions to the creditors and shareholders would begin immediately thereafter.

     The confirmed plan, provides that allowed unsecured claims (currently estimated to amount to about $570,000,000) would receive their pro rata share of
(i) approximately $182,700,000 in cash expected to be available on the effective date, (ii) $78,000,000 senior unsecured notes of the reorganized company, (iii) $138,000,000 secured notes of the liquidating company, to be paid out of the proceeds from the disposition of its assets (the notes and the indenture under which they are to be issued provide for a guarantee by reorganized Lone Star and in an amount not to exceed $20,000,000 plus interest to become payable should a specified principal amount of such secured notes not be paid by 1997. The principal amount of such secured notes is to be reduced by the proceeds, if any, from certain asset dispositions and from certain other matters occurring prior to the effective date of the plan of reorganization) and (iv) approximately 85.0% of the common equity of reorganized Lone Star.

     Holders of preferred stock will receive their pro rata share of 10.5% of the common equity of reorganized Lone Star and 1,250,000 warrants to purchase common stock of the reorganized Lone Star. The holders of common stock of Lone Star will receive the balance of the reorganized company's common equity and 2,753,333 warrants to purchase common stock in the reorganized Lone Star. The warrants proposed to be issued to the preferred and common shareholders will be exercisable through December 31, 2000 and will provide for the purchase of shares of the common stock of reorganized Lone Star at a price of $18.75 a share.

     In connection with the confirmation of the company's plan, the Lone Star Board of Directors has been reconstituted.

Pro Forma Information

     The company will account for the plan of reorganization utilizing the fresh start reporting principles as contained in the Statement of Position No. 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code". Upon adoption of fresh-start reporting, the value of the company as determined in the confirmed plan of reorganization will be allocated to the company's net assets in conformity with the procedures specified by Accounting Principles Board Opinion No. 16, "Business Combinations."

                           LONE STAR INDUSTRIES, INC.

     The following pro forma condensed financial information of the company and its subsidiaries illustrates the presently estimated financial effects of the implementation of the company's plan of reorganization (which will result in the end of the company's 1989 Restructuring Program) and its adoption of fresh-start reporting. Pro forma statement of operations data for the year ended December 31, 1993 have been presented as if the company had emerged from Chapter 11 bankruptcy proceedings and adopted fresh start reporting as of January 1, 1993. The pro forma data is unaudited.

                           LONE STAR INDUSTRIES, INC.

                 PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                 (IN MILLIONS)

                                                                             EFFECT OF
                                                                              PLAN OF
                                                                          REORGANIZATION
                                                                          AND FRESH START     PRO FORMA
                                                           HISTORICAL        REPORTING         RESULTS
                                                           ----------     ---------------     ---------
Revenues:
Net sales................................................    $240.1            $ 30.4           $270.5
Joint venture income.....................................      20.4             (17.0)             3.4
Other income.............................................      11.2              (7.4)             3.8
                                                             ------            ------           ------
                                                              271.7               6.0            277.7
                                                             ------            ------           ------
Deductions from revenues:
Cost of sales............................................     193.9              24.9            218.8
Provision for litigation settlements.....................       2.5              (2.5)              --
Selling, general and administrative......................      41.3              (3.2)            38.1
Depreciation and depletion...............................      26.3              (2.7)            23.6
Interest expense.........................................       1.6               7.8              9.4
                                                             ------            ------           ------
                                                              265.6              24.3            289.9
                                                             ------            ------           ------
Income (loss) before reorganization items................       6.1             (18.3)           (12.2)
Reorganization items:
Loss on sale of assets...................................     (37.3)             37.3               --
Other....................................................     (10.5)             10.5               --
                                                             ------            ------           ------
Total reorganization items...............................     (47.8)             47.8               --
                                                             ------            ------           ------
Loss before income taxes and cumulative effect of change
  in accounting principles...............................     (41.7)             29.5            (12.2)
Credit (provision) for income taxes......................       6.4              (7.5)            (1.1)
                                                             ------            ------           ------
Loss before cumulative effect of changes in accounting
  principles.............................................    $(35.3)           $ 22.0           $(13.3)
                                                             ======            ======           ======

                           LONE STAR INDUSTRIES, INC.

     The above pro forma condensed financial information includes adjustments for the following items:

     As a result of the implementation of the plan of reorganization and adoption of fresh-start reporting the company's 1989 Restructuring Program will end effective March 31, 1994. Operating results related to the cement plants at Pryor, Oklahoma and Maryneal, Texas, which were formerly included in assets held for sale are included in the pro forma consolidated operating results for the year ended December 31, 1993.

     Operating results for the operations which have been transferred to a liquidating corporation have been eliminated from the pro forma statement of operations for the year ended December 31, 1993.

     Pro forma consolidated operating results for the year ended December 31, 1993 have been adjusted to include the change in depreciation expense related to the values of property, plant and equipment under fresh-start reporting.

     Interest expense related to the senior unsecured notes has been included in the pro forma statement of operations for the year ended December 31, 1993.

     The provision for preferred dividends for the year ended December 31, 1993 has been eliminated from the statement of operations.

     The 1993 provision for litigation settlements has been eliminated.

     All Chapter 11 reorganization items included in the pro forma statement of operations for the year ended December 31, 1993 have been eliminated.

     The pro forma statement of operations has been adjusted to reflect the reduction in expenses resulting from settlements reached with the Pension Benefit Guaranty Corporation and retirees in accordance with the requirements of fresh-start reporting.

NOTE 4.  RESTRUCTURING AND OTHER UNUSUAL CHARGES

     In November 1989, the Board of Directors approved a restructuring program which included the planned sale of certain facilities and marginal businesses, interests in certain joint ventures, an investment in preferred stock, surplus real estate, and certain other assets, and resulted in a pre-tax provision of $311,500,000 in 1989. The assets to be sold, including related current and other assets, have been classified as assets held for sale in the accompanying consolidated balance sheets at their then estimated net realizable values (as revised in 1990).

     Although progress had been made in implementing the restructuring program, depressed economic conditions and the shortage of financing available to potential buyers during 1990 impeded the company's ability to complete the sale of all assets within the time frame and at the values estimated in 1989. As a result, the company recorded an additional restructuring charge of $63,400,000 which included $8,200,000 to adjust the carrying value of the remaining assets held for sale to their then current estimated net realizable value, $14,400,000 for anticipated operating losses until disposition of the assets, $24,200,000 for the estimated additional costs of environmental cleanup actions and other costs associated with operations to be disposed, and $16,600,000 for estimated losses on other operations to be curtailed or disposed of and expenses associated with company-wide cost reduction programs.

     In 1991, the company received $29,166,000 in cash from the sale of the following assets held for sale:

          - The company's Polymer-GraniteTM operation in Canada.

          - A note receivable related to the sale of the company's interest in Pacific Coast Cement Corporation.

                           LONE STAR INDUSTRIES, INC.

          - The company's remaining one percent interest in the Mountain Cement Company joint venture.

          - A corporate airplane, barges and certain parcels of real estate.

     In addition, the New Orleans cement plant lease was cancelled by the lessee effective December 31, 1991. In January 1992, the company began using the New Orleans silos and dock as a terminal for the Cape Girardeau, Missouri cement plant. The terminal related asset balances have been reclassified from assets held for sale to property, plant and equipment as of December 31, 1991 (See Note
21).

     In 1992, the company received $7,934,000 in cash from the sale of the following assets held for sale:

          - A ready-mixed concrete and construction aggregates operation in Massachusetts.

          - A concrete block operation in Tennessee.

          - Certain parcels of real estate.

     In addition, the company reduced its prepetition debt and interest obligation by $1,089,000 through the exchange of a parcel of land.

     In 1993, the company received $9,206,000 in cash from the sale of the following assets held for sale:

          - A portion of a former plant site in Kansas.

          - Certain parcels of real estate.

     The assets carried on the company's books at December 31, 1993 as assets held for sale include the cement plants at Pryor, Oklahoma; and Maryneal, Texas; the company's interest in Lone Star Falcon, an owner of a leased cement terminal in southern Texas; and various parcels of surplus property.

     The company is not actively marketing certain of the facilities which were identified for sale in the 1989 restructuring program and, in accordance with the confirmed plan of reorganization, the company will retain certain of these operating facilities. Due to the uncertainty at December 31, 1993 as to which of these assets, if any, would ultimately be retained, these operations continued to be classified as assets held for sale in the accompanying consolidated financial statements. In accordance with its plan of reorganization, the company intends to dispose of certain assets which were not previously included in the company's restructuring program and are not currently classified as assets held for sale in the accompanying consolidated balance sheets.

     Operating results related to assets held for sale included income of $8,100,000 and $3,100,000 in 1993 and 1992 and losses in 1991 of $1,800,000. The results from the operations held for sale were offset by increases to restructuring and other unusual charges primarily related to environmental monitoring, clean-up and legal costs associated with the properties classified as assets held for sale.

NOTE 5.  ASSET DISPOSITIONS

     In March 1993, the company sold substantially all of the equipment and inventory of Southern Aggregates for $721,000.

     In September 1993, the company sold its 49.6% interest in Companhia Nacional de Cimento Portland, a Brazilian joint venture, for $69,629,000 in cash. A pre-tax loss of $37,335,000, offset by a tax benefit of $12,500,000, was recognized on the transaction and is included in reorganization items in the accompanying consolidated statements of operations.

     In September 1993, the company sold one of its cement terminals which had been leased to a third party, for $812,000.

     In August 1992, the company sold all the capital stock of Compania Argentina de Cemento Portland, S.A. ("CACP") for $38,000,000 in cash. CACP held a 50% interest in Cemento San Martin, S.A., a joint

                           LONE STAR INDUSTRIES, INC.

venture in Argentina, and substantially all of the capital stock of Canteras de Riachuelo, S.A., a crushed stone operation in Uruguay. The transaction resulted in a pre-tax gain of $15,525,000 which is included in reorganization items in the accompanying consolidated statements of operations.

     In December 1992, the company sold its 50% interest in LSM Concrete Tie Company for $1,675,000.

     In December 1991, the company sold all of the capital stock of Compania Uruguaya de Cemento Portland, a producer of portland cement in Uruguay, for $4,135,000. A pre-tax gain of $391,000 was recognized on the transaction and is included in reorganization items in the accompanying consolidated statements of operations.

     The operations sold in 1993, 1992 and 1991 contributed the following results for the years ended December 31, 1993, 1992 and 1991 through their respective dates of disposition (in thousands):

                                                              1993       1992        1991
                                                             ------     -------     -------
    Net sales..............................................  $  118     $ 1,339     $15,638
    Joint venture income...................................  $9,745     $28,056     $12,695
    Net income.............................................  $4,564     $13,727     $ 5,133

NOTE 6.  ACCOUNTS AND NOTES RECEIVABLE

     Receivables consist of the following (in thousands):

                                                                        1993        1992
                                                                       -------     -------
    Trade accounts and notes receivable..............................  $37,185     $31,935
    Other notes receivable...........................................      299       1,566
    Other receivables................................................   20,451       8,669
                                                                       -------     -------
                                                                        57,935      42,170
    Less: Allowance for doubtful accounts............................    8,913       8,033
                                                                       -------     -------
                                                                       $49,022     $34,137
                                                                       =======     =======

     Due to the nature of the company's products, a majority of the company's accounts receivable are from businesses in the construction industry. Although the company's customer base is geographically diversified, collection of receivables is partially dependent on the economics of the construction industry.

NOTE 7.  INVENTORIES

     Inventories consist of the following (in thousands):

                                                                        1993        1992
                                                                       -------     -------
    Finished goods...................................................  $20,277     $22,996
    Work in process and raw materials................................    1,987       3,010
    Supplies and fuel................................................   16,162      12,498
                                                                       -------     -------
                                                                       $38,426     $38,504
                                                                       =======     =======

                           LONE STAR INDUSTRIES, INC.

NOTE 8.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (in thousands):

                                                                       1993         1992
                                                                     --------     --------
    Land...........................................................  $ 21,934     $ 21,243
    Buildings and equipment........................................   633,273      623,058
    Construction in progress.......................................     4,116        6,737
    Automobiles and trucks.........................................    21,184       17,610
    Other..........................................................     2,323        2,255
                                                                     --------     --------
                                                                      682,830      670,903
    Less accumulated depreciation and depletion....................   284,745      262,632
                                                                     --------     --------
                                                                     $398,085     $408,271
                                                                     ========     ========

NOTE 9.  INTEREST COSTS

     Interest costs incurred during 1993, 1992 and 1991 were $1,832,000, $2,406,000, and $4,612,000, respectively. Interest capitalized during 1993, 1992 and 1991 was $195,000, $196,000 and $1,310,000, respectively. Interest paid during 1993, 1992 and 1991 was $123,000, $119,000 and $287,000, respectively.
Contractual interest for 1993, 1992 and 1991 was $31,227,000, $31,914,000 and
$33,357,000, respectively. As discussed in Note 1 the filed companies have stopped accruing interest on their unsecured prepetition debt.

NOTE 10.  FOREIGN OPERATIONS

     The accompanying consolidated financial statements include the following with respect to the company's operations in Argentina, Brazil, Uruguay and Nova Scotia, Canada as of, and for the years ended, December 31, 1993, 1992 and 1991 (in thousands):

                                                           1993         1992         1991
                                                         --------     --------     --------
    Current assets.....................................  $  8,515     $  7,981     $  8,149
    Property, plant and equipment net..................     7,897        9,015       10,860
    Investment in joint ventures:
      Companhia Nacional de Cimento Portland ("CNCP")..     --         105,702       69,554
      Other joint ventures.............................     --           --          19,580
    Other assets.......................................     2,292        1,773        1,825
    Current liabilities................................    (1,592)      (1,470)      (1,078)
    Net (payable) receivable from Lone Star
      Industries.......................................   (17,284)      22,375      (15,508)
    Other liabilities..................................     --           --          (1,754)
                                                         --------     --------     --------
    Net assets.........................................  $   (172)    $145 376     $ 91,628
                                                         --------     --------     --------
    Net sales..........................................  $  9,273     $  9,799     $ 24,633
    Joint venture income...............................  $  9,745     $ 27,989     $ 12,276
    Income before income taxes and cumulative effect of
      change in accounting principle...................  $  9,184     $ 43,599     $ 12,835
    Income before cumulative effect of change in
      accounting principle.............................  $  4,989     $ 32,019     $ 11,094
    Cumulative effect of change in accounting
      principle........................................  $  --        $ 23,788     $  --
    Net income.........................................  $  4,989     $ 55,807     $ 11,094

                           LONE STAR INDUSTRIES, INC.

     The company's 49.6% interest in Companhia Nacional de Cimento Portland, ("CNCP") a Brazilian joint venture was sold in September 1993 for $69,629,000 and an after-tax loss of $24,835,000 was recognized.

     All of the capital stock of Compania Argentina de Cemento Portland, S.A. ("CACP") was sold in August 1992 for $38,000,000 and a gain of $15,525,000 was recognized. CACP held the company's 50% interest in the Cemento San Martin, S.A. joint venture and substantially all of the capital stock of Canteras de Riachuelo, S.A. The proceeds of $38,000,000 is reflected in the above table in 1992 as a receivable from Lone Star Industries. The cement operation in Uruguay was sold in December 1991 for $4,135,000 and a gain of $391,000 was recognized. The pre-tax gains and losses on the above sales are included in reorganization items on the accompanying consolidated statements of operations.

     None of the company's foreign operations have filed for reorganization under Chapter 11.

     In 1992, the company and CNCP, its remaining international joint venture at December 31, 1992, adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). The effect of the adoption of SFAS No. 109 on the financial results of foreign operations for the year ended December 31, 1992 was to decrease earnings by approximately $2,660,000. The cumulative effect of the change in accounting principle as of January 1, 1992 was an increase in earnings of $23,788,000.

     The impact of the adoption of SFAS No. 109 on foreign operations, as reflected in the above table, is limited to the effect on local income taxes. For discussion of the effect of the adoption on consolidated taxes, see Note 31.

NOTE 11.  JOINT VENTURES

     The company's investment in and advances to joint ventures at December 31, 1993 and 1992 are as follows (in thousands):

                                                                       1993         1992
                                                                      -------     --------
    RMC LONESTAR....................................................  $32,543     $ 25,950
    Hawaiian Cement.................................................   31,985       30,502
    Kosmos Cement Company...........................................   24,149       25,774
    CNCP............................................................     --        105,702
    Other joint ventures............................................     (103)         (54)
                                                                      -------     --------
                                                                      $88,574     $187,874
                                                                      =======     ========

     The amount of cumulative unremitted earnings of joint ventures included in consolidated retained earnings at December 31, 1993, was $22,194,000.

     During 1993, 1992 and 1991, respectively, $15,294,000, $8,331,000 and
$12,512,000 in distributions were received from joint ventures.

     None of the company's joint ventures have filed for reorganization under Chapter 11.

COMPANHIA NACIONAL DE CIMENTO PORTLAND ("CNCP")

     CNCP was a joint venture formed in 1979 when the company and Lafarge Coppee, S.A. combined substantially all of their Brazilian operations. The company owned a 49.6% interest in the combined entity which operates four cement plants and a grinding facility in Brazil.

                           LONE STAR INDUSTRIES, INC.

     Summarized financial information based on the consolidated financial statements of CNCP as of and for the years ended December 31, 1993, 1992 and 1991 is as follows (in thousands):

                                                           1993         1992         1991
                                                          -------     --------     --------
    Current assets......................................  $  --       $101,220     $ 57,034
    Property, plant and equipment net...................     --        149,989      150,340
    Other assets........................................     --          7,013        6,002
    Current liabilities.................................     --        (41,055)     (21,631)
    Other liabilities...................................     --        (15,388)     (64,203)
                                                          -------     --------     --------
    Net assets..........................................  $  --       $201,779     $127,542
                                                          -------     --------     --------
    Net sales...........................................  $50,967     $125,647     $ 96,327
    Gross profit........................................  $24,729     $ 61,017     $ 28,101
    Income before income taxes and cumulative effect of
      change in accounting principle....................  $20,190     $ 51,423     $ 16,276
    Income before cumulative effect of change in
      accounting principle..............................  $11,728     $ 29,765     $ 12,152
    Cumulative effect of change in accounting
      principle.........................................  $  --       $ 47,980     $   --
    Net income..........................................  $11,728     $ 77,745     $ 12,152

     In September 1993, the company completed the sale of its 49.6% interest in CNCP for $69,629,000. The above table includes results for CNCP for the portion of the year in which the company recorded its proportional share of income. The transaction resulted in a pre-tax loss of $37,335,000 and a tax benefit of $12,500,000 which are included in reorganization items and credit for income taxes in the accompanying consolidated statements of operations.

     At December 31, 1992 and 1991 the excess of the investment by the company over its share of the underlying net tangible assets of CNCP was $7,159,000 and $7,795,000, respectively, and was being amortized over twenty-five years.

     The effect of the adoption of SFAS No. 109 by CNCP in 1992 for the year ended December 31, 1992, was to decrease local earnings by approximately $5,400,000.

RMC LONESTAR

     RMC LONESTAR is a partnership formed in 1987 at the time of the sale of a 50% partnership interest in the company's ready-mixed concrete, aggregates, cement terminals, building materials and trucking operations in northern California. The partnership is leasing from the company its cement manufacturing plant in Santa Cruz, California at an annual rental of $10,048,000 through 1997 and $8,548,000 from 1998 through 2007. The excess of the average rent over the annual rent paid during the initial years of the lease is included in the company's investment and advances to joint ventures. The lease contains a purchase option at the end of years ten, eleven and twenty for the plant's then fair market value but not less than the plant's then net book value. The carrying value of the plant at December 31, 1993, net of accumulated depreciation is $91,063,000.

                           LONE STAR INDUSTRIES, INC.

     Summarized financial information of RMC LONESTAR as of and for the years ended December 31, 1993, 1992 and 1991 is as follows (in thousands):

                                                           1993         1992         1991
                                                         --------     --------     --------
    Current assets.....................................  $ 47,108     $ 43,090     $ 45,134
    Property, plant and equipment net..................   162,134      172,771      183,345
    Other assets.......................................    26,986       26,776       26,097
    Payable to Lone Star Industries....................   (11,833)      (3,500)       --
    Current liabilities................................   (45,638)     (36,700)     (32,932)
    Long-term debt.....................................   (62,000)     (83,000)     (91,700)
    Other liabilities..................................   (24,384)     (24,870)     (25,885)
                                                         --------     --------     --------
    Net assets.........................................  $ 92,373     $ 94,567     $104,059
                                                         --------     --------     --------
    Net sales..........................................  $164,756     $159,054     $173,010
    Gross profit.......................................  $ 18,916     $ 19,127     $ 26,735
    Pre-tax loss.......................................  $ (6,930)    $ (9,117)    $ (3,597)

     At December 31, 1993, 1992 and 1991, the company's share of the underlying net assets of RMC LONESTAR exceeded its investment by $41,477,000, $44,834,000 and $48,246,000, respectively, and is being amortized over the estimated remaining life of the assets.

     During 1993, the company advanced to RMC LONESTAR, $5,000,000 in cash, received a promissory note for $5,833,000 of deferred rent payments, and capitalized $2,500,000 of notes receivable from RMC LONESTAR, resulting in a net payable to the company of $11,833,000 at December 31, 1993. The company expects to advance to RMC LONESTAR additional funds in 1994.

Hawaiian Cement

     Hawaiian Cement is a manufacturer of cement, ready-mixed concrete and construction aggregates in Hawaii. The company has a 50% interest in the entity.

     Summarized financial information of Hawaiian Cement as of and for the years ended December 31, 1993, 1992 and 1991 is as follows (in thousands):

                                                           1993         1992         1991
                                                         --------     --------     --------
    Current assets.....................................  $ 18,146     $ 22,964     $ 24,607
    Property, plant and equipment, net.................    69,701       69,593       64,435
    Other assets.......................................     2,492        1,897        1,705
    Current liabilities................................    (7,471)      (7,237)      (6,328)
    Long-term debt.....................................   (14,500)     (21,000)     (24,000)
                                                         --------     --------     --------
    Net assets.........................................  $ 68,368     $ 66,217     $ 60,419
                                                         --------     --------     --------
    Net sales..........................................  $ 96,562     $108,067     $107,220
    Gross profit.......................................  $ 21,380     $ 22,821     $ 19,567
    Pre-tax income.....................................  $ 14,338     $ 15,890     $ 15,651

     At December 31, 1993, 1992 and 1991, the company's share of the underlying net assets of Hawaiian Cement exceeded its investment by $2,199,000, $2,607,000 and $3,523,000, respectively and is being amortized over the estimated remaining life of the assets.

     Lone Star's interest in Hawaiian Cement is owned by subsidiaries of Lone Star that have not filed for bankruptcy.

                           LONE STAR INDUSTRIES, INC.

Cemento San Martin, S.A.("CSM")

     CSM is a manufacturer of cement in Argentina. The company owned through Compania Argentina de Cemento Portland ("CACP"), a wholly owned subsidiary of the company, a 50% interest in CSM until August 1992.

     Summarized financial information of CSM as of December 31, 1991 and for the seven months ended July 31, 1992 and the year ended December 31, 1991 is as follows (in thousands):

                                                                        1992        1991
                                                                       -------     -------
    Current assets...................................................  $  --       $15,788
    Property, plant and equipment, net...............................     --        34,169
    Other assets.....................................................     --         1,432
    Current liabilities..............................................     --        (8,128)
    Long-term debt...................................................     --        (2,857)
                                                                       -------     -------
    Net assets.......................................................  $  --       $40,404
                                                                       -------     -------
    Net sales........................................................  $31,111     $48,225
    Gross profit.....................................................  $10,262     $19,132
    Income before income taxes.......................................  $ 6,112     $ 9,665
    Net income.......................................................  $ 4,473     $10,266

     In August 1992, CACP was sold for $38,000,000. The transaction resulted in a pre-tax gain of $15,525,000 which is included in reorganization items in the accompanying consolidated statement of operations.

     In November 1991, CACP purchased 50% of the preferred stock of CSM for $3,760,000. This was recorded as an increase in the company's investment in joint ventures on the accompanying consolidated balance sheet.

Kosmos Cement Company ("Kosmos")

     Kosmos is a partnership with cement plants in Kosmosdale, Kentucky and Pittsburgh, Pennsylvania, in which the company owns a 25% interest.

     Summarized financial information of Kosmos as of and for the years ended December 31, 1993, 1992 and 1991 is as follows (in thousands):

                                                           1993         1992         1991
                                                         --------     --------     --------
    Current assets.....................................  $ 24,236     $ 28,268     $ 22,485
    Property, plant and equipment, net.................    74,713       75,327       79,718
    Cost in excess of net assets of businesses
      acquired.........................................    25,497       26,242       26,987
    Current liabilities................................    (3,449)      (4,165)      (3,120)
    Other liabilities..................................    (3,329)         (96)        (230)
                                                         --------     --------     --------
    Net assets.........................................  $117,668     $125,576     $125,840
                                                         --------     --------     --------
    Net revenues.......................................  $ 65,597     $ 62,769     $ 62,500
    Gross profits......................................  $ 15,027     $ 13,545     $ 10,906
    Income before cumulative effect of change in
      accounting principle.............................  $ 12,218     $  7,736     $  7,828
    Cumulative effect of change in accounting
      principle........................................  $  3,126     $  --        $  --
    Net income.........................................  $  9,092     $  7,736     $  7,828

                           LONE STAR INDUSTRIES, INC.

     At December 31, 1993, 1992 and 1991, the company's share of the underlying net assets of Kosmos Cement Company exceeded its investment by $5,260,000, $5,619,000 and $6,049,000, respectively and is being amortized over the estimated remaining life of the assets.

Other Joint Ventures

     Other joint ventures at December 31, 1992 and 1991, includes the company's 50% interest in LSM Concrete Tie Company.

     Summarized financial information of other joint ventures in which the company participates, none of which is of significant size individually, as of and for the years ended December 31, 1992 and 1991 is as follows (in thousands):

                                                                          1992      1991
                                                                          ----     ------
     Current assets.....................................................  $ --     $3,008
     Property, plant and equipment, net.................................    --      1,772
     Other assets.......................................................    --         20
     Current liabilities................................................    --       (530)
                                                                          ----     ------
     Net assets.........................................................  $ --     $4,270
                                                                          ----     ------
     Net revenues.......................................................  $736     $9,768
     Gross profits......................................................  $124     $1,335
     Net income.........................................................  $ 75     $  833

     In December 1992, the company sold its interest in LSM Concrete Tie Company for $1,675,000.

     Investments in joint ventures included in the company's restructuring program have been reclassified to assets held for sale and are excluded from the above summarized financial information (See Note 4).

NOTE 12.  COST IN EXCESS OF NET ASSETS OF BUSINESSES ACQUIRED

     Cost in excess of net assets of businesses acquired and accumulated amortization are as follows (in thousands):

                                                                        1993        1992
                                                                       -------     -------
    Cost in excess of net assets of businesses acquired..............  $10,793     $10,859
    Less accumulated amortization....................................    1,520       1,200
                                                                       -------     -------
                                                                       $ 9,273     $ 9,659
                                                                       =======     =======

NOTE 13.  ACCOUNTS PAYABLE

     Accounts payable consist of the following (in thousands):

                                                                        1993        1992
                                                                       -------     -------
    Trade............................................................  $11,327     $12,331
    Other............................................................    4,752       1,786
                                                                       -------     -------
                                                                       $16,079     $14,117
                                                                       =======     =======

     Accounts payable balances as of the petition date have been classified as liabilities subject to Chapter 11 proceedings on the accompanying consolidated balance sheets (See Note 17).

                           LONE STAR INDUSTRIES, INC.

NOTE 14.  ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                                        1993        1992
                                                                       -------     -------
    Postretirement benefits other than pensions......................  $11,432     $10,955
    Insurance........................................................    7,463       9,279
    Professional fees................................................    8,352       7,389
    Pensions.........................................................    6,684       6,687
    Environmental matters............................................    4,475       1,389
    Taxes other than income taxes....................................    3,309       4,158
    Payroll and vacation pay.........................................    3,488       3,240
    Other............................................................   15,150      14,038
                                                                       -------     -------
                                                                       $60,353     $57,135
                                                                       =======     =======

     Accrued liabilities as of the petition date, except for those approved for payment or those which the company believes will be paid in the ordinary course of business in the following year, have been classified as liabilities subject to Chapter 11 proceedings in the accompanying consolidated balance sheets (See
Note 17).

NOTE 15.  OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following (in thousands):

                                                                        1993        1992
                                                                       -------     -------
    Current portion of production payment............................  $ 2,000     $ 4,000
    Income taxes payable.............................................    1,227       --
                                                                       -------     -------
                                                                       $ 3,227     $ 4,000
                                                                       =======     =======

     Other current liabilities as of the petition date, except those approved for payment or those which the company believes will be paid in the ordinary course of business in the following year, have been classified as liabilities subject to Chapter 11 proceedings in the accompanying consolidated balance sheets (See Note 17).

NOTE 16.  NOTES PAYABLE TO BANKS

     There were no outstanding notes payable to banks during 1993 or at December 31, 1993 and 1992. The maximum aggregate notes payable to banks at any month end was $1,894,000 during 1991; the average borrowings were $800,000 during 1991; and the daily weighted average interest rate on aggregate borrowings was 22.0% during 1991. The unusually high interest rate of 22.0% for 1991 reflects interest expense charged on local short-term borrowings at the Uruguayan operations.

                           LONE STAR INDUSTRIES, INC.

NOTE 17.  LIABILITIES SUBJECT TO CHAPTER 11 PROCEEDINGS

     Liabilities subject to Chapter 11 proceedings at December 31, 1993 and 1992 consist of the following (in thousands):

                                                                       1993         1992
                                                                     --------     --------
    Long-term debt.................................................  $322,403     $323,526
    Letters of credit..............................................    66,678       66,982
    Crosstie litigation settlement.................................    57,200       57,200
    Other liabilities..............................................    46,298       44,479
    Accrued liabilities............................................    40,493       28,625
    Pensions.......................................................    37,269       28,106
    Accounts payable...............................................    29,095       29,538
    Accrued interest...............................................    15,502       13,673
    Production payment (See Note 20)...............................    13,000       19,000
                                                                     --------     --------
                                                                     $627,938     $611,129
                                                                     ========     ========

     Long-term debt subject to compromise at December 31, 1993 and 1992 includes the following (in thousands):

                                                                       1993         1992
                                                                     --------     --------
    8 3/4% Notes due 1992..........................................  $150,000     $150,000
    9 3/4% Promissory Notes due 1993 and 1994......................    90,000       90,000
    9 1/2% Note due 1991...........................................    50,000       50,000
    9.9% Term-Loan due 1995........................................    25,000       25,000
    Pollution Control, Industrial Development and Industrial
      Revenue Bonds due 1991-2008..................................     6,365        7,465
    Other notes and debentures.....................................     1,038        1,061
                                                                     --------     --------
                                                                     $322,403     $323,526
                                                                     ========     ========

     Letters of credit (used to insure payment of certain pollution control, industrial development and industrial revenue bonds) have been drawn down by the related debt holders. Liabilities for letters of credit which have been drawn down are considered to be unsecured liabilities subject to compromise and, as such, interest is no longer accrued. Letters of credit which support debt with principal amounts totalling $64,278,000 at December 31, 1993 do not contain a contractual provision for interest. No interest for these liabilities has been included in the reported contractual interest expense for the years ended December 31, 1993, 1992 and 1991.

     The filed companies stopped accruing interest on all of their unsecured debt as of the petition date. The amount of interest not accrued but considered to be part of contractual interest for the years ended December 31, 1993, 1992 and 1991 was $29,592,000, $29,704,000 and $30,055,000, respectively.

     At the petition date, all liabilities subject to Chapter 11 proceedings were considered to be liabilities subject to compromise. The company has determined that only a small portion of its prepetition obligations are, in fact, fully secured. Consequently, all liabilities subject to Chapter 11 proceedings continue to be considered liabilities subject to compromise.

     Interest expense, primarily related to the production payments, of $1,832,000, $2,401,000 and $4,394,000 has been accrued for the years ended December 31, 1993, 1992 and 1991, respectively.

                           LONE STAR INDUSTRIES, INC.

     The company reached an agreement, with Bankruptcy Court approval in April 1992, with two banks which jointly issued a significant portion of the letters of credit whereby the banks agreed not to assert any claims for interest during the post-petition period on $45,329,000 of prepetition debt obligations.

     During 1991, the company continued the process of identifying all prepetition claims. As a result, additional items were reclassified as liabilities subject to Chapter 11 proceedings. In addition, the company recorded accruals totalling $5,838,000 for the year ended December 31, 1991, for estimated claims related to rejected executory contracts. The bar date for filing claims in the company's bankruptcy was October 15, 1991. Claims filed by creditors and scheduled by the filed companies, excluding intercompany claims of $870,000,000 and claims for which amounts were not specified ("unliquidated claims"), totalled $1,742,000,000. To date, claims for approximately $1,110,000,000 have been objected to by the company and expunged by the Bankruptcy Court. The remaining total resolved and unresolved claims amount to approximately $570,000,000. Unresolved claims will be handled in accordance with the plan of reorganization and Bankruptcy Court procedures. Estimation proceedings, if necessary, will be completed prior to the plan becoming effective and a portion of the distribution to creditors will be withheld pending final resolution of these claims.

     Certain pollution control and industrial development and industrial revenue bonds are backed by letters of credit purchased by the company and which can be drawn upon in the event the company fails to make payments due on the bonds. In accordance with the underlying agreements, letters of credit totalling $66,678,000 at December 31, 1993 are considered to have been drawn upon as of that date. Once the letters of credit are drawn upon, the amounts drawn constitute unsecured claims and interest is no longer being accrued.

NOTE 18.  REORGANIZATION ITEMS

     The effects of transactions occurring as a result of the Chapter 11 filings have been segregated from ordinary operations in the accompanying consolidated statements of operations. Such items for the years ended December 31, 1993, 1992 and 1991, include the following (in thousands):

                                                             1993        1992        1991
                                                           --------     -------     -------
    Professional fees and administrative expenses........  $(15,572)    $(8,546)    $(5,766)
    Interest income......................................     5,102       4,500       4,219
    Rejected executory contracts.........................        --          --      (5,838)
                                                           --------     -------     -------
                                                            (10,470)     (4,046)     (7,385)
    Gain/(loss) on sale of assets........................   (37,335)     15,525         391
                                                           --------     -------     -------
                                                           $(47,805)    $11,479     $(6,994)
                                                           ========     =======     =======

     Professional fees and administrative expenses related to the filed companies' Chapter 11 proceedings are expensed as incurred. Interest income represents interest earned on cash accumulated as a result of the Chapter 11 proceedings. The loss on the sale of assets in 1993 represents the pre-tax loss on the sale of the company's 49.6% interest in Companhia Nacional de Cimento Portland. The gain on sale of assets in 1992 represents the pre-tax gain on the sale of the capital stock of Compania Argentina de Cemento Portland, S.A. (See
Note 5).

NOTE 19.  LONG-TERM DEBT

     Due to the Chapter 11 proceedings, the filed companies are in default under their financing agreements. Long-term debt subject to compromise has been classified as liabilities subject to Chapter 11 proceedings in the accompanying consolidated balance sheets (See Note 17).

                           LONE STAR INDUSTRIES, INC.

NOTE 20.  PRODUCTION PAYMENT

     The company entered into a production payment arrangement concerning specific limestone reserves located adjacent to two cement plants, and pursuant to the terms of the document, is obligated to extract and process those reserves into cement for the purchaser free and clear of all expenses. The purchaser is also entitled to receive the income from mining, or specific fixed payments, whichever is less. The proceeds have been deferred and are being reflected in income, together with related costs and expenses, as the limestone is produced into cement and the cement is sold. An amount equivalent to interest, which is expensed currently, is payable by the company at a maximum rate of prime plus 1/4% through 1990 and prime plus 1/2% through maturity. The company is presently accruing interest on the unpaid balance at the penalty rate of three-month LIBOR plus 1 3/4%.

     One of the cement plants involved in the processing of the reserves was included in the company's restructuring program but which, in accordance with the plan of reorganization, is expected to be retained by the company. The December 31, 1993 production payment balance is $15,000,000. The non-current principal amount of $13,000,000 and unpaid interest of $6,817,000 are included in liabilities subject to Chapter 11 proceedings in the accompanying consolidated balance sheets (See Notes 1 and 17). In accordance with the final settlement with the production payment creditors, reorganized Lone Star will assume this liability at the modified terms included in the settlement. The company will make a payment of $2,000,000 in 1994. Accordingly, this amount is included in other current liabilities in the accompanying consolidated balance sheets.

NOTE 21.  LEASES

     Net rental expense in 1993, 1992 and 1991 was $5,888,000, $6,325,000 and
$6,653,000, respectively. Minimum rental commitments under all non-cancelable leases principally pertaining to land, buildings and equipment are as follows:
1994 - $5,427,000; 1995 - $4,674,000; 1996 - $640,000; 1997 - $531,000; 1998 -
$522,000; after 1998 - $450,000. Certain leases include options for renewal or purchase of leased property.

     In accordance with the provisions of the Bankruptcy Code, the company rejected certain executory contracts and leases in 1991 (See Note 17). A total of $3,212,000 has been accrued related to rejected leases and is included in prepetition liabilities in the accompanying consolidated balance sheets.

     A subsidiary of the company is leasing its Florida cement plant for approximately twenty years at a current annual rental of $2,500,000. The lease can be cancelled at the end of 1999 upon written notice by the lessee. The lease contains an option that allows the lessee to purchase the cement plant at the end of the lease term at the assets' then fair market value. The carrying value of the plant at December 31, 1993, net of accumulated depreciation was $31,335,000.

NOTE 22.  REDEEMABLE PREFERRED STOCK

     At December 31, 1993, 1992 and 1991, the company had 375,000 shares outstanding of its $13.50 cumulative convertible redeemable preferred stock originally issued for $37,500,000.

     In accordance with the provisions of the preferred stock issue, holders of the stock are entitled to receive cumulative cash dividends of $13.50 per share annually, payable quarterly. Under a mandatory sinking fund provision, the company is required to redeem one-fifth of the shares annually, beginning in September 1992 at $100 per share. Mandatory redemption can be satisfied with the company's common stock, at its option. Each share of $13.50 preferred stock is convertible into 2.546 shares of common stock, subject to adjustment in certain events. As a result of the Chapter 11 filings, the company is unable to comply with terms related to mandatory redemption of the preferred stock and the payment of dividends. The company stopped accruing preferred dividends as of the last payment date, September 15, 1990. The dividends are, however, used in computing net loss per common share. The total of dividends in arrears on the $13.50 preferred stock at

                           LONE STAR INDUSTRIES, INC.

December 31, 1993 was $16,671,000. The aggregate amount of such dividends must be paid before any dividends are paid on the common stock. As of December 31, 1993, thirteen quarterly dividend payments have not been made.

     The redeemable preferred stock will be cancelled upon the plan of reorganization becoming effective.

NOTE 23.  NON-REDEEMABLE PREFERRED STOCK

     Authorized: 3,500,000 shares of $4.50 cumulative convertible preferred stock, par value $1.00 per share. Transactions in non-redeemable preferred stock are as follows (dollars in thousands):

                                                                           $4.50
                                                                      ----------------
                                                                      SHARES     VALUE
                                                                      ------     -----
        Balance December 31, 1990...................................  12,054     $ 271
        Conversions of stock........................................    (679)      (15)
                                                                      ------     -----
        Balance December 31, 1991...................................  11,375       256
        Conversions of stock........................................    (176)       (4)
                                                                      ------     -----
        Balance December 31, 1992...................................  11,199       252
        Conversions of stock........................................    (179)       (4)
                                                                      ------     -----
        Balance December 31, 1993...................................  11,020     $ 248
                                                                      ======      ====

     Each share of $4.50 preferred stock (stated value $22.50 per share) is convertible into four shares of common stock. Such stock is callable at the option of the company. The $4.50 non-redeemable preferred stock is entitled, upon involuntary liquidation, to $100 per share, or $1,102,000 which is $854,000 in excess of the carrying value.

     In accordance with the provisions of the preferred stock issue, holders are entitled to receive cumulative cash dividends of $4.50 per share annually, payable quarterly. As a result of the Chapter 11 filings, the company is unable to make any dividend payments. The company stopped accruing preferred dividends as of the last payment date, September 15, 1990. The dividends are, however, used in computing net loss per common share. The total of dividends in arrears on the $4.50 preferred stock at December 31, 1993 was $167,000. The aggregate amount of such dividends must be paid before any dividends are paid on the common stock. As of December 31, 1993, thirteen quarterly dividend payments have not been made.

     The non-redeemable preferred stock will be cancelled upon the plan of reorganization becoming effective.

                           LONE STAR INDUSTRIES, INC.

NOTE 24.  COMMON STOCK

     Authorized: 25,000,000 shares of common stock, par value $1.00 per share. Transactions in common stock are as follows:

                                                                 COMMON        TREASURY
                                                                 SHARES         SHARES
                                                               ----------     ---------
        Balance December 31, 1990............................  18,098,587     1,538,810
        Conversions of preferred stock.......................       2,716        --
        Issuance of treasury stock...........................      --           (58,416)
                                                               ----------     ---------
        Balance December 31, 1991............................  18,101,303     1,480,394
        Conversions of preferred stock.......................         704        --
        Issuance of treasury stock...........................      --           (22,223)
                                                               ----------     ---------
        Balance December 31, 1992............................  18,102,007     1,458,171
        Conversions of preferred stock.......................         716        --
                                                               ----------     ---------
        Balance December 31, 1993............................  18,102,723     1,458,171
                                                               ==========     =========

     At December 31, 1993, the company has reserved 4,572,484 shares of its authorized but unissued common stock for possible future issuance in connection with conversions of the $4.50 non-redeemable preferred stock (44,080 shares), $13.50 redeemable preferred stock (954,750 shares), and the exercise of stock options (3,572,938 shares). The payment of cash dividends on common stock is not permitted as the company is in default under its financing agreements and as a result of the Chapter 11 filings.

     In May 1991, the company began using treasury shares for the purchase by employees of Lone Star common stock under the Lone Star Employee Stock Purchase Plan and to meet its related matching contributions. The plan was terminated as of March 16, 1992.

     The common stock will be cancelled upon the plan of reorganization becoming effective.

NOTE 25.  SHAREHOLDER RIGHTS PLAN

     In June 1988, the company adopted a Shareholder Rights Plan in which preferred stock purchase rights ("Rights") were distributed as a dividend to common shareholders as of the close of business on June 22, 1988.

     The Shareholder Rights Plan provides that under certain circumstances each Right will entitle the holder to purchase one-hundredth of a share of Series A Junior Participating Preferred Stock par value $1.00 per share at an exercise price of $100 per Right. Upon exercise, each holder of a Right will also have the right to receive common stock (or a package of other Lone Star securities and/or cash) having a value equal to two times the exercise price of the Right. Unless redeemed, the Rights become exercisable if a person or group acquires 20% or more of the outstanding shares of common stock or commences a tender or exchange offer which would result in the ownership of 20% or more of the outstanding common stock. The Rights also become exercisable if a person or group acquires 15% or more of the outstanding common shares and the non-officer members of the Board of Directors determine that the owner of such shares is an "adverse person" because such ownership is likely to have a material adverse impact on the company, or that such ownership is intended to cause the company to purchase those persons' common stock, or to enter into transactions intended to provide short-term gain to such persons when the Board of Directors determines the long-term interests of the company and its stockholders would not be served by such transaction. The Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent an acquirer from gaining control of the company without offering a fair price to all shareholders. The rights expire on June 22, 1998 unless redeemed prior to that date. As of December 31, 1993, there were 16,644,552 Rights outstanding. The Shareholder Rights Plan will be cancelled upon to the plan of reorganization becoming effective.

                           LONE STAR INDUSTRIES, INC.

NOTE 26.  STOCK OPTIONS

     Transactions in options outstanding and exercisable as of and for the years ended December 31, 1993, 1992 and 1991 are as follows:

                                                     OPTION
                                                    EXERCISE          OPTIONS        OPTIONS
                                                     PRICE           OUTSTANDING    EXERCISABLE
                                                ----------------     ----------     ----------
    Balance December 31, 1990.................  $13.50 - $35.625      3,008,127      3,008,127
      Options granted.........................              5.00        100,000         --
      Options expired or cancelled............   13.50 -  35.625     (2,328,921)    (2,328,921)
                                                                     ----------     ----------
    Balance December 31, 1991.................    5.00 -  35.625        779,206        679,206
      Options which became exercisable........              5.00         --            100,000
      Options expired or cancelled............   13.50 -  35.625        (85,715)       (85,715)
                                                                     ----------     ----------
    Balance December 31, 1992.................    5.00 -  35.625        693,491        693,491
      Options expired or cancelled............   13.50 -  35.625        (22,750)       (22,750)
                                                                     ----------     ----------
    Balance December 31, 1993.................  $ 5.00 - $35.625        670,741        670,741
                                                                     ==========     ==========

     Options available for future grants were 2,902,197 at December 31, 1993 and 2,879,447 at December 31, 1992. All existing stock options have been cancelled in accordance with the confirmed plan of reorganization.

NOTE 27.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and short-term investments -- the carrying amount approximates fair value because of the short maturity of those instruments.

     Note receivable -- a non-trade note receivable is carried at its expected recoverability which is estimated by using the present value of future cash flows discounted at a rate appropriate with the credit risk involved. It is not practicable to estimate the fair value of this note.

     Long-term debt -- the fair value of the company's long-term debt is not presently determinable due to the company's Chapter 11 proceedings. The plan of reorganization has been confirmed and the holders of long-term debt will receive cash, senior unsecured notes, secured notes of the liquidating company and common stock in reorganized Lone Star (See Note 3).

NOTE 28.  OTHER INCOME, NET

Other income, net, consists of the following (in thousands):

                                                             1993        1992        1991
                                                            -------     -------     -------
    Rental income.........................................  $ 8,817     $ 8,910     $ 9,793
    Interest on income tax refund.........................     --         3,051        --
    Other interest income.................................    1,080         942       3,201
    Interest income on investments........................      159         227       1,186
    Other, net............................................    1,182         694         567
                                                            -------     -------     -------
                                                            $11,238     $13,824     $14,747
                                                            =======     =======     =======

                           LONE STAR INDUSTRIES, INC.

NOTE 29.  PENSION PLANS

     The company sponsors a number of defined benefit retirement plans which cover substantially all employees. Defined benefit plans for salaried employees provide benefits based on employees' years of service and average compensation. Defined benefit plans for hourly paid employees generally provide benefits of stated amounts for specified periods of service. The company's policy is to fund at least the minimum amount required under ERISA in accordance with appropriate actuarial assumptions.

     Net periodic pension cost of defined benefit plans for 1993, 1992 and 1991 included the following components (in thousands):

                                                             1993        1992        1991
                                                           --------     -------     -------
    Interest cost........................................  $ 10,236     $ 9,987     $10,048
    Service cost -- benefits during the period...........     1,363       1,266       1,289
    Actual return on plan assets.........................   (11,913)     (6,432)     (5,360)
    Net amortization and deferral........................     3,404      (2,129)     (3,974)
                                                           --------     -------     -------
    Net pension cost.....................................  $  3,090     $ 2,692     $ 2,003
                                                           ========     =======     =======

     During 1991, the company recognized pre-tax settlement and curtailment gains of approximately $828,000. The gains primarily resulted from the transfer to other pensions trusts of assets and liabilities of certain salaried and hourly plans related to joint ventures.

     The following table presents the plans' funded status and amounts recognized in the accompanying consolidated balance sheets at December 31, 1993 and 1992 (in thousands):

                                                  DECEMBER 31, 1993        DECEMBER 31, 1992
                                                 --------------------     --------------------
                                                  OVER-       UNDER-       OVER-       UNDER-
                                                 FUNDED       FUNDED      FUNDED       FUNDED
                                                  PLANS       PLANS        PLANS       PLANS
                                                 -------     --------     -------     --------
    Actuarial present value of benefit
      obligations:
      Vested benefits..........................   $ 333      $142,642     $31,424     $ 89,206
      Non-vested benefits......................     --          3,205         833          317
                                                  -----      --------     -------     --------
    Accumulated benefit obligation.............   $ 333      $145,847     $32,257     $ 89,523
                                                  -----      --------     -------     --------
    Projected benefit obligation...............   $ 333      $148,729     $35,599     $ 89,523
    Plan assets at fair value..................     337       103,191      36,418       58,806
                                                  -----      --------     -------     --------
    Projected benefit obligation (in excess of)
      or less than plan assets.................       4       (45,538)        819      (30,717)
    Unamortized net asset at January 1, 1987...     (64)       (1,366)        (74)      (1,613)
    Unamortized prior service cost.............     --         (3,161)     (5,195)       1,655
    Adjustment required to recognize minimum
      liability................................     --        (22,594)       --        (11,440)
    Unrecognized net loss (gain)...............     185        28,589        (266)      12,049
                                                  -----      --------     -------     --------
    Pension asset/(liability)..................   $ 125      $(44,070)    $(4,716)    $(30,066)
                                                  =====      ========     =======     ========

     The weighted average discount rates of 7.0% and 8.5% in 1993 and 1992, respectively, and the rate of annual increase in future compensation levels of 5.5% in both 1993 and 1992, were used in determining the actuarial present values of the projected benefit obligation. The expected long-term rates of return on plan assets were 8.0% and 9.0% for 1993 and 1992, respectively.

                           LONE STAR INDUSTRIES, INC.

     Certain union employees are covered under multi-employer defined benefit plans administered under collective bargaining agreements. Multi-employer pension expenses and contributions to the plans in 1993, 1992 and 1991 were approximately $300,000, $400,000 and $500,000, respectively.

     The assets of certain of the company's various employee pension plan trust funds are maintained for investment purposes in a master trust, held by The Northern Trust Company. In 1983, the master trust purchased four operating properties from the company for the benefit of participating pension plans, and leased back partial use of the properties to the company. As a result of various transactions, by 1987 only one property continued to be leased to a party in interest with respect to the master trust under circumstances that may result in a prohibited transaction under ERISA and the Internal Revenue Code (as no longer meeting the "geographical diversity" test for "Qualified Employer Real Property" governing transactions between a company and its pension plans). As a result, in December 1988, the company filed a request with the Department of Labor for an administrative exemption from the prohibited transaction restrictions of ERISA and the Internal Revenue Code. In furtherance of its application for exemption and as requested by the Department of Labor, the company appointed an independent fiduciary for the property. The company's December 1990 bankruptcy filing delayed the exemption request. The company has reached an agreement, subject to Bankruptcy Court and Department of Labor approval, with the fiduciary and the master trust whereby the company will contribute additional cash to the pension plan. In addition, the company has reached an agreement with the Pension Benefit Guaranty Corporation ("PBGC") whereby the company will settle the PBGC's claim in its bankruptcy proceedings by contributing additional cash to the pension plan and secure future obligations by granting to the PBGC a mortgage on the Oglesby plant, and a security interest in the Kosmos Cement Company partnership.

     In 1993 and 1992, as required by Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions", the company recorded an additional pension liability, totalling $22,594,000 and $11,440,000 at December 31, 1993 and 1992, respectively, to reflect the excess of accumulated benefits over the fair value of pension plan assets. To the extent that these additional liabilities exceeded related unrecognized prior service cost, the increase in liabilities was charged directly to shareholders' equity.

NOTE 30.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The company provides retiree life insurance and health plan coverage to employees qualifying for early, normal or disability pension benefits under the company's salaried employees pension plan and certain of the pension plans providing for hourly-compensated employees. Life insurance protection presently provided to retirees under the salaried employees pension plan is one-half their active employment coverage declining to 25% of their active employment coverage at age 70. The coverage provided under hourly plans is fixed, as provided under the terms of the plans. Health care coverage presently is extended to retirees and their qualified dependents during the retirees' lifetime. The coverage provided assumes participation by the retiree in the Medicare program and benefit payments are integrated with Medicare benefit levels. The company's postretirement benefit plans other than pension plans are not funded. Claims are paid as incurred.

     Benefits paid were approximately $9,444,000, $9,600,000 and $10,400,000 for the years ended December 31, 1993, 1992 and 1991. The cost of these benefits, net of liabilities recorded related to acquisitions, was expensed as claims were paid and approximated $8,900,000 for the year ended December 31, 1991.

     As of January 1, 1992, the company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS No. 106"). In accordance with the requirements of the statement, the company has changed its accounting for postretirement benefits from a cash basis to an accrual basis over an employee's period of service, and has recognized the full liability as of the adoption date. The cumulative effect of the change in accounting principle resulted in a pre-tax charge of $144,654,000 offset by tax benefits of $14,144,000 for a net after-tax charge of $130,510,000 or $7.84

                           LONE STAR INDUSTRIES, INC.

per share. The effect of adoption of SFAS No. 106 on 1992 operating results was to decrease earnings by approximately $3,919,000 or $0.24 per share.

     Net periodic postretirement benefit cost for 1993 and 1992 included the following components (in thousands):

                                                                        1993        1992
                                                                       -------     -------
    Service cost -- benefits attributed to service during the
      period.........................................................  $ 1,912     $ 1,704
    Interest cost on accumulated postretirement benefit obligation...   12,341      11,854
                                                                       -------     -------
    Net periodic postretirement benefit cost.........................  $14,253     $13,558
                                                                       =======     =======

     The actuarial and recorded liabilities for these postretirement benefits, none of which have been funded, are as follows at December 31, 1993 and 1992 (in thousands):

                                                                       1993         1992
                                                                     --------     --------
    Accumulated postretirement benefit obligation:
      Retirees.....................................................  $120,716     $109,306
      Fully eligible active plan participants......................    25,789       21,142
      Other active plan participants...............................    24,777       18,125
                                                                     --------     --------
    Accumulated postretirement benefit obligation..................   171,282      148,573
    Unamortized prior service cost.................................     2,613        --
    Unrecognized net loss..........................................   (20,513)       --
                                                                     --------     --------
    Accrued postretirement benefit cost............................   153,382      148,573
    Less current portion...........................................    11,432       10,955
                                                                     --------     --------
    Long-term accrued post-retirement benefit cost.................  $141,950     $137,618
                                                                     ========     ========

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% and 8.5% for 1993 and 1992, respectively. Compensation levels are assumed to increase at a rate of 5.5% annually.

     For measurement purposes, a 17% and 11% annual medical rate of increase was assumed for 1993 for pre-medicare and post-medicare claims, respectively; the rate was assumed to decrease 1% each year to 6% per year after 2002 for pre-medicare claims, and decrease 1/2% per year to 6% after 2000 for post-medicare claims. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by approximately $13,200,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1993 by approximately $1,200,000.

     In the first quarter of 1993, the Kosmos Cement Company partnership, in which the company owns a 25% interest, adopted SFAS No. 106. As a result, the company recognized a charge of $782,000 or $0.05 per share representing its share of the partnership's cumulative effect of the change in accounting principle.

     Two other domestic joint ventures are not required to adopt SFAS No. 106 until 1995. The effect of adoption of SFAS No. 106 by each of the joint ventures is not presently determinable.

     The company has reached a settlement with the salaried retirees and an agreement in principle with the union employees with respect to reductions and modifications of existing retiree medical and life insurance benefits. The company expects to finalize the agreement in principle prior to the plan of reorganization becoming effective.

                           LONE STAR INDUSTRIES, INC.

     The liability related to postretirement benefits at December 31, 1993 does not reflect the results of any of these agreements.

NOTE 31.  INCOME TAXES

     In 1992, the company and its Brazilian joint venture (CNCP -- See Note 10) adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), effective January 1, 1992. The cumulative effect of the change in accounting principle as of January 1, 1992 was an increase in earnings of $11,596,000. The effect of the adoption of SFAS No. 109 on financial results for the year ended December 31, 1992 was to increase the company's share of CNCP's income tax expense by approximately $2,660,000, and decrease domestic income tax expense by approximately $399,000, resulting in a net decrease of approximately $2,261,000 or $.14 per share.

     In 1991, the company's international joint ventures had adopted Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes" ("SFAS No. 96") with retroactive application to all prior periods.

     (Provision) credit for income taxes consists of the following (in thousands):

                                                            1993         1992        1991
                                                          --------     --------     -------
    Federal:
      Current...........................................  $ (1,541)    $  --        $  --
      Deferred:
         Difference between tax and book depreciation...    (3,320)       1,700       2,244
         Investment and other credits...................       635        --           --
         Net operating loss carryforward................    (6,209)       3,217       6,779
         Restructuring..................................     3,132        7,820      (6,870)
         Sale of international joint venture............    26,093        6,014        --
         Valuation allowance............................   (17,961)     (15,422)       --
         Other, net.....................................    (1,735)      (3,329)        646
                                                          --------     --------     -------
    Total deferred......................................       635        --          2,799
                                                          --------     --------     -------
    Total federal.......................................      (906)       --          2,799
                                                          --------     --------     -------
    Foreign:
      Current...........................................     --            (374)     (1,422)
      Deferred tax on unremitted foreign earnings.......    12,132       (2,246)       (979)
                                                          --------     --------     -------
    Total foreign.......................................    12,132       (2,620)     (2,401)
                                                          --------     --------     -------
    State and local:
      Current...........................................      (621)        (300)       (240)
      Deferred..........................................       (59)       --             82
                                                          --------     --------     -------
    Total state and local...............................      (680)        (300)       (158)
                                                          --------     --------     -------
    Joint venture taxes.................................    (4,195)     (11,558)     (1,741)
                                                          --------     --------     -------
                                                          $  6,351     $(14,478)    $(1,501)
                                                          ========     ========     =======

     The company has investment tax credit carryforwards for federal income tax purposes of $15,610,000 which expire at various dates through 2001. The company also has regular tax net operating loss carryforwards of approximately $105,122,000 which expire at various dates through 2007 and an alternative minimum tax credit carryforward of $4,682,000. The Internal Revenue Code of 1986, as amended (the "Code"), imposes limitations under certain circumstances on the use of carryforwards upon the occurrence of an "ownership change" (as defined in Section 382 of the Code). An "ownership change" will result from the issuance of equity securities by the company as part of its Plan of Reorganization (See Note 3). Such an "ownership change" could limit the use or continued availability of the company's carryforwards.

                           LONE STAR INDUSTRIES, INC.

     Under SFAS No. 109, a portion of these carryforwards has been used for financial purposes to offset the tax effect of temporary differences between book carrying values and tax basis of certain assets which will reverse during the carryforward period.

     The following is a schedule of consolidated pre-tax loss and a reconciliation of income taxes computed at the U.S. statutory rate to the provision (credit) for income taxes (in thousands):

                                                              1993         1992      1991
                                                            --------     --------   -------
    Loss before income taxes and cumulative effect
      of changes in accounting principles.................  $(41,609)    $(30,950)  $(4,046)
                                                            --------     --------   -------
    Tax benefits computed at statutory rates..............    14,563       10,523     1,376
      (Decreases) increases resulting from:
      Foreign subsidiaries, net...........................       397           79        15
      Corporate joint ventures............................     9,405       (9,358)   (2,734)
      Restructuring.......................................     --           --        --
      State tax, net......................................      (680)        (300)     (158)
      Other...............................................       627        --        --
      Valuation allowance.................................   (17,961)     (15,422)    --
                                                            --------     --------   -------
                                                            $  6,351     $(14,478)  $(1,501)
                                                            ========     ========   =======

     The components of net deferred tax assets (liabilities) as of December 31, 1993 and 1992 are as follows (in thousands):

                                                                      1993         1992
                                                                    --------     ---------
    Current tax assets related to:
      Reserves....................................................  $  3,083     $   9,876
      Miscellaneous...............................................     7,196         6,486
                                                                    --------     ---------
                                                                      10,279        16,362
    Non-current tax assets related to:
      Reserves not yet deducted...................................    47,777        37,283
      Reserve for retiree benefits................................    53,154        49,182
      Loss carryforwards..........................................    36,793        43,002
      Investment credits..........................................    15,610        15,610
      Alternative minimum tax credits.............................     4,682         4,047
      Miscellaneous...............................................     8,691         7,976
                                                                    --------     ---------
                                                                     166,707       157,100
    Non-current tax liabilities related to:
      Fixed assets................................................   (72,574)      (69,254)
      Domestic joint ventures.....................................   (18,336)      (10,636)
      International joint ventures................................     --          (26,093)
                                                                    --------     ---------
                                                                     (90,910)     (105,983)
    Valuation allowance...........................................   (85,441)      (67,479)
                                                                    --------     ---------
    Net federal tax asset.........................................       635        --
    Foreign taxes.................................................     --          (12,132)
    State and other...............................................    (3,991)       (3,480)
                                                                    --------     ---------
    Net deferred..................................................  $ (3,356)    $ (15,612)
                                                                    ========     =========

     Income taxes paid during 1993, 1992 and 1991 were $1,038,000, $637,000 and
$2,571,000, respectively.

NOTE 32.  ENVIRONMENTAL MATTERS

     The company is subject to federal, state and local laws, regulations and ordinances pertaining to the quality and the protection of the environment. Such environmental regulations not only affect the company's operating facilities but also apply to closed facilities and sold properties.

                           LONE STAR INDUSTRIES, INC.

     While it is not possible to predict with accuracy the range of future costs for the company's program of compliance with current or future environmental regulations or their expected impact on the company, the capital, operating and other costs of the program could be substantial.

     In order to save on fuel costs, the company is blending and burning waste fuels at two of its cement manufacturing plants and this process involves permitting and compliance with applicable state and federal environmental regulations. While the company believes it is in substantial compliance with such regulations, changes in them or in their interpretation by the relevant agencies could effectively prohibit the use of, or make prohibitive the cost of using, waste fuels, thus depriving the company of the savings. On February 22, 1994, the United States Court of Appeals for the District of Columbia Circuit
(i) vacated and remanded a standard promulgated by the U.S. Environmental Protection Agency ("U.S. EPA") for ascertaining the presence of products of incomplete combustion, specifically in wet process cement kilns that burn hazardous waste fuels, ruling that the standard had been promulgated without sufficient notice, but (ii) upheld related non-specific standards as applicable to wet kilns. Unless the Court's decision is reversed or a modification of the remanded standard is adopted by U.S. EPA, the company's Greencastle, Indiana cement plant may have to cease or curtail its use of hazardous waste fuels. The company, with other cement producers, plans to file a motion for reconsideration including a stay of the effect of the remand pending a final decision. Meanwhile, the company is discussing with U.S. EPA modifications of the remanded standard that would make it possible for plants like the Greencastle plant to continue to burn hazardous waste fuels. The Court's ruling does not affect the use of hazardous waste fuels at the company's Cape Girardeau, Missouri cement plant.

     Since 1991, federal and state environmental agencies have conducted inspections and instituted inquiries and administrative actions regarding waste fuel operations at both of the company's waste fuel burning facilities. In September 1993, U.S. EPA, Region V, commenced an administrative enforcement action alleging violations of certain requirements of RCRA, against the company regarding the use of hazardous waste fuels at its Greencastle, Indiana cement plant and seeking civil penalties totaling over $3,800,000 and certain affirmative injunctive relief. The action against the company is one of thirty such actions (against a number of entities) brought as part of an EPA Headquarters Enforcement Initiative seeking aggregate fines in excess of $19,800,000. The company has negotiated a Consent Agreement and Final Order with the agency, subject to Bankruptcy Court approval, whereby it will pay a total of $315,000 in civil penalties and will not be subject to specific injunctive relief beyond complying with regulations. The company is also entering into a consent order, subject to Bankruptcy Court approval, with state environmental authorities relating to alleged violations of state regulations regarding the handling of waste fuels at the Greencastle plant.

     The Bevill Amendment to the federal Resource Conservation and Recovery Act, as amended ("RCRA"), 42 U.S.C. Sec. 6901, et seq., which relates to environmental management of cement kiln dust, a by-product of cement manufacturing, is currently under review by the U.S. Environmental Protection Agency ("U.S. EPA") and may be substantially altered. It is impossible at this point to predict with accuracy what increased costs (or range of costs), if any, changes in the regulation of CKD disposal would impose on the company.

     The company and certain of its subsidiaries have been identified as parties that may be held responsible by various federal, state and local authorities with respect to contamination at certain sites of former operations or sites where waste materials from the company or its subsidiaries, such as equipment containing polychlorinated biphenyls, were deposited, including sites placed on the National Priority List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (known as "CERCLA" or the "Superfund Act"). These include sites located: in Utah (seven sites, including three NPL sites discussed below); Indiana (one NPL site); Texas (three sites, including one NPL site); Massachusetts (one non-NPL site); Missouri (one NPL site); Washington (two NPL sites); Minnesota (two sites, including one NPL site and one non-NPL site described below); Colorado (one NPL site); Florida (four sites,

                           LONE STAR INDUSTRIES, INC.

including two related NPL sites and two non-NPL sites described below); California (one non-NPL site described below) and Mississippi (one non-NPL site described below).

     Except for the Utah NPL site described below, all of the NPL sites referred to above involve numerous potentially responsible parties ("PRP's") and factual investigation indicates that in each case the company's or subsidiary's contributions of waste were small in comparison to those of other PRP's. In addition, the company has notified relevant federal and state environmental agencies of its Chapter 11 bankruptcy filing, providing them an opportunity to file claims by the bar date of October 15, 1991. Except for the Utah sites, no claims were filed by the agencies with respect to NPL sites, none of which are owned or leased by the company or its subsidiaries. A number of PRP's also filed bankruptcy claims with respect to various NPL sites; these claims have either been (i) allowed in full as de minimis, (ii) resolved through negotiation and allowed as general unsecured claims or (iii) objected to in the company's Chapter 11 proceedings.

     Following are descriptions of proceedings involving certain NPL and non-NPL sites mentioned above:

     In July 1989, the company was advised by U.S. EPA, Region VIII that it was a PRP under CERCLA with respect to three adjoining sites in Salt Lake City, Utah on which CKD from the company's Utah cement plant had been deposited and in July 1990, the EPA and the Utah Department of Health issued a record of decision selecting a remedial action (Operable Unit One) calling for removal of the CKD, over a period of time, to a location to be selected in the Salt Lake City vicinity where an industrial type landfill would be constructed. The company has reached agreement with the U.S. Department of Justice, the State of Utah and certain county authorities regarding a settlement of outstanding claims relating to CKD deposits at all Utah sites (including three non-NPL sites) pursuant to which EPA will receive a general unsecured claim in the company's bankruptcy proceedings in exchange for releases from further liability for investigation and clean-up costs and natural resource damage claims and protection against third-party claims for investigation and clean-up costs. The agreement is subject to review by higher level authorities in the respective governmental agencies and to approval by the Federal District Court in Utah and the Bankruptcy Court.

     In October 1989, the company commenced an action in United States District Court in Utah seeking contribution from the two principal owners of these Utah NPL sites, who had also been named PRP's, for their share of investigative clean-up costs. Following pre-trial litigation, settlement agreements with the landowners were negotiated and approved by the Bankruptcy Court, pursuant to which the landowners will receive general unsecured claims in the company's bankruptcy proceedings and all their claims against the company will be dismissed with prejudice, subject to the landowners' reaching settlements with EPA and the State, negotiation of which is in the final stages.

     The total amount of general unsecured claims reserved for and attributable to settlement and discharge in bankruptcy for these NPL sites, as well as certain non-NPL sites in Utah where CKD was deposited, is not expected to exceed $20,000,000.

     In a transaction in the early 1970's, the company acquired subsidiaries that conducted woodtreating or wood-dipping operations at two sites in Florida and one site in Minnesota. Contamination from chemicals at these non-NPL sites has been the subject of various proceedings by federal, state or local environmental authorities, as well as lawsuits commenced by private parties.

     In 1992, pursuant to an Administrative Order on Consent with U.S. EPA, Region IV, entered into prior to its Chapter 11 filing, a clean up of soils and water in excavated areas at the Dania, Florida site was completed by a debtor-subsidiary of the company and approved by EPA in 1992. The subsidiary is negotiating a stipulation with the State of Florida Department of Environmental Protection (which filed a claim in the company's bankruptcy proceedings) committing to undertake a groundwater monitoring program and, if necessary, groundwater treatment in exchange for the State's withdrawing its bankruptcy claim.

                           LONE STAR INDUSTRIES, INC.

     In 1992, pursuant to a stipulation in Florida state court, executed prior to its Chapter 11 filing, a debtor-subsidiary of the company completed the clean-up of soils under Florida environmental regulations at a site in Dade County, Florida which it had leased for woodtreating operations in the 1960's and 1970's. The subsidiary has been conducting negotiations with state and county environmental authorities regarding entry into a consent decree whereby the subsidiary would commit to undertake a groundwater monitoring program and, if necessary, groundwater treatment, in return for withdrawal of bankruptcy claims and a specified monetary cap on future clean-up liability.

     Prior to its Chapter 11 filing, the subsidiary filed a lawsuit in federal district court in Florida against other PRP's, including past and present owners of the site, for cost recovery and contribution under CERCLA. Two of the PRP's filed counterclaims and claims against the subsidiary, an intermediate debtor-subsidiary and the company in the bankruptcy proceedings. The subsidiary is conducting settlement negotiations with the PRP's pursuant to which they will reimburse the subsidiary for a portion of its clean-up costs and dismiss their federal court and bankruptcy claims with prejudice and the subsidiary will dismiss its federal court claims against them with prejudice.

     The purchaser of a former woodtreating site located in Minneapolis, Minnesota, from a non-debtor subsidiary of the company has invoked an indemnification given by the subsidiary and guaranteed by the company with respect to third-party claims against the purchaser for alleged groundwater contamination purportedly caused by woodtreating chemicals used by the subsidiary. In late 1993, the parties entered into an agreement, approved by the Bankruptcy Court, pursuant to which the purchaser will receive a general, unsecured claim in the amount of $3,400,000 in the company's bankruptcy proceedings in return for its agreement to use the proceeds of the claim to clean up the contamination under a consent order it is to enter into with Minnesota State environmental authorities. The parties have exchanged releases of all claims arising out of this matter. The third party has received a cash payment from the non-debtor subsidiary and its court claim has been dismissed with prejudice.

     In August 1992, Santa Cruz County, California environmental authorities served written notice of a criminal and civil investigation of long-term waste disposal practices at a site formerly owned by the company and now owned by a partnership in which the company holds an interest. The company has entered into a stipulation, approved by the Bankruptcy Court, whereby the environmental authorities will receive an administrative claim in the company's bankruptcy proceedings in exchange for release of the company from all criminal and civil liabilities. Also, the company is committed to undertake closure of the investigated area. The company expects the amount related to clean-up, certain monitoring, consulting and legal expenses, and the claim allowed in its Chapter 11 proceedings related to the above sites in Florida, California and other locations will not exceed $8,400,000.

     The company's ultimate liability for remediation and other costs, at these and other sites, in excess of amounts recorded in the accompanying consolidated financial statements is not presently determinable.

NOTE 33.  LITIGATION

     As a result of the filing of Chapter 11 petitions by Lone Star and certain of its subsidiaries, the prosecution of litigation against such entities involving matters arising prior to the bankruptcy filing was stayed. Such stay could be lifted by the Bankruptcy Court in appropriate circumstances.

     Between 1983 and 1989 a Lone Star subsidiary (among those in bankruptcy) manufactured and sold approximately 500,000 concrete railroad crossties to various railroads. In 1989 and early 1990 purchasers of most of the crossties sued Lone Star and such subsidiary, alleging that the crossties were defective because of cracking, and seeking substantial compensatory and punitive damages. The suits by four purchasers, which sought damages of over $200,000,000 were consolidated for pre-trial purposes in the U.S. District Court for the District of Maryland under the Federal Courts Multi-District Rules. In addition, an administrative

                           LONE STAR INDUSTRIES, INC.

proceeding was brought by the Baltimore Mass Transit Authority ("MTA"), involving crossties sold to the MTA, and an MTA procurement officer found Lone Star and its subsidiary liable to the MTA for damages in an amount of approximately $10,000,000.

     Lone Star determined that it would be in the best interest of the company to settle the proceedings brought by the railroads, and in late 1992 Lone Star entered into separate agreements with each of them providing for the release of their respective claims against the company and its subsidiaries relating to the crossties, and for the railroads to receive in the aggregate allowed liquidated unsecured claims in its bankruptcy proceedings of $57,200,000, for one railroad to receive a cash payment of $5,000,000 and for the payment of $4,384,000 to another railroad from an escrow fund established to hold the proceeds from the sale of property by a Lone Star subsidiary on which that railroad had obtained liens in the litigation. These agreements have been approved by the Bankruptcy Court, and the $9,384,000 cash payments have been made. The claims are being treated in accordance with the provisions of the company's plan of reorganization for claims of this type.

     In 1989 Lone Star and its subsidiary filed a plenary action in the Maryland Federal District Court, and third party complaints in other actions, against Northeast Cement Co. and its affiliates, Lafarge Corporation and Lafarge Canada, Inc., alleging breach of warranties in connection with the purchase from Northeast Cement Co. by Lone Star's subsidiary of the cement used to manufacture substantially all of the crossties involved in the above proceedings and claiming a fraudulent sale of defective cement. The plenary action and the third party complaints sought compensatory damages growing out of the various crosstie actions, including the foregoing settlements and defense costs at approximately $15,750,000. The plenary action brought against the cement supplier was tried before a jury in the Maryland Federal District Court in late 1992. The jury found that Lone Star had proven its claims of fraud, breach of certain warranties and negligence, but Lone Star's recovery was limited to $1,213,000 for direct lost profits due to limitations on the awarding of damages in the trial judge's instructions to the jury. Lone Star believes that these instructions were in error and filed a motion for a new trial on damages based on the judge's refusal to permit the jury to even consider certain damages. The cement supplier also moved for judgment as a matter of law and for a new trial. Following a hearing on March 5, 1993 the judge denied these motions. Lone Star consequently has appealed to the Federal Circuit Court of Appeals for the Fourth Circuit for a new trial on the issue of damages. Lafarge has also filed an appeal. Oral argument on the appeals was held on December 8, 1993 and a decision by the Court of Appeals is expected in the near future.

     The primary insurance carrier insuring the company has asserted that Lone Star has only limited insurance coverage for the various crosstie claims and, while agreeing that certain defense costs are covered by insurance, did not agree to Lone Star's position as to the amount of defense costs covered. Consequently, in 1989 Lone Star began an action in the Superior Court of the State of Delaware against the insurance companies (both primary and excess carriers) which insured it during the 1983 to 1989 period, seeking a declaratory judgment as to their duty under the applicable policies to indemnify Lone Star for all damages incurred by it in the various crosstie proceedings which includes the settlements of $66,584,000 and as to the duty of the primary insurance carrier to pay the costs of defending those proceedings. The Superior Court has made a preliminary ruling that the primary insurance carrier has a duty to pay certain of the costs of the company's defense in the crosstie proceedings. Lone Star has received a portion of its defense costs from such insurance carrier and has reached an agreement with this carrier, approved by the Bankruptcy Court, as to additional payments. Negotiations are in progress with the insurance carrier for further payments of defense costs and any agreement reached must also be approved by the Bankruptcy Court. A portion of defense costs due to Lone Star under the already approved agreement will be offset against amounts claimed by the insurance carrier to be due it from Lone Star but not paid because of the company's 1990 Chapter 11 filing.

     Lone Star and certain of the insurance carriers have been negotiating a settlement of the indemnity action (which would be subject to approval by the Bankruptcy Court). Pre-trial preparation in the action has been

                            LONE STAR INDUSTRIES, INC.

stayed by agreement of the parties during these negotiations. Lone Star anticipates continuing the indemnity action against any insurance carrier as to which no settlement is reached.

     A settlement has been reached in the consolidated shareholders' class action lawsuits brought against the company and certain of its past and present officers and directors. The settlement involves the actions entitled Cohn v. Lone Star Industries, Inc., et al. filed in November 1989 on behalf of persons who purchased Lone Star common stock between February 8, 1988 and November 16, 1989 and the action entitled Garbarino, et ano. v. Stewart, et al. filed in December 1990 on behalf of persons who purchased Lone Star common stock between November 16, 1989 and December 9, 1990. The settlements were adopted and approved by an order and final judgment of a magistrate judge and the order and judgment was in turn approved and adopted by an order of the U.S. District Court for the District of Connecticut on January 20, 1994.

     The terms of the settlement agreement, which was entered into by Mr. James
E. Stewart, the former Chairman and Chief Executive Officer of Lone Star, includes the dismissal of the claims against Mr. Stewart and the officers and directors of Lone Star and the agreement of Lone Star's directors and officers liability insurers to pay $40,000,000 to establish settlement funds on behalf of the plaintiff classes. Lone Star has been dismissed without prejudice from the Cohn action, the only action in which it was named as a defendant by the plaintiffs. The settlement does not constitute an admission by Lone Star, or any of its past and present officers, directors and employees of any liability or wrongdoing on their part. The company has agreed to, and the Bankruptcy Court has approved, $2,500,000 of general unsecured claims in the aggregate for the representatives of the plaintiffs in both the Cohn and Garbarino actions.

NOTE 34.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for 1993 and 1992 is as follows (in thousands except per share data):

                                                                    QUARTER
                                                   ------------------------------------------
    1993                                            FIRST      SECOND     THIRD      FOURTH
    ----                                           --------   --------   --------   ---------
    Net sales....................................  $ 32,477   $ 70,580   $ 72,778   $  64,236
    Gross profit (loss)..........................  $   (638)  $  9,147   $ 10,994   $   8,311
    Net income (loss)............................  $(14,357)  $(28,287)  $ 11,480   $  (4,876)
                                                   --------   --------   --------   ---------
    Net income (loss) per common share:
    Primary and fully diluted....................  $  (0.94)  $  (1.78)  $   0.61   $   (0.37)
                                                   --------   --------   --------   ---------

                                                                    QUARTER
                                                  -------------------------------------------
    1992                                            FIRST      SECOND     THIRD      FOURTH
    ----                                          ---------   --------   --------   ---------
    Net sales...................................  $  33,500   $ 64,685   $ 73,400   $  58,513
    Gross profit................................  $    (950)  $  7,534   $ 13,000   $   3,945
    Net income (loss)...........................  $(129,559)  $  3,139   $(36,847)  $  (1,075)
                                                  ---------   --------   --------   ---------
    Net income (loss) per common share:
    Primary and fully diluted...................  $   (7.87)  $    .11   $  (2.29)  $    (.14)
                                                  ---------   --------   --------   ---------

- ---------------
(1) Gross profit is net of depreciation expense relating to cost of sales of $18,420,000 and $18,179,000 in 1993 and 1992, respectively.

(2) The effect of preferred stock on the fully diluted earnings per share computation for the quarters of 1993 and 1992 was anti-dilutive and, therefore, primary and fully diluted earnings per share are equivalent.

(3) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share in 1993 and 1992 does not equal the total computed for the year due to stock transactions which occurred during 1993 and 1992 (See Note 24).

(4) In the fourth quarter of 1992, the company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" effective January 1, 1992. The first three quarters of 1992 have been restated for the effect of adopting both statements (See Notes 30 and 31).

                           LONE STAR INDUSTRIES, INC.

                      PRO FORMA FINANCIAL DATA (UNAUDITED)

     On April 14, 1994, the Plan of Reorganization became effective. The company has accounted for its plan of reorganization utilizing the fresh-start reporting principles as contained in the Statement of Position No. 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" as of March 31, 1994. Upon adoption of fresh-start reporting, the value of the company as determined in the confirmed plan of reorganization was allocated to the company's net assets in conformity with the procedures specified by Accounting Principles Board Opinion No. 16, "Business Combinations."

     The following unaudited pro forma condensed financial information of the company and its subsidiaries illustrates the estimated financial effects of the implementation of the company's plan of reorganization (which resulted in the end of the company's 1989 Restructuring Program) and its adoption of fresh-start reporting. Pro forma statement of operations data for the three months ended March 31, 1994, the six months ended June 30, 1994, and the year ended December 31, 1993 have been presented as if the company had emerged from its Chapter 11 bankruptcy proceedings and adopted fresh-start reporting as of January 1, 1994 and January 1, 1993, respectively.

                           LONE STAR INDUSTRIES, INC.

          PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                 (IN MILLIONS)

                                                                           PRO            PRO
                                          ACTUAL                          FORMA          FORMA
                                         RESULTS                         RESULTS        RESULTS
                                         FOR THE        EFFECT OF        FOR THE        FOR THE
                                          THREE          PLAN OF          THREE           SIX
                                          MONTHS       REORGANIZATION     MONTHS         MONTHS
                                          ENDED            AND            ENDED          ENDED
                                        MARCH 31,      FRESH-START      MARCH 31,       JUNE 30,
                                           1994         REPORTING          1994           1994
                                        ----------     ------------     ----------     ----------
Revenues:
     Net sales.........................  $   33.7        $   11.6(a)     $   45.3      $   132.3
     Joint venture income..............       0.4            (0.3)(a)         0.1            1.4
     Other income......................       2.7            (1.5)(a)         1.2            2.0
                                         ---------       ----------      --------      ---------
                                             36.8             9.8            46.6          135.7
                                         ---------       ----------      --------      ---------
Deductions from revenues:
     Cost of sales.....................      29.7            17.7(a)(i)      47.4          108.8
     Recovery of litigation
       settlement......................      (6.5)            6.5(e)           --             --
     Selling, general and
       administrative..................       9.9            (1.6)(a)(h)       8.3          15.8
     Depreciation and depletion........       6.7            (0.6)(a)(b)       6.1          12.1
     Interest expense..................       0.2             2.0(c)          2.2            4.4
                                         ---------       ----------       --------      ---------
                                             40.0            24.0            64.0          141.1
                                         ---------       ----------       --------      ---------
Loss before reorganization items.......      (3.2)          (14.2)          (17.4)          (5.4)
Reorganization items:
     Adjustments to fair value.........    (133.9)          133.9(f)           --             --
     Other.............................     (13.4)           13.4(f)           --             --
                                         ---------       ----------       --------      ---------
     Total reorganization items........    (147.3)          147.3              --             --
                                         ---------       ----------       --------      ---------
Income (loss) before income taxes and
  extraordinary item...................    (150.5)          133.1           (17.4)          (5.4)
Credit (provision) for income taxes....      (0.2)            5.4             5.2            1.6
                                         ---------       ----------       --------      ---------
Loss before extraordinary item.........    (150.7)          138.5           (12.2)          (3.8)
Extraordinary item: gain on discharge
  of prepetition liabilities...........     127.5          (127.5)(g)          --             --
                                         ---------       ----------       --------      ---------
Loss before provision for preferred
  dividends............................  $  (23.2)       $   11.0        $  (12.2)      $   (3.8)
                                         =========       ==========      =========      =========

         See the accompanying Notes to Unaudited Pro Forma Consolidated
                           Statements of Operations.

                           LONE STAR INDUSTRIES, INC.

                 PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                                 (IN MILLIONS)

                                                                                        PRO
                                                     ACTUAL                            FORMA
                                                    RESULTS                           RESULTS
                                                    FOR THE         EFFECT OF         FOR THE
                                                      YEAR           PLAN OF            YEAR
                                                     ENDED          REORGANIZATION     ENDED
                                                    DECEMBER           AND            DECEMBER
                                                       31,         FRESH-START           31,
                                                      1993          REPORTING           1993
                                                   ----------       ----------       ----------
Revenues:
     Net sales...................................   $  240.1         $   30.4(a)      $  270.5
     Joint venture income........................       20.4            (17.0)(a)          3.4
     Other income................................       11.2             (7.4)(a)          3.8
                                                    ---------        ---------        ---------
                                                       271.7              6.0            277.7
                                                    ---------        ---------        ---------
Deductions from revenues:
     Cost of sales...............................      193.9             24.9(a)         218.8
     Provision for litigation settlements........        2.5             (2.5)(e)           --
     Selling, general and administrative.........       41.3             (3.2)(a)(h)      38.1
     Depreciation and depletion..................       26.3             (2.7)(a)(b)      23.6
     Interest expense............................        1.6              7.8(c)           9.4
                                                    ---------        ---------        ---------
                                                       265.6             24.3            289.9
                                                    ---------        ---------        ---------
Income (loss) before reorganization items........        6.1            (18.3)           (12.2)
Reorganization items:
     Loss on sale of assets......................      (37.3)            37.3(f)            --
     Other.......................................      (10.5)            10.5(f)            --
                                                    ---------        ---------        ---------
     Total reorganization items..................      (47.8)            47.8               --
                                                    ---------        ---------        ---------
Loss before income taxes and cumulative effect of
  change in accounting principles................      (41.7)            29.5            (12.2)
Credit (provision) for income taxes..............        6.4             (7.5)            (1.1)
                                                    ---------        ---------        ---------
Loss before cumulative effect of changes in
  accounting principles..........................   $  (35.3)        $   22.0         $  (13.3)
                                                    =========        =========        =========

         See the accompanying Notes to Unaudited Pro Forma Consolidated
                           Statements of Operations.

                           LONE STAR INDUSTRIES, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The pro forma condensed consolidated financial information includes estimated adjustments for the following items:

(a) As a result of the implementation of the plan of reorganization and adoption of fresh-start reporting, the company's 1989 Restructuring Program ended effective March 31, 1994. Operating results of the cement plants at Pryor, Oklahoma and Maryneal, Texas, which were formerly included in assets held for sale are included in the pro froma consolidated operating results for the three months ended March 31, 1994, the six months ended June 30, 1994 and the year ended December 31, 1993.

     The operating results of the assets and liabilities which were transferred to the liquidating corporation for distribution for the benefit of creditors, have been eliminated from the pro forma statements of operations.

     Cost of sales has been adjusted to reflect the write-up of inventory in accordance with fresh-start reporting.

(b) In connection with the adjustment of the property, plant and equipment balances to reflect the values of the assets under fresh-start reporting, the pro forma consolidated operating results have been adjusted to include the change in depreciation expense related to the new values.

(c) Interest expense related to long-term debt, including the senior unsecured notes of the reorganized company has been included in the pro forma statements of operations.

(d) Due to the elimination of common and preferred shareholders' equity of the predecessor company, and its replacement with common equity of the successor company, the provision for preferred dividends has been eliminated from the pro forma statements of operations.

(e) The 1993 provision for litigation settlements and 1994 recovery of litigation settlement have been eliminated.

(f) All Chapter 11 reorganization items included in the historical statements of operations have been eliminated from the pro forma statements.

(g) The extraordinary gain on discharge of pre-petition liabilities has been eliminated.

(h) The pro forma statement of operations has been adjusted to reflect the reduction in expenses resulting from settlements, including settlements reached with the Pension Benefit Guaranty Corporation and retirees in accordance with the requirements of fresh-start reporting.

(i) Cost of sales for the three months ended March 31, 1994 has been adjusted to reflect the company's change in its method of accounting for inventory for interim reporting purposes and the expensing of deferred costs in accordance with the adoption of fresh-start reporting. In addition, cost of sales has been adjusted to reflect costs related to its construction aggregates barges which were deferred during the first quarter of 1994 and subsequently written-off in accordance with fresh-start reporting. Similar costs will be incurred and expensed in future years.

================================================================================

  NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS GIVEN.

            ------------------

            TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
The Company...........................    8
Risk Factors..........................    9
Use of Proceeds.......................   12
Price Range of Common Stock and
  Warrants............................   12
Dividend Policy.......................   12
Capitalization........................   13
Selected Historical Financial Data....   14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   16
Business..............................   26
Management............................   39
Principal Stockholders................   46
Certain Relationships and Related
  Transactions........................   47
Description of Securities.............   49
Selling Securityholders...............   65
Plan of Distribution..................   66
Legal Matters.........................   67
Experts...............................   67
Index to Financial Statements.........  F-1

================================================================================


================================================================================


                                   LONE STAR
                                INDUSTRIES, INC.

                        4,718,157 SHARES OF COMMON STOCK

                     891,609 COMMON STOCK PURCHASE WARRANTS

                        $21,140,000 PRINCIPAL AMOUNT OF
                           10% SENIOR NOTES DUE 2003

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                           , 1994

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized statement of all estimated expenses in connection with the registration, offering and sale of the Securities being registered hereby other than underwriting discounts and commissions(1).

        SEC registration fee...............................................   $37,382
        Accounting fees and expenses.......................................         *
        Legal fees and expenses............................................         *
        Blue sky expenses and counsel fees.................................         *
        Cost of printing and engraving.....................................         *
        Transfer agent's fees..............................................         *
        Miscellaneous......................................................         *
                                                                              -------
             Total.........................................................         *
                                                                              =======

- ---------------
 * To be completed by amendment.

(1) Pursuant to the Registration Rights Agreement, the Company will pay all of the expenses incurred by the Selling Securityholders in connection with the registration, offering and sale of the Securities registered hereby, other than commission, fees and discounts paid to underwriters, agents or dealers.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's By-laws and Article SEVENTH of the Company's Amended and Restated Certificate of Incorporation provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. In addition, Article SIXTH of the Company's Amended and Restated Certificate of Incorporation eliminates or limits personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     In addition, the Company's directors and officers reimbursement and liability insurance provides for indemnification of the directors and officers of the Company against certain liabilities. By contracts, the Company has agreed to indemnify directors and certain executive officers against certain liabilities. A bank trust fund ($1,324,147 at June 30, 1994) established by the Company in 1988 may be used to pay legal and other expenses of directors arising out of their Company activities pursuant to claims by them under their indemnification contracts with the Company. The rights of directors to receive payments for indemnified claims are not limited by the amount of money in this fund.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

                 Not applicable

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

        2.1  Voluntary Petition for Relief under Chapter 11, Title 11 of the United States
             Code dated December 10, 1990 (incorporated herein by reference to Exhibit 28A of the Registrant's Annual Report on Form 10-K for the fiscal year ended December
             31, 1990).
        2.2  Modified Amended Disclosure Statement Regarding Debtors' Modified Amended
             Consolidated Plan of Reorganization and exhibits thereto (incorporated herein by reference to the Registrant's Form T-3 filed January 14, 1994, File No.
             1.022-22175; except for Exhibit J to said Modified Amendment Disclosure Statement which is incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, and Exhibit K to said Modified
             Amended Disclosure Statement which is incorporated by reference to the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1993, filed August 12, 1993, File Number 1.001-06124).
        2.3  Modification of Debtors' Plan of Reorganization (incorporated herein by reference to Exhibit 2 of the Registrant's Current Report on Form 8-K dated March 1, 1994, filed March 8, 1994, File Number 1.001-06124).
        2.4  Order Confirming Debtors' Modified Amended and Consolidated Plan of
             Reorganization Under Chapter 11 of the Bankruptcy Code dated February 17, 1994
             (incorporated herein by reference to Exhibit 28E of the Registrant's Annual
             Report on Form 10-K for the fiscal year ended December 31, 1993).
        3.1  Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3(i)A of the Registrant's Quarterly Report on Form 10-Q for
             the fiscal quarter ended June 30, 1994).
        3.2  Certificate of Correction of Amended and Restated Certificate of Incorporation
             (incorporated herein by reference to Exhibit 3(i)B of the Registrant's Quarterly
             Report on Form 10-Q for the fiscal quarter ended June 30, 1994).
        3.3  Amended By-Laws (incorporated herein by reference to Exhibit 3(ii) of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1994).
        4.1  Indenture, dated as of March 29, 1994, between Lone Star Industries, Inc. and
             Chemical Bank, as Trustee, relating to 10% Senior Notes Due 2003 of Lone Star
             Industries, Inc. (incorporated herein by reference to Exhibit 4A of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1994).
        4.2  Warrant Agreement, dated April 13, 1994, between Lone Star Industries, Inc. and
             Chemical Bank, as Warrant Agent (incorporated herein by reference to Exhibit 4B of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended
             June 30, 1994).
        4.3  Financing Agreement, dated as of April 13, 1994, among Lone Star Industries,
             Inc., its subsidiary, New York Trap Rock Corporation, and the CIT Group/Business
             Credit, Inc. (incorporated herein by reference to Exhibit 4C of the Registrant's
             Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994).

       5     Opinion of John S. Johnson (to be filed by amendment).
      10.1   Order of the United States Bankruptcy Court for the Southern District of New
             York, dated September 24, 1992, approving terms of a Separation Pay and Retention
             Award Plan and authorizing payments thereunder and the Plan (incorporated herein by reference to Exhibit 10E of the Registrant's Annual Report on Form 10-K for
             the fiscal year ended December 31, 1992).
      10.2   Settlement Agreement and Order of the United States Bankruptcy Court for the
             Southern District of New York, dated October 13, 1992 (incorporated herein by reference to Exhibit 1 of the Registrant's Current Report on Form 8-K, dated
             October 13, 1992).
      10.3   Indenture, dated as of March 29, 1994, between Rosebud Holdings, Inc. and its subsidiaries and Chemical Bank, as Trustee, relating to 10% Asset Proceeds Note
             Due 1997 of Rosebud Holdings, Inc. (incorporated herein by reference to Exhibit
             10A of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994).
      10.4   Guarantee Agreement, dated as of March 29, 1994, by Lone Star Industries, Inc. in favor of each and every holder of 10% Asset Proceeds Notes Due 1997 of Rosebud
             Holdings, Inc. (incorporated herein by reference to Exhibit 10B of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1994).
      10.5   Management Services and Asset Disposition Agreement, dated as of April 13, 1994, between Lone Star Industries, Inc. and Rosebud Holdings, Inc. and its
             subsidiaries (incorporated herein by reference to Exhibit 10C of the Registrant's
             Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994).
      10.6   Employment Agreement, dated July 1, 1994, between David W. Wallace and Lone Star
             Industries, Inc. (incorporated herein by reference to Exhibit 10D(i) of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1994).
      10.7   Stock Option Agreement, dated as of June 8, 1994, between David W. Wallace and
             Lone Star Industries, Inc. (incorporated herein by reference to Exhibit 10D(ii)
             of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended
             June 30, 1994).
      10.8   Employment Agreement, dated July 1, 1994, between William M. Troutman and Lone
             Star Industries, Inc. (incorporated herein by reference to Exhibit 10E(i) of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1994).
      10.9   Agreement, dated April 15, 1994, between William M. Troutman and Lone Star
             Industries, Inc. (incorporated herein by reference to Exhibit 10E(ii) of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1994).
      10.10  Stock Option Agreement, dated as of June 8, 1994, between William M. Troutman and
             Lone Star Industries, Inc. (incorporated herein by reference to Exhibit 10E(iii)
             of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended
             June 30, 1994).
      10.11  Employment Agreement, dated July 1, 1994, between John J. Martin and Lone Star
             Industries, Inc. (incorporated herein by reference to Exhibit 10F(i) of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1994).
      10.12  Stock Option Agreement, dated as of June 8, 1994, between John J. Martin and Lone
             Star Industries, Inc. (incorporated herein by reference to Exhibit 10F(ii) of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1994).
      10.13  Form of Indemnification Agreement entered into between Lone Star Industries, Inc.
             and directors and an executive officer (incorporated herein by reference to
             Exhibit 10G of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994).
      10.14  Form of "Change of Control" agreement for executive officers of Lone Star
             Industries, Inc. (incorporated herein by reference to Exhibit 10H of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1994).
      10.15  Change of Control Agreement, dated as of July 1, 1994, between Lone Star
             Industries, Inc. and Pasquale P. Diccianni (filed herewith).
      10.16  Form of 25,000 shares stock option agreement for executive officers of Lone Star
             Industries, Inc. (incorporated herein by reference to Exhibit 10I of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1994).

      10.17  Form of 75,000 shares stock option agreement for executive officers of Lone Star
             Industries, Inc. (incorporated herein by reference to Exhibit 10J of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1994).
      10.18  Lone Star Industries, Inc. Rosebud Incentive Plan (incorporated herein by reference to Exhibit 10K of the Registrant's Quarterly Report on Form 10-Q for
             the fiscal quarter ended June 30, 1994).
      10.19  Lone Star Industries, Inc. Management Stock Option Plan (incorporated herein by reference to Appendix A of the Registrant's Definitive Proxy Statement, dated May
             11, 1994).
      10.20  Lone Star Industries, Inc. Directors Stock Option Plan (incorporated herein by reference to Appendix B of the Registrant's Definitive Proxy Statement, dated May
             11, 1994).
      10.21  Lone Star Industries, Inc. Employees Stock Purchase Plan (incorporated herein by reference to Appendix C of the Registrant's Definitive Proxy Statement, dated May
             11, 1994).
      10.22  Registration Rights Agreement, dated as of July 18, 1994, among Lone Star
             Industries, Inc., Metropolitan Life Insurance Company, Metropolitan Insurance and
             Annuity Company and TCW Special Credits, as Agent and Nominee (filed herewith).
      10.23  Settlement Agreement, dated as of February 4, 1994, between Lone Star Industries,
             Inc., et al. and the Official Committee of Retired Employees of Lone Star
             Industries, Inc., et al. (filed herewith).
      10.24  Settlement Agreement, dated as of April 12, 1994, by and between Pension Benefit
             Guaranty Corporation and the Lone Star Group (filed herewith).
      10.25  Agreement, dated as of March 11, 1994, by and between the Debtors and the Unions
             (filed herewith).
      10.26  Second Amended and Restated Conveyance of Production Payment, dated as of March
             29, 1994, Lone Star Industries, Inc. to John Fouhey, as Trustee for Selleck Hill
             Trust (filed herewith).
      10.27  Second Amended and Restated Term Loan Agreement, dated as of March 29, 1994, among John Fouhey, as Trustee for Selleck Hill Trust, Morgan Guaranty Trust
             Company of New York, TCW Special Credits, The Chase Manhattan Bank (N.A.), Wells
             Fargo Bank, N.A. and Morgan Guaranty Trust Company of New York, as Agent (filed herewith).
      11     Statement re computation of per share earnings (filed herewith).
      12     Statement re computation of ratio of earnings to fixed charges (filed herewith).
      21     Subsidiaries of the Company (filed herewith).
      23.1   Consent and Report of Price Waterhouse LLP (filed herewith).
      23.2   Consent and Report of Coopers & Lybrand L.L.P. (filed herewith).
      23.3   Consent of John S. Johnson (included in Exhibit 5).
      24     Powers of Attorney (included on Page II-7).
      27     Financial Data Schedules (filed herewith).
      28     Separate Financial Statements for Kosmos Cement Company, a significant subsidiary of Lone Star Industries, Inc., as at and for the year ended December 31, 1993
             (incorporated herein by reference to Exhibit 28B of the Registrant's Annual
             Report on Form 10-K for the fiscal year ended December 31, 1993).

(B) FINANCIAL STATEMENT SCHEDULES FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

         I  Marketable Securities
        IV  Indebtedness of and to Related Parties -- Not Current
         V  Property, Plant and Equipment
        VI  Accumulated Depreciation, Depletion and Amortization of Property, Plant and
            Equipment
      VIII  Valuation and Qualifying Accounts
         X  Supplementary Income Statement Information

     The foregoing supporting schedules should be read in conjunction with the consolidated financial statements and notes thereto included in the Prospectus.

     The presentation of individual condensed financial information of the registrant is omitted because the restricted net assets of the consolidated subsidiaries do not exceed twenty-five percent of total consolidated net assets at December 31, 1993.

     Separate financial statements for Hawaiian Cement, a significant subsidiary of the Company, as of and for the year ended June 30, 1994, will be filed as an amendment to Lone Star's 1993 Form 10-K and this Form S-1 Registration Statement when they become available.

     Separate financial statements for Kosmos Cement Company, a significant subsidiary of Lone Star as of and for the year ended December 31, 1993, have been filed as Exhibit 28B to Lone Star's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and are incorporated herein by reference.

     Separate financial statements for the company's other fifty percent or less owned companies or joint ventures are omitted because such subsidiaries individually do not constitute a significant subsidiary at December 31, 1993.

     Schedules other than those listed above are omitted because the information required is not applicable or is included in the financial statements or notes thereto. Columns omitted from schedules filed are omitted because the information is not applicable.

ITEM 17.  UNDERTAKINGS.

     The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
        Statement:

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, and the State of Connecticut, on this 24th day of August, 1994.

                                          LONE STAR INDUSTRIES, INC.

                                          By: /s/  David W. Wallace
                                              ---------------------------------
                                              David W. Wallace
                                              Chairman of the Board and
                                              Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Roberts and John S. Johnson, and each of them, his attorney-in-fact, with full power of substitution, for him in all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities on August 24, 1994.

       /s/  David W. Wallace                       Chairman of the Board and Chief Executive
- -------------------------------------              Officer (Principal Executive Officer)
            David W. Wallace

       /s/  William M. Troutman                    President, Chief Operating Officer and
- -------------------------------------              Director
            William M. Troutman

       /s/  James E. Bacon                         Director
- -------------------------------------
            James E. Bacon

       /s/  Theodore F. Brophy                     Director
- -------------------------------------
            Theodore F. Brophy

       /s/  Arthur B. Newman                       Director
- -------------------------------------
            Arthur B. Newman

       /s/  Allen E. Puckett                       Director
- -------------------------------------
            Allen E. Puckett

       /s/  Robert G. Schwartz                     Director
- -------------------------------------
            Robert G. Schwartz

       /s/  Jack R. Wentworth                      Director
- -------------------------------------
            Jack R. Wentworth

       /s/  William E. Roberts                     Vice President, Chief Financial Officer,
- -------------------------------------              Controller and Treasurer (Principal
            William E. Roberts                     Accounting and Financial Officer)

                           LONE STAR INDUSTRIES, INC.

            SCHEDULE I -- MARKETABLE SECURITIES -- OTHER INVESTMENTS
                               DECEMBER 31, 1993

                                 (IN THOUSANDS)

                                                                          MARKET VALUE
                                                                             OF EACH           AMOUNTS
    NAME OF ISSUER                           PRINCIPAL                      ISSUE AT         CARRIED AT
     AND TITLE OF                            AMOUNT OF      COST OF       BALANCE SHEET     BALANCE SHEET
      EACH ISSUE                               NOTES       EACH ISSUE         DATE              DATE
    --------------                           ---------     ----------     -------------     -------------
MARKETABLE SECURITIES
Commercial paper...........................  $224,428      $224,366         $224,366         $224,366
U.S. dollar time deposits..................    18,854        18,854           18,854           18,854
                                             --------      --------         --------         --------
                                             $243,282      $243,220         $243,220         $243,220
                                             ========      ========         ========         ========

                           LONE STAR INDUSTRIES, INC.

      SCHEDULE IV -- INDEBTEDNESS OF AND TO RELATED PARTIES -- NOT CURRENT FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                 (IN THOUSANDS)

                                              INDEBTEDNESS OF                                    INDEBTEDNESS TO
                              ------------------------------------------------   ------------------------------------------------
                              BALANCE AT                            BALANCE AT   BALANCE AT                            BALANCE AT
                              BEGINNING                                END       BEGINNING                                END
       NAME OF ISSUER          OF YEAR     ADDITIONS   DEDUCTIONS    OF YEAR      OF YEAR     ADDITIONS   DEDUCTIONS    OF YEAR
       --------------         ----------   ---------   ----------   ----------   ----------   ---------   ----------   ----------
1993
Joint Ventures:
  RMC LONESTAR(1)............  $23,500     $11,000     $ 6,667       $27,833          --           --          --           --
  Other, net(2)..............    1,157          --          --         1,157      $1,351           --      $1,351           --
                               -------     -------     -------       -------      ------       ------      ------       ------
                               $24,657     $11,000     $ 6,667       $28,990      $1,351           --      $1,351           --
                               =======     =======     =======       =======      ======       ======      ======       ======
1992
Joint Ventures:
  RMC LONESTAR(1)............  $24,000     $ 9,500     $10,000       $23,500          --           --          --           --
  Other, net(2)..............    2,102         168       1,113         1,157          --       $1,351          --       $1,351
                               -------     -------     -------       -------      ------       ------      ------       ------
                               $26,102     $ 9,668     $11,113       $24,657          --       $1,351          --       $1,351
                               =======     =======     =======       =======      ======       ======      ======       ======
1991
Joint Ventures:
  RMC LONESTAR(1)............  $18,000     $ 6,000          --       $24,000          --           --          --           --
  Other, net(2)..............    2,208          70     $   176         2,102          --           --          --           --
                               -------     -------     -------       -------      ------       ------      ------       ------
                               $20,208     $ 6,070     $   176       $26,102          --           --          --           --
                               =======     =======     =======       =======      ======       ======      ======       ======

- ---------------
(1) The indebtedness of RMC LONESTAR represents primarily deferred rent on Santa Cruz plant and notes payable to the company.

(2) The indebtedness of these joint ventures is primarily for working capital. The changes from prior years' ending balances represent regular and recurring transactions with related parties.

                           LONE STAR INDUSTRIES, INC.

                  SCHEDULE V -- PROPERTY, PLANT AND EQUIPMENT
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                 (IN THOUSANDS)

                                        BALANCE                                                 BALANCE
                                       BEGINNING     ADDITIONS                     OTHER(1)      END OF
           CLASSIFICATION               OF YEAR       AT COST      RETIREMENTS     CHANGES        YEAR
           --------------              ---------     ---------     -----------     --------     --------
1993
Land.................................  $ 21,243      $   169           --         $   522      $ 21,934
Buildings and equipment..............   623,058       17,015          2,148        (4,652)      633,273
Construction in progress.............     6,737       (2,624)          --               3         4,116
Automobiles and trucks...............    17,610        4,238            163          (501)       21,184
Other, principally property rights...     2,255          201           --            (133)        2,323
                                       --------      -------         ------       -------      --------
                                       $670,903      $18,999         $2,311       $(4,761)     $682,830
                                       ========      =======         ======       =======      ========
1992
Land.................................  $ 21,394      $   211         $   92       $  (270)     $ 21,243
Buildings and equipment..............   613,260       14,709            687        (4,224)      623,058
Construction in progress.............     4,168        2,593           --             (24)        6,737
Automobiles and trucks...............    13,443        4,609            490            48        17,610
Other, principally property rights...     1,953         --             --             302         2,255
                                       --------      -------         ------       -------      --------
                                       $654,218      $22,122         $1,269       $(4,168)     $670,903
                                       ========      =======         ======       =======      ========
1991
Land.................................  $ 21,745      $    10         $  646       $   285      $ 21,394
Buildings and equipment..............   578,841       42,120          5,949        (1,752)      613,260
Construction in progress.............    32,517      (26,950)           269        (1,130)        4,168
Automobiles and trucks...............    10,851        2,376            975         1,191        13,443
Other, principally property rights...     2,197           56           --            (300)        1,953
                                       --------      -------         ------       -------      --------
                                       $646,151      $17,612         $7,839       $(1,706)     $654,218
                                       ========      =======         ======       =======      ========

- ---------------
(1) Other changes in 1993 consist primarily of the disposition of a small construction aggregates operation and a cement terminal. Other changes in 1992 consist of the application of a reserve, for certain fixed assets which are leased to a third party, to reduce their carrying value to the value of the lease payments and a foreign exchange loss related to the translation of the fixed asset balances of the company's Canadian subsidiary partly offset by the reclassification of a cement terminal which was previously included in the company's restructuring program and classified as assets held for sale. Other changes in 1991 consisted primarily of the disposition of fixed assets related to the sale of the capital stock of Compania Uruguaya de Cemento Portland, partly offset by the reclassification of certain assets from assets held for sale.

                           LONE STAR INDUSTRIES, INC.

             SCHEDULE VI -- ACCUMULATED DEPRECIATION, DEPLETION AND
                 AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                 (IN THOUSANDS)

                                          BALANCE    CHARGED TO                                 BALANCE
                                         BEGINNING   COSTS AND                    OTHER(1)        END
            CLASSIFICATION                OF YEAR     EXPENSES     RETIREMENTS    CHANGES       OF YEAR
            --------------               ---------   ----------    -----------    --------    -----------
1993
Accumulated for:
  Depreciation of buildings and
     equipment.........................  $249,847     $22,166       $1,417        $(2,277)    $268,319
  Depreciation of automobiles and
     trucks............................     8,209       3,864          120           (637)      11,316
                                         --------     -------       ------        -------     --------
                                          258,056      26,030        1,537         (2,914)     279,635
  Depletion of mining properties.......     2,875          88        --               --         2,963
  Amortization of other, principally
     property rights...................     1,701         136        --               310        2,147
                                         --------     -------       ------        -------     --------
                                         $262,632     $26,254       $1,537        $(2,604)    $284,745
                                         ========     =======       ======        =======     ========
1992
Accumulated for:
  Depreciation of buildings and
     equipment.........................  $226,743     $24,302       $  430        $  (768)    $249,847
  Depreciation of automobiles and
     trucks............................     6,968       1,610          406             37        8,209
                                         --------     -------       ------        -------     --------
                                          233,711      25,912          836           (731)     258,056
  Depletion of mining properties.......     2,805          91        --               (21)       2,875
  Amortization of other, principally
     property rights...................     1,600         128        --               (27)       1,701
                                         --------     -------       ------        -------     --------
                                         $238,116     $26,131       $  836        $  (779)    $262,632
                                         ========     =======       ======        =======     ========
1991
Accumulated for:
  Depreciation of buildings and
     equipment.........................  $212,982     $23,735      $3,850         $(6,124)    $226,743
  Depreciation of automobiles and
     trucks............................     6,327       1,793         785            (367)       6,968
                                         --------     -------      ------         -------     --------
                                          219,309      25,528       4,635          (6,491)     233,711
  Depletion of mining properties.......     3,369         127        --              (691)       2,805
  Amortization of other, principally
     property rights...................     1,510          90        --             --           1,600
                                         --------     -------      ------         -------     --------
                                         $224,188     $25,745      $4,635         $(7,182)    $238,116
                                         ========     =======      ======         =======     ========

- ---------------
(1) Other changes in 1993 consist primarily of the disposition of a small construction aggregates operation and a cement terminal. Other changes in 1992 consist primarily of a foreign exchange loss related to the translation of the accumulated depreciation balance for the company's Canadian subsidiary. Other changes in 1991 consisted primarily of depreciation related to the disposition of accumulated depreciation resulting from the sale of the capital stock of Compania Uruguaya de Cemento Portland, partly offset by the reclassification of accumulated depreciation related to assets held for sale.

                           LONE STAR INDUSTRIES, INC.

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                 (IN THOUSANDS)

                                                     ADDITIONS
                                   BALANCE    ------------------------
                                     AT       CHARGED TO     CHARGED                     BALANCE AT
                                  BEGINNING   COSTS AND     TO OTHER                        END
          DESCRIPTION              OF YEAR     EXPENSES    ACCOUNTS(2)   DEDUCTIONS(1)    OF YEAR
          -----------             ---------   ----------   -----------   -------------   ----------
1993
Allowance for doubtful accounts
  deducted from notes and
  accounts receivable...........   $8,033       1,605          63             788         $8,913
                                   ======       =====         ===           =====         ======
1992
Allowance for doubtful accounts
  deducted from notes and
  accounts receivable...........   $7,397       1,084         397             845         $8,033
                                   ======       =====         ===           =====         ======
1991
Allowance for doubtful accounts
  deducted from notes and
  accounts receivable...........   $8,720       2,719          20           4,062         $7,397
                                   ======       =====         ===           =====         ======

- ---------------
(1) Deductions in 1993, 1992 and 1991 primarily represent uncollectable accounts charged off.

(2) Represents reserves related to acquisitions and dispositions.

                           LONE STAR INDUSTRIES, INC.

            SCHEDULE X -- SUPPLEMENTARY INCOME STATEMENT INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                 (IN THOUSANDS)

                                                                 1993        1992        1991
                                                                -------     -------     -------
1. Maintenance and repairs....................................  $27,932     $28,263     $30,222
                                                                =======     =======     =======
2. Taxes, other than payroll and income taxes:................
     Social Security..........................................  $ 3,369     $ 3,102     $ 3,764
     Other Taxes..............................................    2,864       2,812       2,425
                                                                -------     -------     -------
                                                                $ 6,233     $ 5,914     $ 6,189
                                                                =======     =======     =======

                               INDEX TO EXHIBITS

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                   DESCRIPTION                                      PAGES
- -------                                 -----------                                   ------------
   2.1    Voluntary Petition for Relief under Chapter 11, Title 11 of the United
          States Code dated December 10, 1990 (incorporated herein by reference to
          Exhibit 28A of the Registrant's Annual Report on Form 10-K for the
          fiscal year ended December 31, 1990)....................................
   2.2    Modified Amended Disclosure Statement Regarding Debtors' Modified
          Amended Consolidated Plan of Reorganization and exhibits thereto
          (incorporated herein by reference to the Registrant's Form T-3 filed
          January 14, 1994, File No. 1.022-22175; except for Exhibit J to said
          Modified Amendment Disclosure Statement which is incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, and Exhibit K to said Modified Amended
          Disclosure Statement which is incorporated by reference to the
          Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended
          June 30, 1993, filed August 12, 1993, File Number 1.001-06124)..........
   2.3    Modification of Debtors' Plan of Reorganization (incorporated herein by reference to Exhibit 2 of the Registrant's Current Report on Form 8-K
          dated March 1, 1994, filed March 8, 1994, File Number 1.001-06124)......
   2.4    Order Confirming Debtors' Modified Amended and Consolidated Plan of
          Reorganization Under Chapter 11 of the Bankruptcy Code dated February
          17, 1994 (incorporated herein by reference to Exhibit 28E of the
          Registrant's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1993)......................................................
   3.1    Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3(i)A of the Registrant's Quarterly Report on
          Form 10-Q for the fiscal quarter ended June 30, 1994)...................
   3.2    Certificate of Correction of Amended and Restated Certificate of
          Incorporation (incorporated herein by reference to Exhibit 3(i)B of the
          Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended
          June 30, 1994)..........................................................
   3.3    Amended By-Laws (incorporated herein by reference to Exhibit 3(ii) of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994)....................................................
   4.1    Indenture, dated as of March 29, 1994, between Lone Star Industries,
          Inc. and Chemical Bank, as Trustee, relating to 10% Senior Notes Due
          2003 of Lone Star Industries, Inc. (incorporated herein by reference to
          Exhibit 4A of the Registrant's Quarterly Report on Form 10-Q for the
          fiscal quarter ended June 30, 1994).....................................
   4.2    Warrant Agreement, dated April 13, 1994, between Lone Star Industries,
          Inc. and Chemical Bank, as Warrant Agent (incorporated herein by reference to Exhibit 4B of the Registrant's Quarterly Report on Form
          10-Q for the fiscal quarter ended June 30, 1994)........................
   4.3    Financing Agreement, dated as of April 13, 1994, among Lone Star
          Industries, Inc., its subsidiary, New York Trap Rock Corporation, and the CIT Group/Business Credit, Inc. (incorporated herein by reference to
          Exhibit 4C of the Registrant's Quarterly Report on Form 10-Q for the
          fiscal quarter ended June 30, 1994).....................................
   5      Opinion of John S. Johnson (to be filed by amendment)...................
  10.1    Order of the United States Bankruptcy Court for the Southern District of
          New York, dated September 24, 1992, approving terms of a Separation Pay and Retention Award Plan and authorizing payments thereunder and the
          Plan (incorporated herein by reference to Exhibit 10E of the
          Registrant's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1992)......................................................

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                   DESCRIPTION                                      PAGES
- -------                                 -----------                                   ------------
 10.2     Settlement Agreement and Order of the United States Bankruptcy Court for
          the Southern District of New York, dated October 13, 1992 (incorporated herein by reference to Exhibit 1 of the Registrant's Current Report on
          Form 8-K, dated October 13, 1992).......................................
 10.3     Indenture, dated as of March 29, 1994, between Rosebud Holdings, Inc.
          and its subsidiaries and Chemical Bank, as Trustee, relating to 10%
          Asset Proceeds Note Due 1997 of Rosebud Holdings, Inc. (incorporated herein by reference to Exhibit 10A of the Registrant's Quarterly Report
          on Form 10-Q for the fiscal quarter ended June 30, 1994)................
 10.4     Guarantee Agreement, dated as of March 29, 1994, by Lone Star
          Industries, Inc. in favor of each and every holder of 10% Asset Proceeds
          Notes Due 1997 of Rosebud Holdings, Inc. (incorporated herein by reference to Exhibit 10B of the Registrant's Quarterly Report on Form
          10-Q for the fiscal quarter ended June 30, 1994)........................
 10.5     Management Services and Asset Disposition Agreement, dated as of April
          13, 1994, between Lone Star Industries, Inc. and Rosebud Holdings, Inc.
          and its subsidiaries (incorporated herein by reference to Exhibit 10C of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994)....................................................
 10.6     Employment Agreement, dated July 1, 1994, between David W. Wallace and
          Lone Star Industries, Inc. (incorporated herein by reference to Exhibit
          10D(i) of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994)............................................
 10.7     Stock Option Agreement, dated as of June 8, 1994, between David W.
          Wallace and Lone Star Industries, Inc. (incorporated herein by reference to Exhibit 10D(ii) of the Registrant's Quarterly Report on Form 10-Q for
          the fiscal quarter ended June 30, 1994).................................
 10.8     Employment Agreement, dated July 1, 1994, between William M. Troutman and Lone Star Industries, Inc. (incorporated herein by reference to
          Exhibit 10E(i) of the Registrant's Quarterly Report on Form 10-Q for the
          fiscal quarter ended June 30, 1994).....................................
 10.9     Agreement, dated April 15, 1994, between William M. Troutman and Lone
          Star Industries, Inc. (incorporated herein by reference to Exhibit
          10E(ii) of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994)............................................
 10.10    Stock Option Agreement, dated as of June 8, 1994, between William M.
          Troutman and Lone Star Industries, Inc. (incorporated herein by reference to Exhibit 10E(iii) of the Registrant's Quarterly Report on
          Form 10-Q for the fiscal quarter ended June 30, 1994)...................
 10.11    Employment Agreement, dated July 1, 1994, between John J. Martin and
          Lone Star Industries, Inc. (incorporated herein by reference to Exhibit
          10F(i) of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994)............................................
 10.12    Stock Option Agreement, dated as of June 8, 1994, between John J. Martin and Lone Star Industries, Inc. (incorporated herein by reference to
          Exhibit 10F(ii) of the Registrant's Quarterly Report on Form 10-Q for
          the fiscal quarter ended June 30, 1994).................................
 10.13    Form of Indemnification Agreement entered into between Lone Star
          Industries, Inc. and directors and an executive officer (incorporated herein by reference to Exhibit 10G of the Registrant's Quarterly Report
          on Form 10-Q for the fiscal quarter ended June 30, 1994)................

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                   DESCRIPTION                                      PAGES
- -------                                 -----------                                   ------------
 10.14    Form of "Change of Control" agreement for executive officers of Lone
          Star Industries, Inc. (incorporated herein by reference to Exhibit 10H of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994)....................................................
 10.15    Change of Control Agreement, dated as of July 1, 1994, between Lone Star
          Industries, Inc. and Pasquale P. Diccianni (filed herewith).............
 10.16    Form of 25,000 shares stock option agreement for executive officers of
          Lone Star Industries, Inc. (incorporated herein by reference to Exhibit
          10I of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994)............................................
 10.17    Form of 75,000 shares stock option agreement for executive officers of
          Lone Star Industries, Inc. (incorporated herein by reference to Exhibit
          10J of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994)............................................
 10.18    Lone Star Industries, Inc. Rosebud Incentive Plan (incorporated herein by reference to Exhibit 10K of the Registrant's Quarterly Report on Form
          10-Q for the fiscal quarter ended June 30, 1994)........................
 10.19    Lone Star Industries, Inc. Management Stock Option Plan (incorporated herein by reference to Appendix A of the Registrant's Definitive Proxy
          Statement, dated May 11, 1994)..........................................
 10.20    Lone Star Industries, Inc. Directors Stock Option Plan (incorporated herein by reference to Appendix B of the Registrant's Definitive Proxy
          Statement, dated May 11, 1994)..........................................
 10.21    Lone Star Industries, Inc. Employees Stock Purchase Plan (incorporated herein by reference to Appendix C of the Registrant's Definitive Proxy
          Statement, dated May 11, 1994)..........................................
 10.22    Registration Rights Agreement, dated as of July 18, 1994, among Lone
          Star Industries, Inc., Metropolitan Life Insurance Company, Metropolitan
          Insurance and Annuity Company and TCW Special Credits, as Agent and
          Nominee (filed herewith)................................................
 10.23    Settlement Agreement, dated as of February 4, 1994, between Lone Star
          Industries, Inc., et al. and the Official Committee of Retired Employees
          of Lone Star Industries, Inc., et al. (filed herewith)..................
 10.24    Settlement Agreement, dated as of April 12, 1994, by and between Pension
          Benefit Guaranty Corporation and the Lone Star Group (filed herewith)...............................................................
 10.25    Agreement, dated as of March 11, 1994, by and between the Debtors and the Unions (filed herewith).............................................
 10.26    Second Amended and Restated Conveyance of Production Payment, dated as of March 29, 1994, Lone Star Industries, Inc. to John Fouhey, as Trustee
          for Selleck Hill Trust (filed herewith).................................
 10.27    Second Amended and Restated Term Loan Agreement, dated as of March 29,
          1994, among John Fouhey, as Trustee for Selleck Hill Trust, Morgan
          Guaranty Trust Company of New York, TCW Special Credits, The Chase
          Manhattan Bank (N.A.), Wells Fargo Bank, N.A. and Morgan Guaranty Trust
          Company of New York, as Agent (filed herewith)..........................
 11       Statement re computation of per share earnings (filed herewith).........
 12       Statement re computation of ratio of earnings to fixed charges (filed herewith)...............................................................
 21       Subsidiaries of the Company (filed herewith)............................
 23.1     Consent and Report of Price Waterhouse LLP (filed herewith).............
 23.2     Consent and Report of Coopers & Lybrand L.L.P. (filed herewith).........
 23.3     Consent of John S. Johnson (included in Exhibit 5)......................
 24       Powers of Attorney (included on Page II-7)..............................

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                   DESCRIPTION                                      PAGES
- -------                                 -----------                                   ------------
    27    Financial Data Schedules (filed herewith)...............................
    28    Separate Financial Statements for Kosmos Cement Company, a significant subsidiary of Lone Star Industries, Inc., as at and for the year ended
          December 31, 1993 (incorporated herein by reference to Exhibit 28B of the Registrant's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1993)......................................................